Filed Pursuant to Rule 424(b)(5)

File Number: 333-138136

PROSPECTUS SUPPLEMENT

(To prospectus dated November 3, 2006)

26,400,000 Shares

Common Stock

Alesco Financial Inc. is a specialty finance company that invests primarily in certain target asset classes identified by our external manager, Cohen & Company Management, LLC, a subsidiary of Cohen Brothers, LLC which does business as Cohen & Company. Since 1999, Cohen & Company, a specialized research, investment banking and asset management firm, has provided financing to small and mid-sized companies in financial services, real estate and other sectors and we believe it is a market leader in the origination of trust preferred securities issued by banks and insurance companies. We were incorporated in Maryland on October 6, 2003 as Sunset Financial Resources, Inc. On October 6, 2006, Sunset Financial Resources, Inc. acquired by merger Alesco Financial Trust, a recently formed specialty finance company sponsored by Cohen & Company, and Sunset Financial Resources, Inc. changed its name to Alesco Financial Inc. We have elected to be taxed as a real estate investment trust for U.S. federal income tax purposes.

We are offering 26,400,000 shares of our common stock, par value $0.001 per share. Our common stock is listed on the New York Stock Exchange under the symbol “AFN.” On November 20, 2006, the last reported sale price of our common stock on the New York Stock Exchange was $9.01 per share.

Investing in our common stock involves certain material risks. Before investing in our common stock you should read this entire prospectus supplement and the accompanying prospectus, particularly the sections entitled “ Additional Risk Factors” beginning on page S-25 of this prospectus supplement and “ Risk Factors” beginning on page 4 of the accompanying prospectus.

There are restrictions on ownership of our common stock intended to preserve our qualification as a real estate investment trust for U.S. federal income tax purposes. See “Description of Stock—Restrictions on Ownership and Transfer” on page 40 of the accompanying prospectus for information about these restrictions.

	Per Share	Total
Public offering price	$9.00	$237,600,000
Underwriting discount	$0.5625	$14,850,000
Proceeds, before expenses, to us	$8.4375	$222,750,000

We have granted the underwriters a 30-day option to purchase up to an additional 3,960,000 shares of common stock from us at the public offering price, less the underwriting discount, to cover overallotments, if any.

The underwriters expect the shares of our common stock will be ready for delivery on or about November 27, 2006.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Joint Book-Running Managers

Merrill Lynch & Co.	Bear, Stearns & Co. Inc.

UBS Investment Bank

RBC Capital Markets

Oppenheimer & Co.

The date of this prospectus supplement is November 20, 2006.

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus we may authorize to be delivered to you. We have not, and the underwriters have not, authorized any other person to provide you with any different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus supplement, the accompanying prospectus, any free writing prospectus or the documents incorporated by reference is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

This document is in two parts. The first part is the prospectus supplement, which adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part is the base prospectus which gives more general information about our company and our common stock, some of which may not apply to this offering. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or any document incorporated by reference, the information in this prospectus supplement shall control.

The data included in this prospectus supplement and the accompanying prospectus regarding markets and ranking, including the size of certain markets and Cohen Brothers, LLC’s position within these markets, are based upon independent industry publications, information published by industry participants and estimates based on our knowledge of, and experience in, the markets, in which we operate. Our estimates have been based on information obtained from trade and business organizations and other contacts in the markets in which we operate. While we believe this data to be accurate as of the date of this prospectus supplement, market data is subject to change and cannot always be verified with complete certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any survey of market size. As a result, you should be aware that market share and other similar data set forth in this prospectus supplement or the accompanying prospectus, and estimates and beliefs based on such data, may not be reliable. None of the publications, reports or other published industry sources referred to in this prospectus supplement or the accompanying prospectus were commissioned by us or prepared at our request.

As described below, on October 6, 2006, Sunset Financial Resources, Inc., or Sunset, a Maryland corporation, acquired by merger Alesco Financial Trust, or AFT, a Maryland real estate investment trust. The merger and related matters are described in the proxy statement on Schedule 14A, filed with the Securities and Exchange Commission, or the SEC, on September 8, 2006, which is incorporated herein by reference and which we refer to herein as the merger proxy statement. In connection with the merger, Sunset renamed the combined company Alesco Financial Inc. The merger proxy statement and other SEC filings of Sunset (now Alesco Financial Inc.) include a substantial amount of important information about our company that is not included in this prospectus supplement. You should carefully consider the information contained in those SEC filings together with this prospectus supplement and the accompanying prospectus before investing in our common stock.

In this prospectus supplement, unless otherwise noted and as the context otherwise requires, we refer to the combined company Alesco Financial Inc. and its subsidiaries as “we,” “us”, “our” or “our company,” to the pre-merger Sunset Financial Resources, Inc. and its subsidiaries as “Sunset” and to the pre-merger Alesco Financial Trust and its subsidiaries as “AFT.” Our manager is Cohen & Company Management, LLC, a wholly-owned subsidiary of Cohen Brothers, LLC, which does business as Cohen & Company. In this prospectus supplement, we refer to Cohen & Company and its affiliates as “Cohen & Co.” and Cohen & Company Management, LLC as “our manager.”

FORWARD-LOOKING STATEMENTS

Any statements contained in this prospectus supplement and the accompanying prospectus that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements and should be evaluated as such. The words “believe,” “anticipate,” “intend,” “target,” “estimate,” “plan,” “assume,” “may,” “will,” “seek,” “should,” “expect,” “could” and similar expressions, including the negative of those words are intended to identify forward-looking statements. These forward-looking statements are contained throughout this prospectus supplement and the accompanying prospectus, for example in the sections entitled “Summary,” “Risk Factors” and “Additional Risk Factors.” Such forward-looking statements reflect, among other things, our current expectations, plans and strategies, and anticipated financial results, all of which are subject to known and unknown risks, uncertainties and factors that may cause our actual results to differ materially from those expressed or implied by these forward-looking statements. Many of these risks are beyond our ability to control or predict. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this prospectus supplement and the accompanying prospectus. You should carefully consider the following risks before you make an investment in our common stock:

•	the factors referenced in this prospectus supplement and the accompanying prospectus, including those set forth under the sections captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Risk Factors,” “Additional Risk Factors” and “Business”;

•	general volatility of the capital markets and the market price of our shares of common stock; and

•	changes in business strategy or interest rates.

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained throughout this prospectus supplement and the accompanying prospectus. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made. We do not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise.

PROSPECTUS SUPPLEMENT SUMMARY

The following summary highlights selected information about us. This summary may not contain all of the information that may be important to you. We encourage you to read this entire prospectus supplement and the accompanying prospectus, as well as the documents which are incorporated by reference into the accompanying prospectus, including the financial statements and related notes, and, if applicable, any other offering materials we may provide to you in connection with this offering, before making an investment decision to purchase shares of our common stock. You should also carefully consider the factors set forth under the caption “Additional Risk Factors” on page S-25 of this prospectus supplement and “Risk Factors” on page 4 of the accompanying prospectus before making an investment decision to purchase shares of our common stock. Unless indicated otherwise, the information included in this prospectus supplement assumes no exercise of the overallotment option by the underwriters.

Alesco Financial Inc.

We are an externally managed Maryland corporation that invests primarily in certain target asset classes identified by our external manager, an affiliate of Cohen & Co. Cohen & Co. is a specialized research, investment banking and asset management firm that has provided financing to small and mid-sized companies in financial services, real estate and other sectors since 1999.

Our investment objectives are to generate attractive risk-adjusted returns and predictable cash distributions for our stockholders. Future distributions and capital appreciation are not guaranteed, however, and we have a limited operating history employing our investment strategy upon which you can base an assessment of our ability to achieve our objectives and our management has limited experience operating as a real estate investment trust, or REIT. We seek to achieve our objectives by employing the investment strategy followed by AFT since its inception. We invest primarily in collateralized debt obligations, or CDOs, and collateralized loan obligations, or CLOs, and similar securitized obligations structured and managed by Cohen & Co. or its affiliates, which obligations are collateralized by U.S. dollar denominated assets in the following asset classes, which we refer to as our target asset classes:

•	mortgage loans and other real estate related senior and subordinated debt, residential mortgage-backed securities, or RMBS, and commercial mortgage-backed securities, or CMBS;

•	subordinated debt financings originated by Cohen & Co. or third parties, primarily in the form of trust preferred securities, or TruPS, issued by banks, bank holding companies and insurance companies, and surplus notes issued by insurance companies; and

•	leveraged loans made to small and mid-sized companies in a variety of industries characterized by relatively low volatility and overall leverage, including the consumer products and manufacturing industries.

We may also invest opportunistically from time to time in other types of investments within our manager’s and Cohen & Co.’s areas of expertise and experience, subject to maintaining our qualification as a REIT and our exemption from regulation under the Investment Company Act of 1940, as amended, or the Investment Company Act.

We elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, commencing with our taxable year ended December 31, 2004.

Our History

Sunset was incorporated in Maryland on October 6, 2003 and completed an initial public offering of common stock on March 22, 2004. During the period from the completion of Sunset’s initial public offering through April 27, 2006, Sunset pursued a business strategy of originating commercial mortgage loans and investing in RMBS and CMBS. On April 27, 2006, Sunset entered into an Agreement and Plan of Merger with AFT, or the merger agreement, pursuant to which Sunset agreed to acquire AFT by merger in exchange for the issuance of 1.26 shares of Sunset common stock for each share of AFT common stock. Sunset’s board of directors approved of and recommended the merger to Sunset’s stockholders because, among other reasons, the board believed that, based on Cohen & Co.’s track record, Sunset’s stockholders would benefit from a new investment strategy managed by Cohen & Co. AFT’s board of trustees approved of and recommended the merger to AFT’s stockholders because, among other reasons, the board believed that the combined company would have a greater capital base from which to execute AFT’s investment strategy and improved opportunities to raise additional future capital.

On the same date that Sunset entered into the merger agreement, Sunset entered into an interim management agreement with our manager, pursuant to which Sunset became externally managed by our manager and our manager began to reposition Sunset’s investment strategy to mirror AFT’s investment strategy, which we continue to employ. Our manager was also the external manager of AFT pursuant to a long-term management agreement. The merger closed on October 6, 2006 and the combined company was renamed Alesco Financial Inc. On that same date, we terminated the interim management agreement and assumed the long-term management agreement in place between AFT and our manager. Immediately following completion of the merger, the former stockholders of Sunset held 42% of our outstanding shares of common stock and the former shareholders of AFT held 58% of our outstanding shares of common stock.

AFT was a Maryland real estate investment trust formed on October 26, 2005 that invested primarily in certain target asset classes identified by Cohen & Co. AFT commenced operations in January 2006 upon completion of a private placement of its common shares of beneficial interest, referred to herein as AFT’s private placement, in which AFT received approximately $102 million in net proceeds.

Our Portfolio and Recent Developments

We hold our portfolio investments primarily through our interests in CDOs and CLOs collateralized by assets in our target asset classes, as well as through financing arrangements such as warehouse lines and repurchase agreements that we use to fund our acquisition of assets prior to their being financed on a longer term basis through a CDO or CLO. See “—Our Investment Strategy.” The following table summarizes our investment portfolio, as of September 30, 2006, on a pro forma combined basis after giving effect to the merger.

	Amortized Cost	Estimated Fair Value	Percentage of Total Portfolio	Weighted Average Interest Rate
	(in thousands)
Investment in securities and security-related receivables:
TruPS and subordinated debentures	$2,359,998	$2,360,236	45.5%	7.2%
Mortgage-backed securities	$2,084,860	$2,098,053	40.5%	5.8%
Other debt securities	$15,127	$15,127	0.3%	5.4%

Total investment in securities and security-related receivables	$4,459,985	$4,473,416	86.3%	6.5%

Investment in residential mortgages, leveraged loans and commercial loans:
Residential mortgages	$440,333	$435,352	8.4%	5.4%
Leveraged loans	$265,778	$265,428	5.1%	9.1%
Commercial loans	$9,173	$9,173	0.2%	12.0%

Total investment in residential mortgages, leveraged loans and commercial loans	$715,284	$709,953	13.7%	6.8%

Investment in loans, net	$5,175,269	$5,183,369	100%	6.6%

As of September 30, 2006, on a pro forma combined basis after giving effect to the merger, we owned the following interests in CDOs and CLOs collateralized by our target asset classes:

CDO/CLO	Type of Collateral	Total Principal Amount of Collateral	Interests Held by Us	Investments (At Cost)
Alesco X	Bank and insurance company TruPS and surplus notes	$950.0 million	57.2% of common and preference shares	$32.1 million

Alesco XI	Bank and insurance company TruPS and surplus notes	$667.1 million	55.0% of common and preference shares	$22.5 million

Alesco XII(1)	Bank and insurance company TruPS and surplus notes	$667.6 million	55.0% of common and preference shares	$22.2 million

Kleros Real Estate I	RMBS	$999.9 million	100% of common and preference shares	$30.0 million

Kleros Real Estate II	RMBS	$999.6 million	100% of common and preference shares	$30.0 million

Emporia II	Middle Market Leveraged Loans	$266.1 million	59.0% of preference shares	$19.3 million

Libertas	—	$600.0 million	10.5% of preference shares	$1.8 million

(1)	Completed October 12, 2006.

As of September 30, 2006, on a pro forma combined basis, we had two warehouse facilities in place under which our warehouse providers could acquire up to an aggregate of $1.0 billion of TruPS and surplus notes issued by banks and insurance companies and five repurchase agreements relating to our purchase of $493.6 million of RMBS and residential mortgage loans.

Our Manager

We are externally managed and advised by our manager pursuant to a management agreement, which we assumed from AFT in the merger. Our manager is responsible for administering our business activities and day-to-day operations through the resources of Cohen & Co. Our manager has entered into a shared facilities and services agreement, or shared services agreement, with Cohen & Co. pursuant to which Cohen & Co. provides our manager with access to Cohen & Co.’s credit analysis and risk management expertise and processes, information technology, office space, personnel and other resources, to enable our manager to perform its obligations under the management agreement. Our management agreement and the shared services agreement are intended to provide us access to Cohen & Co.’s pipeline of assets in our target asset classes and its personnel and their experience in capital markets, credit analysis, debt structuring and risk and asset management, as well as assistance with corporate operations.

Cohen & Co. was founded in 1999 by our chairman, Daniel G. Cohen, who was formerly the chairman of AFT, and is also the chairman and chief executive officer of Taberna Realty Finance Trust, or Taberna, the chairman of Cohen & Co. and the chairman of our manager. As of September 30, 2006, Cohen & Co. and its affiliates had approximately $23.0 billion in assets under management, including over $17.0 billion in our target asset classes. Since its founding through September 30, 2006, Cohen & Co., directly and through its network of third party originators, has originated or placed approximately $9.0 billion in subordinated financing in the form of TruPS and surplus notes issued by banks, bank holding companies and insurance companies, has acquired and managed, for its own account and on behalf of Taberna and our company, approximately $13.0 billion of residential mortgage loans, RMBS and other asset-backed securities, and has acquired approximately $800.0 million of participation interests in leveraged loan transactions. As of September 30, 2006, Cohen & Co., through its subsidiaries, managed 25 CDO and CLO transactions collateralized by assets in our target asset classes. Cohen & Co. was ranked as the largest manager of aggregate CDO assets for the period from 2004 to 2005, as reported by Asset-Backed Alert, a weekly publication on worldwide securitizations. Cohen & Co. currently employs over 120 professionals, and has offices in Philadelphia, New York and Paris.

In March 2005, Cohen & Co. sponsored the formation of Taberna. From March 2005 through September 30, 2006, Taberna and its subsidiaries have provided over $4.8 billion in subordinated financing in the form of TruPS for REITs and other real estate operating companies and under the Taberna brand name manage seven CDOs collateralized by these TruPS, together with CMBS and debt securities issued by real estate companies. Taberna also invests in RMBS and residential mortgage loans, and uses the services of Cohen & Co. and its subsidiaries to invest in these assets. Cohen & Co., through its affiliate broker-dealer, Cohen Brothers and Company, LLC, has also acted as placement agent for the TruPS acquired by the Taberna CDOs. Cohen & Co. and its subsidiaries have agreed not to compete with Taberna until April 28, 2008 in Taberna’s business of originating TruPS or other preferred securities issued by real estate investment trusts and real estate operating companies or of acting as the collateral manager of CDOs involving such securities. Accordingly, for so long as our manager is a subsidiary of Cohen & Co., our manager must obtain Taberna’s consent before investing in TruPS issued by REITs and real estate operating companies on our behalf during the term of this non-competition agreement. We may seek to invest in these securities, but we may not be able to obtain Taberna’s consent for these investments. In June 2006, Taberna agreed to be acquired by RAIT Investment Trust, or RAIT. Pursuant to the agreement and plan of merger for this transaction, our chairman, Daniel G. Cohen, will become the chief executive officer of RAIT. This transaction is subject to customary closing conditions, including approval by the shareholders of RAIT and Taberna. It is anticipated that the transaction, if approved, will be consummated in the fourth quarter of 2006. Cohen & Co.’s non-competition agreement with Taberna will remain in effect for the benefit of RAIT following the consummation of the merger.

Our Management Team

Pursuant to the terms of the management agreement, our manager provides us with our management team, subject to election of these individuals to their respective offices by our board of directors, including a chief executive officer, chief investment officer, chief operating officer and chief financial officer, along with appropriate support personnel. In addition to serving as officers of our manager, all of our executive officers are employees of Cohen & Co. or one or more of its affiliates.

Our management team has significant experience originating and investing in our target asset classes and structuring and managing CDOs and CLOs. The following describes the experience of our senior executive officers:

•	Our chairman, Daniel G. Cohen, has 18 years of real estate, finance and public company management experience, including service at Cohen & Co., Taberna Realty Finance Trust, Resource America Inc., a publicly-traded asset management company, Jefferson Bank (which merged into Hudson United Bank), The Bancorp, Inc. and TRM Corporation, a publicly-traded consumer services company;

•	Our president and chief executive officer, James J. McEntee, III, has 24 years of real estate, finance and public company management experience, including service at Cohen & Co., The Bancorp Inc., Harron Capital, LP, a $100 million private equity fund which he co-founded, and in private legal practice;

•	Our chief operating officer and chief investment officer, Shami J. Patel, has 13 years of financial and capital markets experience, including service at Cohen & Co., TRM Corporation, iATMglobal.net Corporation, an ATM software company, Sirrom Capital, a $500 million mezzanine investment fund, and Robertson Stephens & Co., an investment bank;

•	Our chief financial officer and treasurer, John J. Longino, has 26 years of public accounting and financial experience, including service at Cohen & Co., Arthur Andersen LLP and Apex Integrated Solutions LLC, a provider of outsourced accounting and finance services; and

•	Our chief accounting officer, Christian Carr, has 8 years of public accounting experience, including service at Cohen & Co., Arthur Andersen LLP and KPMG LLP.

Although they are employees of Cohen & Co. Mr. Longino, our chief financial officer and treasurer, and Mr. Carr, our chief accounting officer, are exclusively dedicated to our business. Each of the other executive officers of our manager has other duties with Cohen & Co., Taberna and their affiliates and are not exclusively dedicated to our business.

Competitive Strengths

Business Model Seeks to Provide Attractive Risk-Adjusted Returns.    We believe that our target asset classes are attractive. TruPS issued by banks and insurance companies yield attractive rates and have historically experienced relatively low rates of defaults. Our investments in real estate securities have also historically been characterized by relatively low default rates. The majority of our investments in real estate securities are in RMBS rated A or AA by Standard & Poor’s Corporation, or S&P. The collateral underlying these securities have high historical recovery rates and generally receive more substantial cash flow after default than comparable corporate securities. We believe our leveraged loan investments through Cohen & Co.’s leveraged loan product line, Emporia, enable us to further diversify our investment portfolio due to their low correlation of risk with our other target asset classes. The loan participations owned by the CLO entities in which we invest are generally secured by the assets of the loan obligor and these CLO entities focus on small and mid-sized issuers in industries characterized by relatively low volatility and leverage levels, including consumer products and manufacturing. We believe that the market for leveraged loans to small and mid-sized companies offers attractive risk-adjusted investment opportunities relative to loans made to larger companies that are syndicated among large groups of lenders, or broadly syndicated loans.

Experienced Management Team.    Members of our management team, through their association with Cohen & Co., have originated approximately $14.0 billion of TruPS financings from 2002 through September 30, 2006, including approximately $9.0 billion in the banking and insurance industries. Our management team has managed 25 CDO and CLO transactions from 2002 through September 30, 2006, including 16 CDOs comprised substantially of TruPS and surplus notes issued by small and mid-sized banks, bank holding companies and insurance seven CDOs collateralized by RMBS and two CLOs collateralized by leveraged loans to small and mid-sized companies. Cohen & Co. is a market leader in the origination of TruPS issued by banks and insurance companies with an estimated 35% market share based on our analysis of Fitch ratings reports for 2005. We believe our access to Cohen & Co.’s resources gives us an advantage in acquiring these assets. We believe that one of the attractive features of TruPS for bank holding companies is that TruPS can currently be included in tier one capital, as defined in regulations promulgated under the Bank Holding Act of 1956, as amended, of bank holding companies, subject to limitations. Tier one capital is comprised of a company’s equity, disclosed reserves, and retained earnings and is one of the primary measures used by regulators of financial institutions to determine the amount of lending and deposit gathering activity that a particular bank can participate in. Certain state departments of insurance also afford favorable treatment to TruPS and surplus notes for purposes of determining whether insurance companies operating in their states satisfy required capital standards. In the future, regulators could seek to impose limitations on the favorable regulatory capital treatment of TruPS or disallow such favorable treatment in its entirety. We expect to leverage our management team’s experience in order to continue to grow our business.

Access to Pipeline of Assets.    Cohen & Co.’s origination and trading capabilities provide us with access to a pipeline of assets that will be structured by our manager to meet our credit and financing criteria. Our management team has an extensive network of contacts in the real estate, insurance and financial services communities, including relationships with regional and national investment banking firms that will assist Cohen & Co. in originating investments in our target asset classes. During the period beginning with AFT’s inception in January 2006 through September 30, 2006, AFT and Sunset, on a combined basis, invested in three Alesco’s CDOs collateralized by an aggregate of $2.3 billion of TruPS and surplus notes issued by banks and insurance companies, two Kleros CDOs collateralized by $2.0 billion of RMBS and one Emporia CLO collateralized by $350.0 million of leveraged loans. All of these investments were generated through the Cohen & Co. pipeline of assets. See “—Pending or Recently Completed Investments” below for a description of current investments in our pipeline.

Sophisticated Investment Process.    Cohen & Co.’s credit committees have a sophisticated underwriting process and detailed credit analysis of prospective issuers and underlying collateral on our behalf. Cohen & Co.’s senior professionals and members of its affiliates’ credit committees have significant expertise in analyzing the operations and financial statements of banks, bank holding companies, insurance companies and other companies that issue TruPS and other securities acquired by CDOs managed by Cohen & Co. Of the 25 CDOs and CLOs that members of our management team have structured and managed while at Cohen & Co., only two issuers of underlying TruPS assets have exercised their right to defer dividend or interest payments on the TruPS held by those CDOs, and one of those issuers has fully cured and made up previously deferred amounts.

Sources of Financing Relationships.    Our management team has extensive relationships with a broad range of lending sources to finance assets prior to their securitization. As of September 30, 2006, on a pro forma combined basis, we were party to $1.0 billion of warehouse agreements that provide funding for the origination of TruPS and surplus notes and $493.6 million of repurchase agreements pursuant to which RMBS and residential mortgages were being acquired, in each case prior to their longer term securitization through CDO and CLO vehicles. We generally will leverage our portfolio through the use of warehouse facilities, CDOs, CLOs and other securitizations, repurchase agreements and secured lines of credit. The leverage we employ will vary depending on our ability to obtain credit facilities, the loan-to-value and debt service coverage ratios of our assets, the yield on our assets, the targeted leveraged return we expect from our portfolio and our ability to meet ongoing covenants related to our asset mix and financial performance. Substantially all of our assets are pledged as collateral for our borrowings.

We do not have a policy limiting the amount of leverage we may incur to finance our investments; however, we generally expect the multiple of leverage compared to the amount of equity we invest in particular assets to be between 14 to 17 times for investments in TruPS, 20 to 25 times for residential mortgage loans, 25 to 35 times for RMBS and CMBS, and 9 to 12 times for leveraged loans.

Our Investment Strategy

We employ the investment strategy followed by AFT since its inception, which strategy is focused primarily on subordinated debt in the form of TruPS issued by banks, bank holding companies and insurance companies, middle market loans and RMBS.

Net Investment Income.    In general, we will direct the acquisition of TruPS, leveraged loans and mortgage-backed securities, or MBS, on our behalf through a variety of warehouse financing arrangements that are eventually paid down in connection with the closing of a CDO or CLO transaction. We rely on the expertise of Cohen & Co. in identifying assets that meet our investment criteria and providing collateral management services for these assets prior to their securitization. The period when assets are being acquired before being securitized is referred to as a “warehouse accumulation period.” In general, we do not expect the TruPS acquired at our direction by our warehouse lenders to be reflected on our balance sheet during the warehouse accumulation period while the leveraged loans and MBS generally would be. During this period under the warehouse financing arrangements, we expect that, absent defaults in respect of these assets, we will receive income accruing from the yields on all of these assets in excess of interest expense and other financing expenses. We hold mortgage loans on our balance sheet from the time of our initial acquisition of these assets through the term of any securitization of these assets and record as income the interest or other payments we receive or accrue with respect to these assets and recognize as interest expense the financing costs of the warehouse lines or securitizations. We have purchased mortgage loans through the use of short-term repurchase agreements, but may finance these assets on a long-term basis through securitizations that involve the issuance of collateralized mortgage obligations.

Securitizations.    Generally, we make a determination as to whether to purchase the debt or equity securities issued by a CDO or CLO or other securitization vehicle at the time we enter into the related warehouse facility. When a sufficient amount of eligible warehoused assets have been acquired, we expect the assets to be sold or otherwise transferred to a CDO or CLO issuer, or financed through another securitization structure. We also expect that most of the CDOs and CLOs in which we invest will be structured and managed by affiliates of Cohen & Co., although we may opportunistically also invest in securitizations structured and managed by third parties. Any determination to purchase securities in CDOs or CLOs structured or managed by Cohen & Co. is subject to the approval of a majority of our independent directors.

A CDO or CLO is a securitization structure pursuant to which assets such as TruPS, surplus notes, asset-backed securities such as RMBS and CMBS, leveraged loans or other loans or securities are transferred to a special purpose entity that issues multiple classes of debt and equity interests to finance a portfolio of securities or loans. We may acquire all or a portion of the equity or debt securities issued by CDOs, CLOs and other securitizations. If we purchase a sufficient amount of the equity interests in the CDO or CLO or meet other consolidation rules pursuant to generally accepted accounting principles in the United States, or GAAP, we will consolidate all of the assets of the CDO or CLO and will reflect all of the debt of the CDO or CLO on our balance sheet and will reflect income, net of minority interests. The securities issued by CDOs, CLOs and other securitizations that we own are preferred equity securities that are subordinate to debt. Such securities are not secured by any collateral and generally rank junior to an issuer’s existing debt securities in right of payment and in liquidation.

Our manager or its affiliates usually receive CDO and CLO collateral management fees payable by the CDO and CLO issuers for which they serve as collateral manager. A portion of these fees, corresponding to our percentage equity ownership interest in the applicable CDOs and CLOs, reduces the management fees payable by us to our manager under our management agreement. See “Management—The Management Agreement” in this prospectus supplement.

Our warehouse financing facilities and CDOs, CLOs and other securitizations are collateralized by the following asset classes:

Mortgage Loans.    The majority of our investments in mortgage loans consist of residential mortgage loans to borrowers with relatively high average FICO scores (a credit score developed by Fair Isaac Corporation) and strong overall collateral credit quality. In the future, we may also invest in mortgage loans secured by commercial properties. As of September 30, 2006, on a pro forma combined basis, we owned approximately $444.1 million aggregate principal amount of mortgage loans with an average FICO score of greater than 700.

Real Estate Securities.    The majority of our investments in real estate securities generally consist of RMBS rated A or AA by S&P. We also invest indirectly in sub-prime mortgage loans through investments in RMBS collateralized by these loans; however, these RMBS will generally have an average rating of at least A by S&P. Sub-prime loans are loans that are offered at rates above the prime rate to individuals who do not qualify for prime rate loans based on their credit scores and other factors. We generally consider a loan to a borrower with a credit score of less than 620 to be a sub-prime loan. We also make investments in adjustable rate and hybrid adjustable rate RMBS. In the future, we may also invest in RMBS guaranteed by U.S. government sponsored enterprises such as the Federal National Mortgage Association, known as Fannie Mae, as well as RMBS that are not guaranteed by these entities. Our investments in CMBS may include securities that are rated investment grade by one or more nationally-recognized rating agencies, as well as unrated and non-investment grade rated securities.

TruPS and Surplus Notes.    We invest in CDOs which provide financings for banks, bank holding companies and insurance companies, primarily in the form of TruPS or surplus notes, most of which are originated by Cohen & Co. through relationships with third party investment banks. Our investments in CDOs that hold TruPS and surplus notes are generally structured to be consistent with the eligibility criteria for collateral debt securities as defined in the offering circular or memorandum of each CDO transaction in which we hold an interest. Our ability to invest in debt or equity securities issued by a particular CDO is not subject to the TruPS or surplus notes comprising the collateral debt securities for that particular CDO having a minimum credit rating. As a result, we may invest in a CDO whose collateral is rated investment grade or non-investment grade or is not rated.

TruPS are hybrid instruments that have characteristics of debt and equity securities, including quarterly dividend payments that are tax deductible to the issuer similar to bonds and preferred dividend payments that are deferrable for up to 20 consecutive quarters similar to preferred equity. TruPS are issued by a special purpose trust that holds a subordinated debenture or other debt obligation issued by a sponsoring company to the trust. The sponsoring company holds the common equity interest in the trust, and the preferred securities of the trust, or TruPS, are sold to investors. Under current regulatory and tax structures applicable to depository institutions and insurance companies, the proceeds from TruPS are treated as primary regulatory capital. In addition to favorable regulatory capital treatment, TruPS are non-dilutive to the sponsoring company’s stockholders because under current GAAP, TruPS are not treated as outstanding equity securities. The obligations of the sponsor company relating to the subordinated debenture held by the trust generally are unsecured, subordinated and rank junior in priority of payment to the sponsor company’s existing and future senior indebtedness, and effectively rank junior to all existing and future liabilities, obligations and preferred equity of its subsidiaries, if any. No payment of principal of, or premium, if any, or interest or any other payment due on, the related subordinated debentures may be made if (i) any senior indebtedness of the sponsor company is not paid when due and any applicable grace period with respect to such default is not cured or waived or ceases to exist or (ii) the maturity of any senior indebtedness of the applicable sponsor company has been accelerated due to a default and such acceleration has not been rescinded or cancelled or such senior indebtedness has not been paid in full. In the event of the bankruptcy, liquidation or dissolution of the sponsor company, its assets would be available to pay obligations under the subordinated debentures only after all payments have been made on its senior indebtedness. A holder of TruPS may directly sue a sponsor company or seek other remedies to collect its pro rata share of payments owed or rely on the relevant trustee to enforce the TruPS issuer’s rights under the subject subordinated debenture.

Surplus notes are unsecured obligations issued directly by an insurance company. They are subordinated in right to all senior indebtedness and policy claims owed by the issuer. Typically, no restriction limits the issuer from incurring additional senior indebtedness. In addition, each payment of interest and principal under a surplus note is subject to the prior approval of the appropriate state regulator.

According to the FDIC Quarterly Banking Profile, as of June 30, 2006, there were 4,332 banks or bank holding companies with between $100 million and $10 billion in assets in the United States, referred to as small and mid-sized banks.

According to Fitch Ratings, 44 TruPS CDO or other pooled financing vehicles provided approximately $22.4 billion in funding to small and mid-sized banks, bank holding companies and insurance companies from 2004 to September 30, 2006. Cohen & Co. structured and managed 13 CDOs, aggregating $7.2 billion from 2004 to September 30, 2006. We believe that the small and mid-sized banks or bank holding companies and insurance companies that issue TruPS through Cohen & Co. will continue to find TruPS an attractive source of capital to finance growth, strengthen their capital base, refinance high-rate debt and fund acquisitions. In addition to new issuances of TruPS, we also anticipate refinancing earlier issuances of TruPS that are approaching the expiration of redemption restrictions.

Leveraged Loans.    We invest in the equity tranches of CLO entities, the assets of which generally consist of debt obligations of small and mid-sized corporations, partnerships and other entities in the form of participations in first lien and other senior loans and mezzanine loans, which we collectively refer to as leveraged loans because of the high proportion of debt typically in the capital structure of the borrowing entities. The loan participations owned by the CLO entities in which we invest are generally secured by the assets of the loan obligor. The second lien loans are structured so that, while the second lien loans are secured by a junior lien on the same pool of assets that secures the first lien loans of a particular loan obligor, the second lien loans are equal to the first lien loans in right of ongoing payments of principal and interest. The collateral that secures the leveraged loans in which the CLO invests varies widely depending upon the issuer and the industry in which such issuer operates, but generally includes such issuer’s fixed assets, inventory and receivables. These leveraged loan investments are generated by Cohen & Co. through its leveraged loan product line, Emporia, which focuses on small and mid-sized issuers in industries characterized by relatively low volatility and leverage levels, including consumer products and manufacturing. In general, the borrowers under these loans use the borrowed funds in connection with leveraged buyouts or recapitalizations of their companies. Our investment guidelines for leveraged loans are generally structured to be consistent with the eligibility criteria for collateral debt obligations that are anticipated to be defined in the offering memorandum of the CLO transaction that we expect to hold an interest. Our ability to invest in debt or equity securities issued by a particular CLO is not subject to the corporate borrowers whose loans comprise the collateral for that particular CLO having a minimum corporate credit rating. As a result, we may invest in a CLO whose collateral is comprised of loans made to borrowers whose minimum corporate credit rating, if any, is that set forth in the offering circular or memorandum prepared with respect to such CLO. We consider the corporate credit rating of the borrower whose loans are put up as collateral with respect to a particular CLO, however, to evaluate the terms offered with respect to investing in that particular CLO transaction.

We believe that the market for leveraged loans to small and mid-sized companies, which is estimated to have approximately $1.3 trillion of total loans outstanding as of December 31, 2004, according to S&P, offers attractive risk-adjusted investment opportunities relative to loans made to larger companies that are syndicated among large groups of lenders, or broadly syndicated loans. We believe that leveraged loans made to small and mid-sized companies often possess inherent structural and credit protections, including capital structure seniority, more favorable covenant and collateral packages than are customary in broadly syndicated loans, and smaller lender groups which are able to play a more proactive role in the negotiation and documentation of loan terms than the lender group in a more broadly syndicated loan transaction. In addition, we believe, based on Cohen & Co.’s experience, that leveraged loans made to small and mid-sized companies typically offer higher upfront fees and higher returns to the lenders relative to broadly syndicated loans.

Pending or Recently Completed Investments

Our board of directors has approved the following investments in pending transactions:

•	an approximately $20.0 million investment in a new Alesco CDO which is expected to be collateralized by approximately $500.0 million to $700.0 million of TruPS and surplus notes issued by banks and insurance companies, and

•	an approximately $10.0 million investment in a warehouse facility which is expected to be used to acquire leveraged loans that are intended to collateralize a new Emporia CLO. The collateral underlying each of these possible investments is similar in nature to the collateral underlying the investments that we have made to date in our target asset classes. None of these investments has yet been made and each of them is subject to factors outside of our control.

We also recently completed an approximately $30.0 million investment in a new Kleros CDO which is expected to be collateralized by approximately $1.0 billion of RMBS.

Our Financing Strategy

We intend to use leverage in order to increase our potential returns, to fund the acquisition of assets that will collateralize CDOs and CLOs in which we may invest and to finance our portfolio investments primarily through the following:

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Warehouse Facilities.    As of September 30, 2006, on a pro forma combined basis, we had $1.0 billion of outstanding borrowings on warehouse facilities that had $31.6 million of remaining available capacity. Subsequent to that date, we invested in the Alesco XII CDO and used the proceeds from the CDO to repay $571.6 million of the warehouse facilities. We expect that Alesco Funding Inc. and some of our other taxable or qualified REIT subsidiaries will enter into additional warehouse facilities in order to fund the acquisition of additional assets during warehouse accumulation periods. We are required to post cash collateral for our warehouse facilities. During a warehouse accumulation period, we generally earn all or a portion of the net positive cash flow derived from the assets acquired by our warehouse lenders, after payment to the warehouse lenders of interest expense and other financing expenses. The cash collateral maintained by us on deposit with our warehouse lenders serves as first loss protection to the lender with respect to any losses suffered on any of the assets held by the warehouse lenders during a warehouse accumulation period up to the full amount of the cash collateral. Our liability for losses under the warehouse facilities is generally limited to a fixed percentage of assets held under the facility, except in certain circumstances where our liability may exceed the cap such as if we were to engage in fraud. Our liability limitations are approximately 3% on both the MBS facility and the TruPS facility, and approximately 6% on the leveraged loan facility. See “Risk Factors—Risks Related to Our Business—We could suffer losses beyond our committed capital under warehouse facilities, which could harm our business, financial condition, liquidity and results of operations” in the accompanying prospectus. We account for our TruPS warehouse facilities as a “free-standing” derivative. The warehouse facilities for MBS and leveraged loans are generally treated as on-balance sheet financings. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies” in this prospectus supplement.

•	CDOs, CLOs and Other Securitizations. Generally, we make a determination as to whether to purchase the debt or equity securities issued by a CDO or CLO or other securitization vehicle at the time we enter into the related warehouse facility. When a sufficient amount of eligible warehoused assets have been acquired, we expect the assets to be sold or otherwise transferred to a CDO or CLO issuer, or financed through another securitization structure. We expect that Cohen & Co.’s affiliated investment advisers will manage the CDOs, CLOs and other securitizations in consideration of a collateral management fee. A portion of these fees, corresponding to our percentage equity ownership interest in the applicable CDOs or CLOs, is credited to reduce the amount of fees payable by us to our manager under the management agreement. As of September 30, 2006, on a pro forma combined basis, we owned debt and equity interests having an aggregate face value of $140.2 million in four CDOs and one CLO.

•	Repurchase Agreements. We expect to finance our mortgage loans and other investments through the use of short-term repurchase agreements. As of September 30, 2006, on a pro forma combined basis, we had $493.6 million of outstanding borrowings under repurchase agreements.

•	Secured Lines of Credit. We may fund purchases of additional real estate related assets such as RMBS, CMBS and mortgage loans with secured lines of credit. We have a $10.0 million line of credit, which as of September 30, 2006 had not been drawn upon.

There is no limitation on the amount of indebtedness that we may incur to fund our business operations and investment strategy in the ordinary course of our business.

Credit Analysis and Risk Management

Our investment strategy involves two primary investment phases: the selection of assets to be acquired during a warehouse accumulation period, and the acquisition of interests in the CDO, CLO or other securitization vehicle through which the warehoused assets are financed on a long-term basis. The cornerstone of our investment process is the ability of Cohen & Co. and our manager to identify investments during each of these phases applying the underlying asset credit analysis and underwriting process utilized by Cohen & Co. in its business. With respect to the identification of assets in our target asset classes to be acquired during warehouse accumulation periods, we rely on the expertise of separate credit committees at Cohen & Co. for each of our target asset classes. Our manager determines whether we will acquire debt or equity securities in the CDOs, CLOs and other securitizations through which the warehoused assets are ultimately financed, subject to the approval of a majority of our independent directors. See “Business—Competitive Strengths—Disciplined Investment Process” in this prospectus supplement for a further discussion of Cohen & Co.’s credit committees.

Our Corporate Structure

The following chart illustrates the organizational structure of our company and subsidiaries after giving effect to the merger and after giving effect to the elimination of duplicative subsidiaries of historical AFT and Sunset. When our manager assumed the interim management of Sunset prior to consummation of the merger, our manager implemented a corporate structure for Sunset that was similar to AFT’s corporate structure. We are in the process of eliminating the duplicative entities and anticipate that our corporate structure following that process will be substantially as shown in the following chart.

Management Agreement

Our management agreement governs the services to be provided by our manager and its compensation for those services. Our manager’s management of our business is under the direction of our board of directors and the management agreement requires our manager to manage our business affairs in conformity with the policies and the investment guidelines that are approved and monitored by our board of directors. Among other things, our manager is responsible for (i) the selection, purchase, monitoring and sale of our portfolio investments, (ii) our financing and risk management activities, and (iii) providing us with other investment advisory services.

The initial term of the management agreement expires on December 31, 2008 and is automatically renewed for a one-year term on each anniversary date thereafter unless terminated, as described herein. Our independent directors will review our manager’s performance annually and, following the initial term, the management agreement may be terminated annually (upon 180 days’ notice) upon the affirmative vote of at least two-thirds of our independent directors, or by a vote of the holders of a majority of shares of our outstanding common stock, based upon (i) unsatisfactory performance by our manager that is materially detrimental to us or (ii) a determination that the management fees payable to our manager are not fair, subject to our manager’s right to prevent such a termination pursuant to clause (ii) by accepting a mutually agreed upon reduction of management fees. Any such termination would require us to pay a substantial termination fee to our manager, as described below.

We may also terminate the management agreement without payment of the termination fee with 30 days’ prior written notice for cause, which is defined as (i) our manager’s continued material breach of any provision of the management agreement following a period of 30 days after written notice thereof, (ii) our manager’s engagement in any act of fraud, misappropriation of funds, or embezzlement against us, (iii) our manager’s gross negligence, willful misconduct or reckless disregard in the performance of its duties under the management agreement, (iv) the commencement of any proceeding relating to our manager’s bankruptcy or insolvency that is not withdrawn within 60 days or in certain other instances where our manager becomes insolvent, (v) the dissolution of our manager or Cohen & Co. (unless the directors have approved a successor under the management agreement) or (vi) a change of control (as defined in the management agreement), other than certain permitted changes of control, of our manager or Cohen & Co. Cause does not include unsatisfactory performance, even if that performance is materially detrimental to our business. Our manager may terminate the management agreement, without payment of the termination fee, in the event we become regulated as an investment company under the Investment Company Act. Furthermore, our manager may decline to renew the management agreement by providing us with 180 days’ written notice. Our manager may also terminate the management agreement upon 60 days’ written notice if we default in the performance of any material term of the agreement and the default continues for a period of 30 days after written notice to us, whereupon we would be required to pay our manager a termination fee.

Our manager is entitled to receive a base management fee from us, an incentive fee based on certain performance criteria and a termination fee if we decide to terminate the management agreement without cause or if our manager terminates the management agreement due to our default. The following table summarizes the fees payable to our manager pursuant to the management agreement:

Fee	Summary Description
Base Management Fee	The base management fee is payable monthly in arrears in an amount equal to 1/12 of our equity (as defined in the management agreement) multiplied by 1.50%, provided that the foregoing calculation shall be adjusted to exclude one-time events pursuant to changes in GAAP, as well as non-cash charges, after approval by a majority of our independent directors in the case of non-cash charges.

Incentive Fee

The incentive fee is payable quarterly in arrears in an amount equal to the product of: (i) 20% of the dollar amount by which (a) our net income, before the incentive fee, per weighted average common share for such quarter, exceeds (b) an amount equal to the product of (A) the weighted average of the prices per share of our common stock in any equity offerings by us, including this offering, multiplied by (B) the greater of (1) 2.375% and (2) 0.75% plus one-fourth of the ten-year U.S. treasury rate for such quarter multiplied by (ii) the weighted average number of shares of common stock outstanding in such quarter. The foregoing calculation shall be adjusted to exclude one-time events pursuant to changes in GAAP, as well as non-cash charges, after approval by a majority of our independent directors in the case of non-cash charges.

“Net income” is determined by calculating the net income available to owners of common stock before non-cash equity compensation expense, each computed in accordance with GAAP.

Fee	Summary Description
TerminationFee	A termination fee is payable by us for termination without cause or non-renewal by us of the management agreement or if our manager terminates the management agreement due to our default, and the termination fee will be equal to three times the sum of (A) the average annual base management fee for the two 12-month periods immediately preceding the date of termination plus (B) the average annual incentive fee for the two 12-month periods immediately preceding the date of termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination (and annualized for any partial year).

The base management fee and the incentive fee otherwise payable by us to our manager pursuant to the management agreement will be reduced by our proportionate share of the amount of any CDO and CLO collateral management fees that may be paid to Cohen & Co. in connection with the CDOs and CLOs in which we invest, based on the percentage of equity we hold in such CDOs and CLOs. In addition, our management agreement provides that 15% of our manager’s incentive compensation will be paid in shares of our common stock (provided that our manager may not own more than 9.8% of our common stock) and the balance in cash. Our manager may elect to receive up to 50% of its incentive compensation in the shares of our common stock, subject to the approval of a majority of our independent directors.

Our manager has entered into a shared services agreement with Cohen & Co. pursuant to which Cohen & Co. will provide our manager with access to Cohen & Co.’s credit analysis and risk management expertise and processes, information technology, office space, personnel and other resources, to enable our manager to perform its obligations under the management agreement. We will pay all operating expenses, except those required to be borne by our manager under the management agreement. The expenses required to be paid by us include, but are not limited to, third party transaction costs incident to our investment activities, legal, tax and accounting. In addition, we may be required to pay our pro rata portion of rent, telephone utilities and other offices, internal and overhead expenses of our manager and its affiliates required for our operations. Except as noted above, our manager is responsible for all costs incident to the performance of its duties under our management agreement, including compensation of our manager’s employees and related expenses. Our manager is not significantly capitalized and does not have its own facilities or employees separate from Cohen & Co.

Conflicts of Interest

We are subject to conflicts of interest relating to Cohen & Co. and its affiliates, including our manager, because, among other things:

Conflicts with Cohen & Co.

•	Each of our chairman of the board, our president and chief executive officer, and our chief operating officer and chief investment officer also serves as an executive officer of Cohen & Co. As a result of these relationships, these persons have a conflict of interest with respect to our agreements and arrangements with our manager and Cohen & Co., which were not negotiated at arm’s length, and their terms may not have been as favorable to us as if they had been negotiated with an unaffiliated third party;

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In addition to serving as executive officers of Cohen & Co., our chairman of the board and president and chief executive officer also serve as executive officers of Taberna. None of these individuals is required to devote a specific amount of time to our affairs. In addition, Taberna is not subject to any non-competition agreement with Cohen & Co. or us that would restrict Taberna from competing with us. Accordingly, we will compete with Cohen & Co. and Taberna and other ventures for the time and attention of these senior officers and there will be conflicts of interest in allocating investment opportunities to us that may also be suitable for Cohen & Co. and Taberna;

•	Cohen & Co. and our manager are controlled by our chairman, Daniel G. Cohen, and certain officers of our manager also own equity interests in Cohen & Co., including our chief executive officer. Therefore, these individuals have interests in our relationships with our manager and Cohen & Co. that are different than the interests of our stockholders;

•	Our management agreement, which we assumed from AFT in the merger, was not negotiated on an arm’s-length basis and its terms, including fees payable, may not be as favorable to us as if it had been negotiated with an unaffiliated third party;

•	Although we will have the right to consider all investments identified by Cohen & Co. and our manager that are within our target asset classes and the parameters of our investment guidelines, Cohen & Co. and our manager may engage in additional management or investment opportunities that have overlapping objectives with us, including opportunities relating to Taberna, which also invests in mortgage loans, RMBS and CMBS. Cohen & Co. has granted us a right of first refusal to (a) purchase the equity interests in CDOs collateralized by U.S. dollar denominated TruPS issued by banks, bank holding companies and insurance companies for which Cohen & Co. or its affiliates serve as collateral manager in which event we will have a priority right to fund the origination, through our warehouse facilities, of U.S. dollar denominated TruPS originated by our manager and Cohen & Co. which will collateralize the CDOs as to which we have exercised the right of first refusal to acquire equity interests and (b) purchase the equity interests in CLOs of U.S. dollar denominated leveraged loans for which Cohen & Co. or its affiliates serve as collateral manager. For purposes of this right of first refusal, leveraged loans are defined to mean a participation interest in a first lien or other senior loan or mezzanine loan evidencing indebtedness of a third party of a type contemplated by our investment guidelines. We will not have a right of first refusal with respect to (1) individual investments in leveraged loans, (2) TruPS which collateralize CDOs in which we decline our right of first refusal to acquire equity interests in the CDO, or (3) non-U.S. dollar denominated investments in any of our targeted asset classes. Cohen & Co. will also have a limited right to substitute newly originated TruPS investments for existing TruPS investments held by a CDO. In addition, a subsidiary of Cohen & Co. acts as the collateral manager of a CDO within the Alesco product line which was completed in December 2005 and was collateralized by approximately $667.0 million of TruPS issued by banks and insurance companies. We own no equity interest in this CDO. With respect to investments within our targeted asset classes as to which we have no right of first refusal, Cohen & Co. and our manager will be subject to Cohen & Co.’s and our manager’s allocation policies in allocating investments among us and other investment vehicles managed by them. These allocation policies will also apply to existing CDOs and CLOs managed by Cohen & Co., which were completed prior to AFT’s private placement and in which we own no equity interest. See “—Resolution of Potential Conflicts of Interest in Allocation of Investment Opportunities.” These restrictions and policies will not prevent Cohen & Co. from acting as manager, advisor and subadvisor to a third party or other investment vehicle, including a real estate investment trust, in connection with investments in our target asset classes or in equity interests in CDOs and CLOs; and

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In addition to the fees payable to our manager under the management agreement, Cohen & Co. benefits from other fees paid to it by third parties in respect of our investments, regardless of our performance. In particular, affiliates of Cohen & Co. earn origination fees paid by the issuers of TruPS, which have historically ranged from zero to 3.0% of the face amount of a TruPS issuance. Cohen & Co. typically retains part of this fee and shares the balance with the investment bank or other third-party broker that introduced the funding opportunity to Cohen & Co. Cohen & Co.’s affiliates also receive structuring fees for services relating to the structuring of a CDO or CLO on our behalf or in which we invest. This fee typically ranges from zero to 0.45% of the face amount of the securities issued by the CDO or CLO, but may exceed this amount. Our independent directors will approve any structuring fees for CDOs and CLOs collateralized by our target asset classes exceeding 0.45% of the face amount of the securities issued by such CDOs or CLOs. In addition, affiliates of Cohen & Co. will act as collateral managers of the CDOs and CLOs in which we invest. In this capacity, these affiliates receive collateral management fees that historically have ranged between 0.10% and 0.63% of the assets held by the CDOs and CLOs. In addition, the collateral managers may be entitled to earn incentive fees if CDOs or CLOs managed by them exceed certain performance benchmarks. A broker-dealer affiliate of Cohen & Co. also earns placement fees in respect of debt and equity securities which it sells to investors in the CDOs and CLOs in which we may invest, as well as commissions and mark-ups from trading of securities to and from CDOs and CLOs in which we invest. Our management agreement with our manager provides that the base management fee and incentive management fee payable to our manager will be reduced by our proportionate share of the amount of any CDO and CLO collateral management fees and incentive fees paid to Cohen & Co. in connection with the CDOs and CLOs in which we invest, based on the percentage of equity we hold in such CDOs and CLOs. Origination fees, structuring fees, placement fees and trading discounts and commissions paid to, or earned by, Cohen & Co. will not reduce the amount of fees we pay under the management agreement. Thus, Cohen & Co. and its affiliates will earn significant fees from their relationship with us, regardless of our performance or the returns earned by our stockholders from their investment in us. The interim management agreement, which was terminated on October 6, 2006, contained terms substantially similar to those of the management agreement, except that no incentive management fee was payable to our manager. Through September 30, 2006, AFT paid our manager $987,000 in base management fees and incentive fees, net of asset management fee credits, under the management agreement. Through September 30, 2006, affiliates of Cohen & Co. earned $12.6 million in structuring fees, $6.0 million in placement fees and $4.0 million in origination fees in connection with CDOs and a CLO in which AFT invested (which we acquired in the merger). Through September 30, 2006, Sunset paid our manager $361,000 in base management fees under the interim management agreement. Additionally, through September 30, 2006, affiliates of Cohen & Co. earned $3.7 million of structuring fees and $1.2 million of placement fees in connection with a CDO and CLO in which Sunset invested, which amounts are also included in the amounts earned by affiliates of Cohen & Co. on CDOs and a CLO in which AFT invested.

Conflicts Relating to Our Manager

•	Upon termination of our management agreement, we are required to pay our manager a termination fee equal to three times the sum of (a) the average annual base management fee for the two 12-month periods immediately preceding the date of termination plus (b) the average annual incentive fee for the two 12-month periods immediately preceding the date of termination, even if such termination results from the affirmative vote of at least two-thirds of our independent directors, or by a vote of the holders of a majority of our outstanding shares of common stock, based upon (i) unsatisfactory performance by our manager that is materially detrimental to us or (ii) a determination that the management fees payable to our manager are not fair;

•	Our manager’s liability is limited under the management agreement, and we have agreed to indemnify our manager and its affiliates, including Cohen & Co., with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts or omissions of our manager made in good faith in the performance of its duties under the management agreement and not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of duties under the management agreement;

•	Our manager’s incentive compensation, which is based upon our achievement of specified levels of net income, may lead our manager to place undue emphasis on the maximization of net income at the expense of other criteria, such as preservation of capital, maintaining sufficient liquidity and/or avoiding excess credit risk or interest rate risk, in order to achieve higher incentive compensation;

•	Our manager’s base management fee is based on the amount of our equity capital (as defined in the management agreement), is payable regardless of our operating performance and will reduce the funds available to us to provide dividends to stockholders;

•	Our manager will be responsible for conducting our day to day business though it owes no fiduciary obligation to our stockholders; and

•	Our board of directors has approved very broad investment guidelines for our manager and will not approve each investment decision made by our manager.

Resolution of Potential Conflicts of Interest in Allocation of Investment Opportunities

Although we will have the right to consider all investments identified by Cohen & Co. and our manager that are within our target asset classes and the parameters of our investment guidelines, Cohen & Co. will engage in additional management or investment opportunities that have overlapping objectives with us, including opportunities relating to Taberna, which also invests in mortgage loans, RMBS and CMBS. Cohen & Co. has granted us a right of first refusal with respect to certain investment opportunities relating to the debt and equity securities issued by CDOs and CLOs managed by its affiliates as described above under “Conflicts of Interest—Conflicts with Cohen & Co.”

If our manager or Cohen & Co. identifies an investment in our target asset classes (other than certain of our targeted assets as to which we have a right of first refusal) that is appropriate for us, Taberna, and any other investment programs managed, advised or owned by our manager or Cohen & Co., but the amount available is less than the amount sought by all of the investment programs, our manager or Cohen & Co., as applicable, will allocate the investment among the programs in proportion to the relative amounts of the investment sought by each. Cohen & Co.’s affiliates, in their capacities as investment advisers, will make the determination of the amount and types of securities sought by the investment programs managed by them. If the portion of the investment allocable to a particular investment program would be too small for the investment to be appropriate for that investment program, either because of economic or market inefficiency, regulatory constraints, such as REIT qualification, exclusion from regulation under the Investment Company Act, or otherwise, that portion will be reallocated among the other investment programs. Investment programs that do not receive an allocation will have preference in future investments where investment programs are seeking more of the investment than is available so that, on an overall basis, each investment program is treated equitably.

Where our manager or Cohen & Co. has acquired investments at varying prices, they will allocate the investment so that each investment program will pay approximately the same average price.

Our manager and Cohen & Co. have agreed to make all allocation decisions described above without regard to the relative fees or other compensation that would be paid to Cohen & Co. or its affiliates in connection with the applicable investments.

Our manager and Cohen & Co. may make exceptions to these general policies when other circumstances make application of the policies inequitable or uneconomic.

Any transaction between us and Cohen & Co. or its affiliates not specifically permitted by our management agreement must be approved by a majority of our independent directors.

Relationships with Underwriters

Merrill Lynch, Pierce, Fenner & Smith Incorporated, or Merrill Lynch, Bear, Stearns & Co. Inc., or Bear Stearns, and RBC Capital Markets Corporation, or RBC, have, in the past, provided brokering services to introduce banks and REITs to Cohen & Co.’s, AFT’s and Taberna’s funding sources, and have also structured CDOs that are managed by Cohen & Co. or certain of its affiliates, including Taberna, and placed the securities in such CDOs, including CDOs in which AFT has invested. Merrill Lynch, Bear Stearns and RBC have each received customary fees for the services rendered in connection with such CDOs. Merrill Lynch also acted as the initial purchaser and placement agent in AFT’s private placement and received customary fees and expenses for such services. In connection with AFT’s private placement, an affiliate of Merrill Lynch purchased 626,321 common shares of AFT at $10.00 per share. In addition, affiliates of Merrill Lynch, Bear Stearns and RBC also serve as lenders under our existing warehouse facilities and have received customary fees under such facilities. An affiliate of RBC is the lender under our $10.0 million working capital line of credit and has received customary fees under such facility. As of the date of this prospectus supplement, Merrill Lynch is also acting as the financial advisor to the special committee of Taberna’s board of trustees in connection with the pending merger of Taberna and RAIT in consideration of customary fees.

Tax Status

We elected to be taxed as a REIT under the Internal Revenue Code, commencing with our taxable year ended December 31, 2004. Our continued qualification as a REIT will depend upon our ability to meet, on a continuing basis, various complex requirements under the Internal Revenue Code relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels and the concentration of ownership of our shares. We currently project that we will satisfy the 75% gross income test for 2006 by a narrow margin. We expect income generated from assets we acquire from the proceeds of this offering will improve the amount by which we expect to satisfy the 75% gross income test. See “Additional Risk Factors—Additional Tax Risk.” We believe that we were organized and have operated in conformity with the requirements for qualification as a REIT under the Internal Revenue Code, and that our current and proposed manner of operation will enable us to continue to meet the requirements for taxation as a REIT for U.S. federal income tax purposes.

So long as we qualify as a REIT, we generally will not be subject to U.S. federal income tax on our net income that we distribute currently to our stockholders. If we fail to qualify as a REIT in any taxable year and do not qualify for certain statutory relief provisions, we will be subject to U.S. federal income tax at regular corporate rates. Even if we qualify for federal taxation as a REIT, we may be subject to some federal, state and local taxes on our income. In addition, domestic TRSs, such as Alesco Funding Inc., SFR Subsidiary Inc., Sunset Funding, Inc. and other domestic TRSs that we may form in the future will be regular taxable corporations subject to federal, state and local income tax on their income.

Our Distribution Policy

U.S. federal income tax law requires that a REIT distribute annually at least 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gain. For more information, please see “U.S. Federal Income Tax Considerations” in the accompanying prospectus.

In connection with the REIT requirements and to avoid paying income or excise taxes with respect to our net income, we generally expect to make regular quarterly distributions of all or substantially all of our net taxable income to holders of our common stock. Any future distributions we make will be at the discretion of our board of directors and will depend upon, among other things, our actual results of operations. Our actual results of operations and our ability to pay distributions will be affected by a number of factors, including the net interest and other income from our portfolio, our operating expenses and any other expenditures.

Restrictions on Ownership and Transfer of Our Common Stock

To assist us in maintaining our qualification as a REIT, our charter generally prohibits any stockholder from beneficially or constructively, applying certain attribution provisions of the Internal Revenue Code, owning more than 9.8% in value of our outstanding shares of any class or series of capital stock. Our board may, in its sole discretion, waive the ownership limit with respect to a particular stockholder if our board is presented with evidence satisfactory to it that the ownership will not then or in the future jeopardize our qualification as a REIT. Our charter also prohibits any person from (a) beneficially or constructively owning our shares if such ownership would result in our being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise would result in our failing to qualify as a REIT, and (b) transferring shares if such transfer would result in our shares being owned by fewer than 100 persons. Our charter provides that any ownership or transfer of our shares in violation of the foregoing restrictions will result in the shares owned or transferred in such violation being automatically transferred to a charitable trust for the benefit of a charitable beneficiary, and the purported owner or transferee acquiring no rights in such shares. If the transfer is ineffective for any reason, then, to prevent a violation of the restriction, the transfer that would have resulted in such violation will be void ab initio.

Our Corporate Information

Our principal executive offices are located at Cira Centre, 2929 Arch Street, 17th Floor, Philadelphia, Pennsylvania 19104, and the telephone number of our offices is (215) 701-9555.

SUMMARY HISTORICAL FINANCIAL DATA OF AFT

The following summary financial data is derived from AFT’s audited financial statements as of March 31, 2006 and for the period from AFT’s inception in January 31, 2006 through March 31, 2006. The following unaudited summary financial data of AFT has been derived from AFT’s interim unaudited consolidated financial statements for the period from January 31, 2006 through March 31, 2006, for the period from January 31, 2006 through September 30, 2006 and for the three months ended September 30, 2006.

The data below is only a summary and should be read in conjunction with AFT’s audited consolidated financial statements beginning on page F-8 of the merger proxy statement, AFT’s unaudited consolidated financial statements included in our current report on Form 8-K filed with the SEC on November 3, 2006 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page S-31 of this prospectus supplement.

For the financial statements of Sunset as of and for the three and nine months ended September 30, 2006, see our quarterly report on Form 10-Q filed with the SEC on November 3, 2006. The three months ended September 30, 2006 represent the final quarter of historical operations for Sunset due to the merger with AFT, which is the accounting acquirer in the merger. Operating results to be presented by us going forward will reflect the historical operations of AFT and the operations of the combined company beginning as of October 6, 2006. Because AFT is the accounting acquirer in the merger, the earnings of Sunset prior to the merger will not be included in our future reported earnings.

	For the period from January 31, 2006 through March 31, 2006		For the three months ended September 30, 2006	For the period from January 31, 2006 through September 30, 2006
			(Unaudited)	(Unaudited)
	(in thousands, except per share data)
Operating Highlights
Net investment income	$2,665		$8,581	$17,917
Operating expenses	777		2,666	5,118
Other income	4,052		11	11,138
Minority interest	348		2,615	5,008
Provision for income taxes	245		31	478
Net income	5,347		3,280	18,451
Per Share Data
Basic earnings per share	$0.49		$0.30	$1.66
Diluted earnings per share	0.49		0.29	1.66
Dividends declared per share	0.00	(1)	1.48	1.68
Book value per share(2)	9.40		8.12	8.12

(1)	On April 18, 2006, AFT’s board of trustees declared an initial distribution of $0.20 per common share that was paid on May 9, 2006 to shareholders of record as of April 28, 2006.
(2)	Book value per share is calculated as total shareholders’ equity divided by the number of shares issued and outstanding as of the reporting date.

	As of March 31, 2006	As of September 30, 2006
		(Unaudited)
	(in thousands, except per share data)
Balance Sheet Highlights
Investment in securities and related receivables	$1,690,889	$2,823,160
Investment in residential mortgages and leveraged loans, net	439,965	463,377
Total assets	2,277,290	3,409,357
Indebtedness	2,088,069	3,199,337
Total liabilities	2,150,934	3,241,342
Minority interest	21,922	75,129
Accumulated other comprehensive loss	3,537	9,743
Total shareholders’ equity	104,434	92,886

COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

The following table presents summary audited and unaudited historical and unaudited pro forma financial data for AFT, Sunset, and the combined entity after giving effect to the merger as if the merger had taken place as of January 1, 2006, and after giving effect to the pro forma adjustments described in the notes to the unaudited pro forma combined financial statements included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 and our current report on Form 8-K filed with the SEC on November 3, 2006. The pro forma financial data in the tables assumes that the merger is accounted for using the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations.” The information in the following table is based on, and should be read together with, the historical information for AFT and Sunset that is incorporated by reference into this prospectus supplement and the accompanying prospectus. The unaudited pro forma financial data is for informational purposes only and should not be considered indicative of actual results that would have been achieved had the merger been completed on the dated indicated, nor is such unaudited pro forma financial data indicative of the results to be expected for the full year or any future period. The unaudited pro forma financial data does not purport to predict results of operations or other data as of any future dates or for any future period. A number of factors may affect our results. For a complete list of the documents incorporated by reference into this prospectus supplement, please see “Where You Can Find More Information” on page 71 of the accompanying prospectus.

	For the period January 31, 2006 through September 30, 2006	For the period ended September 30, 2006
	AFT	Sunset	Pro Forma Combined
	(unaudited)
	(in thousands, except per share data)
Operating Data:
Net investment income	$17,917	$7,067	$26,095
Total expenses	5,118	8,689	8,174
Net income	18,451	(4,997)	20,197

Per Common Share:
Earnings per common share—basic	$1.66	$(0.48)	$0.83
Earnings per common share—diluted	1.66	(0.48)	0.83
Distributions per common share(1)	1.68	0.59	1.04

(1)	Pro forma combined distributions per common share is calculated as total dividends declared by each of Sunset and AFT relating to their results of operations from January 1, 2006 through September 30, 2006 divided by the outstanding common stock of the combined entity.

	As of September 30, 2006
	AFT	Sunset	Pro Forma Combined
	(in thousands, except per share data)
Balance Sheet Data:
Investment in securities and security-related receivables	$2,823,160	$1,650,034	$4,473,194
Investment in loans, net	463,377	251,291	709,243
Total assets	3,409,357	1,965,049	5,365,422
Indebtedness	3,199,337	1,829,873	5,022,493
Stockholders’ equity	92,886	100,045	183,697
Per Common Share:
Book value per share(1)	8.12	9.52	7.48

(1)	Book value per share is calculated as total stockholder or shareholder equity, as applicable, divided by the number of shares issued and outstanding as of September 30, 2006.

THE OFFERING

The following is a brief summary of certain terms of this offering. For a more complete description of the terms of our common stock, see “Description of Stock” beginning on page 39 of the accompanying prospectus.

Common stock offered by us	26,400,000 shares.

Common stock to be outstanding after this offering	50,961,971 shares.(1)

Use of proceeds

We expect to use the net proceeds from the sale of our common stock in this offering to make additional investments in our target asset classes, including the pending acquisitions described in “Prospectus Supplement Summary—Pending or Recently Completed Investments.” We expect to use the remaining net proceeds to make additional investments in our target asset classes over the next four to six months. However, we may not be able to achieve this currently expected result or make our investments within the time frame anticipated or at all.

Transfer restrictions

To assist us in maintaining our qualification as a REIT, our charter generally prohibits any stockholder from beneficially or constructively, applying certain attribution provisions of the Internal Revenue Code, owning more than 9.8% in value of our outstanding shares of any class or series of capital stock subject to exceptions. See “Description of Stock—Restrictions on Ownership and Transfer” beginning on page 40 of the accompanying prospectus for information about these restrictions.

Risk factors

Investing in our common stock involves risks and uncertainties. You should read this entire prospectus supplement and the accompanying prospectus, particularly the sections entitled “Additional Risk Factors” beginning on page S-25 of this prospectus supplement and “Risk Factors” beginning on page 4 of the accompanying prospectus, before investing in our common stock.

NYSE symbol

Our shares of common stock are listed on the New York Stock Exchange Inc., or the NYSE, under the symbol “AFN.” On November 20, 2006, the last sale price of our shares of common stock as reported on the NYSE was $9.01 per share.

(1)	Assumes no exercise of the underwriters’ option to purchase up to an additional 3,960,000 shares of common stock from us to cover overallotments. Includes 419,866 restricted shares issued to certain of our directors and executive officers in connection with AFT’s private placement less the impact of the forfeitures explained below. On October 31, 2006, Daniel G. Cohen, previously AFT’s chairman and currently our chairman, and James J. McEntee, III, previously AFT’s chief executive officer and president and currently our chief executive officer and president, each forfeited 113,204 restricted shares awarded under AFT’s 2006 equity incentive plan. Excludes 1,329,608 shares of our common stock reserved for future issuance under our 2006 long-term incentive plan.

ADDITIONAL RISK FACTORS

Investment in our common stock involves certain material risks. Before investing in our common stock, you should carefully consider the risks described below, the risk factors described under “Risk Factors” beginning on page 4 of the accompanying prospectus as well as other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. If any of these risks actually occur, our business, financial condition and results of operations could be adversely effected. As a result, the trading price of our common stock could decline and you could lose all or part of your investment.

Risks Related to This Offering

Future offerings of debt securities or preferred equity securities, which would rank senior to our common stock upon our liquidation, and future offerings of equity securities, which would dilute our existing stockholders and may be senior to our common stock for the purposes of dividend and liquidating distributions, may adversely affect the market price of our common stock.

In the future, we may attempt to increase our capital resources by making offerings of debt or additional offerings of equity securities. Upon liquidation, holders of our debt securities and holders of our preferred stock and lenders with respect to other borrowings will receive distributions of our available assets prior to the holders of our common stock. Additional equity offerings may dilute the ownership interests of our stockholders or reduce the market price of our common stock, or both. Our preferred stock, if issued, would likely have a preference on liquidating distributions or a preference on dividend payments that could limit our ability to make a dividend distribution to the holders of our common stock. Because our decision to issue securities in any future offerings will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, holders of our common stock bear the risk of our future offerings reducing the market price of our common stock and diluting their interests.

Investing in our common stock may involve an above average degree of risk.

The investments we make in accordance with our investment objectives may result in a higher amount of risk than alternative investment options and volatility or loss of principal, including as a result of our use of leverage. Our investments may be highly speculative and aggressive, and therefore, an investment in our common stock may not be suitable for someone with lower risk tolerance.

We have not established a minimum dividend payment level and we cannot assure you of our ability to pay dividends in the future.

We intend to make distributions to our stockholders in amounts such that all or substantially all of our net taxable income each year, subject to certain adjustments, is distributed. We have not established a minimum dividend payment level, and our ability to pay dividends may be adversely affected by the risk factors described in the accompanying prospectus. All distributions will be made at the discretion of our board of directors and will depend on our earnings, our financial condition, maintenance of our REIT qualification and such other factors as our board of directors may deem relevant from time to time. We cannot assure you of our ability to make distributions in the future.

An increase in market interest rates may have an adverse effect on the market price of our common stock.

One of the factors that investors may consider in deciding whether to buy or sell our common stock is our distribution rate as a percentage of our share price relative to market interest rates. If the market price of our common stock is based primarily on the earnings and return that we derive from our investments and income with respect to our investments and our related distributions to stockholders, and not from the market value of the investments themselves, then interest rate fluctuations and capital market conditions will likely affect the market price of our common stock. For instance, if market rates rise without an increase in our distribution rate, the market price of our common stock could decrease as potential investors may require a higher distribution yield on our common stock or seek other securities paying higher distributions or interest. In addition, rising interest rates would result in increased interest expense on our variable rate debt, thereby adversely affecting cash flow and our ability to service our indebtedness and make distributions.

Risks Relating to Our Relationship With Our Manager

Our underwriting process is dependent on the resources of our manager, which are limited.

Our underwriting, due diligence and credit analysis processes are conducted by Cohen & Co.’s operational staff and credit committees through our manager’s association with Cohen & Co. Our manager is recently formed and Cohen & Co. has recently experienced substantial growth. In addition, Cohen & Co. is highly dependent on the expertise of certain key employees. As a result of Cohen & Co.’s rapid growth, we cannot assure you that they will be able to adapt their management, administrative, accounting and operational systems, or hire and retain sufficient operational staff to adequately support senior staff and implement Cohen & Co.’s underwriting, due diligence and credit analysis policies and processes. Cohen & Co.’s inability to manage its growth could have an adverse effect on the underwriting, due diligence and credit analysis procedures with respect to our investments, which could result in riskier investments and higher default rates on our assets.

Additional Tax Risk

We currently project that we will satisfy the REIT 75% gross income test for 2006 by a narrow margin, and if we were to fail that test, we could incur a penalty tax or could lose our REIT qualification.

To qualify as a REIT for U.S federal income tax purposes, we must derive at least 75% of our gross income each year from certain real estate related sources. As a result of Sunset reallocating its investments prior to the merger, we recognized a significant amount of hedging gains which is nonqualifying gross income for purposes of the REIT 75% gross income test. We currently project that we will satisfy the 75% gross income test for 2006 by a narrow margin. In order to increase our amount of 75% qualifying income we may make greater investments in Kleros CDOs in the near term and delay investment in nonqualifying assets, such as TruPS or CDOs which hold TruPS. We cannot assure you that our actual results of operations for 2006 will enable us to satisfy the REIT 75% gross income test. If we were to fail the REIT 75% gross income test, we could be liable for a penalty tax or lose our REIT qualification. Incurrence of a penalty tax would reduce our cash available for distribution to our stockholders. If we were unable to maintain our qualification as a REIT, our income would be subject to U.S. federal income taxation, which would have a material adverse effect on our results of operations.

USE OF PROCEEDS

The net proceeds to us from the sale of 26,400,000 shares of our common stock in this offering at the public offering price of $9.00 per share, after deducting the underwriting discount and estimated offering expenses payable by us, will be approximately $218.8 million, or approximately $252.2 million if the underwriters exercise their overallotment option in full.

We expect to use the net proceeds from this offering to make additional investments in our target asset classes, including the pending acquisitions described in “Prospectus Supplement Summary—Pending or Recently Completed Investments.” We expect to use the remaining net proceeds to make additional investments in our target asset classes over the next four to six months. However, we may not be able to achieve this currently expected result or make our investments within the time frame anticipated or at all. Until the proceeds are utilized, we intend to temporarily invest in readily marketable, interest bearing, short-term securities consistent with our intention to qualify as a REIT.

DISTRIBUTION POLICY

We have elected to be treated as a REIT for U.S. federal income tax purposes. U.S. federal income tax law requires that a REIT distribute annually at least 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gain. We generally will be required to include in income and distribute the earnings of any non-U.S. corporate TRSs we may form on an annual basis, regardless of whether such TRSs have distributed such earnings to us.

To satisfy the requirement to qualify as a REIT and to avoid paying U.S. federal income and excise tax on our income, we generally intend to make regular quarterly distributions of all or substantially all of our taxable net income to stockholders out of assets legally available therefor. Any distributions we make will be at the discretion of our board of directors and will depend upon our earnings and financial condition, maintenance of our REIT qualification, restrictions on making distributions under Maryland law and other factors that our board of directors deems relevant. For more information regarding risk factors that could materially adversely affect our distributions, please see “Additional Risk Factors” on page S-25 of this prospectus supplement and “Risk Factors” on page 4 of the accompanying prospectus.

We anticipate that our distributions generally will be taxable as ordinary income to our stockholders, although a portion of the distributions may be designated by us as qualified dividend income, excess inclusion income, capital gain or may constitute a return of capital. We will furnish annually to each of our stockholders a statement setting forth distributions paid during the preceding year and their characterization as ordinary income, excess inclusion income, return of capital, qualified dividend income or capital gains.

For more information, please see “U.S. Federal Income Tax Considerations—Taxation as a REIT” beginning on page 48 of the accompanying prospectus.

MARKET PRICE AND DIVIDEND INFORMATION

Market Price Data and Dividend Information

AFT Shares

There was no public market for AFT common shares of beneficial interest.

AFT declared and paid a dividend of $0.20 per share for its first two months of operations. On August 10, 2006, AFT paid a dividend of $0.33 per share for its second quarter of operations. On October 5, 2006, AFT paid a final dividend of $1.15 per share for its third quarter and the period of the fourth quarter ending on the date of the merger.

Sunset Shares

Sunset’s common stock began trading on the NYSE under the symbol “SFO” on March 18, 2004. The following table reflects the intra–day high and low sale prices of Sunset shares of common stock for each quarterly period prior to the merger, which was completed on October 6, 2006, and the combined company’s since that date, and the dividends Sunset declared and paid on its shares of common stock this year and during the years ended December 31, 2005 and 2004, all of which were considered ordinary income for income tax purposes.

	High	Low	Dividend
2004
First Quarter (from March 18, 2004, date of initial public offering)	$12.95	$12.65	—
Second Quarter	11.08	9.89	—
Third Quarter	10.67	9.34	$0.015
Fourth Quarter	10.84	10.00	0.05
2005
First Quarter	$10.45	$9.34	$0.20
Second Quarter	9.84	9.16	0.18
Third Quarter	9.51	7.95	0.03
Fourth Quarter	8.60	7.40	0.03
2006
First Quarter	$9.13	$8.38	$0.03
Second Quarter	9.12	8.01	0.03
Third Quarter	8.90	8.25	0.03
Fourth Quarter (through October 31, 2006)	9.03	8.50	0.50	(1)

(1)	$0.50 special dividend paid by Sunset pursuant to the terms of the merger agreement.

Recent Share Prices

Our common stock is listed on the NYSE under the symbol “AFN.” On November 20, 2006, the last reported sale price of our common stock on the NYSE was $9.01 per share. On October 18, 2006, our board of directors declared a quarterly dividend of $0.28 per share of common stock, payable on December 15, 2006 to stockholders of record as of November 1, 2006.

Number of Stockholders

As of November 1, 2006, we had 24,561,960 shares outstanding and our common stock was held by approximately 31 stockholders of record.

CAPITALIZATION

The following table sets forth our capitalization and the capitalization of AFT and Sunset, each as of September 30, 2006, as follows:

•	On an actual basis for each of AFT and Sunset;

•	On a pro forma combined basis to give effect to the merger; and

•	On a pro forma combined as adjusted basis to give effect to the sale of 26,400,000 shares of our common stock by us at the public offering price of $9.00 per share, after deducting the underwriting discounts and the estimated offering expenses, and the application of the net proceeds as described in “Use of Proceeds.”

You should read this table together with “Use of Proceeds” included elsewhere in this prospectus supplement and the accompanying prospectus.

	As of September 30, 2006
	Actual		Pro Forma Combined	Pro Forma as Adjusted for this Offering
	AFT	Sunset
	(in thousands, except per share data)
	(unaudited)
Assets:
Cash and cash equivalents	$2,730	$7,301	$8,905	$227,655
Borrowings:
Indebtedness	3,199,337	1,829,873	5,022,493	5,022,493
Commitments and contingencies:
Minority interest	75,129	1,977	77,106	77,106
Stockholders’ equity:
Preferred shares of beneficial interest, $0.01 par value, 30,000,000 shares authorized and none issued and outstanding before this offering; none issued and outstanding, as adjusted	—	—	—
Common shares of beneficial interest, $0.01 par value, 100,000,000 shares authorized; 11,440,897 issued and outstanding before this offering; none issued and outstanding, as adjusted(1)	117	—	—
Preferred stock, par value $0.001 per share, 50,000,000 shares authorized and none issued and outstanding before this offering; none issued and outstanding, as adjusted	—	—	—
Common stock, par value $0.001 per share, 100,000,000 shares authorized and 10,513,100 shares issued and outstanding, actual; 50,961,960 shares issued and outstanding, as adjusted(2)(3)	—	11	24	50
Additional paid in capital(2)	103,282	119,509	193,734	412,457
Accumulated other comprehensive income (loss)	(9,743)	1,132	(9,743)	(9,743)
Accumulated deficit	(770)	(20,607)	(318)	(318)

Total stockholders’ equity	$92,886	$100,045	$183,697	$402,446

Total capitalization	$3,370,082	$1,939,196	$5,292,201	$5,729,700

(1)	Includes 333,227 restricted shares issued to certain of AFT’s trustees and executive officers in connection with AFT’s private placement.
(2)	Assumes no exercise of the underwriters’ option to purchase an additional 3,960,000 shares to cover overallotments.
(3)	Includes 419,866 restricted shares issued to certain of our directors and executive officers in connection with AFT’s private placement less the impact of the forfeiture explained below. On October 31, 2006, Daniel G. Cohen, previously AFT’s chairman and currently our chairman, and James J. McEntee, III, previously AFT’s chief executive officer and president and currently our chief executive officer and president, each forfeited 113,204 restricted shares awarded under AFT’s 2006 equity incentive plan. Excludes 1,329,608 shares of our common stock reserved for future issuance under our 2006 long-term incentive plan.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussions under the headings “General,” “Operating Revenue,” “Operating Expenses,” “Trends That May Affect Our Business,” “Critical Accounting Policies,” “Liquidity and Capital Resources,” “Inflation,” “Quantitative and Qualitative Disclosures About Market Risk” and “Off-Balance Sheet Arrangements and Commitments” applied to AFT and continue to apply to us following the merger because we have adopted the investment strategy previously employed by AFT. Sunset began to reposition its investments in a strategy similar to AFT’s strategy beginning in April 2006; accordingly, the historical operations of Sunset for the three and nine months ended September 30, 2006 reflect Sunset’s prior investment strategy for significant portions of those periods. The discussion under the heading “Results of Operations of AFT” and the discussion of AFT’s contractual commitments at September 30, 2006 relates solely to the historical operations of AFT as of and during the periods indicated and do not reflect the historical operations of Sunset, nor do they give effect to the merger. This discussion should be read in conjunction with AFT’s historical audited financial statements as of March 31, 2006 and for the period from January 31, 2006 to March 31, 2006 and the related notes incorporated by reference into this prospectus supplement and the accompanying prospectus and AFT’s unaudited interim financial statements as of September 30, 2006 and for the period from January 31 to September 30, 2006 and the related notes incorporated by reference into this prospectus supplement and the accompanying prospectus.

“Management’s Discussion and Analysis of Financial Condition and Results of Operations” of Sunset for the three and nine months ended September 30, 2006 may be found in Sunset’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, which is incorporated by reference into this prospectus supplement and the accompanying prospectus. Readers are cautioned, however, that because Sunset began to reposition its investment strategy during the quarter ended June 30, 2006, Sunset’s financial results for historical periods will not be indicative of our future results. For a complete list of the documents incorporated by reference into this prospectus supplement, please see “Where You Can Find More Information” on page 71 of the accompanying prospectus.

Overview

We are externally managed and advised by our manager, an affiliate of Cohen & Co. We focus on investing in CDO and CLO transactions and other securitizations collateralized by assets in the following target asset classes:

•	mortgage loans, other real estate-related senior and subordinated debt securities, RMBS and CMBS;

•	subordinated debt financings originated by Cohen & Co. or third parties, primarily in the form of TruPS issued by banks, bank holding companies and insurance companies, and surplus notes issued by insurance companies; and

•	leveraged loans made to small and mid-sized companies in a variety of industries characterized by relatively low volatility and overall leverage, including the consumer products and manufacturing industries.

We may also invest opportunistically from time to time in other types of investments within Cohen & Co.’s areas of expertise and experience, such as mezzanine real estate loans, participations in mortgage loans, corporate tenant leases and equity interests in real estate, subject to maintaining our qualification as a REIT and our exemption from regulation under the Investment Company Act.

Set forth below is a discussion of certain aspects of our financial reporting that may be important to our stockholders.

Operating Revenue

The principal sources of our operating revenue are interest and dividend income on our investments, including debt and equity interests that we purchase in CDOs and CLOs, and the positive spread from the yield on assets held on our warehouse facilities, net of interest and other financing costs under those facilities.

An important part of our operating strategy is to direct the acquisition through warehouse lenders of assets that will ultimately be sold or contributed to CDOs, CLOs and other types of securitizations. Prior to completion of AFT’s January 2006 offering, various affiliates of Cohen & Co. were party to three warehouse facilities, provided by an affiliate of Merrill Lynch & Co., pursuant to which assets in AFT’s target classes of TruPS, leveraged loans and RMBS had been acquired. The Cohen & Co. warehouse facilities were terminated upon the closing of the offering and the assets held on those facilities were transferred to, and became collateral for AFT’s new facilities. AFT’s warehouse facilities included a $1.0 billion warehouse facility relating to the acquisition of agency/non-agency RMBS, a $500 million facility relating to the acquisition of TruPS and a $250 million facility relating to the acquisition of leveraged loan participations. AFT used proceeds from three CDO transactions that closed during the three months ended June 30, 2006 to pay down all outstanding warehouse facilities as of June 30, 2006. During the quarter ended September 30, 2006, Sunset deposited $24.2 million of cash as collateral for $1.0 billion of warehouse facilities to fund investments in TruPS. During a warehouse accumulation period, we deposit cash which is held in escrow by the warehouse provider to cover possible losses, generally up to the amount of the cash pledged plus any net positive spread from the yield on assets held, should any of the assets need to be liquidated before being securitized through a CDO or CLO. We have the right to purchase assets from the warehouse provider in a liquidation in the event that a CDO or CLO is not formed or if an underlying security experiences a default or a decline in credit quality that may lead to a default. Typically our warehouse facilities expire on the first to occur of the closing of a CDO or CLO or 180 days after the date of commencement of the facility. Based on Cohen & Co.’s experience, we expect to be able to renew our short-term arrangements or put new arrangements in place upon the expiration of existing agreements; however, there can be no assurance that we will be able to do so. We account for our TruPS warehouse facilities as a “free-standing” derivative. During the warehouse period, our participation under a TruPS facility, consisting principally of the interest spread, is reflected in our financial statements as a non-hedge derivative, which is reflected at fair value, and any unrealized gain or loss is included in its results of operations. The warehouse facilities for MBS and leveraged loans are generally treated as on-balance sheet financings. Our participation in leveraged loan and RMBS warehouse facilities result in interest income and interest expense and related financing costs being included in our financial statements. Upon the formation of a CDO or CLO collateralized by our targeted asset classes, it is our intention to purchase at least 51% of the equity and consolidate the underlying assets and liabilities onto our balance sheet; however, our guidelines do not require us to do so and we may elect to purchase less than a majority interest in these CDOs and CLOs.

It is possible that future warehouse facilities that we enter into will be structured on terms that are different from the terms of the warehouse facilities described above.

As mentioned above, one of our primary investment strategies is to invest in the debt and equity securities of CDO transactions. Through AFT and Sunset, we invested in the following CDO transactions during the period from January 31, 2006 through September 30, 2006:

•	On March 15, 2006, AFT invested in “Alesco Preferred Funding X, Ltd.,” a CDO securitization that provides up to 30-year financing for banks or bank holding companies and insurance companies. AFT invested approximately $34.5 million in the preference shares of Alesco Preferred Funding X, Ltd., which results in a 57% ownership interest. Alesco Preferred Funding X, Ltd. received commitments for $909.0 million of CDO notes, which were collateralized by approximately $950.0 million of TruPS and surplus notes.

•	On June 29, 2006, AFT invested in “Alesco Preferred Funding XI, Ltd.,” a CDO securitization that provides up to 30-year financing for banks or bank holding companies and insurance companies. AFT invested approximately $24.2 million in the preference shares of Alesco Preferred Funding XI, Ltd., which results in a 55% ownership interest. Alesco Preferred Funding XI, Ltd. received commitments for $637.0 million of CDO notes, which will be collateralized by approximately $666.0 million of TruPS and surplus notes.

•	On June 29, 2006, AFT invested in “Kleros Real Estate CDO I, Ltd.,” a CDO securitization that provides financing for investments in MBS. AFT invested $4.0 million in the preference shares of Kleros Real Estate CDO I, Ltd. and $26.0 million in the Class D CDO notes, which results in a 100% ownership interest. Kleros Real Estate CDO I, Ltd. received commitments for $995.0 million of CDO notes, which were collateralized by approximately $1.0 billion of RMBS.

•	On August 3, 2006, AFT invested in “Kleros Real Estate CDO II, Ltd.,” a CDO securitization that provides financing for investments in MBS. AFT invested $4.0 million in the preference shares of Kleros Real Estate CDO II, Ltd. and $26.0 million in the Class D and Class E CDO notes, which results in a 100% ownership interest. Kleros Real Estate CDO II, Ltd. received commitments for approximately $995.0 million of CDO notes, which were collateralized by approximately $1.0 billion of RMBS.

•	On June 21, 2006, AFT and Sunset invested in “Emporia Preferred Funding II, Ltd.,” a CDO securitization that provides financing for investments in leveraged loans. AFT invested approximately $4.3 million in the preference shares of Emporia Preferred Funding II, Ltd., which results in a 13% ownership interest. Sunset purchased 46% of the preference shares for an aggregate purchase price of $15.0 million. As a result, our total ownership interest is 59%. Emporia Preferred Funding II, Ltd. received commitments for $330.0 million of CDO notes, of which $252.0 million were issued to investors as of September 30, 2006. As of September 30, 2006, the CDO notes payable were collateralized by approximately $266 million of leveraged loans.

On October 12, 2006, AFT invested in “Alesco Preferred Funding XII, Ltd.,” a CDO securitization that provides up to 30-year financing for banks or bank holding companies and insurance companies. AFT invested approximately $24.0 million in the preference shares of Alesco Preferred Funding XII, Ltd., which results in a 55% ownership interest. Alesco Preferred Funding XII, Ltd. received commitments for $640.0 million of CDO notes, which will be collateralized by approximately $666.0 million of TruPS and surplus notes.

Additionally, we finance investments in mortgage loans using short-term repurchase agreements. We will likely seek to finance our mortgage loan assets on a long-term basis through securitizations. For example, we may finance these assets on a long-term basis by contributing the assets to a pass-through securitization entity, such as a trust, that will be our wholly-owned subsidiary and will issue debt securities in the capital markets collateralized by the mortgage loans held by the trust. We expect that such mortgage loan assets and the indebtedness we incur to finance our investments in those assets will be consolidated in our financial statements throughout the period that we hold the assets, including through the term of any securitization of the assets. As of September 30, 2006, Sunset held $242.0 million principal amount of mortgage loans and AFT held $198.0 million principal amount of mortgage loans.

Operating Expenses

Our principal operating expenses are interest and other financing expenses under our warehouse facilities, base and incentive fees under our external management agreement, director fees, professional fees, such as legal and accounting fees, and expenses resulting from grants of equity awards to our manager or our executive officers and directors. Affiliates of our manager provide ongoing collateral management services to CDOs and CLOs in which we invest under collateral management agreements. The collateral management fees are an administrative cost of and are paid by the CDO or CLO trustee on behalf of the CDO or CLO investors. Our pro rata share of these collateral management fees are credited against the base and incentive fees owed to our manager, up to an amount equal to 100% of the base and incentive management fees payable under our management agreement, which we assumed from AFT upon consummation of the merger. See “Management—The Management Agreement” in this prospectus supplement.

Trends That May Affect Our Business

Our investment portfolio may be impacted by the following trends:

Rising interest rate environment.    Interest rates have increased during the current fiscal year and may continue to increase. With respect to AFT’s $440.0 million pro forma combined residential mortgage portfolio as of September 30, 2006, which is heavily concentrated in 5/1 and 7/1 hybrid adjustable rate mortgages that bear fixed interest rates for an initial period and thereafter bear floating interest rates, we do not expect interest rate increases to materially impact our net investment income, as we have primarily financed these investments through repurchase agreements that bear floating interest rates. We use interest rate swaps to effectively convert the floating rate interest payment on the repurchase agreements to a fixed rate during the period the residential mortgages bear fixed rates. Our investments in TruPS and subordinated debentures are held by our consolidated CDO entities. These securities bear fixed and floating interest rates. A large portion of our fixed-rate securities are hybrid instruments, which convert to floating rate securities after a five, seven or ten-year fixed-rate period. We have financed these securities through the issuance of floating rate and fixed-rate CDO notes payable. A large portion of the CDO notes payable are floating rate instruments, and we use interest rate swaps to effectively convert this floating rate debt into fixed-rate debt during the period in which our investments in securities are paid at a fixed rate. Our investments in RMBS are currently financed primarily with CDO notes payable that bear a floating interest rate and a portion of our collateral securities pay a fixed rate, and we use interest rate swaps to effectively convert this floating rate debt into fixed-rate debt. We have also financed the remainder of our RMBS portfolio with repurchase agreements that are inherently match-funded. By using this hedging strategy, we believe we have effectively match-funded our assets with liabilities during the fixed-rate period of our investments in securities. An increase or decrease in interest rates will generally not impact the net investment income generated by our investments in securities. However, an increase or decrease in interest rates will affect the fair value of our investments in securities, which will generally be reflected in our financial statements as changes in other comprehensive income unless impairment of an investment occurs that is not temporary, in which case the impairment would be reflected as a charge against our earnings. See “Risk Factors—Risks Related to Our Business—Our hedging transactions may not completely insulate us from interest rate risk, which may cause greater volatility in our earnings” and “Risk Factors—Risks Related to Our Business—Complying with REIT requirements may limit our ability to hedge effectively” in the accompanying prospectus.

Prepayment rates.    Prepayment rates generally increase when interest rates fall and decrease when interest rates rise, but changes in prepayment rates are difficult to predict. Prepayment rates on our assets also may be affected by other factors, including, without limitation, conditions in the housing, real estate and financial markets, general economic conditions and the relative interest rates on adjustable-rate and fixed-rate mortgage loans. Because interest rates may continue to increase, prepayment rates may fall. If interest rates begin to fall, triggering an increase in prepayment rates in our current residential mortgage portfolio which is heavily weighted towards hybrid adjustable rate mortgages, our net investment income relating to our residential mortgage portfolio would decrease.

Competition.    We expect to face increased competition for our targeted investments, particularly our acquisition of TruPS. We are aware that third parties other than Cohen & Co. have recently raised substantial funds, or are seeking to raise funds, in order to offer TruPS products to Cohen & Co. target customers. While we expect that the size and growth of the market for the TruPS product will continue to provide us with a variety of investment opportunities, competition may have adverse effects on our business. Competition may limit the number of suitable investment opportunities offered to us. Competition may also result in higher prices, lower yields and a narrower spread of yields over our borrowing costs, making it more difficult for us to acquire new investments on attractive terms.

Critical Accounting Policies

We consider the accounting policies discussed below to be critical to an understanding of how we report our financial condition and results of operations because their application places the most significant demands on the judgment of our management. With regard to these accounting policies, we caution that future events rarely develop exactly as expected and that estimates by our management may routinely require adjustments.

Our financial statements are prepared on the accrual basis of accounting in accordance with GAAP. The preparation of financial statements in conformity with GAAP requires management to make use of estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition for Investment Income.    We recognize interest income from investments in debt and other securities and residential mortgages and leveraged loans over the estimated life of the underlying financial instruments on a yield to maturity basis. In accordance with Emerging Issues Task Force Issue No. 99-20, “Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets,” we recognize interest income from purchased interests in certain financial assets on an estimated effective yield to maturity basis. Our management estimates the current yield on the amortized cost of the investment based on estimated cash flows after considering prepayment and credit loss experience.

The adjusted yield is then applied prospectively to recognize interest income for the next quarterly period. The carrying value is assessed for impairment on a recurring basis, and our management will record an impairment write-down if the investment is deemed to be other than temporarily impaired. Also included in investment income is the change in fair value of free-standing derivatives.

Principles of Consolidation.    The consolidated financial statements reflect the accounts of us and our majority-owned and/or controlled subsidiaries and those entities for which we are determined to be the primary beneficiary in accordance with Financial Accounting Standard Board (“FASB”) Interpretation No. 46R, “Consolidation of Variable Interest Entities” (“FIN 46R”). The portions of these entities not owned by us are presented as minority interest as of the date and for the period presented in the consolidated financial statements. All intercompany accounts and transactions have been eliminated in consolidation.

When we obtain an explicit or implicit interest in an entity, we evaluate the entity to determine if the entity is a variable interest entity (“VIE”), and, if so, whether or not we are deemed to be the primary beneficiary of the VIE, in accordance with FIN 46R. We consolidate VIEs of which we are deemed to be the primary beneficiary or non-VIEs which we control. The primary beneficiary of a VIE is the variable interest holder that absorbs the majority of the variability in the expected losses or the residual returns of the VIE. When determining the primary beneficiary of a VIE, we consider our aggregate explicit and implicit variable interests as a single variable interest. Our aggregate explicit and implicit interest in a VIE includes variable interests that related parties hold in the same VIE. Related parties include those parties identified in FASB Statement No. 57, “Related Party Disclosures,” and certain other parties that are acting as de facto agents or de facto principals of the variable interest holder. In the event that the aggregate variable interest held by our related party group would, if held by a single party, identify that party as the primary beneficiary, then the party, within the related party group, that is most closely associated with the VIE is the primary beneficiary of the VIE. If our single or aggregate variable interest absorbs the majority of the variability in the expected losses or the residual returns of the VIE, we are considered the primary beneficiary of the VIE. We consolidate CDO entities that are VIE entities when we are determined to be the primary beneficiary. We reconsider our determination of whether an entity is a VIE and whether we are the primary beneficiary of such VIE if certain events occur. In the case of non-VIEs or VIEs where we are not deemed to be the primary beneficiary and we do not control the entity, but have the ability to exercise significant influence over the entity, we account for our investment under the equity method.

We have determined that certain special purpose trusts formed by third party issuers of TruPS to issue such securities are VIEs (“Trust VIEs”) and that the holder of the majority of the TruPS issued by the Trust VIEs would be the primary beneficiary of the special purpose trust. In most instances, we are the primary beneficiary of the Trust VIEs because we hold, either explicitly or implicitly, the majority of the TruPS issued by the Trust VIEs. Certain TruPS issued by Trust VIEs are initially financed directly by CDOs or through our warehouse facilities. Under the warehouse agreements, we deposit cash collateral with an investment bank and bear the first dollar risk of loss, up to our collateral deposit, if an investment held under the warehouse facility is liquidated at a loss. This arrangement causes us to hold an implicit interest in the Trust VIEs that issued TruPS held by warehouse providers. The primary assets of the Trust VIEs are subordinated debentures issued by third party sponsors of the Trust VIEs in exchange for the TruPS proceeds and the common equity securities of the Trust VIE. These subordinated debentures have terms that mirror the TruPS issued by the Trust VIEs. Upon consolidation of the Trust VIEs, these subordinated debentures, which are assets of the Trust VIE, are included in our financial statements and the related TruPS are eliminated. Pursuant to Emerging Issues Task Force Issue No. 85-1: “Classifying Notes Received for Capital Stock,” subordinated debentures issued to Trust VIEs as payment for common equity securities issued by Trust VIEs to third party sponsors are recorded net of the common equity securities issued.

Investments.    We invest primarily in debt securities, residential mortgage portfolios, leveraged loans and may invest in other types of real estate-related assets. We account for our investments in debt securities under Statement of Financial Accounting Standards No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” as amended and interpreted (“SFAS No. 115”), and designate each investment as a trading security, an available-for-sale security, or a held-to-maturity security based on management’s intent at the time of acquisition. Under SFAS No. 115, trading securities are recorded at their fair value each reporting period with fluctuations in fair value reported as a component of earnings. Available-for-sale securities are recorded at fair value with changes in fair value reported as a component of other comprehensive income (loss). Fair value of the investments is based primarily on quoted market prices from independent pricing sources when available for actively traded securities or discounted cash flow analyses developed by management using current interest rates and other market data for securities without an active market. The estimate of fair value made by our management is subject to a high degree of variability based upon market conditions and management assumptions. Upon the sale of an available-for-sale security, the realized gain or loss is computed on a specific identification basis and will be recorded as a component of earnings in the respective period. Held-to-maturity investments are carried at amortized cost at each reporting period.

We account for our investments in subordinated debentures owned by Trust VIEs that we consolidate as available-for-sale securities. These VIEs have no ability to sell, pledge, transfer or otherwise encumber the trust or the assets of the trust until such subordinated debenture’s maturity. We account for investments in securities where the transfer meets certain criteria under Statement of Financial Accounting Standards No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” as a financing at amortized cost. Our investments in security-related receivables represent interests in securities that were transferred to CDO securitization entities by transferors that maintained some level of continuing involvement.

We exercise our judgment to determine whether an investment has sustained an other-than-temporary decline in value. If we determine that an investment has sustained an other-than-temporary decline in its value, the investment is written down to its fair value, by a charge to earnings, and we establish a new cost basis for the investment. If a security that is available for sale sustains an other-than-temporary impairment, the identified impairment is reclassified from accumulated other comprehensive income or loss to earnings, thereby establishing a new cost basis. Our evaluation of an other-than-temporary decline is dependent on specific facts and circumstances relating to the particular investment. Factors that we consider in determining whether an other-than-temporary decline in value has occurred include, but are not limited to: the estimated fair value of the investment in relation to its cost basis; the length of time the security has had a decline in estimated fair value below its amortized cost; the financial condition of the related entity; and the intent and ability of us to hold the investment for a sufficient period of time to allow for recovery in the fair value of the investment.

We account for our investments in residential mortgages, leveraged loans and commercial loans at amortized cost. The carrying value of these investments is adjusted for origination discounts/premiums, nonrefundable fees and direct costs for originating loans which are amortized into income on a level yield basis over the terms of the loans.

We maintain an allowance for residential mortgage, leveraged loan and commercial loan losses based on our management’s evaluation of known losses and inherent risks in the portfolios, for example, historical and industry loss experience, economic conditions and trends, estimated fair values, the quality of collateral and other relevant quantitative and qualitative factors.

Accounting for Off-Balance Sheet Arrangements.    We maintain certain warehouse financing arrangements with various investment banks that are accounted for as off-balance sheet arrangements. Prior to the completion of a CDO securitization that is collateralized by TruPS, warehouse providers acquire investments in accordance with the terms of the warehouse facilities. We receive all or a portion of the difference between the interest earned on the investments under the warehouse facilities and the interest charged by the warehouse providers from the dates on which the respective investments were acquired. Under the warehouse agreements, we are required to deposit cash collateral with the warehouse provider and as a result, we bear the first dollar risk of loss, up to the warehouse deposit, if (i) an investment funded through the warehouse facility becomes impaired or (ii) a CDO is not completed by the end of the warehouse period, and in either case, the warehouse provider is required to liquidate the securities at a loss. These off-balance sheet arrangements are not consolidated because our risk of loss is generally limited to the cash held as collateral by the warehouse providers. However, since we hold an implicit variable interest in many entities funded under our warehouse facilities, we often do consolidate the Trust VIEs while the TruPS they issue are held on the warehouse facilities. We record the cash collateral as warehouse deposits in our financial statements. The net difference earned from these warehouse facilities that we receive is considered a free-standing derivative and is recorded at fair value in the financial statements. Changes in fair value are reflected in earnings in the respective period.

Accounting for Derivative Financial Instruments and Hedging Activities.    We use derivative financial instruments to attempt to hedge all or a portion of the interest rate risk associated with our borrowings. Certain of the techniques used to hedge exposure to interest rate fluctuations may also be used to protect against declines in the market value of assets that result from general trends in debt markets. The principal objective of such agreements is to minimize the risks and/or costs associated with our operating and financial structure as well as to hedge specific anticipated transactions.

In accordance with Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended and interpreted (“SFAS No. 133”), we measure each derivative instrument (including certain derivative instruments embedded in other contracts) at fair value and record such amounts in our consolidated balance sheet as either an asset or liability. For derivatives designated as fair value hedges, the changes in fair value of both the derivative instrument and the hedged item are recorded in earnings. For derivatives not designated as hedges, the changes in fair value are recorded in earnings. For derivatives designated as cash flow hedges, the effective portions of changes in the fair value of the derivative are reported in other comprehensive income (loss). Changes in the ineffective portions of cash flow hedges are recognized in earnings.

Results of Operations

Results of AFT for the period from January 31, 2006 through March 31, 2006

Net income.    AFT’s net income for the period totaled $5.3 million, or $0.49 per diluted share. AFT’s net income was primarily generated through an unrealized gain on an embedded derivative and certain interest rate swap contracts, AFT’s investments in the Alesco Preferred Funding X, Ltd. CDO, residential mortgages and leveraged loans, MBS, and through net interest income from AFT’s TruPS-related warehouse facility.

Net investment income.    AFT’s net investment income was $2.7 million or $0.25 per diluted share during the period and was primarily derived from investments in the Alesco Preferred Funding X, Ltd. CDO, residential mortgages and leveraged loans, MBS, and through net interest income from AFT’s TruPS-related warehouse facility. Net investment income included $1.3 million that represents the change in the fair value of a non-hedge derivative relating to AFT’s interests in its TruPS-related warehouse facilities. This non-hedge derivative is generated by the difference between the interest earned on the investments and the interest charged by the warehouse provider from the dates on which the respective investments were acquired.

Net investment income earned by investment type is as follows for the period from January 31 through March 31, 2006:

Investment Type	Investment Interest Income	Investment Interest Expense	Net Investment Income
	(in thousands)
Investment in residential mortgages and leveraged loans	$3,413	$(2,571)	$842
Investments held by CDO entities and Trust VIEs	3,109	(2,773)	336
Investments in mortgage-backed securities	2,852	(2,521)	331
Change in fair value of free-standing derivative	1,284	—	1,284
Provision for loan losses	(128)	—	(128)

Total	$10,530	$(7,865)	$2,665

Expenses.    During the period, AFT’s non-investment expenses totaled $0.8 million and were comprised of related party management compensation of $0.6 million and general and administrative expenses of $0.2 million. AFT’s related party management compensation expenses included $0.3 million in base management fees, $0.1 million in incentive fees, $0.2 million in share-based compensation expense related to restricted shares granted to the officers of AFT and key employees of our manager and Cohen & Co., and collateral management fees of $0.1 million that are payable to AFT’s manager or Cohen & Co. AFT expects that its non-investment expenses will increase as it continues to increase its operations and add personnel.

Interest and other income.    During the period, AFT generated $0.8 million of interest earned from cash held on deposit with financial institutions.

Unrealized gain on interest rate swaps.    AFT’s unrealized gain on interest rate swaps totaling $3.2 million includes the change in fair value, from January 31 through March 31, 2006, on an embedded derivative that was bifurcated from the MBS credit agreement and certain interest rate swap contracts. AFT determined that an embedded derivative existed within the MBS credit agreement and in accordance with SFAS No. 133 bifurcated and accounted for this separately from the host contract as a freestanding derivative. As of March 31, 2006, the change in fair value of the embedded derivative was $2.8 million and is recorded as unrealized gain on interest rate swaps in the statement of income. Additionally, AFT’s interest rate hedge agreements used to hedge fluctuations in interest rates associated with CDO notes payable were not designated by AFT for hedge accounting during the period from March 15, 2006 through March 31, 2006. AFT anticipates that it will designate the interest rate hedges during 2006 in order to qualify as an effective hedge pursuant to SFAS No. 133.

Minority interest.    Minority interest represents the portion of net income generated by consolidated entities that is not attributable to AFT’s shareholders. Minority interest during the period was $0.3 million.

Provision for income taxes.    AFT’s domestic TRS is subject to U.S. federal and state income and franchise taxes. For the period, AFT’s consolidated financial statements reflect a provision for income taxes of $0.2 million, based on the effective income tax rate of AFT’s TRS. The estimated annual effective tax rate of AFT’s TRS was based on estimate of taxable income, deductions and the projected effective annual tax rates made by AFT’s management. Such estimates are subject to change as these components become probable in magnitude and timing. AFT’s effective tax rate is primarily based on a federal statutory income tax rate of 35.0% and a state and local effective income tax rate, net of federal benefit, of 6.0%.

Results of AFT for the three months ending September 30, 2006 and the period from January 31, 2006 through September 30, 2006

Net income.    AFT’s net income for the three months ending September 30, 2006 and the period from January 31, 2006 through September 30, 2006 totaled $3.3 million, or $0.29 per diluted share, and $18.5 million, or $1.66 per diluted share, respectively. AFT’s net income for the three months ended September 30, 2006 was primarily generated through investments in CDOs collateralized by TruPS, MBS and leveraged loans, and investments in residential mortgages. AFT’s net income for the period from January 31, 2006 through September 30, 2006 was primarily generated through a realized gain on an embedded derivative and unrealized gains on certain interest rate swap contracts, AFT’s investments in CDOs collateralized by TruPS, MBS and leveraged loans and investments in residential mortgages and through net interest income from AFT’s TruPS-related warehouse facility.

Net investment income.    AFT’s net investment income for the three months ending September 30, 2006 and the period from January 31, 2006 through September 30, 2006 was $8.6 million, or $0.77 per diluted share, and $17.9 million, or $1.60 per diluted share, respectively. Net investment income for the period from January 31, 2006 through September 30, 2006 included $2.0 million, which represents the change in the fair value of a non-hedge derivative relating to AFT’s interests in its TruPS-related warehouse facilities. This non-hedge derivative is generated by the difference between the interest earned on the investments and the interest charged by the warehouse provider from the dates on which the respective investments were acquired. The warehouse facility that generated the “free-standing” derivative income was terminated during the period ended June 30, 2006. Net investment income earned by investment type is as follows for the three months ending September 30, 2006 and the period from January 31, 2006 through September 30, 2006:

Three months ending September 30, 2006

Investment Type	Investment Interest Income	Investment Interest Expense	Net Investment Income
	(in thousands)
Investment in residential mortgages and leveraged loans	$8,601	$(6,626)	$1,975
Investments held by CDO entities and Trust VIEs	32,512	(27,207)	5,305
Investments in mortgage-backed securities	15,446	(13,580)	1,866
Change in fair value of free-standing derivative	—	—	—
Provision for loan losses	(565)	—	(565)

Total	$55,994	$(47,413)	$8,581

Period from January 31, 2006 through September 30, 2006

Investment Type	Investment Interest Income	Investment Interest Expense	Net Investment Income
	(in thousands)
Investment in residential mortgages and leveraged loans	$20,089	$(15,500)	$4,589
Investments held by CDO entities and Trust VIEs	59,131	(50,214)	8,917
Investments in mortgage-backed securities	28,958	(25,927)	3,031
Change in fair value of free-standing derivative	1,996	—	1,996
Provision for loan losses	(616)	—	(616)

Total	$109,558	$(91,641)	$17,917

Expenses.    During the three months ended September 30, 2006 and the period from January 31, 2006 through September 30, 2006, AFT’s non-investment expenses totaled $2.7 million and $5.1 million, respectively. These non-investment expenses consist of related party management compensation of $2.0 million and $4.0 million, respectively, and general and administrative expenses of $0.7 million and $1.1 million, respectively. AFT’s related party management compensation expenses included $0.1 million and $1.0 million, respectively, in aggregate base management fees and incentive fees, net of asset management fee credits, $0.3 million and $0.8 million, respectively, in share-based compensation expense related to restricted shares granted to the officers of AFT and key employees of our manager and Cohen & Co., and collateral management fees of $1.6 million and $2.3 million, respectively, that are payable to AFT’s manager or Cohen & Co. AFT expects that its non-investment expenses will increase as it continues to increase its operations.

Interest and other income.    During the three months ending September 30, 2006 and the period from January 31, 2006 through September 30, 2006, AFT generated $0.7 million and $2.4 million, respectively, of interest earned from cash held on deposit with financial institutions.

Loss on sale of assets.    During the period from January 31, 2006 through September 30, 2006, AFT recorded a loss on the sale of assets of $0.8 million. During the period from January 31, 2006 through September 30, 2006, AFT sold approximately $87.0 million of 7/1 adjustable rate residential mortgages at a loss of $0.8 million. In connection with the sale of the assets, AFT terminated an interest rate swap contract and recorded a gain of $0.9 million in earnings.

Realized and unrealized gains on interest rate swaps.    During the period from January 31, 2006 through September 30, 2006, AFT realized $7.7 million of gains on derivative contracts. The gains consisted of $6.8 million realized as a result of AFT’s termination of its MBS credit agreement during the quarter ending June 30, 2006 and $0.9 million realized as a result of terminating an interest rate swap contract in connection with the residential mortgage loan sale described above. The MBS credit agreement included certain provisions that allowed the lender, a third party investment bank, to enter into interest rate swap contracts with respect to fixed-rate securities that were pledged as collateral to the MBS credit agreement. Upon the termination of the MBS credit agreement AFT received $6.8 million of termination proceeds based upon the fair value of the interest rate swap contracts on the termination date. AFT has accounted for the interest rate swap contracts entered into by the lender of the MBS credit agreement as an embedded derivative within the consolidated financial statements. These amounts were reclassified from unrealized gains on interest rate swaps during the quarter ending June 30, 2006 as a result of the termination of the respective interest rate swap contracts.

Certain of AFT’s interest rate swap contracts were not designated as interest rate hedges at inception, therefore the change in fair value during the period in which the interest rate swap contracts are not designated as hedges is recorded as an unrealized gain on derivative contracts in the statement of income. AFT has designated these interest rate swap contracts as interest rate hedges as of September 30, 2006.

Minority interest.    Minority interest represents the portion of net income generated by consolidated entities that is not attributable to AFT’s shareholders. Minority interest during the three months ending September 30, 2006 and the period from January 31, 2006 through September 30, 2006 was $2.6 million and $5.0 million, respectively.

Provision for income taxes.    AFT’s domestic TRS is subject to U.S. federal and state income and franchise taxes. During the three months ending September 30, 2006 and the period from January 31, 2006 through September 30, 2006, AFT recorded a provision for income taxes of $31,000 and $478,000, respectively, based on the effective income tax rate of AFT’s TRS. The estimated annual effective tax rate of AFT’s TRS was based on estimate of taxable income, deductions and the projected effective annual tax rates made by AFT’s management. Such estimates are subject to change as these components become probable in magnitude and timing. AFT’s effective tax rate is primarily based on a federal statutory income tax rate of 35.0% and a state and local effective income tax rate, net of federal benefit, of 6.0%.

Pro forma results of our combined company for the three months ending September 30, 2006 and the period from January 1, 2006 through September 30, 2006 (assumes merger was consummated on January 1, 2006)

Net income.    Our net income for the three months ending September 30, 2006 and the period from January 1, 2006 through September 30, 2006 totaled $13.7 million, or $0.56 per diluted share, and $20.2 million, or $0.83 per diluted share, respectively. Our net income for the three months ended September 30, 2006 was primarily generated from realized gains on derivative contract terminations resulting from the asset redeployment strategy, our investments in CDOs collateralized by TruPS, MBS and leveraged loans, investments in residential mortgages and through net interest income from our TruPS-related warehouse facilities. The realized gains on derivative contract terminations during the three months ending September 30, 2006 were more than offset by losses recorded at Sunset during the quarter ending June 30, 2006 on impaired available-for-sale securities that were sold in connection with the asset redeployment strategy. Our net income for the nine months ended September 30, 2006 was primarily generated from realized gains on an embedded derivative contract at AFT, our investments in CDOs collateralized by TruPS, MBS and leveraged loans, investments in residential mortgages and through net interest income from our TruPS-related warehouse facilities.

Net investment income.    Our net investment income for the three months ending September 30, 2006 and the period from January 1, 2006 through September 30, 2006 was $10.3 million, or $0.42 per diluted share, and $26.1 million, or $1.07 per diluted share, respectively. Net investment income was primarily derived from investments in CDOs collateralized by TruPS, MBS and leveraged loans, investments in residential mortgages and through net interest income from our TruPS-related warehouse facilities. Sunset’s asset redeployment strategy commenced during June 2006 and, prior to the new investment strategy, Sunset was primarily generating income from lower yielding investments in residential and commercial mortgages and agency securities. Net investment income for the three months ending September 30, 2006 and the period from January 1, 2006 through September 30, 2006 included $0.7 million and $2.7 million, respectively, which represents the change in the fair value of a non-hedge derivative relating to our interests in our TruPS-related warehouse facilities. This non-hedge derivative is generated by the difference between the interest earned on the investments and the interest charged by the warehouse provider from the dates on which the respective investments were acquired. Provision for loan losses for the three months and nine months ended September 30, 2006 was $2.8 million and was primarily attributed to a $2.2 million impairment of the Peerless loan. We assessed the loan for impairment, including a review of the estimated future cash flows from the development project and the underlying collateral value, and determined that the loan was impaired and that a provision of $2.2 million was required at September 30, 2006. Net investment income earned by investment type is as follows for the three months ending September 30, 2006 and the period from January 1, 2006 through September 30, 2006:

Three months ending September 30, 2006

Investment Type	Investment Interest Income	Investment Interest Expense	Net Investment Income
	(in thousands)
Investment in residential and commercial mortgages and leveraged loans	$11,383	$(8,299)	$3,084
Investments held by CDO entities and Trust VIEs	37,252	(31,097)	6,155
Investments in mortgage-backed securities	26,764	(23,582)	3,182
Change in fair value of free-standing derivative	697	—	697
Provision for loan losses	(2,811)	—	(2,811)

Total	$73,285	$(62,978)	$10,307

Period from January 1, 2006 through September 30, 2006

Investment Type	Investment Interest Income	Investment Interest Expense	Net Investment Income
	(in thousands)
Investment in residential and commercial mortgages and leveraged loans	$28,344	$(19,941)	$8,403
Investments held by CDO entities and Trust VIEs	64,282	(55,009)	9,273
Investments in mortgage-backed securities	59,463	(50,984)	8,479
Change in fair value of free-standing derivative	2,726	—	2,726
Provision for loan losses	(2,788)	—	(2,788)

Total	$152,027	$(125,934)	$26,093

Expenses.    During the three months ended September 30, 2006 and the period from January 1, 2006 through September 30, 2006, our non-investment expenses totaled $3.3 million and $8.2 million, respectively. These non-investment expenses consist of related party management compensation of $2.0 million and $4.5 million, respectively, and general and administrative expenses of $1.2 million and $3.6 million, respectively. We expect that our non-investment expenses will increase as we continue to increase our operations.

Interest and other income.    During the three months ending September 30, 2006 and the period from January 1, 2006 through September 30, 2006, we generated $0.7 million and $2.4 million, respectively, of interest earned from cash held on deposit with financial institutions.

Loss on sale of assets.    During the three months ending September 30, 2006 and the period from January 1, 2006 through September 30, 2006, we recorded a gain on the sale of assets of $1.4 million and a loss on the sale of assets of $21.7 million, respectively. During the nine month period ended September 30, 2006, Sunset sold RMBS with a carrying value of approximately $819.7 million at a loss of $20.8 million. In conjunction with these sales, Sunset terminated interest rate swap contracts and recorded a gain of $17.8 million in earnings.

Realized and unrealized gains on interest rate swaps.    During the three months ending September 30, 2006 and the period from January 1, 2006 through September 30, 2006, we realized gains on derivative contracts of $7.4 million and $27.2 million, respectively. The gains at AFT consisted of $6.8 million realized as a result of AFT’s termination of its MBS credit agreement during the three months ended June 30, 2006 and $0.9 million realized as a result of terminating an interest rate swap contract in connection with the sale of residential mortgage loans during the second quarter of 2006. The gains at Sunset were directly attributable to the termination of interest rate swaps in conjunction with the sale of RMBS.

Minority interest.    Minority interest represents the portion of net income generated by consolidated entities that is not attributable to our stockholders. Minority interest during the three months ending September 30, 2006 and the period from January 1, 2006 through September 30, 2006 was $2.6 million and $5.0 million, respectively.

Provision for income taxes.    AFT and Sunset’s domestic TRSs are subject to U.S. federal and state income and franchise taxes. During the three months ending September 30, 2006 and the period from January 1, 2006 through September 30, 2006, AFT and Sunset recorded a provision for income taxes of $0.2 million and $0.6 million, respectively, based on the effective income tax rate of the TRSs. The estimated annual effective tax rate of the TRSs was based on estimates of taxable income, deductions and the projected effective annual tax rates made by our management. Such estimates are subject to change as these components become probable in magnitude and timing. The effective tax rates are primarily based on a federal statutory income tax rate of 35.0% and a state and local effective income tax rate, net of federal benefit, of 6.0%.

Liquidity and Capital Resources

Liquidity is a measure of our ability to meet potential cash requirements, including ongoing commitments to repay borrowings, fund and maintain investments, pay dividends and other general business needs. We believe our available cash balances, other financing arrangements and cash flows from operations will be sufficient to fund our liquidity requirements for the next 12 months, but our ability to grow our business will be limited by our ability to obtain future financing, as discussed below. Over the next 12 months, we expect that our external management fees payable to our manager under our management agreement will be substantially offset by the collateral management fee credits that we earn. We do not anticipate incurring fixed liabilities payable under our management agreement. We are currently financing our TruPS, MBS and leveraged loan portfolio with warehouse facilities, repurchase agreements and CDO notes payable. We finance our mortgage loans through the use of short-term repurchase agreements. Should our liquidity needs exceed our available sources of liquidity, we believe that the securities in which we have invested could be sold or utilized in a repurchase agreement to raise additional cash. We expect to continue to grow our business and will need to arrange for additional sources of debt and equity capital to fund that growth. AFT has deployed substantially all of the $102 million of net proceeds of its private placement to purchase debt and equity securities of CDOs and CLOs as well as residential mortgage loans. We currently have no commitments for any additional financings, and we may not be able to obtain any additional financing at the times required and on terms and conditions acceptable to us. If we fail to obtain needed additional financing, the pace of our growth would be adversely affected. As of September 30, 2006, AFT had total indebtedness of approximately $3.2 billion, Sunset had total indebtedness of approximately $1.8 billion and our combined company, on a pro forma combined basis after giving effect to the merger, had total indebtedness of approximately $5.0 billion.

Our primary cash needs include the ability to:

•	distribute earnings to maintain our qualification as a REIT;

•	pay costs of borrowings, including interest on such borrowings and expected CDO, CLO and other securitization debt;

•	pay base and incentive fees to our manager;

•	fund investments and operating expenses; and

•	pay federal, state and local taxes of our domestic TRS subsidiaries.

We have available the following primary cash resources:

•	revenue from operations, including interest income from our investment portfolio;

•	interest income from temporary investments and cash equivalents; and

•	borrowings under repurchase agreements, warehouse facilities and other credit facilities.

We intend to generate suitable investments that can be financed on a long-term basis through CDOs and CLOs, and other types of securitizations to finance our assets with more long-term capital. Our liquidity will be dependent in part upon our ability to successfully implement our securitization strategy. Factors that could affect our future ability to complete securitizations include conditions in the securities markets generally, conditions in the asset-backed securities markets specifically and the performance of our portfolio of securitized assets.

Credit Facilities, Repurchase Agreements and Commitments on a Pro Forma Combined Basis as of September 30, 2006

As of September 30, 2006, on a pro-forma combined basis, we were party to the following agreements, which were collateralized by the assets shown below:

Repurchase Facilities (and Aggregate Borrowing Capacity)	Termination Date	Assets Being Financed by Lender As of September 30, 2006
Repurchase agreements-residential mortgages and securitized loan pools	October 2006	$493.6 million
Revolving line of credit	September 2007	Not yet drawn
TruPS related warehouse facilities	October 2006	$1.0 billion
Repurchase Agreements	various	Not currently utilized ($2.2 billion)

The following table sets forth the timing of required payments to our pro-forma combined contractual obligations as of September 30, 2006:

		Maturities Due by Period
	Total	Less than 1 Year	1-3 Years		3- 5 Years		More than 5 Years
	(in thousands)
Accrued transaction liabilities	$5,223	$5,223	$		$		$
Base management fee	987	987
Repurchase agreements	493,662	493,662		—		—		—
Trust preferred obligations	785,274	—		—		—		785,274
CDO notes payable	3,722,938	—		—		—		3,722,938
Junior subordinated notes due to Sunset Financial Statutory Trust I	20,619							20,619

Total commitments	$5,028,703	$499,872		$—		$—		$4,528,831

We will determine on a monthly basis whether to continue the $493.7 million of repurchase agreements and currently intend to continue to finance those assets with repurchase agreements. In the event that we determine not to continue the repurchase agreement financing, the indebtedness relating to these repurchase agreements will be paid either with proceeds from a securitization of certain of these assets or proceeds from the sale of the underlying assets.

Inflation

We believe that the principal risk to us from inflation is the effect that market interest rates may have on our floating rate debt instruments as a result of future increases caused by inflation. We mitigate against this risk through our financing strategy to match the terms of our investment assets with the terms of our liabilities and, to the extent necessary, through the use of hedging instruments.

Quantitative and Qualitative Disclosures About Market Risk

Our exposure to market risk pertains to losses resulting from changes in interest rates and equity security prices. We are exposed to credit risk and interest rate risk related to our investments in debt instruments, TruPS, debt securities, real estate securities and residential mortgages. Our primary market risk is that we are exposed to interest rate risk. Interest rates may be affected by economic, geopolitical, monetary and fiscal policy, market supply and demand and other factors generally outside our control, and such factors may be highly volatile. Our interest rate risk sensitive assets and liabilities and financial derivatives typically will be held for long-term investment and not held for sale purposes. Our intent in structuring CDO and CLO transactions and other securitizations will be to limit interest rate risk by our financing strategy to match the terms of our investment assets with the terms of our liabilities and, to the extent necessary, through the use of hedging instruments. Although we have had only limited operations and acquired a limited amount of assets as of September 30, 2006 using AFT’s historical investment strategy, we do not believe an increase in interest rates will have an impact on our net equity in our overall portfolio.

We intend to make investments that are either floating rate or fixed rate. Our floating rate investments will generally be priced at a fixed spread over an index such as LIBOR that reprices either quarterly or every 30 days based upon movements in effect at each measurement date. Given the frequency of future price changes in our floating rate investments, changes in interest rates are not expected to have a material effect on the value of these investments. Increases or decreases in LIBOR will have a corresponding increase or decrease in our interest income and the match funded interest expense, thereby mitigating the net earnings impact on our overall portfolio. In the event that long-term interest rates increase, the value of our fixed-rate investments would be diminished. We have hedged this risk where the benefit outweighs the cost of the hedging strategy. Such changes in interest rates would not have a material effect on the income of these investments, which generally will be held to maturity.

Through September 30, 2006, we entered into various interest rate swap agreements to hedge variable cash flows associated with CDO notes payable and repurchase agreements. These cash flow hedges have an aggregate notional value of $786.9 million and are used to swap the variable cash flows associated with variable rate CDO notes payable and repurchase agreements into fixed-rate payments consistent with the interest rate profile of the hedged item. As of September 30, 2006, the interest rate swaps had an aggregate liability fair value of $14.3 million. Changes in the fair value of the ineffective portions of interest rate swaps and interest rate swaps that were not designated as hedges under SFAS No. 133 are recorded in earnings.

The following table summarizes the change in net investment income for a 12-month period, and the change in the net fair value of our investments and indebtedness assuming an instantaneous increase or decrease of 100 basis points in the LIBOR interest rate curve, both adjusted for the effects of our interest rate hedging activities:

	100 Basis Point Increase	100 Basis Point Decrease
	(dollars in thousands)
Net investment income from variable rate investments and indebtedness	$1,847	$(1,847)
Net fair value of fixed rate investments and indebtedness	$(37,232)	$(9,252)

We will seek to manage our credit risk through Cohen & Co.’s underwriting and credit analysis processes that are performed in advance of acquiring an investment. The TruPS, leveraged loans, MBS, residential mortgages and other investments that we expect to consider for future CDO and CLO transactions and other securitizations will be subject to a comprehensive credit analysis process and require the approval of Cohen & Co.’s credit committees for that asset class prior to funding.

We expect to make investments that are denominated in U.S. dollars, or if made in another currency we will enter into currency swaps to convert the investment into a U.S. dollar equivalent. It may not be possible to match the payment characteristics of the investment with the terms of the currency swap to fully eliminate all currency risk and such currency swaps may not be available on acceptable terms and conditions based upon a cost/benefit analysis.

Fair Values

For certain of the financial instruments that we own, fair values will not be readily available since there are no active trading markets for these instruments as characterized by currency exchanges between willing parties. Accordingly, fair values can only be derived or estimated for these investments using various valuation techniques, such as computing the present value of estimated future cash flows using discount rates commensurate with the risks involved. However, the determination of estimated future cash flows is inherently subjective and imprecise. Minor changes in assumptions or estimation methodologies can have a material effect on these derived or estimated fair values. These estimates and assumptions are indicative of the interest rate environments as of September 30, 2006 and do not take into consideration the effects of subsequent interest rate fluctuations.

We note that the values of our investments in MBS, residential mortgages, TruPS, and in derivative instruments, which are interest rate hedges on our debt, will be sensitive to changes in market interest rates, interest rate spreads, credit spreads and other market factors. The value of these investments can vary materially from period to period. Historically, the values of our assets have tended to vary inversely with those of its derivative instruments.

Off-Balance Sheet Arrangements and Commitments

We maintain arrangements with various investment banks regarding CDO securitizations and warehouse facilities. Prior to the completion of a CDO securitization, our warehouse providers acquire investments in accordance with the warehouse facilities. Pursuant to the terms of the warehouse agreements, we receive the difference between the interest earned on the investments acquired under the warehouse facilities and the interest accrued on the warehouse facilities from the date of the respective acquisitions. Under the warehouse agreements, we are required to deposit cash collateral with the warehouse providers, and as a result, we bear the first dollar risk of loss up to our warehouse deposit if an investment held under the warehouse facility is liquidated at a loss. Upon the completion of a CDO securitization, the cash collateral held by the warehouse provider is returned to us. The duration of a warehouse facility is generally at least nine months. These arrangements are deemed to be derivative financial instruments and are recorded by us at fair value in each accounting period with the change in fair value recorded in earnings.

The $1.0 billion of warehouse facilities we had in place as of September 30, 2006 constituted our material off-balance sheet arrangements as of that date. As of September 30, 2006, our warehouse providers had acquired, and were holding, $1.0 billion of TruPS and surplus notes pursuant to warehouse facilities.

BUSINESS

We are an externally managed Maryland corporation that invests primarily in certain target asset classes identified by Cohen & Company Management, LLC, an affiliate of Cohen & Co. Cohen & Co. is a specialized research, investment banking and asset management firm that has provided financing to small and mid-sized companies in financial services, real estate and other sectors. We were incorporated in Maryland on October 6, 2003. On October 6, 2006, we acquired by merger Alesco Financial Trust and we renamed the combined company Alesco Financial Inc.

Our investment objectives are to generate attractive risk-adjusted returns and predictable cash distributions for our shareholders. Future distributions and capital appreciation are not guaranteed, however, and we have a limited operating history employing our investment strategy upon which you can base an assessment of our ability to achieve our objectives and our management has limited experience operating as a REIT. We seek to achieve our objectives by employing the investment strategy followed by AFT since its inception. We invest primarily in CDOs and CLOs and similar securitized obligations structured and managed by Cohen & Co. or its affiliates, which obligations are collateralized by U.S. dollar denominated assets in the following target asset classes:

•	mortgage loans and other real estate related senior and subordinated debt, RMBS and CMBS;

•	subordinated debt financings originated by Cohen & Co. or third parties, primarily in the form of TruPS issued by banks, bank holding companies and insurance companies, and surplus notes issued by insurance companies; and

•	leveraged loans made to small and mid-sized companies in a variety of industries characterized by relatively low volatility and overall leverage, including the consumer products and manufacturing industries.

Our investments in the equity securities of CDO and CLO entities are junior in right of payment and in liquidation to the collateralized debt securities issued by the CDO and CLO entities. We may also invest opportunistically from time to time in other types of investments within Cohen & Co.’s areas of expertise and experience, such as mezzanine real estate loans, participations in mortgage loans, corporate tenant leases and equity interests in real estate, subject to maintaining our qualification as a REIT and our exemption from regulation under the Investment Company Act. Our investment guidelines do not impose any limitations on the type of assets in which we may invest.

We elected to be taxed as a REIT under the Internal Revenue Code, commencing with our taxable year ended December 31, 2004. In order to maintain our qualification as a REIT, we must comply with a number of requirements under the Internal Revenue Code, including the requirement that we distribute at least 90% of our annual net taxable income (excluding net capital gains) to our stockholders. So long as we qualify as a REIT, we generally will not be subject to U.S. federal corporate income tax on our income to the extent we annually distribute that income to our stockholders; however, our domestic TRSs, such as Alesco Funding Inc., SFR Subsidiary Inc., Sunset Funding, Inc. and other domestic TRSs that we may form in the future, generally will be subject to U.S. federal, state and local income taxes on their earnings. A domestic TRS may retain its net income. Accordingly, we may not cause our domestic TRSs to distribute all or any portion of their income to us for distribution to our stockholders.

Our investments in TruPS and leveraged loans or in corporate entities, such as CDOs and CLOs, that hold TruPS and leveraged loans are subject to limitations because we conduct our business so as to qualify as a REIT and not be required to register as an investment company under the Investment Company Act. TruPS, leveraged loans and equity in corporate entities, such as CDO and CLO entities, created to hold TruPS and leveraged loans, do not qualify as real estate assets for purposes of the REIT asset tests. The income received from these investments will not generally qualify as real estate-related income for purposes of the REIT gross income tests. We must invest in a sufficient amount of qualifying real estate assets directly or through disregarded subsidiaries so that the value of those assets and the amount of gross income they generate, when compared to the value of the securities we hold in TRSs and the dividends received and other income includable by us in our gross income as a result of our TRS investments, together with any other non-qualifying REIT income we earn or non-qualifying assets that we own, enable us to continue to satisfy the REIT requirements. As of September 30, 2006, we held interests in approximately $49.8 million of non-qualifying real estate assets. Qualifying real estate assets typically generate less attractive returns than investments in TruPS or corporate entities holding TruPS. As of September 30, 2006, we held interests in approximately $1.1 billion of MBS and $251.3 million of residential mortgage loans, all of which were qualifying real estate assets and generated qualifying gross real estate income. While our investments in MBS and mortgage loans generate less attractive returns than our investments in TruPS and leveraged loans, we will continue to invest in MBS and mortgage loans and in other qualifying real estate assets in order to maintain our qualification as a REIT. We expect that our investments in MBS and mortgage loans and other qualifying real estate assets will generate most of our gross income for U.S. federal income tax purposes and such income will be supplemented by net income inclusions from our investments in foreign TRSs and net income from our investments in domestic TRSs to the extent such net income is distributed to us.

Our History

Sunset was incorporated in Maryland on October 6, 2003 and completed an initial public offering of common stock on March 22, 2004. During the period from the completion of Sunset’s initial public offering through April 27, 2006, Sunset pursued a business strategy of originating commercial mortgage loans and investing in RMBS and CMBS. On April 27, 2006, Sunset entered into a merger agreement with AFT, pursuant to which Sunset agreed to acquire AFT by merger in exchange for the issuance of 1.26 shares of Sunset common stock for each share of AFT common stock. Sunset’s board of directors approved of and recommended the merger to Sunset’s stockholders because, among other reasons, the board believed that, based on Cohen & Co.’s track record, Sunset’s stockholders would benefit from a new investment strategy managed by Cohen & Co. AFT’s board of trustees approved of and recommended the merger to AFT’s stockholders because, among other reasons, the board believed that the combined company would have a greater capital base from which to execute AFT’s investment strategy and improved opportunities to raise additional future capital.

On the same date that Sunset entered into the merger agreement, Sunset entered into an interim management agreement with our manager, pursuant to which Sunset became externally managed by our manager and our manager began to reposition Sunset’s investment strategies to mirror AFT’s investment strategy, which we continue to employ. Our manager was also the external manager of AFT pursuant to a long-term management agreement. The merger closed on October 6, 2006 and the combined company was renamed the combined company Alesco Financial Inc. On that same date, we terminated the interim management agreement and assumed the long-term management agreement in place between AFT and our manager. Immediately following completion of the merger, the former stockholders of Sunset held 42% of our outstanding shares of common stock and the former stockholders of AFT held 58% of our outstanding shares of common stock.

AFT was a Maryland REIT formed on October 26, 2005 that invested primarily in certain target asset classes identified by Cohen & Co. AFT commenced operations in January 2006 upon completion of a private placement of its common shares of beneficial interest in which it received approximately $102 million in net proceeds.

Our Portfolio and Recent Developments

We hold our portfolio investments primarily through our interests in CDOs and CLOs collateralized by assets in our target asset classes, as well as through financing arrangements such as warehouse lines and repurchase agreements that we use to fund our acquisition of assets prior to their being financed on a longer term basis through a CDO or CLO. The following table below summarizes our investment portfolio, on a pro forma combined basis after giving effect to the merger, as of September 30, 2006.

	Amortized Cost	Estimated Fair Value	Percentage of Total Portfolio	Weighted Average Interest Rate
	(in thousands)
Investment in securities and security-related receivables:
TruPS and subordinated debentures	$2,359,998	$2,360,236	45.5%	7.2%
Mortgage-backed securities	$2,084,860	$2,098,053	40.5%	5.8%
Other debt securities	$15,127	$15,127	0.3%	5.4%

Total investment in securities and security-related receivables	$4,459,985	$4,473,416	86.3%	6.5%

Investment in residential mortgages, leveraged loans and commercial loans:
Residential mortgages	$440,333	$435,352	8.4%	5.4%
Leveraged loans	$265,778	$265,428	5.1%	9.1%
Commercial loans	$9,173	$9,173	0.2%	12.0%

Total investment in residential mortgages, leveraged loans and commercial loans	$715,284	$709,953	13.7%	6.8%

Investment in loans, net	$5,175,269	$5,183,369	100%	6.6%

As of September 30, 2006, on a pro forma combined basis after giving effect to the merger, we owned the following interests in CDOs and CLOs collateralized by our target asset classes:

CDO/CLO	Type of Collateral	Total Principal Amount of Collateral	Interests Held by Us	Investments (At Cost)
Alesco X	Bank and insurance company TruPS and surplus notes	$950.0 million	57.2% of common and preference shares	$32.1 million

Alesco XI	Bank and insurance company TruPS and surplus notes	$667.1 million	55.0% of common and preference shares	$22.5 million

Alesco XII(1)	Bank and insurance company TruPS and surplus notes	$667.6 million	55.0% of common and preference shares	$22.2 million

Kleros Real Estate I	RMBS	$999.9 million	100% of common and preference shares	$30.0 million

Kleros Real Estate II	RMBS	$999.6 million	100% of common and preference shares	$30.0 million

Emporia II	Middle Market Leveraged Loans	$266.1 million	59.0% of preference shares	$19.3 million

Libertas	—	$600.0 million	10.5% of preference shares	$1.8 million

(1)	Completed October 12, 2006.

As of September 30, 2006, on a pro forma combined basis, we had two warehouse facilities in place under which our warehouse providers could acquire up to an aggregate of $1.0 billion of TruPS and surplus notes issued by banks and insurance companies and five repurchase agreements relating to our purchase of $493.6 million of RMBS and residential mortgage loans.

Our Manager

We are externally managed and advised by our manager pursuant to a management agreement, which we assumed from AFT in the merger. Our manager is responsible for administering our business activities and day-to-day operations through the resources of Cohen & Co. Our manager has entered into a shared services agreement with Cohen & Co. pursuant to which Cohen & Co. provides our manager with access to Cohen & Co.’s credit analysis and risk management expertise and processes, information technology, office space, personnel and other resources, to enable our manager to perform its obligations under the management agreement. Our management agreement and the shared services agreement are intended to provide us access to Cohen & Co.’s pipeline of assets in our target asset classes and its personnel and their experience in capital markets, credit analysis, debt structuring and risk and asset management, as well as assistance with corporate operations.

Cohen & Co. was founded in 1999 by our chairman, Daniel G. Cohen, who was formerly the chairman of AFT, and is also the chairman and chief executive officer of Taberna, the chairman of Cohen & Co. and the chairman of our manager. Taberna is a recently formed self-managed and self-advised REIT. In June 2006, Taberna agreed to be acquired by RAIT, a public company that makes investments in real estate primarily by making real estate loans, acquiring real estate loans and acquiring real estate interests. Pursuant to the agreement and plan of merger for this transaction, Daniel G. Cohen will become the chief executive officer of RAIT. This transaction is subject to customary closing conditions, including approval by the shareholders of RAIT and Taberna. It is anticipated that the transaction, if approved, will be consummated in the fourth quarter of 2006. Cohen & Co.’s non-competition agreement with Taberna will remain in effect for the benefit of RAIT following the consummation of such transaction. As of September 30, 2006, Cohen & Co. and its affiliates had nearly $23.0 billion of assets in our target asset classes under management, including over $17.0 billion in our target asset classes. Since its founding through September 20, 2006, Cohen & Co., directly and through its network of third party originators, has originated or placed approximately $9.0 billion in subordinated financing in the form of TruPS and surplus notes issued by banks, bank holding companies and insurance companies, has acquired and managed, for its own account and on behalf of Taberna and our company, approximately $13.0 billion of residential mortgage loans, RMBS and other asset-backed securities, and has acquired approximately $800.0 million of participation interests in leveraged loan transactions. As of September 30, 2006, Cohen & Co., through its subsidiaries, managed 25 CDO and CLO transactions collateralized by assets in our target asset classes. Cohen & Co. was ranked as the largest manager of aggregate CDO assets for the period from 2004 to 2005, as reported by Asset-Backed Alert, a weekly publication on worldwide securitizations. Taberna manages seven CDOs collateralized by real estate TruPS. Cohen & Co. currently employs over 120 professionals, and has offices in Philadelphia, New York and Paris.

We believe our relationship with our manager and Cohen & Co. enables us to leverage Cohen & Co.’s investment and financing experience, network of relationships and expertise in structured finance, including Cohen & Co.’s:

•	expertise in providing financing to small and mid-sized companies in a variety of sectors, with a particular emphasis on banks, bank holding companies, insurance companies and real estate companies, and securitizing these assets through a variety of product lines branded by Cohen & Co., including:

•	Alesco (CDOs collateralized by TruPS and surplus notes issued by banks, bank holding companies or insurance companies and other debt);

•	Dekania (CDOs collateralized primarily by TruPS and surplus notes issued by insurance companies); and

•	Emporia (CLOs collateralized primarily by leveraged loans);

•	expertise in acquiring and securitizing real estate related assets through Cohen & Co.’s Kleros Real Estate product line (CDOs collateralized primarily by RMBS and other asset-backed securities);

•	disciplined asset origination process, including credit analysis of issuers and underlying collateral and risk management across asset classes;

•	extensive trading capacity, including a focus on trading fixed income securities; and

•	comprehensive research capabilities in a variety of sectors, including the real estate, insurance and financial services industries.

We will continue the business of investing in the target asset classes that Cohen & Co. has previously conducted and continues to conduct through various subsidiaries and sponsored entities, including the following:

•	Alesco and Dekania. From the inception of these product lines in August 2003 through September 30, 2006, Cohen & Co. and its subsidiaries have originated or placed approximately $9.0 billion in subordinated financing in the form of TruPS and surplus notes issued by banks, bank holding companies and insurance companies, and, as of September 30, 2006, manage 16 CDOs under the Alesco and Dekania brand names. As of September 30, 2006, on a pro forma combined basis, we hold common and preference shares having an aggregate face value of $58.7 million in two Alesco CDO transactions. We also hold common and preference shares having an aggregate face value of $24.2 million in the Alesco XII CDO, which we closed in October 2006. Shami J. Patel, who has over 12 years of financial and capital markets experience, including service at Cohen & Co., TRM Corporation, iATMglobal.net Corporation, an ATM software company, Sirrom Capital, a $500 million mezzanine investment fund, and Robertson Stephens & Co., leads Cohen & Co.’s portfolio management team for TruPS issued by banks and insurance companies and surplus notes issued by insurance companies. Thomas Friedberg who has an aggregate of over 43 years of experience at Cohen & Co., AIG, the Hartford Insurance Group and ITT Life Insurance Company, leads Cohen & Co.’s portfolio management team for the Dekania product.

•	Emporia. In October 2005, a subsidiary of Cohen & Co. structured and completed its first CLO transaction under the Emporia brand name in the amount of $425 million and also completed a second deal in June 2006 in the amount of $365 million, each collateralized by a portfolio of leveraged loans to small and mid-sized companies. Emporia Capital Management, an affiliate of Cohen & Co., acts as collateral manager for this CLO. As of September 30, 2006, on a pro forma combined basis, we hold preference shares having an aggregate face value of $21.5 million in one Emporia CLO transaction. Kevin Braddish leads Emporia’s portfolio management team. Mr. Braddish has over 20 years of small and mid-sized leveraged lending experience, including 4 years as the head of PB Capital’s U.S. Leveraged Lending Group.

•	Kleros. From the inception of this product line in June 2005 through September 30, 2006, Strategos Capital Management, LLC, a subsidiary of Cohen & Co., has completed seven CDOs in the amount of $8.0 billion, which includes two $1.0 billion CDOs under the Kleros Real Estate brand name, collateralized by high grade RMBS with an average rating of “A” by Moody’s Investors Service, Inc. As of September 30, 2006 on a pro forma combined basis, we held common and preference shares and notes having an aggregate face value of $60.0 million in two Kleros CDO transactions. Alex P. Cigolle, who has an aggregate of eight years of structured finance and capital markets experience at Cohen & Co., Delaware Investments, a member of Lincoln Financial Group and Banc of America Securities, leads Cohen & Co.’s portfolio management team for this product.

Taberna.    In addition to the businesses and product lines described above, in March 2005, Cohen & Co. sponsored the formation of Taberna. From March 2005 through September 30, 2006, Taberna and its subsidiaries have provided over $4.8 billion in subordinated financing in the form of TruPS for REITs and other real estate operating companies and under the Taberna brand name manage seven CDOs collateralized by these TruPS, together with CMBS and debt securities issued by real estate companies. Taberna also invests in RMBS and residential mortgage loans, and uses the services of Cohen & Co. and its subsidiaries to invest in these assets. Cohen & Co., through its affiliate broker-dealer, Cohen Brothers and Company, LLC, has also acted as placement agent for the TruPS acquired by the Taberna CDOs. Cohen & Co. and its subsidiaries have agreed not to compete with Taberna until April 28, 2008 in Taberna’s business of originating TruPS or other preferred securities issued by REITs and real estate operating companies or of acting as the collateral manager of CDOs involving such securities. Accordingly, for so long as our manager is a subsidiary of Cohen & Co., our manager must obtain Taberna’s consent before investing in TruPS issued by REITs and real estate operating companies on our behalf during the term of this non-competition agreement. We may seek to invest in these securities, but we may not be able to obtain Taberna’s consent for these investments.

Research.    Cohen & Co. has a research team comprised of seven analysts led by Lee Calfo, Andrew Stapp and Joseph Gladue who have over 40 years of combined experience researching companies in the financial services industry including banking, real estate, and insurance firms. Cohen & Co. regularly publishes research on many aspects of the banking, real estate and financial services industries including:

•	Initiations of Coverage and Company Progress Reports, in-depth reports of individual financial services companies;

•	Earnings Review Notes and Company Updates, detailed research analyses on news events of financial services companies;

•	Sector Updates, quarterly examinations of the performance and issues facing the financial services industry; and

•	Industry Reports, examinations of depository institutions operating in a particular geography, such as Texas or Puerto Rico, or of financial services firms occupying a certain niche or sub-set of an industry, such as mortgage REITs or credit card firms.

In addition, Cohen & Co. periodically publishes the following titles:

•	The Big Book of Banks and Thrifts, an annual publication reporting on small- and mid-sized banks;

•	Bank Trust Preferred Encyclopedia, an analysis of bank TruPS; and

•	The Insurance Trust Preferred Securities and Surplus Notes Encyclopedia, an analysis of insurance company TruPS.

Our manager is responsible for administering our business activities and day-to-day operations and uses the resources of Cohen & Co. to enhance our operations. Our management agreement is intended to provide us access to Cohen & Co.’s broad referral network, experience in capital markets, credit analysis, debt structuring and risk and asset management as well as corporate operations and governance.

Competitive Strengths

Business Model Seeks to Provide Attractive Risk-Adjusted Returns.    We believe that our target asset classes are attractive. TruPS issued by banks and insurance companies yield attractive rates and have historically experienced relatively low rates of defaults. Our investments in real estate securities have also historically been characterized by relatively low default rates. The majority of our investments in real estate securities are in RMBS rated A or AA by S&P. The collateral underlying these securities have high historical recovery rates and generally receive more substantial cash flow after default than comparable corporate securities. We believe our leveraged loan investments through Cohen & Co.’s leveraged loan product line, Emporia, enable us to further diversify our investment portfolio due to their low correlation of risk with our other target asset classes. The loan participations owned by the CLO entities in which we invest are generally secured by the assets of the loan obligor and these CLO entities focus on small and mid-sized issuers in industries characterized by relatively low volatility and leverage levels, including consumer products and manufacturing. We believe that the market for leveraged loans to small and mid-sized companies offers attractive risk-adjusted investment opportunities relative to loans made to larger companies that are syndicated among large groups of lenders, or broadly syndicated loans.

Experienced Management Team.    Members of our management team, through their association with Cohen & Co., have originated approximately $14.0 billion of TruPS financings from 2002 through September 30, 2006, including approximately $9.0 billion in the banking and insurance industries. Our management team has managed 25 CDO and CLO transactions from 2002 through September 30, 2006, including 16 CDOs comprised substantially of TruPS and surplus notes issued by small and mid-sized banks, bank holding companies and insurance companies, seven CDOs collateralized by RMBS and two CLOs collateralized by leveraged loans to small and mid-sized companies. Cohen & Co. is a market leader in the origination of TruPS issued by banks and insurance companies with an estimated 35% market share based on our analysis of Fitch ratings reports for 2005. We believe our access to Cohen & Co.’s resources gives us an advantage in acquiring these assets. We believe that one of the attractive features of TruPS for bank holding companies is that TruPS can currently be included in tier one capital, as defined in regulations promulgated under the Bank Holding Act of 1956, as amended, of bank holding companies, subject to limitations. Tier one capital is comprised of a company’s equity, disclosed reserves, and retained earnings and is one of the primary measures used by regulators of financial institutions to determine the amount of lending and deposit gathering activity that a particular bank can participate in. Certain state departments of insurance also afford favorable treatment to TruPS and surplus notes for purposes of determining whether insurance companies operating in their states satisfy required capital standards. In the future, regulators could seek to impose limitations on the favorable regulatory capital treatment of TruPS or disallow such favorable treatment in its entirety. Our management team also formed Taberna, which manages seven CDOs comprised substantially of TruPS issued by REITs and real estate operating companies. In addition, from November 2, 2002 to June 3, 2003, our management team was involved in a joint venture that originated collateral for, and advised, three CDOs under the brand name Trapeza, collateralized substantially by TruPS issued by banks. Cohen & Co. is no longer involved in the joint venture and does not provide services to the Trapeza CDOs. We expect to leverage our management team’s experience in order to continue to grow our business.

Access to Pipeline of Assets.    Cohen & Co.’s origination and trading capabilities provide us with access to a pipeline of assets that will be structured by our manager to meet our credit and financing criteria. Our management team has an extensive network of contacts in the real estate, insurance and financial services communities, including relationships with regional and national investment banking firms that will assist Cohen & Co. in originating investments in our target asset classes. During the period beginning with AFT’s inception in January 2006 through September 30, 2006, AFT and Sunset, on a combined basis, invested in three Alesco’s CDOs collateralized by an aggregate of $2.3 billion of TruPS and surplus notes issued by banks and insurance companies, two Kleros CDOs collateralized by $2.0 billion of RMBS and one Emporia CLO collateralized by $350.0 million of leveraged loans. All of these investments were generated through the Cohen & Co. pipeline of assets.

Sophisticated Investment Process.    Cohen & Co.’s credit committees have a sophisticated underwriting process and detailed credit analysis of prospective issuers and underlying collateral on our behalf. Cohen & Co.’s senior professionals and members of its affiliates’ credit committees have significant expertise in analyzing the operations and financial statements of banks, bank holding companies, insurance companies and other companies that issue TruPS and other securities acquired by CDOs managed by Cohen & Co. Of the 25 CDOs and CLOs that members of our management team have structured and managed while at Cohen & Co., only two issuers of underlying TruPS assets have exercised their right to defer dividend or interest payments on the TruPS held by those CDOs, and one of those issuers has fully cured and made up previously deferred amounts.

Sources of Financing Relationships.    Our management team has extensive relationships with a broad range of lending sources to finance assets prior to their securitization. As of September 30, 2006, on a pro forma combined basis, we were party to $1.0 billion of warehouse agreements that provide funding for the origination of TruPS and surplus notes and $493.6 million of repurchase agreements pursuant to which RMBS and residential mortgages were being acquired, in each case prior to their longer term securitization through CDO and CLO vehicles. We generally will leverage our portfolio through the use of warehouse facilities, CDOs, CLOs and other securitizations, repurchase agreements and secured lines of credit. The leverage we employ will vary depending on our ability to obtain credit facilities, the loan-to-value and debt service coverage ratios of our assets, the yield on our assets, the targeted leveraged return we expect from our portfolio and our ability to meet ongoing covenants related to our asset mix and financial performance. Substantially all of our assets are pledged as collateral for our borrowings.

We do not have a policy limiting the amount of leverage we may incur to finance our investments; however, we generally expect the multiple of leverage compared to the amount of equity we invest in particular assets to be between 14 to 17 times for investments in TruPS, 20 to 25 times for residential mortgage loans, 25 to 35 times for RMBS and CMBS, and 9 to 12 times for leveraged loans.

Pending or Recently Completed Investments

Our board of directors has approved the following investments in pending transactions:

•	an approximately $20.0 million investment in a new Alesco CDO which is expected to be collateralized by approximately $500.0 million to $700.0 million of TruPS and surplus notes issued by banks and insurance companies, and

•	an approximately $10.0 million investment in a warehouse facility which is expected to be used to acquire leveraged loans that are intended to collateralize a new Emporia CLO.

The collateral underlying each of these possible investments is similar in nature to the collateral underlying the investments that we have made to date in our target asset classes. None of these investments has yet been made and each of them is subject to factors outside of our control. While we presently expect to make each of these investments, we cannot assure you that we will make all or any of them. We generally expect to use the net proceeds from this offering to make investments in our target asset classes, including the pending investments described above. We expect to deploy substantially all of the net proceeds in our target asset classes within the next four to six months; however, there can be no assurance that we will achieve this currently expected result.

We also recently completed an approximately $30.0 million investment in a new Kleros CDO which is expected to be collateralized by approximately $1.0 billion of RMBS.

Our Investment Strategy

We employ the investment strategy followed by AFT since its inception, which strategy is focused primarily on subordinated debt in the form of TruPS issued by banks, bank holding companies and insurance companies, middle market loans and RMBS. We seek to achieve our objectives by investing in a leveraged portfolio of assets in our target asset classes. The amount of leverage we can employ is driven by and limited to the common business practices of the companies providing the financing for each asset class.

The net proceeds that we use as cash collateral for our warehouse facilities, and the net proceeds that we retain for general corporate purposes pending further investment, are likely to produce returns that are lower than our investments in TruPS and our other targeted assets.

Net Investment Income.    In general, we will direct the acquisition of TruPS, leveraged loans and MBS on our behalf through a variety of warehouse financing arrangements that are eventually paid down in connection with the closing of a CDO or CLO transaction. We rely on the expertise of Cohen & Co. and its affiliates in identifying assets that meet our investment criteria and providing collateral management services for these assets prior to their securitization. The period when assets are being acquired before being securitized is referred to as a

“warehouse accumulations.” In general, we do not expect the TruPS acquired at our direction by our warehouse lenders to be reflected on our balance sheet during the warehouse accumulation period while the leveraged loans and MBS generally would be. During this period under the warehouse financing arrangements, we expect that, absent defaults in respect of these assets, we will receive income accruing from the yields on all of these assets in excess of interest expense and other financing expenses. We hold mortgage loans on our balance sheet from the time of our initial acquisition of these assets through the term of any securitization of these assets and record as income the interest or other payments we receive or accrue with respect to these assets and recognize as interest expense the financing costs of the warehouse lines or securitizations. We have purchased mortgage loans through the use of short-term repurchase agreements, but may finance these assets on a long-term basis through securitizations that involve the issuance of collateralized mortgage obligations.

Securitizations.    Generally, we make a determination as to whether to purchase the debt or equity securities issued by a CDO or CLO or other securitization vehicle at the time we enter into the related warehouse facility. When a sufficient amount of eligible warehoused assets have been acquired, we expect the assets to be sold or otherwise transferred to a CDO or CLO issuer, or financed through another securitization structure. We also expect that most of the CDOs and CLOs in which we invest will be structured and managed by affiliates of Cohen & Co., although we may opportunistically also invest in securitizations structured and managed by third parties. Any determination to purchase securities in CDOs or CLOs structured or managed by Cohen & Co. is subject to the approval of a majority of our independent directors.

A CDO or CLO is a securitization structure pursuant to which assets such as TruPS, surplus notes, asset-backed securities such as RMBS and CMBS, leveraged loans or other loans or securities are transferred to a special purpose entity that issues multiple classes of debt and equity interests to finance a portfolio of securities or loans. We may acquire all or a portion of the equity or debt securities issued by CDOs, CLOs and other securitizations. If we purchase a sufficient amount of the equity interests in the CDO or CLO or meet other consolidation rules pursuant to GAAP, we will consolidate all of the assets of the CDO or CLO and will reflect all of the debt of the CDO or CLO on our balance sheet and will reflect income, net of minority interests. The securities issued by CDOs, CLOs and other securitizations that we own are preferred equity securities that are subordinate to debt. Such securities are not secured by any collateral and generally rank junior to an issuer’s existing debt securities in right of payment and in liquidation.

Our manager or its affiliates usually receive CDO and CLO collateral management fees payable by the CDO and CLO issuers for which they serve as collateral manager. A portion of these fees, corresponding to our percentage equity ownership interest in the applicable CDOs and CLOs, reduces the management fees payable by us to our manager under our management agreement. See “Management—The Management Agreement” in this prospectus supplement.

Our warehouse financing facilities and CDOs, CLOs and other securitizations are collateralized by the following asset classes:

Mortgage Loans.    The majority of our investments in mortgage loans consist of residential mortgage loans to borrowers with relatively high average FICO scores (a credit score developed by Fair Isaac Corporation) and strong overall collateral credit quality. In the future, we may also invest in mortgage loans secured by commercial properties. As of September 30, 2006, on a pro forma combined basis, we owned approximately $444.1 million aggregate principal amount of mortgage loans with an average FICO score of greater than 700.

Real Estate Securities.    The majority of our investments in real estate securities generally consist of RMBS rated A or AA by S&P. We also invest indirectly in sub-prime mortgage loans through investments in RMBS collateralized by these loans; however, these RMBS will generally have an average rating of at least A by S&P. Sub-prime loans are loans that are offered at rates above the prime rate to individuals who do not qualify for prime rate loans based on their credit scores and other factors. We generally consider a loan to a borrower with a credit score of less than 620 to be a sub-prime loan. We also make investments in adjustable rate and hybrid adjustable rate RMBS. In the future, we may also invest in RMBS guaranteed by U.S. government sponsored enterprises such as the Federal National Mortgage Association, known as Fannie Mae, as well as RMBS that are not guaranteed by these entities. Our investments in CMBS may include securities that are rated investment grade by one or more nationally-recognized rating agencies, as well as unrated and non-investment grade rated securities.

TruPS and Surplus Notes.    We invest in CDOs which provide financings for banks, bank holding companies and insurance companies, primarily in the form of TruPS or surplus notes, most of which are originated by Cohen & Co. through relationships with third party investment banks. Our investments in CDOs that hold TruPS and surplus notes are generally structured to be consistent with the eligibility criteria for collateral debt securities as defined in the offering memorandum of each CDO transaction in which we hold an interest. Our ability to invest in debt or equity securities issued by a particular CDO is not subject to the TruPS or surplus notes comprising the collateral debt securities for that particular CDO having a minimum credit rating. As a result, we may invest in a CDO whose collateral is rated investment grade or non-investment grade or is not rated.

TruPS are hybrid instruments that have characteristics of debt and equity securities, including quarterly dividend payments that are tax deductible to the issuer similar to bonds and preferred dividend payments that are deferrable for up to 20 consecutive quarters similar to preferred equity. TruPS are issued by a special purpose trust that holds a subordinated debenture or other debt obligation issued by a sponsoring company to the trust. The sponsoring company holds the common equity interest in the trust, and the preferred securities of the trust, or TruPS, are sold to investors. Under current regulatory and tax structures applicable to depository institutions and insurance companies, the proceeds from TruPS are treated as primary regulatory capital. In addition to favorable regulatory capital treatment, TruPS are non-dilutive to the sponsoring company’s stockholders because under current GAAP, TruPS are not treated as outstanding equity securities. The obligations of the sponsor company relating to the subordinated debenture held by the trust generally are unsecured, subordinated and rank junior in priority of payment to the sponsor company’s existing and future senior indebtedness, and effectively rank junior to all existing and future liabilities, obligations and preferred equity of its subsidiaries, if any. No payment of principal of, or premium, if any, or interest or any other payment due on, the related subordinated debentures may be made if (i) any senior indebtedness of the sponsor company is not paid when due and any applicable grace period with respect to such default is not cured or waived or ceases to exist or (ii) the maturity of any senior indebtedness of the applicable sponsor company has been accelerated due to a default and such acceleration has not been rescinded or cancelled or such senior indebtedness has not been paid in full. In the event of the bankruptcy, liquidation or dissolution of the sponsor company, its assets would be available to pay obligations under the subordinated debentures only after all payments have been made on its senior indebtedness. A holder of TruPS may directly sue a sponsor company or seek other remedies to collect its pro rata share of payments owed or rely on the relevant trustee to enforce the TruPS issuer’s rights under the subject subordinated debenture.

Surplus notes are unsecured obligations issued directly by an insurance company. They are subordinated in right to all senior indebtedness and policy claims owed by the issuer. Typically, no restriction limits the issuer from incurring additional senior indebtedness. In addition, each payment of interest and principal under a surplus note is subject to the prior approval of the appropriate state regulator.

According to the FDIC Quarterly Banking Profile, as of June 30, 2006, there were 4,332 banks or bank holding companies with between $100 million and $10 billion in assets in the United States, referred to as small and mid-sized banks.

According to Fitch Ratings, 44 TruPS CDO or other pooled financing vehicles provided approximately $7.5 billion in funding to small and mid-sized banks, bank holding companies and insurance companies from 2004 to September 30, 2006. Cohen & Co. structured and managed 13 CDOs, aggregating $7.2 billion from 2004 to September 30, 2006. We believe that the small and mid-sized banks or bank holding companies and insurance companies that issue TruPS through Cohen & Co. will continue to find TruPS an attractive source of capital to finance growth, strengthen their capital base, refinance high-rate debt and fund acquisitions. In addition to new issuances of TruPS, we also anticipate refinancing earlier issuances of TruPS that are approaching the expiration of redemption restrictions.

Leveraged Loans.    We invest in the equity tranches of CLO entities, the assets of which generally consist of debt obligations of small and mid-sized corporations, partnerships and other entities in the form of participations in first lien and other senior loans and mezzanine loans, which we collectively refer to as leveraged loans because of the high proportion of debt typically in the capital structure of the borrowing entities. The loan participations owned by the CLO entities in which we invest are generally secured by the assets of the loan obligor. The second lien loans are structured so that, while the second lien loans are secured by a junior lien on the same pool of assets that secures the first lien loans of a particular loan obligor, the second lien loans are equal to the first lien loans in right of ongoing payments of principal and interest. The collateral that secures the leveraged loans in which the CLO invests varies widely depending upon the issuer and the industry in which such issuer operates, but generally includes such issuer’s fixed assets, inventory and receivables. These leveraged loan investments are generated by Cohen & Co. through its leveraged loan product line, Emporia, which focuses on small and mid-sized issuers in industries characterized by relatively low volatility and leverage levels, including consumer products and manufacturing. In general, the borrowers under these loans use the borrowed funds in connection with leveraged buyouts or recapitalizations of their companies. Our investment guidelines for leveraged loans are generally structured to be consistent with the eligibility criteria for collateral debt obligations that are anticipated to be defined in the offering memorandum of the CLO transaction that we expect to hold an interest. Our ability to invest in debt or equity securities issued by a particular CLO is not subject to the corporate borrowers whose loans comprise the collateral for that particular CLO having a minimum corporate credit rating. As a result, we may invest in a CLO whose collateral is comprised of loans made to borrowers whose minimum corporate credit rating, if any, is that set forth in the offering circular or memorandum prepared with respect to such CLO. We consider the corporate credit rating of the borrower whose loans are put up as collateral with respect to a particular CLO, however, to evaluate the terms offered with respect to investing in that particular CLO transaction.

We believe that the market for leveraged loans to small and mid-sized companies, which is estimated to have approximately $1.3 trillion of total loans outstanding as of December 31, 2004, according to S&P, offers attractive risk-adjusted investment opportunities relative to loans made to larger companies that are syndicated among large groups of lenders, or broadly syndicated loans. We believe that leveraged loans made to small and mid-sized companies often possess inherent structural and credit protections, including capital structure seniority, more favorable covenant and collateral packages than are customary in broadly syndicated loans, and smaller lender groups which are able to play a more proactive role in the negotiation and documentation of loan terms than the lender group in a more broadly syndicated loan transaction. In addition, we believe, based on Cohen & Co.’s experience, that leveraged loans made to small and mid-sized companies typically offer higher upfront fees and higher returns to the lenders relative to broadly syndicated loans.

Our Financing Strategy

We intend to use leverage in order to increase our potential returns, to fund the acquisition of assets that will collateralize CDOs and CLOs in which we may invest and to finance our portfolio investments primarily through the following:

•

Warehouse Facilities.    As of September 30, 2006, on a pro forma combined basis, we had $1.0 billion of outstanding borrowings on warehouse facilities that had $31.6 million of remaining available capacity. Subsequent to that date, we invested in the Alesco XII CDO and used the proceeds from the CDO to repay $571.6 million of the warehouse facilities. We expect that Alesco Funding Inc. and some of our other taxable or qualified REIT subsidiaries will enter into additional warehouse facilities in order to fund the acquisition of additional assets during warehouse accumulation periods. We are required to post cash collateral for our warehouse facilities. During a warehouse accumulation period, we generally earn all or a portion of the net positive cash flow derived from the assets acquired by our warehouse lenders, after payment to the warehouse lenders of interest expense and other financing expenses. The cash collateral maintained by us on deposit with our warehouse lenders serves as first loss protection to the lender with respect to any losses suffered on any of the assets held by the warehouse lenders during a warehouse accumulation period up to the full amount of the cash collateral. Our liability for losses under the warehouse facilities is generally limited to a fixed percentage of assets held under the facility, except in certain circumstances where our liability may exceed the cap such as if we were to engage in fraud. Our liability limitations are approximately 3% on both the MBS facility and the TruPS facility, and approximately 6% on the leveraged loan facility. See “Risk Factors—Risks Related to Our Business—We could suffer losses beyond our committed capital under warehouse facilities, which could harm our business, financial condition, liquidity and results of operations” in the accompanying prospectus. We account for our TruPS warehouse facilities as a “free-standing” derivative. The warehouse facilities for MBS and leveraged loans are generally treated as on-balance sheet financings. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies” in this prospectus supplement.

•	CDOs, CLOs and Other Securitizations. Generally, we make a determination as to whether to purchase the debt or equity securities issued by a CDO or CLO or other securitization vehicle at the time we enter into the related warehouse facility. When a sufficient amount of eligible warehoused assets have been acquired, we expect the assets to be sold or otherwise transferred to a CDO or CLO issuer, or financed through another securitization structure. We expect that Cohen & Co.’s affiliated investment advisers will manage the CDOs, CLOs and other securitizations in consideration of a collateral management fee. A portion of these fees, corresponding to our percentage equity ownership interest in the applicable CDOs or CLOs, is credited to reduce the amount of fees payable by us to our manager under the management agreement. As of September 30, 2006, on a pro forma combined basis, we owned debt and equity interests having an aggregate face value of $140.2 million in four CDOs and one CLO.

•	Repurchase Agreements. We expect to finance our mortgage loans and other investments through the use of short-term repurchase agreements. As of September 30, 2006, on a pro forma combined basis, we had $493.6 million of outstanding borrowings under repurchase agreements.

•	Secured Lines of Credit. We may fund purchases of additional real estate related assets such as RMBS, CMBS and mortgage loans with secured lines of credit. We have a $10.0 million line of credit, which as of September 30, 2006 had not been drawn upon.

There is no limitation on the amount of indebtedness that we may incur to fund our business operations and investment strategy in the ordinary course of our business.

Credit Analysis and Risk Management

Our investment strategy involves two primary investment phases: (i) the selection of assets to be acquired during a warehouse accumulation period, and (ii) the acquisition of interests in the CDO, CLO or other securitization vehicle through which the warehoused assets are financed on a long-term basis. The cornerstone of our investment process is the ability of Cohen & Co. and our manager to identify investments during each of these phases applying the underlying asset credit analysis and underwriting process utilized by Cohen & Co. in their business. With respect to the identification of assets in our target asset classes to be acquired during warehouse accumulation periods, we rely on the expertise of separate credit committees at Cohen & Co. for each of our target asset classes. Our manager determines whether we will acquire debt or equity securities in the CDOs, CLOs and other securitizations through which the warehoused assets are ultimately financed, subject to the approval of a majority of our independent directors. See “—Competitive Strengths—Disciplined Investment Process” in this prospectus supplement for a further discussion of Cohen & Co.’s credit committees.

TruPS and Leveraged Loans.    Before Cohen & Co. commits to provide financing to a company, whether in the form of TruPS or a leveraged loan, it:

•	requires the issuer or seller to answer a comprehensive due diligence questionnaire;

•	reviews publicly available information about the issuer;

•	reviews general market conditions and cyclical industry trends;

•	reviews issuer/seller-prepared and/or third-party valuations of the issuer’s assets;

•	conducts discussions with rating agencies;

•	reviews the issuer/seller’s historical performance and the level and stability of its anticipated cash flow; and

•	discusses the issuer’s liquidity position, credit statistics, growth strategy and selected potential problem areas with the issuer/seller’s management.

Real Estate Assets.    With respect to our investments in RMBS, CMBS, mortgage loans and other real estate related assets, Cohen & Co. conducts an analysis of the collateral, including an examination of the loan features, and a structural analysis.

Cohen & Co.’s credit assessment team for each asset class summarizes the results of its credit analysis in a credit report, including a discussion of strengths, concerns and risk mitigants of the particular investment. Each credit report is then reviewed by a committee consisting of at least one portfolio manager, credit analyst and trader. Each credit committee evaluates a potential investment by following guidelines it has developed based upon the experience of our management team and members of the credit committee. The credit committees meet as frequently as necessary so that our manager can be responsive to attractive and time sensitive opportunities. Approvals of investments by the credit committees require a unanimous vote of the credit committee members.

Cohen & Co.’s credit analysts continually monitor assets for potential credit impairment after they have been funded. The monitoring process includes a daily review of market conditions and public announcements by issuers, ongoing dialogues with issuers, a monthly review of collateral statistics and performance, meetings to discuss credit performance and a watch list. If our manager identifies a particular asset exhibiting deterioration in credit, the relevant credit team will meet to discuss the creditworthiness of the underlying asset and assess outlook and valuation estimates.

Competition

We expect to continue to encounter significant competition in seeking investments. We expect to compete with many third parties including specialty finance companies, savings and loan associations, banks, mortgage bankers, insurance companies, mutual funds, institutional investors, investment banking firms, lenders, governmental bodies and other entities. We may also be subject to significant competition in originating TruPS or other securities that will collateralize CDOs and CLOs. In addition, there are other REITs, including Taberna, with investment objectives similar to our company and others may be organized in the future, including those that may be advised or managed by Cohen & Co. Cohen & Co. and its subsidiaries have agreed not to compete with Taberna until April 28, 2008 in Taberna’s business of originating TruPS or other preferred securities issued by REITs and real estate operating companies or of acting as the collateral manager of CDOs involving these securities. Accordingly, for as long as our manager is a subsidiary of Cohen & Co., our manager must obtain Taberna’s consent before investing in TruPS issued by REITs and real estate operating companies on our behalf during the term of this non-competition agreement. We may seek to invest in these securities, but we may not be able to obtain Taberna’s consent for these investments. In addition, there can be no assurance that Cohen & Co.’s affiliates will not establish or manage other investment entities in the future that compete with us for other types of investments. For example, Taberna will compete with us for investments in RMBS and CMBS, and there can be no assurance that our manager will allocate the most attractive RMBS and CMBS opportunities to us. If any present or future Cohen & Co. investment entities have an investment focus similar to our focus, we may be competing with those entities for access to the benefits that its relationship with Cohen & Co. provides to it, including access to investment opportunities. Some of our competitors have substantially greater financial resources than we do and generally may be able to accept more risk. They may also enjoy significant competitive advantages that result from, among other things, a lower cost of capital and better operating efficiencies.

Competition may limit the number of suitable investment opportunities offered to us. It may also result in higher prices, lower yields and a narrower spread of yields over our borrowing costs, making it more difficult for us to acquire new investments on attractive terms. Competition may also reduce the fee income we realize from the origination, structuring and management of CDOs and CLOs. In addition, competition for desirable investments could delay the investment of proceeds from future offerings in desirable assets, which may in turn reduce our earnings per share and negatively affect our ability to maintain its dividend distributions.

Insurance

If we make investments that are secured by real property or if we make equity investments in real property, we will seek to ensure that the properties are covered by adequate insurance provided by reputable companies, with commercially reasonable deductibles, limits and policy specifications customarily carried for similar properties. There are, however, certain types of losses that may be either uninsurable or not economically insurable, such as losses due to floods, storms, riots, terrorism or acts of war. If an uninsured loss occurs, we could lose our invested capital in, and anticipated profits from, the investment.

Environmental Liabilities

In the event we are forced to foreclose on a mortgage loan we hold, we may take title to real estate, and, if we do take title, we could be subject to environmental liabilities with respect to these properties. In this circumstance, we may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation, and clean-up costs incurred by these parties in connection with environmental contamination, or may be required to investigate or clean up hazardous or toxic substances, or chemical releases at a property. The costs associated with investigation or remediation activities could be substantial. If we ever become subject to significant environmental liabilities, our business, financial condition, liquidity and results of operations could be materially and adversely affected.

Legal Proceedings

On June 26, 2006, Sunset commenced arbitration proceedings with the American Arbitration Association against Richard Amelung, Frank Amelung, Eugenia Amelung, Anthony Porter and Dorothy Porter, guarantors of a promissory note in the amount of $11.7 million, in connection with a commercial mortgage loan on real property in North Carolina and membership interests in a limited liability company owning residential property in North Carolina. We intend to seek to recover the balance on the promissory note plus accrued interest, attorney fees and costs from the guarantors and foreclose on a portion of the real property that collateralizes the commercial mortgage loan. The outcome of these proceedings are unknown at this time.

On October 7, 2005, Sunset filed a lawsuit against Owens Mortgage Investment Fund and Vestin Mortgage, Inc. in the United States District Court of Nevada for violation of certain provisions under a certain intercreditor agreement relating to our commercial mortgage loan on cemetery/funeral home properties in Hawaii. We are requesting declaratory judgment that certain actions taken by the defendants constitute a breach of the intercreditor agreement, including the sale by Owens Mortgage Investment Fund of its interest in the loan to Vestin Mortgage, Inc., and that payments made by Vestin Mortgage, Inc. to Owens Mortgage Investment Fund

for accrued interest should be allocated and distributed to all parties pro rata. The outcome of this suit is unknown at this time.

In April 2005, Sunset filed a lawsuit against Redevelopment Group V, LLC, a Pennsylvania limited liability company, in the Camden County Superior Court of New Jersey for collection of a $4.7 million loan receivable. On January 31, 2006, the property collateralizing the loan was sold in a court-supervised transaction for $3.5 million. In March 2006, the court released $3.4 million of the proceeds to Sunset, and we anticipate receiving the remaining $100,000 in the coming months. Although the collateral underlying the note has been sold, we retained all of our rights and remedies under the original note agreement against the guarantor of the loan as it relates to the deficiency arising from the sale of the loan collateral and non-performance by the borrower, including default interest, legal and other collection costs, and are pursuing collection. The outcome of this suit is unknown at this time. On July 6, 2005, Redevelopment Group V filed a countersuit against Sunset seeking rescission of the loan documents, which we intend to defend vigorously.

Offices

Our principal executive offices are located at Cira Centre, 2929 Arch Street, 17th Floor, Philadelphia, Pennsylvania 19104 and the telephone number of its offices is (215) 701-9555. Our manager has entered into a shared services agreement with Cohen & Co. pursuant to which Cohen & Co. provides our manager with office space.

Employees

We have no employees. All employees are provided by our manager under the management agreement.

INVESTMENT POLICIES AND POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

The following is a discussion of certain of our investment, financing and other policies.

Investment Objectives

Our investment objectives are to generate attractive risk-adjusted returns and predictable cash distributions for our stockholders. Future distributions and capital appreciation are not guaranteed, however, and we have a limited operating history employing our investment strategy upon which you can base an assessment of our ability to achieve our objectives and our management has limited experience operating as a REIT.

Investment Guidelines

We have no prescribed limitation on any particular investment type. Through our manager, we pursue diverse investments that have the potential to generate favorable risk-adjusted returns, consistent with maintaining our qualification as a REIT for U.S. federal income tax purposes and our intention to qualify for an exemption from registration under the Investment Company Act. We have adopted general guidelines for our investments and borrowings to the effect that:

•	no investment shall be made that would cause us to fail to qualify as a REIT; and

•	no investment shall be made that would cause us to be regulated as an investment company.

Our board of directors may establish additional investment policies and procedures and investment guidelines. Any such investment polices and procedures and guidelines approved by our board of directors may be changed by our board of directors without the approval of our stockholders.

Financing Policies

Our investment guidelines do not restrict the amount of indebtedness that we may incur. Our manager will seek to use leverage to enhance overall investment returns while maintaining appropriate levels of leverage relative to our asset base, the cost of financing and the structure of available financing. Assets such as mortgage loans and rated RMBS, which are relatively secure, as well as highly liquid, would generally be financed with higher levels of leverage than we would use to finance less liquid assets. Our manager will also seek, where possible, to match the term and interest rates of a substantial part of our assets and liabilities to minimize the differential between overall asset and liability maturities and to capture positive spreads between yields on the assets and the long-term financing costs of such assets.

In utilizing leverage, our objectives are to improve risk-adjusted equity returns and, where possible, to lock in, on a long-term basis, a spread between the yield on our assets and the cost of our financing.

Hedging Policies

Our manager will use hedging transactions to seek to protect the value of our portfolio prior to the execution of long-term financing transactions such as the completion of a securitization. Our manager may also use hedging transactions to manage the risk of interest rate fluctuations with respect to liabilities. Our manager may use interest rate swaps, interest rate caps, short sales of securities, options or other hedging instruments in order to implement our hedging strategy. In general, income from hedging transactions does not constitute qualifying income for purposes of the REIT 75% and 95% gross income requirements. To the extent, however, that we enter into a hedging contract to reduce interest rate risk or foreign currency risk on indebtedness incurred to acquire or carry real estate assets, any income that we derive from the contract would be excluded income for purposes of calculating the REIT 95% gross income test if specified requirements are met, but would not be excluded and would not be qualifying income for purposes of calculating the REIT 75% gross income test. See “U.S. Federal Income Tax Considerations—Gross Income Tests—Hedging Transactions” in the accompanying prospectus.

Conflicts of Interest Policies

Our board of directors has approved guidelines regarding possible conflicts of interest. Any transactions between us and Cohen & Co. not specifically permitted by our management agreement or the shared services agreement must be approved by a majority of our independent directors. The independent directors review transactions on a quarterly basis to ensure compliance with the investment guidelines. In such a review, the independent directors rely primarily on information provided by our manager. For further information regarding these conflicts, see “Risk Factors—Risks Related to Our Management and Our Relationship With Our Manager—There are potential conflicts of interest in the relationship between us, on the one hand, and our manager and our manager’s affiliates, including Cohen & Co., on the other hand, which could result in decisions that are not in the best interests of our stockholders” in the accompanying prospectus.

In addition, our board of directors is subject to policies, in accordance with provisions of Maryland law, which are also designed to eliminate or minimize conflicts, including the requirement that all transactions in which directors or executive officers have a material conflicting interest to our interests be approved by a majority of our disinterested directors. However, these policies or provisions of law may not always be successful in eliminating the influence of such conflicts and, if they are not successful, decisions could be made that might fail to reflect fully the interests of all stockholders.

Interested Director, Officer and Employee Transactions

We have adopted a policy that, unless such action is approved by a majority of the disinterested directors, we will not:

•	acquire from or sell to any of our directors, officers or employees, or any entity in which one of our directors, officers or employees has an economic interest of more than five percent or a controlling interest, or acquire from or sell to any affiliate of any of the foregoing, any of our assets or other property;

•	make any loan to or borrow from any of the foregoing persons; or

•	any transaction between us and Cohen & Co. not specifically permitted by our management agreement or the shared services agreement must be approved by a majority of our independent directors.

Notwithstanding the foregoing, we will not make loans to any such persons if such loans are prohibited by law.

In addition, our bylaws do not prohibit any of our directors, officers or agents, in their personal capacities or in a capacity as an affiliate, employee or agent of any other person, or otherwise, from having business interests and engaging in business activities similar to or in addition to or in competition with those of or relating to us.

Pursuant to Maryland law, a contract or other transaction between a company and a director or between the company and any other company or other entity in which a director serves as a director or has a material financial interest is not void or voidable solely on the grounds of such common directorship or interest, the presence of such director at the meeting at which the contract or transaction is authorized, approved or ratified or the counting of the director’s vote in favor thereof if (1) the material facts relating to the common directorship or interest and as to the transaction are disclosed to the board of directors or a committee of the board, and the board or committee authorizes the transaction or contract by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum, (2) the material facts relating to the common directorship or interest of the transaction are disclosed to the stockholders entitled to vote thereon, and the transaction is approved by vote of the stockholders, or (3) the transaction or contract is fair and reasonable to the company at the time it is authorized, ratified or approved.

Policies with Respect to Other Activities

We have the authority to offer common stock, preferred stock or options to purchase shares in exchange for property and to repurchase or otherwise acquire our common stock or other securities in the open market or otherwise, and we may engage in such activities in the future. We may issue preferred stock from time to time, in one or more series, as authorized by the board of directors without the need for stockholder approval. See “Description of Stock” in the accompanying prospectus. We do not intend to engage in trading, underwriting or agency distribution or sale of securities of other issuers other than though our registered broker-dealer subsidiary. We have not in the past, but we may in the future, invest in the securities of other issuers for the purpose of exercising control over such issuers. At all times, we intend to make investments in such a manner as to qualify as a REIT, unless because of circumstances or changes in the Internal Revenue Code or the regulations of the U.S. Department of the Treasury, our board of directors determines that it is no longer in our best interest to qualify as a REIT. Except as described in this prospectus supplement or the accompanying prospectus, we have not made any loans to third parties, although we may in the future make loans to third parties, including, without limitation, to joint ventures in which we participate. We intend to make investments in such a way that we will not be treated as an investment company under the Investment Company Act.

Our Distribution Policy

U.S. federal income tax law requires that a REIT distribute annually at least 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gain. For more information, please see “U.S. Federal Income Tax Considerations” in the accompanying prospectus.

In connection with the REIT requirements and to avoid paying income or excise taxes with respect to our net income, we generally expect to make regular quarterly distributions of all or substantially all of our taxable net income to holders of our common stock out of assets legally available thereof. Any future distributions we make will be at the discretion of our board of directors and will depend upon, among other things, our actual results of operations. Our actual results of operations and our ability to pay distributions will be affected by a number of factors, including the net interest and other income from our portfolio, our operating expenses and any other expenditures.

Restrictions on Ownership of Our Common Stock

To assist us in maintaining our qualification as a REIT, our charter generally prohibits any stockholder from beneficially or constructively, applying certain attribution provisions of the Internal Revenue Code, owning more than 9.8% in value of our outstanding shares of any class or series of capital stock. Our board may, in its sole discretion, waive the ownership limit with respect to a particular stockholder if our board is presented with evidence satisfactory to it that the ownership will not then or in the future jeopardize our qualification as a REIT. Our charter also prohibits any person from (a) beneficially or constructively owning our shares if such ownership would result in our being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise would result in our failing to qualify as a REIT, and (b) transferring shares if such transfer would result in our shares being owned by fewer than 100 persons. Our charter provides that any ownership or transfer of our shares in violation of the foregoing restrictions will result in the shares owned or transferred in such violation being automatically transferred to a charitable trust for the benefit of a charitable beneficiary, and the purported owner or transferee acquiring no rights in such shares. If the transfer is ineffective for any reason, then, to prevent a violation of the restriction, the transfer that would have resulted in such violation will be void ab initio.

Investment Company Act Exemption

We seek to conduct our operations so that we are not required to register as an investment company under the Investment Company Act. Section 3(a)(1)(A) of the Investment Company Act defines as an investment company any issuer which is or holds itself out as being engaged primarily in the business of investing, reinvesting or trading in securities. Section 3(a)(1)(C) of the Investment Company Act defines as an investment company any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer’s total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. Excluded from the term “investment securities,” among other things, are U.S. government securities and securities issued by majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company set forth in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act. Because we have organized our company as a holding company that conducts our businesses primarily through majority-owned subsidiaries, the securities issued by our subsidiaries that are excepted from the definition of “investment company” by Section 3(c)(1) or 3(c)(7) of the Investment Company Act, together with any other “investment securities” we may own, may not have a combined value in excess of 40% of the value of our total assets on an unconsolidated basis.

We seek to operate one or more of our majority-owned subsidiaries so that we qualify for the exemption from registration under the Investment Company Act provided by Section 3(c)(5)(C) of the Investment Company Act and monitor the portfolio of each such subsidiary periodically and prior to each investment to confirm that we continue to qualify for the exemption. In order for each such subsidiary to qualify for this exemption, at least 55% of its portfolio must be composed of qualifying assets and at least 80% of its portfolio must be composed of real estate-related assets. We generally expect that investments in CMBS will be considered qualifying assets and real-estate related assets under Section 3(c)(5)(C) of the Investment Company Act. The treatment of CDOs, asset-backed securities, bank loans and stressed and distressed debt securities as qualifying assets and real-estate related assets is based on the characteristics of the underlying collateral and the particular type of loan, including whether we have unilateral foreclosure rights with respect to the underlying real estate collateral.

We seek to operate one or more of our other majority-owned subsidiaries so that we qualify for another exemption from registration under the Investment Company Act or so that we are not considered to be an investment company under the Investment Company Act. See “Risk Factors—Regulatory and Legal Risks of Our Business—Maintenance of our Investment Company Act exemption imposes limits on our operations, which may adversely effect our results of operations” in the accompanying prospectus.

We organized our company so that we will not be considered an investment company under the Investment Company Act because we will satisfy the 40% test of Section 3(a)(1)(C) in that the value of our investments in majority-owned subsidiaries that qualify for the Section 3(c)(5)(C) exemption or qualify for other exemptions from the Investment Company Act (except Section 3(c)(1) or 3(c)(7)) will exceed 60% of the value of our total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. We monitor our holdings to ensure continuing and on-going compliance with this test. In addition, we believe our company will not be considered an investment company under Section 3(a)(1)(A) because we will not engage primarily or hold our company out as being engaged primarily in the business of investing, reinvesting or trading in securities. Rather, our company, through our majority-owned subsidiaries, is primarily engaged in the non-investment company businesses of those subsidiaries.

If the combined value of our investments in subsidiaries that are excepted by Section 3(c)(1) or 3(c)(7) of the Investment Company Act, together with any other investment securities we may own, exceeds 40% of our total assets on an unconsolidated basis, or if one or more of our subsidiaries fail to maintain their exceptions or exemptions from the Investment Company Act, we may have to register under the Investment Company Act and could become subject to substantial regulation with respect to our capital structure (including our ability to use leverage), management, operations, transactions with affiliated persons (as defined in the Investment Company

Act), portfolio composition, including restrictions with respect to diversification and industry concentration, and other matters and our manager will have the right to terminate our management agreement.

Qualification for exemption from the Investment Company Act limits our ability to make certain investments. For example, in order to rely on the exemption provided by Section 3(c)(5)(C) of the Investment Company Act, our mortgage loan subsidiaries are limited in their ability to invest directly in MBS that represent less than the entire ownership in a pool of mortgage loans, unsecured debt or in assets not related to real estate. In addition, in order to rely on the exemption provided by Rule 3a-7 under the Investment Company Act, our CDOs are limited in their ability to sell assets and reinvest the proceeds from asset sales. See “Risk Factors—Regulatory and Legal Risks of Our Business—Maintenance of our Investment Company Act exemption imposes limits on our operations, which may adversely effect our results of operations” in the accompanying prospectus.

MANAGEMENT

Executive Officers and Directors

Our board of directors consists of nine directors. Our board has determined that our directors, other than Messrs. Cohen and McEntee are independent in accordance with the requirements of the NYSE. Our directors will serve as directors until the next annual meeting of stockholders, or until their successors are elected and qualify.

Our executive officers and directors, their ages and their positions as of October 31, 2006 are as follows:

Name	Age	Position
Daniel G. Cohen	37	Chairman of the Board of Directors; Director
James J. McEntee, III	48	President; Chief Executive Officer; Director
John J. Longino	48	Chief Financial Officer and Treasurer
Shami Patel	37	Chief Operating Officer and Chief Investment Officer
Christian M. Carr	29	Chief Accounting Officer
Rodney E. Bennett	66	Independent Director
Marc Chayette	56	Independent Director
Thomas P. Costello	60	Independent Director
G. Steven Dawson	49	Independent Director
Jack Haraburda	67	Independent Director
Lance Ullom	38	Independent Director
Charles W. Wolcott	53	Independent Director

Biographical Information

Executive Officers

Daniel G. Cohen, age 37. Mr. Cohen, previously AFT’s chairman, is our chairman. He also serves as chairman and chief executive officer of Taberna and has served as a member of Taberna Capital Management, LLC’s investment committee since 2005. Since 2001, he has also served as chairman, chief executive officer and president of Cohen & Company Management, LLC and its ultimate parent company, Cohen & Co. Mr. Cohen has been chairman of the board of directors of The Bancorp, Inc., a publicly-traded bank holding company, since 2000, served as chief executive officer for The Bancorp, Inc. since 1999 and has served as a member of the board of directors of TRM Corporation, a consumer services company, since 2000 and as its chairman since 2003. From 1998 to 2000, Mr. Cohen served as the chief operating officer of Resource America Inc., a publicly- traded asset management company with interests in energy, real estate and financial services. From 1997 to 1999, Mr. Cohen was a director of Jefferson Bank of Pennsylvania, a commercial bank acquired by Hudson United Bancorp in 1999.

James J. McEntee, III, age 48. Mr. McEntee, previously AFT’s chief executive officer and president, is currently our chief executive officer and president. Since 2003, Mr. McEntee has served as the chief operating officer of Cohen & Co. and since 2005 has served as vice chairman of Taberna. He has served as a member of the board of directors of Pegasus Communications Corp. since 1996. He also serves as a director of The Bancorp Bank, a bank holding company. Prior to joining Cohen & Co., Mr. McEntee was the co-founder and co-managing partner of Harron Capital, LP, a $100 million private equity fund, from 2000 to 2002. Mr. McEntee held various positions as a lawyer in private practice with the law firm of Lamb McErlane PC (formerly, Lamb Windle & McErlane, P.C.) from 1996 to 2003, including as a partner and chairman of the firm’s Business Department.

John J. Longino, age 48. Mr. Longino, previously AFT’s chief financial officer and treasurer, is our chief financial officer and treasurer. He also serves as an executive vice president of Cohen & Co. Prior to joining Cohen & Co., in 2005, Mr. Longino was co-founder and co-managing partner of Apex Integrated Solutions LLC, a provider of outsourced accounting and financial services, from 2002 to 2005. Mr. Longino worked in public accounting from 1980 to 2002 at Arthur Andersen LLP where he served a variety of public and private companies with real estate and financial services businesses. As a partner with Arthur Andersen LLP, Mr. Longino had responsibility for various public offerings, due diligence engagements and SEC matters. Also, from 1995 to 2000, Mr. Longino served as the partner-in-charge of administration and chief financial officer for Arthur Andersen’s Mid-Atlantic Market Circle, which included the firm’s Washington, D.C., Philadelphia, Baltimore, Lancaster and Richmond offices.

Shami J. Patel, age 37. Mr. Patel, previously AFT’s chief operating office, is our chief operating officer and chief investment officer. He has also served as a managing director of Cohen & Co. & Company since 2002 where he oversees the structuring and execution of our transactions. He was a member of the board of directors and a co-chief executive officer of iATMglobal.net Corp. from 2000 to 2002. He was the chief financial officer of TRM Corporation, a consumer services company, from 1999 to 2000. He also served as vice president for Sirrom Capital, a $500 million mezzanine investment fund, from 1998 to 1999. Mr. Patel was an investment banker at Robertson Stephens & Co. in the business services and specialty finance groups from 1997 to 1998.

Christian M. Carr, age 29, previously AFT’s chief accounting officer and controller, is our chief accounting officer. Prior to joining Cohen & Co. in April 2006, Mr. Carr worked in public accounting at various levels within Arthur Andersen LLP and KPMG LLP from 1999 through 2006, most recently as manager at KPMG LLP where he served a variety of public and private companies with financial services and real estate businesses.

Directors

Rodney E. Bennett, age 66, is a director of our company. He also serves as a member of the compensation committee of our board of directors. Prior to becoming a director of our company, he served as a director of Sunset from October 15, 2003 until consummation of our merger and as Sunset’s chairman of the board and chairman of the audit committee from October 2005 until consummation of our merger. He also served as a member of the special committee in connection with our merger. From January 2003 to the present, he has served as the vice president and chief financial officer of Harvin Carter and Associates, Inc., a privately-owned fire sprinkler contractor doing business in five southeastern states. From January 1999 to September 2003, he founded and served as the chief executive officer of Saltilla Community Bank in St. Marys, Georgia. From July 1991 to the present, Mr. Bennett has acted as a consultant to various Georgia banks and private companies.

Marc Chayette, age 56, is a director of our company. He also serves as a member of the nominating and corporate governance committee of our board of directors. Mr. Chayette is the president of Adelaide Productions, an animation division of Sony Pictures Television, and is a film and television producer with twenty-five years of experience in production and distribution of French feature films. Mr. Chayette created Adelaide Productions in 1988 and has produced eight feature films. He started producing for television at the request of TF1 and produced an award winning dramatic comedy about an illiterate woman’s determined quest to learn to read. Mr. Chayette has also been extremely active in co-producing documentary and feature films in African countries, helping African production companies to produce and distribute their cultural heritage. Before his career in production, Mr. Chayette created a chain of design furniture stores representing Ligne Roset.

G. Steven Dawson, age 49, is a director of our company. He also serves as the chairman of the nominating and corporate governance committee of our board of directors. Prior to becoming a director of our company, he served as a director of Sunset from January 11, 2005 until consummation of our merger and was a member of Sunset’s compensation committee and the nominating and corporate governance committee. He also served as a member of the special committee in connection with our merger. He served as chief financial officer of Camden Property Trust or its predecessors from 1990 to 2003. Currently, Mr. Dawson serves on the boards of directors of five other companies, including Trustreet Properties, Inc. (NYSE: TSY), an Orlando-based owner of approximately 3,000 fast-food and casual dining restaurants and gas station/convenience stores, AmREIT, Inc. (AMEX: AMY), a Houston-based owner and developer of retail properties (audit committee chairman), Medical Properties Trust Inc., a Birmingham, Alabama-based REIT specializing in the ownership of acute care facilities, medical office buildings and related medical properties (audit committee chairman), Desert Capital REIT, a Las Vegas-based mortgage REIT (audit committee chairman), and American Campus Communities, Inc. (NYSE: ACC), an Austin-based equity REIT focused on student housing (audit committee chairman).

Charles W. Wolcott, age 53, is a director of our company. He also serves as a member of the audit committee of our board of directors. Prior to becoming a director of our company, he served as a director of Sunset from September 26, 2005 until consummation of our merger and was a member of the audit committee. He also served as a member of the special committee in connection with our merger. From 2002 to the present, he has served as the president and chief executive officer of Tecon Corporation, a diversified business operator. From 1993 to 2002, he was the president and chief executive officer of American Industrial Properties REIT, a NYSE listed real estate REIT. From 1984 to 1992, Mr. Wolcott served in various capacities at Trammell Crow Company, including president and CEO of Trammell Crow Asset Services, where he oversaw a $10 billion portfolio of real estate assets. Mr. Wolcott received his MBA from Harvard Business School in 1977.

Thomas P. Costello, age 60, is a director of our company. He also serves as chairman of the audit committee of our board of directors. Prior to becoming a director of our company, he served as a chairman of the audit committee of AFT’s board of trustees from January 2006 until consummation of our merger. Prior to that, Mr. Costello served as a director for KPMG LLP from 2002 to 2004. He was also employed at Arthur Andersen LLP for more than 35 years, including serving as National Practice Director from 1996 to 2002, where he was responsible for the accounting and audit practices of 19 Arthur Andersen offices in the southeast region of the United States. From 1985 to 1996, he served as partner in charge of the accounting and audit practice in Arthur Andersen’s Philadelphia office. Prior to that, he acted as engagement partner where he served clients in numerous industries and worked with both large multinational and small and mid-sized public companies.

Jack Haraburda, age 67, is a director of our company. He also serves as chairman of the compensation committee and as a member of the nominating and corporate governance committee of our board of directors. Prior to becoming a director of our company, Mr. Haraburda served as a trustee and chairman of the compensation committee of AFT’s board of trustees since January 2006. Since July 2004, Mr. Haraburda has served as managing partner of CJH Securities Information Group, a professional coaching business. Mr. Haraburda previously served as managing director for the Philadelphia Complex of Merrill Lynch, Pierce, Fenner & Smith Incorporated from 2003 to 2005. He has also served in various positions at Merrill Lynch since 1984, including as managing director of Merrill Lynch’s Princeton Complex, resident vice president of Merrill Lynch’s Philadelphia Main Line Complex, marketing director and national sales manager of Merrill Lynch Life Agency and chairman of Merrill Lynch Metals Company. From 1980 to 1984, he was managing director for Comark Securities, a government securities dealer. From 1968 until 1980, he served as a financial advisor, national sales manager for the Commodity Division, manager of the Atlanta Commodity Office and the Bala Cynwyd, Pennsylvania office of Merrill Lynch.

Lance Ullom, age 38, is a director of our company. He also serves as a member of the audit committee and the compensation committee of our board of directors. Prior to becoming a director of our company, he served as a trustee and chairman of the nominating and corporate governance committee of AFT’s board of trustees. He has also been executive vice president for E*TRADE Global Asset Management, or ETGAM, since January 2005. In this capacity he supervises all of ETGAM’s investment activities in MBS and other asset backed securities, mortgage loans, commercial lending, municipal securities, TruPS, derivative products and CDO businesses. Since joining E*Trade in 2000, Mr. Ullom has held several senior positions in ETGAM, including Vice President and Senior Portfolio Manager. Prior to joining E*TRADE, Mr. Ullom worked at Arbor Capital, a licensed broker-dealer/mortgage hedge fund based in New York City from 1996 to 2000, where he was responsible for trading structured bonds and whole loans. From 1991 to 1996, Mr. Ullom worked at Barclay Investments in various capacities from institutional sales to co-head of trading for all mortgage products.

Compensation of Directors

No member of our board of directors who is also our employee, whom we refer to as an excluded director, will receive additional compensation for serving on our board of directors. Each non-excluded director will receive an annual retainer of $30,000 ($33,000 in the case of the chairman of the nominating and corporate governance and $35,000 in the case of the chairman of the audit committee and compensation committee), plus a fee of $1,000 for each meeting of the board of directors and committee meeting attended in person by each non-employee director and $500 for each telephonic meeting attended. We will also reimburse all non-excluded directors for reasonable travel expenses incurred in connection with attending meetings and other activities related to serving on our board of directors.

Committees of the Board of Directors

Our board of directors has appointed an audit committee, a compensation committee and a nominating and corporate governance committee and has adopted charters for each of these committees. Each of these committees has three directors and is composed exclusively of independent directors, as defined by the listing standards of the NYSE. Moreover, the compensation committee is composed exclusively of individuals intended to be, to the extent required by Rule 16b-3 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, non-employee directors and will, at such times as our company is subject to Section 162(m) of the Internal Revenue Code, qualify as outside directors for the purposes of Section 162(m) of the Internal Revenue Code.

Audit Committee

Our audit committee consists of Messrs. Costello, Ullom and Wolcott, all independent directors within the meaning of the NYSE rules. Mr. Costello will serve as the chairman and will be our audit committee financial expert, as defined under applicable SEC and NYSE rules and regulations. Our board of directors adopted an audit committee charter that defines the audit committee’s primary duties. These primary duties include assisting the board of directors in fulfilling its oversight responsibilities to stockholders for monitoring:

•	the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the independence, qualifications and performance of our independent auditors; and

•	our internal accounting and financial reporting processes and audits of our financial statements.

In carrying out the above duties, the audit committee will, among other things:

•	retain, subject to stockholder ratification, if required by the board of directors, the independent auditors to prepare an audit report or perform other related work, and terminate any such engagement if circumstances warrant (the independent auditors shall be ultimately accountable to, and report directly to, the audit committee);

•	pre-approve all audit services and, to the extent permitted by law, all non-audit services provided by the independent auditors, as well as the fees and terms for providing such services (however pre-approval authority may be delegated to a member of the audit committee);

•	evaluate the qualifications, performance and independence of the independent auditors and the lead audit partner;

•	receive reports from the independent auditors required by SEC rules and applicable laws;

•	review the disclosures, if any, of our chief executive officer and chief financial officer, prior to their certification of each of our annual or quarterly report filed with the SEC, of our internal controls and our ability to record, process and summarize financial data (including any weaknesses in the controls); and

•	prepare the audit committee report for inclusion in our proxy statement for our annual meetings.

Compensation Committee

Our compensation committee consists of Messrs. Bennett, Haraburda and Ullom, all of whom are independent directors within the meaning of the NYSE rules. Mr. Haraburda will serve as chairman of the compensation committee. Our board of directors adopted a compensation committee charter that defines the compensation committee’s primary duties as:

•	reviewing our overall compensation structure, policies and programs;

•	making recommendations to the board of directors with respect to our incentive compensation plans and our equity-based plans;

•	reviewing the compensation of directors for services on the board of directors and its committees on an annual basis and recommending changes in compensation to the board of directors;

•	reviewing the performance of our chief executive officer on at least an annual basis and communicating the results of the review to our chief executive officer and the board of directors;

•	preparing a report on executive compensation for including in our proxy statement for our annual meetings; and

•	reviewing and reassessing the adequacy of the compensation committee charter on an annual basis and recommending any proposed changes to the board of directors for its approval, reviewing the compensation committee’s performance on an annual basis, based upon, among other things, an assessment of the committee’s fulfillment of its obligations pursuant to the compensation committee charter, and reporting the findings of the compensation committee to the board of directors.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Messrs. Chayette, Dawson and Haraburda, all of whom are independent directors within the meaning of the NYSE rules. Mr. Dawson will serve as the chairman of the nominating and corporate governance committee. The primary duties of our nominating and corporate governance committee are:

•	overseeing the process by which individuals are nominated to become members of our board of directors, including the identification of qualified individuals and the recommendation of director candidates for election or re-election to our board at the annual meeting;

•	recommending to the board of directors nominees for each committee of the board of directors on an annual basis;

•	developing and recommending to the board of directors a set of corporate governance principles;

•	overseeing matters of corporate governance to ensure that the board of directors is appropriately constituted (including board size and composition) and operated to meet its fiduciary obligations; and

•	establishing criteria for, and facilitating the evaluation of the performance of, the board of directors.

Code of Business Conduct and Ethics

We have adopted a corporate code of business conduct and ethics relating to the conduct of our business by our employees, officers and directors. We intend to maintain the highest standards of ethical business practices and compliance with all laws and regulations applicable to our business.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee of our board of directors, nor any of our executive officers, will serve as a member of the governing body or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors.

Employment Agreements

We have not entered into any employment agreements with our executive officers.

Other Key Cohen & Co. Management and Credit Committee Members

Kevin R. Braddish.    Kevin R. Braddish, age 47, has served as managing director and chief investment officer for Emporia Capital Management, LLC, a wholly-owned subsidiary of Cohen & Co. which structures and manages CLOs, since joining Cohen & Co. in March 2005. Mr. Braddish has served as a member of Cohen & Co.’s credit committee for leveraged loans since March 2005. He was managing director and group head for Commercial Lending at PB Capital, from 2001 to 2004 where he managed a $2 billion portfolio. Mr. Braddish was also managing director of the Leveraged Finance Group at PB Capital from 2000 to 2004, where he was responsible for the group’s origination, underwriting and syndication of small and mid-sized loans to private equity groups. Prior to that, he worked as a senior originator at GE Capital’s Commercial Finance Group from 1996 to 1999. Mr. Braddish began his career in 1983 in the management trainee program at the Bank of New York, where he spent 13 years in various lending groups, including the small and mid-sized lending and leveraged finance groups.

Alex P. Cigolle.    Alex P. Cigolle, age 31, has served as chief investment officer of Strategos Capital Management LLC, a majority-owned subsidiary of Cohen & Co. which invests in RMBS, CMBS and other real estate-related securities since joining Cohen & Co. in 2004. Mr. Cigolle also serves as a member of Cohen & Co.’s credit committee for RMBS, CMBS and other real estate-related securities. From 2000 to 2004, Mr. Cigolle served as vice president of Delaware Investments in the Structured Products Group. At Delaware Investments, Mr. Cigolle directed the trading and structuring of CDOs. In addition, Mr. Cigolle was responsible for the credit analysis of various structured products including MBS, asset-backed securities and CDOs. Prior to that, Mr. Cigolle was employed at Banc of America Securities, Inc. from 1998 to 2000 where he was a structurer in the Structured Credit Products Group.

Thomas Friedberg.    Thomas Friedberg, age 67, has served as managing director of Dekania Capital Management, a wholly-owned subsidiary of Cohen & Co., which provides financing in the form of TruPS to insurance companies, since joining Cohen & Co. in 2003. Mr. Friedberg also has served as a member of Cohen & Co.’s credit committee for insurance company TruPS since 2003. Mr. Friedberg has over 43 years of experience in a variety of life and property & casualty insurance companies. From 1971 to 1973 Mr. Friedberg served as vice president—Worldwide Automobile Insurance for AIG. He served as vice chairman and chief executive officer of ITT Life Insurance Company from 1977 to 1981. He has also served as president of each of Vanliner Insurance Company, Ranger Insurance Companies, ACCEL International Corporation and Stonington Insurance Company.

Matthew Mueller.    Matthew Mueller, age 33, has served as vice president at Cohen & Co. since March 2003, and has served as a member of Cohen & Co.’s credit committee for insurance company TruPS since September 2003. From January 2000 to November 2001 he served as an Associate Equity Analyst at Ferris,

Baker Watts, Incorporated, an investment bank, where he published research on companies in the insurance and specialty finance industries. Prior to joining Ferris, Baker Watts, Mr. Mueller was the Insurance Research Director at SNL Financial, a leading provider of financial information to the industry, from March 1996 to January 2000. While at SNL Financial, Mr. Mueller helped build a new research unit focusing on the insurance industry.

Harmon S. Spolan.    Harmon S. Spolan, age 71, served as president of Jefferson Bank for 22 years, until April 1999 when he joined the law firm of Cozen O’Connor as head of the Financial Services practice group, a position which he continues to hold. Mr. Spolan also serves as a member of Cohen & Co.’s credit committee for bank TruPS. He previously served as president of the State National Bank of Maryland from 1975 to 1977, and as a member of the Wharton School Faculty, Department of Legal Studies, of the University of Pennsylvania from 1964 to 1968.

Paul Vernhes.    Paul Vernhes, age 36, served as chief financial officer of Corifrance (Compagnie de Réassurance d’lle de France) from January 2004 to April 2005 and was responsible for treaty and facultative underwriting for numerous Latin American, Caribbean and Eastern European insurance companies, managing annual balance sheet and P&L accounts as well as end-of-term forecasts and managing relations with the rating agency and the security committees of several reinsurance brokers. Prior to that, he was a senior consultant of insurance department at Deloitte & Touche Consulting Group from January 1996 to April 1998, and a management consultant of retail service line at A.T. Kearney from September to December 1995.

Cohen & Co. Credit Committees

Cohen & Co.’s affiliated investment advisers operate separate credit committees for each of our target asset classes. The credit committees evaluate investments for the CDOs and CLOs whose securities will comprise our portfolio.

Each credit committee will oversee the investment policies and procedures and investment guidelines with respect to a particular asset class, review and approve our investment portfolio holdings within that asset class and assess and monitor compliance with the investment policies and guidelines. Each credit committee will meet as frequently as necessary to establish and review the allocation of capital and establish and review guidelines for the allocation of capital to specific asset classes.

RMBS, CMBS and Other Real Estate-Related Securities

Cohen & Co.’s credit committee for RMBS, CMBS, mortgage loans and other real estate-related senior and subordinated debt securities, consists of Daniel Cohen, James J. McEntee, III and Alex P. Cigolle.

Bank TruPS

Cohen & Co.’s credit committee for bank TruPS consists of Daniel G. Cohen, Harmon S. Spolan, and Kenneth R. Frappier.

Insurance Company TruPS

Cohen & Co.’s credit committee for insurance TruPS consists of Daniel G. Cohen, Thomas Friedberg, Matthew Mueller and Paul Vernhes.

Leveraged Loans

Cohen & Co.’s credit committee for leveraged loans consists of Daniel G. Cohen, Kevin Braddish and James J. McEntee, III.

2006 Long-Term Incentive Plan

In connection with the merger, we have adopted a 2006 long-term incentive plan, referred to below as the plan. The purpose of the plan is to provide us with the flexibility to use stock options and other awards as part of an overall compensation package to provide equity-based compensation to attract and retain qualified personnel. Our key employees, directors, officers, advisors, consultants and other personnel, our subsidiaries, Cohen & Co., our joint venture affiliates or other entities designated by our compensation committee are eligible to receive awards under the plan. As of the date hereof, no grants have been made under the plan. The plan is administered by the compensation committee of our board of directors. The plan does not give any individual any right to continue providing services to us or any other entity.

The plan replaces AFT’s long-term incentive plan and Sunset’s equity based plans, which were in effect prior to consummation of the merger. Eligibility for awards under the plan is determined by our compensation committee.

Eligibility and Types of Awards.    Eligible persons may be granted stock options, restricted stock, phantom shares, dividend equivalent rights and other equity-based awards under the plan.

Available Shares.    Subject to adjustment upon certain corporate transactions or events, the total number of shares of common stock subject to award under the plan may not be greater than 731,055, 3% of the number of shares outstanding as of the effective date of the merger. In no event may an eligible person receive options for more than 250,000 shares on an annual basis, and the maximum number of shares that may underlie awards, other than options, granted in any one year to any eligible person may not exceed 300,000. Subject to adjustment upon certain corporate transactions or events, options with respect to an aggregate of no more than 500,000 shares may be granted under the plan. If an option or other award granted under the plan expires or terminates, the shares subject to any portion of the award that expires or terminates without having been exercised or paid, as the case may be, will again become available for the issuance of additional awards. Unless previously terminated by our board of directors, no new award may be granted under the plan after the tenth anniversary of the date that the plan was initially approved by our board of directors or, if earlier, by our stockholders.

Stock Options.    The terms of specific options, including whether options shall constitute “incentive stock options” for purposes of Section 422(b) of the Internal Revenue Code, shall be determined by our compensation committee. The exercise price of an option shall also be determined by our compensation committee and reflected in the applicable award agreement. The exercise price for each option shall not be less than 100% of the fair market value of the underlying stock on the day the option is granted. The exercise price with respect to incentive stock options may not be lower than 110%, in the case of an incentive stock option granted to a 10% stockholder of the fair market value of our common stock on the date of grant. Each option will be exercisable after the period or periods specified in the award agreement, which will generally not exceed 10 years from the date of grant (or five years in the case of an incentive stock option granted to a 10% stockholder). Incentive stock options may only be granted to our employees or one of our subsidiaries. Options will be exercisable at such times and subject to such terms as determined by our compensation committee. The compensation committee may determine the permitted methods by which an option may be exercised. To the extent permissible under tax law, the compensation committee may permit stock options to be paid in cash and/or shares which have been previously owned for more than six months, having an aggregate fair market value on the date of exercise equal to the aggregate option price.

Subject to the provisions of the applicable award agreement, if a participant’s employment is terminated by us without cause, or because of the retirement, disability, voluntary resignation or death of the participant, the plan provides for limited periods of time in which certain options may be exercised and any options that are not exercised by such time will be forfeited. Subject to the provisions of the applicable award agreement, if the participant’s employment is terminated for cause, all the participant’s vested and unvested options will immediately be forfeited.

Restricted Stock.    A restricted stock award is an award of common stock that is subject to restrictions on sale, transferability and such other restrictions, if any, as the compensation committee may impose at the date of grant. Grants of restricted stock will be subject to vesting schedules as determined by our compensation committee. The restrictions may lapse separately or in combination at such times, under such circumstances, including, without limitation, a specified period of employment or the satisfaction of pre-established criteria, in such installments or otherwise, as our compensation committee may determine. Except to the extent restricted under the award agreement relating to the restricted stock, a participant granted restricted stock has all of the rights of a stockholder, including, without limitation, the right to vote and the right to receive dividends on the restricted stock. Cash dividends on shares of restricted stock will, unless otherwise provided by the compensation committee, be held by us until the period of forfeiture in relation to the shares has lapsed. Such dividends will be forfeited if the underlying shares are forfeited. If the shares are not forfeited, the dividends will be paid over to the participant as soon as practicable after the period has lapsed.

Subject to the provisions of the applicable award agreement, if, during the forfeiture period in relation to a participant’s restricted stock, the participant’s employment is terminated by us without cause, or because of the retirement, disability or death of the participant or in the event of a change in control of us or Cohen & Co., or with respect to employees of Cohen & Co., the termination of the management agreement between Cohen & Co. and us, the restrictions on all the participant’s restricted stock will immediately lapse. Subject to the provisions of the applicable award agreement, if the participant’s employment is terminated for cause, or the participant voluntarily resigns from employment, all the participant’s restricted stock that is still subject to restrictions will immediately be forfeited and, if participant paid any purchase price for the restricted stock, we will pay the participant the lower of that price or the then market value of the stock on the date of termination.

Phantom Shares.    Phantom shares will vest as provided in the applicable award agreement. A phantom share represents a future right to receive the fair market value of a share of our common stock, or, if provided by our compensation committee, the right to receive the fair market value of a share of our common stock in excess of a base value established by our compensation committee at the time of grant. Phantom shares will generally be settled by the transfer of shares of our common stock. The compensation committee may allow us, or the participant, to elect that phantom shares be settled by the transfer of cash or shares of our common stock. Generally, the settlement date for phantom shares will be the first day of the month following the month in which the phantom shares vested. Our compensation committee may, in its discretion and under certain circumstances, permit a participant to receive as settlement of the phantom shares installments over a period not to exceed 10 years. In addition, our compensation committee may establish a program under which distributions with respect to phantom shares may be deferred for additional periods. Phantom shares shall vest as provided in the applicable award agreement.

Dividend Equivalents.    A dividend equivalent is a right to receive (or have credited) the equivalent value of regular cash dividends declared on common stock otherwise subject to an award. Our compensation committee may provide that amounts payable with respect to dividend equivalents shall be converted into cash or additional common stock. Our compensation committee will establish all other limitations and conditions of awards of dividend equivalents as it deems appropriate. Dividend equivalents granted in relation to options that are intended to qualify as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code will be payable regardless of whether the related option is exercised. The compensation committee may establish a program under which amounts payable in respect of dividend equivalents may be deferred.

Other Equity-Based Awards.    The plan authorizes the granting of other awards based upon the common stock (including the grant of securities convertible into common stock and stock appreciation rights) and interests (which may be expressed as units or otherwise) in subsidiaries, as applicable.

Special Rules Upon Reorganizations, Changes in Control, Etc.    If we or one of our subsidiaries are involved in a merger, consolidation, dissolution, liquidation, reorganization, exchange of shares, sale of substantially all of our assets (or the assets of a subsidiary) or stock or a transaction similar thereto (or with respect to Cohen & Co., the termination of our management agreement), or upon certain changes in capital structure and other similar events, the compensation committee may make related adjustments in its discretion to outstanding awards and various plan provisions (including, without limitation, to the number and kind of shares available under the plan).

Without limiting the foregoing, upon a change in control of us (as defined in the plan), the compensation committee may make such adjustments as it, in its discretion, determines are necessary or appropriate in light of the change in control, but only if the committee determines that the adjustments do not have an adverse economic impact on the participants (as determined at the time of the adjustments).

Administration of the Plan.    Our compensation committee, generally, has the full authority to administer and interpret the plan, to authorize the granting of awards, to determine whether eligible persons will receive an award, to determine the number of shares of common stock to be covered by each award (subject to the limitations provided in the plan), to determine the terms, provisions and conditions of each award (which may not be inconsistent with the terms of the plan), to prescribe the form of instruments evidencing awards and to take any other actions and make all other determinations that it deems necessary or appropriate in connection with the plan or the administration or interpretation thereof. In connection with this authority, the compensation committee may establish performance goals that must be met in order for awards to be granted or to vest, or for the restrictions on any such awards to lapse. The plan will be administered by the compensation committee consisting of two or more non-employee directors, as described in Rule 16b-3 under the Exchange Act, who will, at such times as we are subject to Section 162(m) of the Internal Revenue Code, qualify as outside directors for purposes of Section 162(m) of the Internal Revenue Code, or, if no committee exists, the board of directors. References below to the compensation committee include a reference to our board of directors for those periods in which our board of directors is acting in place of the committee or other such applicable committee appointed by our board of directors.

Amendment and Termination.    Our board of directors may amend the plan as it deems advisable, except that it may not amend the plan in any way that would adversely affect a participant with respect to an award previously granted unless the amendment is required in order to comply with applicable laws. In addition, our board of directors may not amend the plan if the amendment would cause the plan to fail to comply with any stockholder approval requirement of applicable law or regulation, without approval by our stockholders.

The Management Agreement

Following the merger, we assumed AFT’s management agreement. Pursuant to the management agreement, Cohen & Co. provides for the day-to-day management of our operations.

The management agreement requires our manager to manage our business affairs in conformity with the policies and the investment guidelines that are approved by a majority of our independent directors and monitored by our board of directors. Our manager is responsible for (i) the selection, purchase, monitoring and sale of our portfolio investments, (ii) our financing and risk management activities, and (iii) providing us with investment advisory services. In performing its functions, our manager engages and relies upon the experience and credit analysis and risk management process performed by Cohen & Co. with respect to the assets that are acquired during the warehouse accumulation period prior to the formation of a CDO, CLO or other securitization. Our manager is responsible for our day-to-day operations and performs (or causes to be performed) such services and activities relating to our assets and operations as may be appropriate, including, without limitation, the following:

•	serving as our consultant with respect to the periodic review of the investment criteria and parameters for our investments, borrowings and operations, any modifications to which must be approved by a majority of our independent directors, and other policies for the approval of our board of directors;

•	investigating, analyzing and selecting possible investment opportunities;

•	with respect to investments, conducting negotiations with sellers and purchasers and their agents, representatives and investment bankers;

•	engaging and supervising, on our behalf and at our expense, independent contractors which provide investment banking, mortgage brokerage, securities brokerage and other financial services and such other services as may be required relating to our investments;

•	negotiating on our behalf for the sale, exchange or other disposition of any of our investments;

•	coordinating and managing operations of any joint venture or co-investment interests held by us and conducting all matters with any joint venture or co-investment partners;

•	providing executive and administrative personnel, office space and office services required in rendering services to us;

•	administering our day-to-day operations and performing and supervising the performance of such other administrative functions necessary to our management as may be agreed upon by our manager and our board of directors, including the collection of revenues and the payment of our debts and obligations and maintenance of appropriate computer services to perform such administrative functions;

•	communicating on our behalf with the holders of any of our equity or debt securities as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders;

•	counseling us in connection with policy decisions to be made by our board of directors;

•	evaluating and recommending to our board of directors hedging strategies and engaging in hedging activities on our behalf, consistent with our qualification as a REIT and with the investment guidelines;

•	counseling us regarding the maintenance of our qualifications as a REIT and monitoring compliance with the various REIT qualification tests and other rules set out in the Internal Revenue Code and Treasury Regulations thereunder;

•	counseling us regarding the maintenance of our exemption from the Investment Company Act and monitoring compliance with the requirements for maintaining an exemption from that Act;

•	assisting us in developing criteria for asset purchase commitments that are specifically tailored to our investment objectives and making available to us its knowledge and experience with respect to mortgage loans, TruPS, leveraged loans and other real estate-related assets and non-real estate related assets;

•	representing and making recommendations to us in connection with the purchase and finance of and commitment to purchase and finance assets (including on a portfolio basis), and the sale and commitment to sell assets;

•	selecting brokers and dealers to effect trading on our behalf including, without limitation, Cohen & Co., provided that any compensation payable to Cohen & Co. is based on prevailing market terms;

•	monitoring the operating performance of our investments and providing periodic reports with respect thereto to our board of directors, including comparative information with respect to such operating performance and budgeted or projected operating results;

•	investing or reinvesting any moneys and securities of ours (including investing in short-term investments pending investment in long-term asset investments, payment of fees, costs and expenses, or payments of dividends or distributions to our stockholders and partners), and advising us as to our capital structure and capital raising;

•	causing us to retain qualified accountants and legal counsel, as applicable, to assist in developing appropriate accounting procedures, compliance procedures and testing systems with respect to financial reporting obligations and compliance with the REIT provisions of the Internal Revenue Code and to conduct quarterly compliance reviews with respect thereto;

•	causing us to qualify to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;

•	assisting us in complying with all regulatory requirements applicable to us in respect of our business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Exchange Act;

•	taking all necessary actions to enable us to make required tax filings and reports, including soliciting stockholders for required information to the extent provided by the REIT provisions of the Internal Revenue Code and the Treasury Regulations;

•	handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which we may be involved or to which we may be subject arising out of our day-to-day operations, subject to such limitations or parameters as may be imposed from time to time by our board of directors;

•	using commercially reasonable efforts to cause expenses incurred by or on behalf of us to be commercially reasonable or commercially customary and within any budgeted parameters or expense guidelines set by our board of directors from time to time;

•	advising us with respect to obtaining appropriate warehouse or other financings for our assets;

•	advising us with respect to and structuring long-term financing vehicles for our portfolio of assets, and offering and selling securities publicly or privately in connection with any such structured financing;

•	performing such other services as may be required from time to time for management and other activities relating to our assets as our board of directors shall reasonably request or our manager shall deem appropriate under the particular circumstances; and

•	using commercially reasonable efforts to cause us to comply with all applicable laws.

Pursuant to our management agreement, our manager has not assumed any responsibility other than to render the services called for thereunder in good faith and is not responsible for any action of our board of directors in following or declining to follow our manager’s advice or recommendations. Our manager and its members, officers, employees and affiliates are not liable to us, any subsidiary of ours, our board of directors, our stockholders or any subsidiary’s stockholders or partners for acts performed by our manager and its members, officers, employees and affiliates in accordance with or pursuant to our management agreement, except by reason of acts or omissions constituting bad faith, willful misconduct, gross negligence, or reckless disregard of the manager’s duties under our management agreement. We have agreed to indemnify, to the full extent permitted by law, our manager and its members, officers, directors, employees and affiliates and each other person, if any, controlling our manager with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of such indemnified party not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of duties, performed in good faith in accordance with the management agreement. Our manager has agreed to indemnify, to the full extent permitted by law, us, our stockholders, directors, officers, employees and each other person, if any, controlling us with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of our manager constituting bad faith, willful misconduct, gross negligence or reckless disregard of its duties under our management agreement. As required by our management agreement, our manager carries errors and omissions insurance.

Pursuant to the terms of the management agreement, our manager is required to provide us with our management team, including a chief executive officer, chief operating officer, chief investment officer and chief financial officer, along with appropriate support personnel, to provide the management services to be provided by our manager to us, the members of which team shall devote such of their time to the management of us as may be reasonably necessary and appropriate, commensurate with our level of activity from time to time. Our chief financial officer and our chief accounting officer are exclusively dedicated to our operations.

The initial term of the management agreement expires on December 31, 2008, and shall be automatically renewed for a one-year term on each anniversary date thereafter unless terminated as described herein. Our independent directors will review our manager’s performance annually and, following the initial term, the management agreement may be terminated annually upon the affirmative vote of at least two-thirds of our independent directors, or by a vote of the holders of a majority of our outstanding common stock, based upon (i) unsatisfactory performance that is materially detrimental to us or (ii) a determination that the management fees payable to our manager are not fair, subject to our manager’s right to prevent such a termination pursuant to clause (ii) by accepting a reduction of management fees agreed to by at least two-thirds of our independent directors and our manager. We must provide 180 days’ prior notice of any such termination and our manager will be paid a termination fee equal to three times the sum of (A) the average annual base management fee for the two 12-month periods preceding the date of termination plus (B) the average annual incentive fee for the two 12-month periods preceding the date of termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination (and annualized for any partial year), which may make it costly and difficult for us to terminate the management agreement.

We may also terminate the management agreement without payment of the termination fee with 30 days’ prior written notice for cause, which is defined as (i) our manager’s continued material breach of any provision of the management agreement following a period of 30 days after written notice thereof, (ii) our manager’s engagement in any act of fraud, misappropriation of funds, or embezzlement against us, (iii) our manager’s gross negligence, willful misconduct or reckless disregard in the performance of its duties under the management agreement, (iv) the commencement of any proceeding relating to our manager’s bankruptcy or insolvency that is not withdrawn within 60 days or in certain other instances where our manager becomes insolvent, (v) the dissolution of our manager or Cohen & Co. (unless the directors have approved a successor under the management agreement) or (vi) a change of control (as defined in the management agreement), other than certain permitted changes of control, of our manager or Cohen & Co. Cause does not include unsatisfactory performance, even if that performance is materially detrimental to our business. Our manager may terminate the management agreement, without payment of the termination fee, in the event we become regulated as an investment company under the Investment Company Act. Furthermore, our manager may decline to renew the management agreement by providing us with 180 days’ written notice. Our manager may also terminate the management agreement upon 60 days’ written notice if we default in the performance of any material term of the agreement and the default continues for a period of 30 days after written notice to us, whereupon we would be required to pay our manager a termination fee.

Management Fee and Incentive Fee

We have no employees and therefore rely on the resources of our manager to conduct our operations. Expense reimbursements to our manager are made on the first business day of each calendar month.

Base Management Fee.    We pay our manager a base management fee monthly in arrears in an amount equal to 1/12 of our equity multiplied by 1.50%. We believe that the base management fee that our manager is entitled to receive is comparable to the base management fee received by the managers of comparable externally managed real estate investment trusts. Our manager uses the proceeds from its management fee in part to pay compensation to its officers and employees who, notwithstanding that certain of them also are our officers, receive no cash compensation directly from us.

For purposes of calculating the base management fee, our equity means, for any month, the sum of the net proceeds from any issuance of our common stock, after deducting any underwriting discount and commissions and other expenses and costs relating to the issuance, plus our retained earnings at the end of such month (without taking into account any non-cash equity compensation expense incurred in current or prior periods), which amount shall be reduced by any amount that we pay for the repurchases of our common stock. The calculation of our equity and the base management fee will be adjusted to exclude one-time events pursuant to changes in GAAP, as well as non-cash charges, after discussion between our manager and our independent directors and approval by a majority of our independent directors in the case of non-cash charges.

Our manager’s base management fee is calculated by our manager within 15 business days after the end of each month and such calculation is promptly delivered to us. We are obligated to pay the base management fee within twenty business days after the end of each month.

Reimbursement of Expenses.    Although our manager’s employees perform certain legal, accounting, due diligence tasks and other services that outside professionals or outside consultants otherwise would perform, our manager is not paid or reimbursed for the time required in performing such tasks.

We pay all operating expenses, except those specifically required to be borne by our manager under the management agreement. The expenses required to be paid by us include, but are not limited to, issuance and transaction costs incident to the acquisition, disposition and financing of our investments, legal, tax, accounting, consulting and auditing fees and expenses, the compensation and expenses of our directors, the cost of directors’ and officers’ liability insurance, the costs associated with the establishment and maintenance of any credit facilities and other indebtedness of ours (including commitment fees, accounting fees, legal fees and closing costs), expenses associated with other securities offerings of ours, expenses relating to making distributions to our stockholders, the costs of printing and mailing proxies and reports to our stockholders, costs associated with any computer software or hardware, electronic equipment, or purchased information technology services from third party vendors that is used solely for us, costs incurred by employees of our manager for travel on our behalf, the costs and expenses incurred with respect to market information systems and publications, research publications and materials, settlement, clearing, and custodial fees and expenses, expenses of our transfer agent, the costs of maintaining compliance with all federal, state and local rules and regulations or any other regulatory agency, all taxes and license fees and all insurance costs incurred by us or on our behalf. In addition, we are required to pay our pro rata portion of rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of our manager required for our operations. Except as noted above, our manager is responsible for all costs incident to the performance of its duties under the management agreement, including compensation of our manager’s employees and other related expenses. Our independent directors will review these costs and reimbursements periodically to confirm that these costs and reimbursements are reasonable.

Incentive Fee.    In addition to the base management fee, our manager receives a quarterly incentive fee payable in arrears in an amount equal to the product of:

(i) 20% of the dollar amount by which

(a) our net income, before the incentive fee, per weighted average share of our common stock for such quarter, exceeds

(b) an amount equal to (A) the weighted average of the prices per share of common stock in any equity offerings by us multiplied by (B) the greater of (1) 2.375% and (2) 0.75% plus one-fourth of the Ten Year Treasury Rate for such quarter multiplied by

(ii) the weighted average number of our common stock outstanding in such quarter.

The foregoing calculation of the incentive fee is adjusted to exclude one-time events pursuant to changes in GAAP, as well as non-cash charges, after approval by a majority of our independent directors in the case of non-cash charges. The incentive fee calculation and payment are made quarterly in arrears.

For purposes of the foregoing:

“Net income” is determined by calculating the net income available to owners of our common stock before non-cash equity compensation expense, in accordance with GAAP.

“Ten Year Treasury Rate” means the average of weekly average yield to maturity for U.S. Treasury securities (adjusted to a constant maturity of ten years) as published weekly by the Federal Reserve Board in publication H.15 or any successor publication during a fiscal quarter.

Our ability to achieve returns in excess of the thresholds noted above in order for our manager to earn the incentive compensation described in the proceeding paragraph is dependent upon the level and volatility of interest rates, our ability to react to changes in interest rates and to utilize successfully the operating strategies described herein, and other factors, many of which are not within our control.

Our manager computes the quarterly incentive compensation within 30 days after the end of each fiscal quarter, and we pay the quarterly incentive compensation with respect to each fiscal quarter within five business days following the delivery to us of our manager’s computation of the incentive fee for such quarter.

Our management agreement provides that 15% of our manager’s incentive compensation will be paid in our common stock (provided that our manager may not own more than 9.8% of our common stock) and the balance in cash. Our manager may elect to receive up to 50% of its incentive compensation in the form of our common stock, subject to the approval of a majority of our independent directors. Under our management agreement, our manager may not elect to receive shares of our common stock as payment of its incentive compensation except in accordance with all applicable securities exchange rules and securities laws.

The number of shares our manager receives will be based on the fair market value of these shares. Shares of common stock delivered as payment of the incentive fee will be immediately vested or exercisable; however, our manager has agreed not to sell the shares before one year after the date they are paid. This transfer restriction will lapse if the management agreement is terminated. Our manager may allocate these shares to its officers, employees and other individuals who provide services to it; however, our manager has agreed not to make any such allocations before the first anniversary of the date of grant of such shares.

We have agreed to register the issuance and resale of these shares by our manager. We have also granted our manager the right to include these shares in any registration statements we might file in connection with any future public offerings, subject only to the right of the underwriters of those offerings to reduce the total number of secondary shares included in those offerings (with such reductions to be proportionately allocated among selling stockholders participating in those offerings).

Our management agreement with our manager provides that the base management fee and incentive management fee payable to our manager will be reduced, but not below zero, by our proportionate share of the amount of any CDO and CLO collateral management fees and incentive fees paid to Cohen & Co. in connection with the CDOs and CLOs in which we invest, based on the percentage of equity we hold in such CDOs and CLOs. Origination fees, structuring fees and placement fees paid to Cohen & Co. will not reduce the amount of fees we pay under the management agreement. Thus, Cohen & Co. and its affiliates will earn significant fees from their relationship with us, regardless of our performance or the returns earned by our stockholders from their investment in us.

Conflicts of Interest

We are subject to conflicts of interest relating to Cohen & Co., including our manager, because, among other things:

Conflicts with Cohen & Co.

•	Each of our chairman of the board, our president and chief executive officer, and our chief operating officer and chief investment officer also serves as an executive officer of Cohen & Co. As a result of these relationships, these persons have a conflict of interest with respect to our agreements and arrangements with our manager and Cohen & Co., which were not negotiated at arm’s length, and their terms may not have been as favorable to us as if they had been negotiated with an unaffiliated third party;

•	In addition to serving as executive officers of Cohen & Co., our chairman of the board and president and chief executive officer also serve as executive officers of Taberna. None of these individuals is required to devote a specific amount of time to our affairs. In addition, Taberna is not subject to any non-competition agreement with Cohen & Co. or us that would restrict Taberna from competing with us. Accordingly, we will compete with Cohen & Co. and Taberna and other ventures for the time and attention of these senior officers and there will be conflicts of interest in allocating investment opportunities to us that may also be suitable for Cohen & Co. and Taberna;

•	Cohen & Co. and our manager are controlled by our chairman, Daniel G. Cohen, and certain officers of our manager also own equity interests in Cohen & Co., including our chief executive officer. Therefore, these individuals have interests in our relationships with our manager and Cohen & Co. that are different than the interests of our stockholders;

•	Our management agreement, which we assumed from AFT in the merger, was not negotiated on an arm’s-length basis and its terms, including fees payable, may not be as favorable to us as if it had been negotiated with an unaffiliated third party;

•

Although we will have the right to consider all investments identified by Cohen & Co. and our manager that are within our target asset classes and the parameters of our investment guidelines, Cohen & Co. and our manager may engage in additional management or investment opportunities that have overlapping objectives with us, including opportunities relating to Taberna, which also invests in mortgage loans, RMBS and CMBS. Cohen & Co. has granted us a right of first refusal to (a) purchase the equity interests in CDOs collateralized by U.S. dollar denominated TruPS issued by banks, bank holding companies and insurance companies for which Cohen & Co. or its affiliates serve as collateral manager in which event we will have a priority right to fund the origination, through our warehouse facilities, of U.S. dollar denominated TruPS originated by our manager and Cohen & Co. which will collateralize the CDOs as to which we have exercised the right of first refusal to acquire equity interests and (b) purchase the equity interests in CLOs of U.S. dollar denominated leveraged loans for which Cohen & Co. or its affiliates serve as collateral manager. For purposes of this right of first refusal, leveraged loans are defined to mean a participation interest in a first lien or other senior loan or mezzanine loan evidencing indebtedness of a third party of a type contemplated by our investment guidelines. We will not have a right of first refusal with respect to (1) individual investments in leveraged loans, (2) TruPS which collateralize CDOs in which we decline our right of first refusal to acquire equity interests in the CDO, or (3) non-U.S. dollar denominated investments in any of our targeted asset classes. Cohen & Co. will also have a limited right to substitute newly originated TruPS investments for existing TruPS investments held by a CDO. In addition, a subsidiary of Cohen & Co. acts as the collateral manager of a CDO within the Alesco product line which was completed in December 2005 and was collateralized by approximately $667.0 million of TruPS issued by banks and insurance companies. We own no equity interest in this CDO. With respect to investments within our targeted asset classes as to which we have no right of first refusal, Cohen & Co. and our manager will be subject to Cohen & Co.’s and our manager’s allocation policies in allocating investments among us and other investment vehicles managed by them. These allocation policies will also apply to existing CDOs and CLOs managed by Cohen & Co., which were completed prior to AFT’s private placement and in which we own no equity interest. See “—Resolution of Potential Conflicts of Interest in Allocation of Investment Opportunities” in this prospectus supplement. These restrictions and policies will not prevent Cohen & Co. from acting as manager, advisor and subadvisor to a third party or other investment vehicle, including a real estate investment trust, in connection with investments in our target asset classes or in equity interests in CDOs and CLOs.

•	In addition to the fees payable to our manager under the management agreement, Cohen & Co. benefits from other fees paid to it by third parties in respect of our investments, regardless of our performance. In particular, affiliates of Cohen & Co. earn origination fees paid by the issuers of TruPS, which have historically ranged from zero to 3.0% of the face amount of a TruPS issuance. Cohen & Co. typically retains part of this fee and shares the balance with the investment bank or other third-party broker that introduced the funding opportunity to Cohen & Co. Cohen & Co.’s affiliates also receive structuring fees for services relating to the structuring of a CDO or CLO on our behalf or in which we invest. This fee typically ranges from zero to 0.45% of the face amount of the securities issued by the CDO or CLO, but may exceed this amount. Our independent directors will approve any structuring fees for CDOs and CLOs collateralized by our target asset classes exceeding 0.45% of the face amount of the securities issued by such CDOs or CLOs. In addition, affiliates of Cohen & Co. will act as collateral managers of the CDOs and CLOs in which we invest. In this capacity, these affiliates receive collateral management fees that historically have ranged between 0.10% and 0.63% of the assets held by the CDOs and CLOs. In addition, the collateral managers may be entitled to earn incentive fees if CDOs or CLOs managed by them exceed certain performance benchmarks. A broker-dealer affiliate of Cohen & Co. also earns placement fees in respect of debt and equity securities which it sells to investors in the CDOs and CLOs in which we may invest, as well as commissions and mark-ups from trading of securities to and from CDOs and CLOs in which we invest. Our management agreement with our manager provides that the base management fee and incentive management fee payable to our manager will be reduced by our proportionate share of the amount of any CDO and CLO collateral management fees and incentive fees paid to Cohen & Co. in connection with the CDOs and CLOs in which we invest, based on the percentage of equity we hold in such CDOs and CLOs. Origination fees, structuring fees, placement fees and trading discounts and commissions paid to, or earned by, Cohen & Co. will not reduce the amount of fees we pay under the management agreement. Thus, Cohen & Co. and its affiliates earn significant fees from their relationship with us, regardless of our performance or the returns earned by our stockholders from their investment in us. The interim management agreement, which was terminated on October 6, 2006, contained terms substantially similar to those of the management agreement, except that no incentive management fee was payable to our manager. Through September 30, 2006, AFT paid our manager $987,000 in base management fees and incentive fees, net of asset management fee credits, under the management agreement. Through September 30, 2006, affiliates of Cohen & Co. earned $12.6 million in structuring fees, $6.0 million in placement fees and $4.0 million in origination fees in connection with CDOs and a CLO in which AFT invested (which we acquired in the merger). Through September 30, 2006, Sunset paid our manager $361,000 in base management fees under the interim management agreement. Additionally, through September 30, 2006, affiliates of Cohen & Co. earned $3.7 million of structuring fees and $1.2 million of placement fees in connection with a CDO and CLO in which Sunset invested, which amounts are also included in the amounts earned by affiliates of Cohen & Co. on CDOs and a CLO in which AFT invested.

Conflicts Relating to Our Manager

•	Upon termination of our management agreement, we are required to pay our manager a termination fee equal to three times the sum of (a) the average annual base management fee for the two 12-month periods immediately preceding the date of termination plus (b) the average annual incentive fee for the two 12-month periods immediately preceding the date of termination, even if such termination results from the affirmative vote of at least two-thirds of our independent directors, or by a vote of the holders of a majority of our outstanding shares of common stock, based upon (i) unsatisfactory performance by our manager that is materially detrimental to us or (ii) a determination that the management fees payable to our manager are not fair;

•	Our manager’s liability is limited under the management agreement, and we have agreed to indemnify our manager and its affiliates, including Cohen & Co., with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts or omissions of our manager made in good faith in the performance of its duties under the management agreement and not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of duties under the management agreement;

•	Our manager’s incentive compensation, which is based upon our achievement of specified levels of net income, may lead our manager to place undue emphasis on the maximization of net income at the expense of other criteria, such as preservation of capital, maintaining sufficient liquidity and/or avoiding excess credit risk or interest rate risk, in order to achieve higher incentive compensation;

•	Our manager’s base management fee is based on the amount of our equity capital (as defined in the management agreement), is payable regardless of our operating performance and will reduce the funds available to us to provide dividends to stockholders;

•	Our manager will be responsible for conducting our day to day business though it owes no fiduciary obligation to our stockholders; and

•	Our board of directors has approved very broad investment guidelines for our manager and will not approve each investment decision made by our manager.

Resolution of Potential Conflicts of Interest in Allocation of Investment Opportunities

Although we will have the right to consider all investments identified by Cohen & Co. and our manager that are within our target asset classes and the parameters of our investment guidelines, Cohen & Co. will engage in additional management or investment opportunities that have overlapping objectives with us, including opportunities relating to Taberna, which also invests in mortgage loans, RMBS and CMBS. Cohen & Co. has granted us a right of first refusal with respect to certain investment opportunities relating to the debt and equity securities issued by CDOs and CLOs managed by its affiliates as described above under “Conflicts of Interest—Conflicts with Cohen & Co.” investment programs managed, advised or owned by our manager or Cohen & Co., but the amount available is less than the amount sought by all of the investment programs, our manager or Cohen & Co., as applicable, will allocate the investment among the programs in proportion to the relative amounts of the investment sought by each. Cohen & Co.’s affiliates, in their capacities as investment advisers, will make the determination of the amount and types of securities sought by the investment programs managed by them. If the portion of the investment allocable to a particular investment program would be too small for the investment to be appropriate for that investment program, either because of economic or market inefficiency, regulatory constraints, such as REIT qualification, exclusion from regulation under the Investment Company Act, or otherwise, that portion will be reallocated among the other investment programs. Investment programs that do not receive an allocation will have preference in future investments where investment programs are seeking more of the investment than is available so that, on an overall basis, each investment program is treated equitably.

Where our manager or Cohen & Co. has acquired investments at varying prices, they will allocate the investment so that each investment program will pay approximately the same average price.

Our manager and Cohen & Co. have agreed to make all allocation decisions described above without regard to the relative fees or other compensation that would be paid to Cohen & Co. or its affiliates in connection with the applicable investments.

Our manager and Cohen & Co. may make exceptions to these general policies when other circumstances make application of the policies inequitable or uneconomic.

Any transaction between us and Cohen & Co. not specifically permitted by our management agreement must be approved by a majority of our independent directors.

Relationships with Underwriters

Merrill Lynch, Bear Stearns and RBC have, in the past, provided brokering services to introduce banks and REITs to Cohen & Co.’s, AFT’s and Taberna’s funding sources, and have also structured CDOs that are managed by Cohen & Co. or certain of its affiliates, including Taberna, and placed the securities in such CDOs, including CDOs in which AFT has invested. Merrill Lynch, Bear Stearns and RBC have each received customary fees for the services rendered in connection with such CDOs. Merrill Lynch also acted as the initial purchaser and placement agent in AFT’s private placement and received customary fees and expenses for such services. In connection with AFT’s private placement, an affiliate of Merrill Lynch purchased 626,321 common shares of AFT at $10.00 per share. In addition, affiliates of Merrill Lynch, Bear Stearns and RBC also serve as lenders under our existing warehouse facilities and have received customary fees under such facilities. An affiliate of RBC is the lender under our $10.0 million working capital line of credit and has received customary fees under such facility. As of the date of this prospectus supplement, Merrill Lynch is also acting as the financial advisor to the special committee of Taberna’s board of trustees in connection with the pending merger of Taberna and RAIT in consideration of customary fees.

Limitation of Liability and Indemnification

Our charter provides that the personal liability of any director or officer to us or our stockholders for money damages is limited to the fullest extent allowed by the laws of the State of Maryland. Maryland law authorizes the limitation of liability of directors and officers to corporations and their stockholders for money damages except:

•	to the extent that it is proved that the person actually received an improper personal benefit or profit in money, property or services for the amount of the benefit in money, property or services actually received; or

•	to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated.

Our charter provides for the indemnification of our directors to the fullest extent permitted by Maryland law. Our other employees and agents may be indemnified to such extent as shall be authorized by the board of directors. Maryland law generally permits indemnification of directors, officers, employees and agents against certain judgments, penalties, fines, settlements and reasonable expenses that any such person actually incurred in connection with any proceeding to which such person may be made a party by reason of serving in such positions unless it is established that:

•	an act or omission of the director, officer, employee or agent was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•	such person actually received an improper personal benefit in money, property or services; or

•	in the case of criminal proceedings, such person had reasonable cause to believe that the act or omission was unlawful.

We have entered into indemnification agreements with each of our executive officers and directors providing them with indemnification to the fullest extent permitted by law. In addition, we have agreed that all rights to indemnification and exculpation now existing in favor of any current or former director or officer of AFT or any of its subsidiaries as provided in their respective charters or bylaws (or other applicable organizational documents) will survive the merger and continue for six years after the merger becomes effective. All rights to indemnification in respect of any claims asserted or made within such period will continue until the final disposition of such claim. Also, we will maintain or cause to be maintained in effect for six years after the effective time of the merger the current policies (or their equivalent) of directors’ and officers’ liability insurance maintained by AFT covering acts or omissions occurring prior to the merger, subject to specified limitations. Insofar, as the foregoing provisions permit indemnification of directors, officers or controlling persons for liability arising under the Securities Act of 1933, as amended, or the Securities Act, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

PRINCIPAL STOCKHOLDERS

The following table presents information regarding the beneficial ownership of our common stock upon completion of this offering with respect to:

•	each of our directors;

•	each of our named executive officers;

•	all directors and executive officers as a group.

Unless otherwise indicated, all shares are to be owned directly and the indicated person has sole voting and investment powers.

	Common Stock Beneficially Owned Upon Completion of this Offering(1)(2)
Name and Address of Beneficial Owners(3)	Number	Percentage
Named Executive Officers and Directors:
Daniel G. Cohen(4)	829,115	1.6%
James J. McEntee, III	80,881	*
Shami J. Patel(5)	78,793	*
John J. Longino(6)	48,006	*
Christian M. Carr	—	—
Rodney E. Bennett(7)	9,000	*
Marc Chayette(8)	1,500	—
Thomas P. Costello(9)	17,600	*
G. Steven Dawson(10)	57,000	*
Jack Haraburda(11)	16,600	*
Lance Ullom(12)	12,600	*
Charles W. Wolcott(13)	15,000	*

All executive officers and directors as a group (12 people)	1,166,095	2.3%

Based on publicly available information, we do not believe that we will have any five percent stockholders upon completion of this offering.

*	Beneficial ownership of less than 1% of the class is omitted.
(1)	Based on 50,961,960 of our shares of common stock outstanding immediately upon completion of this offering on a fully diluted basis and assumes no exercise of the overallotment option.
(2)	Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act. A person is deemed to be the beneficial owner of any shares of common stock if that person has or shares voting power or investment power with respect to those shares or has the right to acquire beneficial ownership at any time within 60 days of the date of the table. As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares.
(3)	The address for each of our named executive officers, director and director nominees is Cira Centre, 2929 Arch Street, 17th Floor, Philadelphia, Pennsylvania 19104.
(4)	Includes 111,111 shares of common stock acquired as part of the directed shares, which at our request, have been reserved for sale, at the public offering price, to certain of our senior executive officers and directors and senior officers of Cohen & Co., or Reserved Shares. See “Underwriting—Directed Shares.” Also includes 504,000 shares held by Cohen & Company LLC. Mr. Cohen owns a majority of the equity interest in Cohen & Company LLC, the parent of our manager and is therefore deemed to be the beneficial owner of all of our common stock held by Cohen & Company LLC. Mr. Cohen disclaims any interest in the 504,000 shares beyond his pecuniary interest.

(footnotes continued on following page)

(5)	Includes 16,667 Reserved Shares. 49,526 shares are restricted stock.
(6)	Includes 5,555 Reserved Shares. 42,451 shares are restricted stock.
(7)	Includes 2,000 Reserved Shares. Also includes options to purchase 5,000 shares of common stock.
(8)	Includes 1,500 Reserved Shares.
(9)	Includes 5,000 Reserved Shares. 12,600 shares are restricted stock.
(10)	Includes 50,000 Reserved Shares. Also includes options to purchase 5,000 shares of common stock.
(11)	Includes 4,000 Reserved Shares. 12,600 shares are restricted stock.
(12)	12,600 shares are restricted stock.
(13)	Includes 10,000 Reserved Shares.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions with Cohen & Co. and Management Team

Purchase of Shares

Cohen & Co. paid $4.0 million in cash to purchase 400,000 common shares in AFT’s private placement, which represented 3.88% of AFT’s outstanding shares upon the completion of AFT’s private placement. In connection with the merger, these shares were converted into 504,000 shares of our common stock.

Daniel G. Cohen, formally AFT’s and currently our chairman, paid $800,000 in cash to purchase 80,000 common shares in AFT’s private placement and James J. McEntee, III, formally AFT’s and currently our president and chief executive officer, paid $200,000 in cash to purchase 20,000 common shares in AFT’s private placement, representing approximately 0.78% and 0.19%, respectively, of AFT’s outstanding shares following the completion of AFT’s private placement. In connection with the merger, these shares were converted into 100,800 shares and 25,200 shares, respectively, of our common stock.

AFT also sold 592,479 common shares in AFT’s private placement directly to certain of its officers and employees of, and other parties related to, its manager, Cohen & Co. and their affiliates (representing approximately 5.75% of AFT’s outstanding shares following completion of AFT’s private placement).

Management and Shared Services Agreements

We have entered into a management agreement with our manager, a wholly-owned subsidiary of Cohen & Co., which governs the relationship between our company and our manager and describes the services to be provided by our manager and its compensation for those services. See “Management—The Management Agreement” in this prospectus supplement.

In addition, our manager will enter into a shared services agreement with Cohen & Co. and our manager pursuant to which Cohen & Co. will provide our manager with access to Cohen & Co.’s credit analysis and risk management expertise and processes, information technology, office space, personnel and other resources. Cohen & Co. has granted us a right of first refusal with respect to certain types of CDOs and CLOs. See “—Conflicts of Interest—Conflicts with Cohen & Co.” in this prospectus supplement.

Our management and shared services agreements are intended to provide us with access to Cohen & Co.’s pipeline of assets, its personnel and their experience in capital markets, credit analysis, debt structuring and risk and asset management as well as assistance with corporate operations and governance. During the term of the management agreement, Cohen & Co. will provide us with the right to consider investment opportunities in our target asset classes, subject to the allocation policies described under “Management—Resolution of Potential Conflicts of Interest in Allocation of Investment Opportunities” in this prospectus supplement.

Fees Earned by Cohen & Co. and its Affiliates in Respect of Our Investments

In addition to the fees payable to our manager under the management agreement, Cohen & Co. benefits from other fees paid to it by third parties in respect of our investments, regardless of our performance. In particular, affiliates of Cohen & Co. earn origination fees paid by the issuers of TruPS, which have historically ranged from zero to 3.0% of the face amount of a TruPS issuance. Cohen & Co. typically retains part of this fee and shares the balance with the investment bank or other third-party broker that introduced the funding opportunity to Cohen & Co. Cohen & Co.’s affiliates also receive structuring fees for services relating to the structuring of a CDO or CLO on our behalf or in which we invest. This fee typically ranges from zero to 0.45% of the face amount of the securities issued by the CDO or CLO, but may exceed this amount. Our independent directors must approve any structuring fees for CDOs and CLOs collateralized by our target asset classes exceeding 0.45% of the face amount of the securities issued by such CDOs or CLOs. In addition, affiliates of Cohen & Co. act as collateral managers of the CDOs and CLOs in which we (and prior to the merger, Sunset and AFT) have invested and will invest in the future. In this capacity, these affiliates have received and will receive collateral management fees that have historically ranged between 0.10% and 0.63% of the assets held by the CDOs and CLOs. In addition, the collateral managers may be entitled to earn incentive fees if CDOs or CLOs managed by them exceed certain performance benchmarks. A broker-dealer affiliate of Cohen & Co. has also earned and will earn placement fees in respect of debt and equity securities which it sells to investors in the CDOs and CLOs in which we invest, as well as commissions and mark-ups from trading of securities to and from CDOs and CLOs in which we invest. Our management agreement with our manager provides that the base management fee and incentive management fee payable to our manager is reduced by our proportionate share of the amount of any CDO and CLO collateral management fees and incentive fees paid to Cohen & Co. and its affiliates in connection with the CDOs and CLOs in which we invest, based on the percentage of equity we hold in such CDOs and CLOs. Origination fees, structuring fees, placement fees and trading discounts and commissions paid to, or earned by, Cohen & Co. and its affiliates will not reduce the amount of fees we pay under the management agreement. Thus, Cohen & Co. and its affiliates will earn significant fees from their relationship with us, regardless of our performance or the returns earned by our stockholders from their investment in us. The interim management agreement, which was terminated on October 6, 2006, contained terms substantially similar to those of the management agreement, except that no incentive management fee was payable to our manager.

The following table summarizes the base management fees payable and incentive fees paid, net of asset management fee credits, to Cohen & Co. by AFT and Sunset as of September 30, 2006. Additionally, the following table summarizes structuring, placement and origination fees earned by affiliates of Cohen & Co. in connection with CDOs and CLOs in which AFT and Sunset had invested at that date.

For the period from January 31, 2006 through September 30, 2006
Fees Paid to Manager Relating to Management Agreement
Base management fees paid under management agreement	$1,084,000
Incentive fees paid under management agreement	994,000
Asset management fee credits under management agreement	$(1,091,000)

Total Fees Paid to Manager Relating to Management Agreement	$987,000

Fees Paid to Affiliates of Cohen & Co. Relating to AFT CDO/CLO Investment Transactions
Structuring Fees	$12,587,000
Placement Fees	5,988,000
Origination Fees	$3,953,000

Total Fees Paid to Affiliates of Cohen & Co. Relating to AFT CDO/CLO Investment Transactions	$22,528,000

Through September 30, 2006, Sunset paid our manager $361,000 in base management fees under the interim management agreement. Through September 30, 2006, affiliates of Cohen & Co. earned $3.7 million of structuring fees and $1.2 million of placement fees in connection with a CDO and CLO in which Sunset invested. These amounts are also included in the amounts earned by affiliates of Cohen & Co. on CDOs and a CLO in which AFT invested.

Grant of Restricted Shares

AFT granted 333,327 restricted common shares available under its 2006 equity incentive plan in connection with the closing of its private placement. These restricted shares were converted into restricted shares of our common stock in connection with the merger and the restrictions applicable to these restricted shares continued in accordance with their terms following the merger under our 2006 long-term incentive plan.

The Bancorp, Inc.

We expect to maintain cash balances in The Bancorp, Inc. Daniel G. Cohen, our chairman is the chairman of the board of directors of The Bancorp, Inc. and James J. McEntee, III, our president and chief executive officer, is also a director of The Bancorp Bank, the holding company for The Bancorp, Inc.

UNDERWRITING

Subject to the terms and conditions contained in a purchase agreement between us and each of the underwriters named below, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated and Bear, Stearns & Co. Inc. are acting as representatives, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of shares listed opposite its name below.

Underwriter	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated	10,408,200
Bear, Stearns & Co. Inc.	9,154,200
UBS Securities LLC	2,508,000
RBC Capital Markets Corporation	1,755,600
Oppenheimer & Co. Inc.	1,254,000
A.G. Edwards & Sons, Inc.	94,285
BMO Capital Markets Corp.	94,295
D.A. Davidson & Co.	94,285
Ferris, Baker Watts, Incorporated	94,285
Friedman, Billings, Ramsey & Co., Inc.	94,285
Janney Montgomery Scott LLC	94,285
KeyBanc Capital Markets, a division of McDonald Investments Inc.	94,285
Morgan Keegan & Company, Inc.	94,285
Ryan Beck & Co., Inc.	94,285
Stifel, Nicolaus & Company, Incorporated	94,285
SunTrust Capital Markets, Inc.	94,285
Susquehanna Financial Group, LLLP	94,285
Toussaint Capital Partners, LLC	94,285
Wedbush Morgan Securities Inc.	94,285

Total	26,400,000

The purchase agreement provides that the obligations of the several underwriters to purchase the shares offered hereby are subject to certain conditions and that the underwriters will purchase all of the shares sold under the purchase agreement if any of these shares are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the purchase agreement may be terminated.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

Notice to Prospective Investors in the United Kingdom

This prospectus is only being distributed to, and are only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the FSMA (Financial Promotion) Order 2005, or the

Order, or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as, relevant persons). This prospectus is confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant persons should not act or rely on this document or any of its contents.

Each underwriter has represented, warranted and agreed that:

•	it has only communicated and caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000, or FSMA) in relation to the shares included in this offering to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which section 21(1) of the FSMA does not apply;

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares included in this offering in, from or otherwise involving the United Kingdom; and

•	the offer in The Netherlands of the shares included in this offering is exclusively limited to persons who trade or invest in securities in the conduct of a profession or business (which include banks, stockbrokers, insurance companies, pension funds, other institutional investors and finance companies and treasury departments of large enterprises).

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state, or the relevant implementation date, it has not made and will not make an offer of our common stock to the public in that relevant member state prior to the publication of a prospectus in relation to our common stock that has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive, except that, with effect from and including the relevant implementation date, an offer of our common stock to the public in that relevant member state may be made at any time:

•	to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

•	in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive.

Each purchaser of our common stock located within a relevant member state will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive.

For purposes of this provision, the expression an “offer to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

We have not authorized and do not authorize the making of any offer of our common stock through any financial intermediary on our behalf, other than offers made by the underwriters with a view to the final placement of the common stock as contemplated in this prospectus supplement. Accordingly, no purchaser of our common stock, other than the underwriters, is authorized to make any further offer of our common stock on behalf of the sellers or the underwriters.

Commissions and Discounts

The representatives of the underwriters have advised us that the underwriters propose initially to offer the shares to the public at the public offering price listed on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $0.33 per share. The underwriters may allow, and the dealers may reallow, a discount not in excess of $0.10 per share to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. This information assumes either no exercise or full exercise by the underwriters of their overallotment option.

	Per Share	Without Option	With Option
Public offering price	$9.00	$237,600,000	$273,240,000
Underwriting discount	$0.5625	$14,850,000	$17,077,500
Proceeds, before expenses, to us	$8.4375	$222,750,000	$256,162,500

The expenses of this offering, not including the underwriting discount, are estimated at $4.0 million and are payable by us.

Overallotment Option

We have granted an option to the underwriters to purchase up to 3,960,000 additional shares of our common stock at the initial public offering price less the underwriting discount and less any dividends or distributions declared or paid by us on the shares initially purchased by the underwriters but not on the shares to be purchased upon exercise of the overallotment option. The underwriters may exercise this option for 30 days from the date of this prospectus supplement solely to cover any overallotments. If the underwriters exercise this option, each underwriter will be obligated, subject to conditions contained in the purchase agreement, to purchase approximately the same percentage of those additional shares that the number of shares of common stock to be purchased by that underwriter as shown in the above table represents as a percentage of the total number of shares shown in that table.

No Sales of Similar Securities

We and our executive officers and directors have agreed, with certain limited exceptions, not to sell or transfer any common stock or securities convertible into, exchangeable for, exercisable for or repayable with our common stock for days after the date of this prospectus supplement without first obtaining the written consent of the representatives. Specifically, we have agreed not to directly or indirectly:

•	offer, pledge, sell or contract to sell any common stock;

•	sell any option or contract to purchase any common stock;

•	purchase any option or contract to sell any common stock;

•	grant any option, right or warrant to purchase any common stock;

•	lend or otherwise dispose of or transfer any common stock;

•	request or demand that we file a registration statement related to the common stock;

•	otherwise transfer or dispose of any common stock; or

•	enter into any swap or other agreement or transaction that transfers, in whole or in part, the economic consequence of ownership of any common stock, whether any such swap, agreement or transaction is to be settled by delivery of common stock or other securities, in cash or otherwise.

This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. In that event that either (x) during the last 17 days of the 180-day period referred to above, we issue an earnings release or material news or a material event relating to us occurs or (y) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the 180-day restricted period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Our lock-up agreement contains an exception that permits us to issue shares of common stock to the underwriters in this offering, to issue shares of common stock upon the exercise of outstanding options, to issue shares and options pursuant to employee benefit plans, and to issue shares of common stock pursuant to non-employee director stock plans, to issue shares of common stock in mergers and acquisition transactions and to issue shares of common stock pursuant to a dividend reinvestment plan.

New York Stock Exchange Listing

Our common stock is listed on the NYSE under the symbol “AFN.”

Price Stabilization and Short Positions

Until the distribution of the shares is completed, SEC rules may limit the underwriters and selling group members from bidding for or purchasing our common stock. However, the underwriters may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares in the offering. The underwriters may close out any covered short position by either exercising their overallotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. “Naked” short sales are sales in excess of the overallotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market.

Neither we, nor any of the underwriters, makes any representation or prediction as to the direction or the magnitude of any effect that the transactions described above, if commenced, may have on the price of our common stock. In addition, neither we, nor any of the underwriters, makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses electronically. The representatives may agree to allocate a number of shares of our common stock to underwriters for sale to their online brokerage account holders. The representatives will allocate shares of our common stock to underwriters that may make Internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on any of these websites and any other information contained on a website maintained by an underwriter or syndicate member is not part of this prospectus.

Other Relationships

The underwriters and/or their affiliates have provided and in the future may continue to provide investment banking, commercial banking and/or other financial services, including the provision of credit facilities, to us in the ordinary course of business for which they have received and may in the future receive compensation.

Merrill Lynch, Bear Stearns and RBC have, in the past, provided brokering services to introduce banks and REITs to Cohen & Co.’s, AFT’s and Taberna’s funding sources, and have also structured CDOs that are managed by Cohen & Co. or certain of its affiliates, including Taberna, and placed the securities in such CDOs, including CDOs in which AFT has invested. Merrill Lynch, Bear Stearns and RBC have each received customary fees for the services rendered in connection with such CDOs. Merrill Lynch also acted as the initial purchaser and placement agent in AFT’s private placement and received customary fees and expenses for such services. In connection with AFT’s private placement, an affiliate of Merrill Lynch purchased 626,321 common shares of AFT at $10.00 per share. In addition, affiliates of Merrill Lynch, Bear Stearns and RBC also serve as lenders under our existing warehouse facilities and have received customary fees under such facilities. An affiliate of RBC is the lender under our $10.0 million working capital line of credit and has received customary fees under such facility. As of the date of this prospectus supplement, Merrill Lynch is also acting as the financial advisor to the special committee of Taberna’s board of trustees in connection with the pending merger of Taberna and RAIT in consideration of customary fees.

Directed Shares

At our request, the underwriters have reserved for sale, at the public offering price, up to 333,610 shares, or 1.26% of the total number of shares offered by the prospectus, to certain of our senior executive officers and directors and senior officers of Cohen & Co. This amount includes shares having an aggregate purchase price of up to $1.0 million, based upon the public offering price, that will be reserved for purchase by our chairman, Daniel G. Cohen. The number of shares available for sale to the general public will be reduced to the extent these persons purchase the reserved shares. Any reserved shares that are not orally confirmed for purchase within one day of the date of this prospectus supplement will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus supplement. The persons who purchase reserved shares have agreed, with certain limited exceptions, not to sell or transfer any common stock or securities convertible into, exchangeable for, exercisable for or repayable with our common stock for 180 days after the date of this prospectus supplement.

LEGAL MATTERS

Clifford Chance US LLP, New York, New York will pass upon the validity of the common stock we are offering by this prospectus supplement and the accompanying prospectus. Certain matters with respect to Maryland law will be passed upon by Venable LLP, Baltimore, Maryland, and certain legal matters in connection with this offering will be passed upon for the underwriters by Hunton & Williams LLP. Clifford Chance US LLP and Hunton & Williams LLP may rely on Venable LLP as to certain matters of Maryland law.

EXPERTS

Sunset’s financial statements and schedules as of December 31, 2005 and for the year then ended have been audited by Hancock Askew & Co., LLP, independent registered public accounting firm, as stated in their report dated March 13, 2006, which is incorporated herein by reference, and have been so incorporated by reference in reliance on the report of this firm given upon their authority as an expert in accounting and auditing.

Ernst & Young LLP, independent registered public accounting firm, has audited Sunset’s consolidated financial statements and schedules as of December 31, 2004, and for the year ended December 31, 2004 and the period beginning October 6, 2003 and ended December 31, 2003, included in Sunset’s Annual Report on Form 10-K for the year ended December 31, 2005, as set forth in their report, which is incorporated herein by reference. Sunset’s consolidated financial statements and schedules are incorporated herein by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

The consolidated financial statements and schedules of AFT at March 31, 2006, and for the period January 31, 2006 to March 31, 2006, appearing in the merger proxy statement filed with the Securities and Exchange Commission on September 8, 2006 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report, which is incorporated herein by reference. AFT’s consolidated financial statements and schedules are incorporated herein by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, statements or other information filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov.

The SEC allows us to “incorporate by reference” information into this prospectus supplement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus supplement, except for any information that is superseded by information that is included directly in this prospectus supplement or incorporated by reference subsequent to the date of this prospectus supplement. We do not incorporate the contents of our website into this prospectus supplement.

This prospectus supplement incorporates by reference the documents listed below that we and, prior to the completion of the merger, Sunset, has previously filed with the SEC. They contain important information about our and, prior to the completion of the merger, Sunset’s, financial condition.

The following documents, which were filed by us with the SEC after the completion of the merger, are incorporated by reference into this prospectus supplement:

•	Our current report on Form 8-K dated November 6, 2006, filed with the SEC on November 7, 2006;

•	Our quarterly report on Form 10-Q for the quarterly period ended September 30, 2006, filed with the SEC on November 3, 2006;

•	Our current report on Form 8-K dated November 3, 2006, filed with the SEC on November 3, 2006;

•	Our current report on Form 8-K dated October 6, 2006, filed with the SEC on October 12, 2006;

•	Our current report on Form 8-K/A dated October 6, 2006, filed with the SEC on October 12, 2006;

•	Our current report on Form 8-K dated October 13, 2006, filed with the SEC on October 13, 2006;

•	Our current report on Form 8-K dated October 12, 2006, filed with the SEC on October 18, 2006;

•	Our current report on Form 8-K/A dated October 12, 2006, filed with the SEC on October 19, 2006; and

•	Our current report on Form 8-K dated October 18, 2006, filed with the SEC on October 20, 2006.

The following documents, which were filed by Sunset with the SEC prior to the completion of the merger, are incorporated by reference into this prospectus supplement:

•	Sunset’s annual report on Form 10-K for the fiscal year ended December 31, 2005, filed with the SEC on March 14, 2006;

•	Sunset’s quarterly report on Form 10-Q for the quarterly period ended March 31, 2006, filed with the SEC on May 9, 2006;

•	Sunset’s quarterly report on Form 10-Q for the quarterly period ended June 30, 2006, filed with the SEC on August 9, 2006;

•	Sunset’s current report on Form 8-K dated March 10, 2006, filed with the SEC on March 14, 2006;

•	Sunset’s current report on Form 8-K dated March 14, 2006, filed with the SEC on March 15, 2006;

•	Sunset’s current reports on Form 8-K dated April 27, 2006 , filed with the SEC on April 28, 2006;

•	Sunset’s current report on Form 8-K dated May 10, 2006, filed with the SEC on May 17, 2006;

•	Sunset’s current report on Form 8-K dated June 30, 2006, filed with the SEC on July 6, 2006;

•	Sunset’s current report on Form 8-K dated July 20, 2006, filed with the SEC on July 26, 2006;

•	Sunset’s current report on Form 8-K dated August 3, 2006, filed with the SEC on August 9, 2006;

•	Sunset’s current report on Form 8-K dated September 5, 2006, filed with the SEC on September 5, 2006;

•	Sunset’s current report on Form 8-K dated September 15, 2006, filed with the SEC on September 15, 2006;

•	Sunset’s current report on Form 8-K dated September 29, 2006, filed with the SEC on September 29, 2006;

•	Sunset’s proxy statement on Schedule 14A, filed with the SEC on September 8, 2006; and

•	The description of Sunset’s common stock contained in our registration statement on Form 8-A, filed with the SEC on March 3, 2004 (File No. 001-32026).

You should refer to the foregoing list of incorporated documents when considering investing in shares of our common stock. The documents incorporated by reference pursuant to the list above replace and supercede the list of incorporated documents set forth in the accompanying prospectus.

In addition, we incorporate by reference additional documents that we may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus supplement and the termination of the offering. Any statement herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in any subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

You can obtain any of the documents incorporated by reference into this prospectus supplement through us or from the SEC through the SEC’s website at www.sec.gov. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus supplement. Our stockholders may request a copy of such documents, without charge, by contacting us at the following address: Alesco Financial Inc., Cira Centre, 2929 Arch Street, 17th Floor, Philadelphia, Pennsylvania 19104, John J. Longino, Phone: (215) 701-9555; Email: jlongino@cohenandcompany.com.

PROSPECTUS

Common Stock

Alesco Financial Inc. (formerly Sunset Financial Resources, Inc.) may from time to time offer its common stock, par value $0.001 per share, at an aggregate initial offering price which will not exceed $450,000,000. We will determine when we sell shares of our common stock, the number of shares we will sell and the prices and other terms on which we will sell them. We may sell shares of our common stock to or through underwriters, through agents or directly to purchasers.

We will describe in a prospectus supplement, which we will deliver with this prospectus, the terms of each offering we make in the future.

Our common stock is listed on the New York Stock Exchange, or the NYSE, under the symbol “AFN.” On October 18, 2006, the last reported sale price of our common stock on the NYSE was $8.80 per share.

An investment in these securities entails material risks and uncertainties that should be considered. You should read this entire prospectus, particularly the section entitled “ Risk Factors” beginning on page 4 of this prospectus, our periodic reports we file with the Securities and Exchange Commission and any prospectus supplement, carefully before making an investment decision to invest in our securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION OR OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is November 3, 2006.

You should rely only on the information contained or incorporated by reference in this prospectus or any supplement to this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer to sell or seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus or any supplement to this prospectus or any information we file with the Securities and Exchange Commission is accurate as of any date other than the date on the font cover of those documents.

About this Prospectus

This prospectus is part of a shelf registration statement that we filed with the Securities and Exchange Commission, or the SEC. Under this shelf registration statement, we may sell shares of our common stock for total proceeds of up to $450,000,000. This prospectus provides you with a general description of the shares we may offer. Each time we sell shares, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. Before you buy any shares of our common stock, it is important for you to consider the information contained in this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

As described below, on October 6, 2006, Sunset Financial Resources, Inc., a Maryland corporation, acquired by merger Alesco Financial Trust, a Maryland real estate investment trust. The merger and related matters are described in the proxy statement dated September 8, 2006, which is incorporated herein by reference and which we refer to herein as the merger proxy statement. In connection with the merger, Sunset Financial Resources, Inc. renamed the combined company Alesco Financial Inc. In this prospectus, unless otherwise noted and as the context otherwise requires, we refer to the combined company and its subsidiaries as “we,” “us,” “our” or the “combined company,” to the pre-merger Sunset Financial Resources, Inc. and its subsidiaries as “Sunset” and to the pre-merger Alesco Financial Trust and its subsidiaries as “AFT.” Our manager is Cohen & Company Management, LLC, a wholly-owned subsidiary of Cohen & Company (formerly known as Cohen Bros. & Co., LLC). In this prospectus, we refer to Cohen & Company and its affiliates as “Cohen & Co.” or “our manager.”

SUMMARY

This summary highlights information contained elsewhere in this prospectus or incorporated by reference into this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read this entire prospectus carefully, including the information incorporated by reference into this prospectus, before making any investment decision.

Company Overview

We are an externally managed Maryland corporation that invests primarily in certain target asset classes identified by Cohen & Co., a specialized research, investment banking and asset management firm based in Philadelphia, Pennsylvania, that has provided since 1999 financing to small and mid-sized companies in financial services, real estate and other sectors.

We invest primarily in collateralized debt obligations, or CDOs, and collateralized loan obligations, or CLOs, and similar securitized obligations structured and managed by our manager, an affiliate of Cohen & Co., which obligations are collateralized by U.S. dollar denominated assets in the following asset classes, which we refer to as our target asset classes:

•	mortgage loans and other real estate related senior and subordinated debt, residential mortgage-backed securities, or RMBS, and commercial mortgage-backed securities, or CMBS;

•	subordinated debt financings originated by Cohen & Co. or third parties, primarily in the form of trust preferred securities, or TruPS, issued by banks, bank holding companies and insurance companies, and surplus notes issued by insurance companies; and

•	leveraged loans made to small and mid-sized companies in a variety of industries characterized by relatively low volatility and overall leverage, including the consumer products and manufacturing industries.

We may also invest opportunistically from time to time in other types of investments within our manager’s and Cohen & Co.’s areas of expertise and experience, subject to maintaining our qualification as a REIT and our exemption from regulation under the Investment Company Act of 1940, as amended, or the Investment Company Act.

We elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, commencing with our taxable year ended December 31, 2004. In order to maintain our qualification as a REIT, we must comply with a number of requirements under the Internal Revenue Code, including the requirement that we distribute at least 90% of our annual net taxable income (excluding net capital gains) to our stockholders. So long as we qualify as a REIT, we generally will not be subject to U.S. federal corporate income tax on our income to the extent we annually distribute that income to our stockholders; however, our domestic taxable REIT subsidiaries, or TRSs, generally will be subject to U.S. federal, state and local income taxes on their earnings.

Our History

We were incorporated in Maryland on October 6, 2003 as Sunset and completed an initial public offering of common stock on March 17, 2004. During the period from the completion of Sunset’s initial public offering through April 27, 2006, Sunset pursued a business strategy of originating commercial mortgage loans and investing in RMBS and CMBS. On April 27, 2006, Sunset entered into an Agreement and Plan of Merger with AFT, pursuant to which Sunset agreed to acquire AFT by merger in exchange for the issuance of 1.26 shares of Sunset common stock for each share of AFT common stock. On that same date, Sunset entered into an interim management agreement with our manager, pursuant to which Sunset became externally managed by our manager and our manager began to reposition Sunset’s investment strategy to mirror AFT’s investment strategy, which we continue to employ. Our manager was also the external manager of AFT pursuant to a long-term management agreement. The merger was consummated on October 6, 2006 and the combined company was renamed Alesco Financial Inc. On that same date, the interim management agreement was terminated and we assumed the long-term management agreement in place between AFT and our manager. Immediately following completion of the merger, the former stockholders of Sunset held 42% of our outstanding shares of common stock and the former stockholders of AFT held 58% of our outstanding shares of common stock.

AFT was a Maryland real estate investment trust formed on October 26, 2005 that invested primarily in certain target asset classes identified by Cohen & Co. AFT commenced operations in January 2006 upon completion of a private placement of its common shares of beneficial interest in which it received approximately $111 million in net proceeds.

Our Manager

We are externally managed and advised by our manager pursuant to a management agreement, which we assumed from AFT in the merger. Our manager is responsible for administering our business activities and day-to-day operations through the resources of Cohen & Co. Cohen & Co. was founded in 1999 by our chairman Daniel G. Cohen.

Our Corporate Information

Our principal executive offices are located at Cira Centre, 2929 Arch Street, 17th Floor, Philadelphia, Pennsylvania 19104. The telephone number for our principal executive offices is (215) 701-9555.

RISK FACTORS

Investment in our common stock involves certain material risks. Before investing in our common stock, you should carefully consider the risks described below as well as the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. If any of these risks actually occur, our business, financial condition and results of operations could be adversely effected. As a result, the trading price of our common stock could decline and you could lose all or part of your investment.

Risks Related to Our Management and Our Relationship with Our Manager

We are managed by Cohen & Co. and are obligated to pay substantial fees and are subject to potential conflict of interest risks.

Following the merger, we assumed AFT’s management agreement with Cohen & Co. and accordingly Cohen & Co. will earn substantial fees from their relationship with us comparable to the fees previously earned in respect of their relationship with AFT. For example, from the commencement of AFT’s operations in January 2006 through June 30, 2006, Cohen & Co. and its affiliates earned $664,000 in base management fees and $195,000 in incentive fees (net of $374,000 of asset management fee credits) under Cohen & Co.’s management agreement with AFT, as well as $3.9 million of origination fees, $12.6 million of structuring fees and $6.0 million of placement fees in respect of CDOs and CLOs in which AFT invested. In addition to ongoing management fees and fees arising from our investments, Cohen & Co. will also be entitled to a termination fee of three times the sum of the average annual base fee for the past two 12-month periods under the management agreement if the agreement is terminated under specified circumstances. We are subject to potential conflicts of interest arising out of our relationship with our manager and its affiliates, including the following potential conflicts arising from fees payable to our manager or its affiliates:

•	Cohen & Co. is controlled by Daniel G. Cohen and certain of our other executive officers. As a result, our management agreement was negotiated between related parties and its terms, including fees payable, may not be as favorable as if the terms had been negotiated with an unaffiliated third party;

•	the substantial fees to be earned by Cohen & Co. and its affiliates from our investments in CDOs and CLOs structured, managed and sold by Cohen & Co. and its affiliates, whether or not those investments generate attractive returns for us, present potential conflicts for Cohen & Co. in causing us to make investments which may not be fully addressed by policies that require our independent directors to approve all transactions between us and Cohen & Co. and its affiliates;

•	the incentive fee that will be payable under our management agreement with Cohen & Co. may induce our manager to make higher risk investments; and

•	the substantial termination fee that will be payable under our management agreement with Cohen & Co. will make termination of the agreement extremely costly and may deter us from exercising our termination rights.

These risks and other risks arising from our relationship with our manager are explained in detail below. The management agreement is described in the merger proxy statement, which is incorporated herein by reference, under the caption “Our Management Agreement.”

We are dependent on Cohen & Co. and may not find a suitable replacement if the management agreement is terminated.

We have no employees. We have no separate facilities and are completely reliant on our manager, which has significant discretion as to the implementation and execution of our business strategies and risk management practices. We are subject to the risk that our manager will terminate the management agreement and that no suitable replacement will be found. We believe that our success depends to a significant extent upon the experience of our manager’s executive officers, whose continued services are not guaranteed.

There are potential conflicts of interest in the relationship between us, on the one hand, and our manager and our manager’s affiliates, including Cohen & Co., on the other hand, which could result in decisions that are not in the best interests of our stockholders.

We are subject to potential conflicts of interest arising out of our relationship with our manager and its affiliates, including Cohen & Co. For instance, Daniel G. Cohen, our chairman, James J. McEntee, III, our chief executive officer and president and Shami J. Patel, our chief operating officer and chief investment officer, also serve as executive officers of Cohen & Co. and are accordingly not exclusively dedicated to our business. Furthermore, our manager is controlled by Mr. Cohen and by certain of our other executive officers. As a result, our management agreement with our manager was negotiated between related parties, and its terms, including fees payable, may not be as favorable to us as if it had been negotiated with an unaffiliated third party. In addition, our manager owes no fiduciary obligation to our stockholders. The management agreement does not prevent our manager and its affiliates from engaging in additional management or investment opportunities, some of which compete with us. Our manager engages in additional management or investment opportunities that have overlapping objectives with us, and faces conflicts in the allocation of investment opportunities. Such allocation is at the discretion of our manager and there is no guarantee that this allocation will be made in the best interest of our stockholders. Additionally, the ability of our manager and its officers and employees to engage in other business activities may reduce the time our manager spends managing us.

We may enter into additional transactions with Cohen & Co. with the approval of our independent directors. Such transactions with Cohen & Co. may not be as favorable to us as they would be if negotiated with independent third parties.

In addition to the fees payable to Cohen & Co. under our management agreement, Cohen & Co. benefits from other fees paid to it by third parties with respect to our investments. In particular, affiliates of Cohen & Co. earn origination fees paid by the issuers of TruPS, which have historically ranged from zero to 3.0% of the face amount of a TruPS issuance. Cohen & Co., through its affiliates, typically retains part of this fee and shares the balance with the investment bank or other third party broker that introduced the funding opportunity to Cohen & Co. Cohen & Co.’s affiliates also receive structuring fees for services relating to the structuring of a CDO or a CLO on our behalf or in which we invest. This fee typically ranges from zero to 0.45% of the face amount of the securities issued by the CDO or CLO, but may exceed this amount. Our independent directors must approve any structuring fees exceeding 0.45% of the face amount of the securities issued by such CDOs or CLOs. In addition, affiliates of Cohen & Co. act as collateral managers of the CDOs and CLOs in which we invest. In this capacity, these affiliates receive collateral management fees that have historically ranged between 0.10% and 0.63% of the assets held by the CDOs and CLOs. In addition, the collateral managers may be entitled to earn incentive fees if CDOs or CLOs managed by them exceed certain performance benchmarks. A broker-dealer affiliate of Cohen & Co. also earns placement fees in respect of debt and equity securities which it sells to investors in the CDOs and CLOs in which we invest, as well as commissions and mark-ups from trading of securities to and from CDOs and CLOs in which we invest. The management agreement with Cohen & Co. provides that the base management fee and incentive management fee payable to Cohen & Co. will be reduced by our proportionate share of the amount of any CDO and CLO collateral management fees and incentive fees paid to Cohen & Co. and its affiliates in connection with the CDOs and CLOs in which we invest, based on the percentage of equity we hold in such CDOs and CLOs. Origination fees, structuring fees, placement fees and trading discounts and commissions paid to, or earned by, Cohen & Co. and its affiliates will not reduce the amount of fees we pay under our management agreement.

Through June 30, 2006, Sunset paid Cohen & Co. $234,000 in base management fees under an interim management agreement entered into in advance of the merger. Through June 30, 2006, affiliates of Cohen & Co. earned $1.7 million of structuring fees and $1.2 million of placement fees in connection with a CLO in which

Sunset invested. In addition, from the commencement of AFT’s operations in January 2006 through June 30, 2006, Cohen & Co. and its affiliates earned $664,000 in base management fees and $195,000 in incentive fees (net of $374,000 of asset management fee credits) under Cohen & Co.’s management agreement with AFT, as well as $3.9 million of origination fees, $12.6 million of structuring fees and $6.0 million of placement fees in respect of CDOs and CLOs in which AFT invested.

We will compete with current and future investment entities affiliated with our manager and Cohen & Co. and we may not be allocated by our manager the most attractive real estate related investment opportunities.

Affiliates of our manager have investment objectives that overlap with our objectives, which could cause us to forego attractive investment opportunities. For instance, Cohen & Co. and its subsidiaries have agreed not to compete with Taberna Realty Finance Trust, or Taberna, for a three-year period beginning on April 28, 2005 in Taberna’s business of originating TruPS or other preferred securities issued by REITs and real estate operating companies or of acting as the collateral manager of CDOs involving these securities. Accordingly, as long as our manager is a subsidiary of Cohen & Co., our manager must obtain Taberna’s consent before investing in these assets on our behalf during the term of this non-competition agreement. In June 2006, Taberna agreed to be acquired by RAIT Investment Trust, or RAIT. Pursuant to the agreement and plan of merger for this transaction, Daniel G. Cohen will become the chief executive officer of RAIT. This transaction is subject to customary closing conditions, including approval by the shareholders of RAIT and Taberna. It is anticipated that the transaction, if approved, will be consummated in the fourth quarter of 2006. Cohen & Co.’s non-competition agreement with Taberna will remain in effect for the benefit of RAIT following the consummation of such transaction. Additionally, Cohen & Co. may establish or manage other investment entities in the future that compete with us for investments. In fact, Taberna will compete with us for investments in mortgage loans, RMBS and CMBS, and our manager may not allocate the most attractive real estate related assets to us. We will be competing with Cohen & Co., Taberna and any other investment entities that Cohen & Co. may form in the future for access to the benefits that our relationship with Cohen & Co. provides to us, including access to investment opportunities.

Although we benefit from a right of first refusal provided by Cohen & Co. with respect to certain of our target assets, this right of first refusal excludes (1) individual investments in leveraged loans, (2) TruPS which collateralize CDOs in which we decline to exercise our right of first refusal to acquire equity interests in the CDO and (3) non-U.S. dollar denominated investments in any of our targeted asset classes.

Members of our management team have competing duties to other entities, which could result in decisions that are not in the best interests of our stockholders.

Our executive officers and the employees of our manager, other than our chief financial officer and our chief accounting officer, do not spend all of their time managing our activities and our investment portfolio. Our executive officers and the employees of our manager, other than our chief financial officer, allocate some, or a material portion, of their time to other businesses and activities. For example, each of our chairman of the board, president and chief executive officer, and chief operating officer and chief investment officer also serves as an executive officer of Cohen & Co. In addition to serving as executive officers of Cohen & Co., our chairman of the board and president and chief executive officer also serve as the chairman and chief executive officer and vice chairman, respectively, of Taberna. None of these individuals is required to devote a specific amount of time to our affairs. Accordingly, we will compete with Cohen & Co. and Taberna and possibly other entities in the future for the time and attention of these senior officers and there will be conflicts of interest in allocating investment opportunities to us that may also be suitable for Cohen & Co. and Taberna.

The departure of any of the senior management of our manager or the loss of our access to Cohen & Co.’s investment professionals and principals may adversely affect our ability to achieve our investment objectives.

We depend on the diligence, skill and network of business contacts of the senior management of our manager. We also depend on our manager’s access, through a shared services agreement between our manager and Cohen & Co., to the investment professionals and principals of Cohen & Co. and the information and origination opportunities generated by Cohen & Co.’s investment professionals and principals during the normal course of their investment and portfolio management activities. The senior management of our manager evaluates, negotiates, structures, closes and monitors our investments and our financing activities. Our future success depends on the continued service of the senior management team of our manager. The departure of any of the senior managers of our manager, or of a significant number of the investment professionals or principals of Cohen & Co., could have a material adverse effect on our ability to achieve our investment objectives. Our manager may not remain our manager and may not have access to Cohen & Co.’s investment professionals or principals or its information and asset origination opportunities in the future. If we fail to retain our manager, such loss may adversely affect our ability to achieve our investment objectives.

If our manager ceases to be our manager pursuant to the management agreement, financial institutions providing our credit facilities may not provide future financing to us.

The lenders under our warehouse facilities and possible future repurchase agreements and credit facilities may require that our manager manage our operations pursuant to our management agreement as a condition to making continued advances to us under these credit facilities. Additionally, if our manager ceases to be our manager, the lenders may terminate our facilities and their obligation to advance funds to us in order to finance our future investments. If our manager ceases to be our manager under our management agreement for any reason and we are not able to obtain financing on favorable terms or at all, such failure could adversely affect our business and results of operations.

Our manager is newly formed and has limited experience in managing a REIT, which may hinder our ability to achieve our investment objectives or result in loss of our qualification as a REIT.

Government regulations impose numerous constraints on the operations of REITs. Our manager began operations in January 2006 and has limited experience in managing a portfolio of assets for a REIT, which may hinder our ability to achieve our investment objectives or result in loss of our qualification as a REIT.

Our board of directors has approved very broad investment guidelines for our manager and does not approve each investment decision made by our manager, which may hinder our ability to unwind transactions entered into by the time such transactions are reviewed.

Our manager is authorized to follow very broad investment guidelines on behalf of us. Our board of directors periodically reviews such investment guidelines. However, our board does not review all of our proposed or completed investments. In addition, in conducting periodic reviews of select investments, the board may rely primarily on information provided to us by our manager. Furthermore, transactions entered into by our manager may be difficult or impossible to unwind at the time they are reviewed by the board. Our manager has great latitude within the broad parameters of the investment guidelines in determining the types of assets it may decide are proper investments.

The incentive fee payable under our management agreement may induce our manager to make higher risk investments.

The management compensation structure to which we have agreed with our manager may cause our manager to invest in high risk investments or take other risks. In addition to our management fee, our manager is entitled to receive incentive compensation based in part upon our achievement of specified levels of net income. In evaluating investments and other management strategies, the opportunity to earn incentive compensation based on net income may lead our manager to place undue emphasis on the maximization of net income at the expense of other criteria, such as preservation of capital, maintaining sufficient liquidity, and/or management of credit risk or market risk, in order to achieve higher incentive compensation. Investments with higher yield potential are generally riskier or more speculative. This may result in increased risk to the value of our investment portfolio.

The termination of our management agreement by us will not be possible under some circumstances and would otherwise be difficult and costly.

We may terminate the management agreement we entered into with Cohen & Co. for cause (as defined in the agreement) at any time. We may not terminate the management agreement, however, without cause before December 31, 2008, the date on which its initial term expires. After December 31, 2008, the management agreement will be automatically renewed for a one-year term on each anniversary date thereafter unless terminated for cause or as otherwise described in the management agreement. Under the management agreement, after December 31, 2008, we may terminate the agreement annually upon the affirmative vote of at least two-thirds of our independent directors, or by a vote of the holders of a majority of our outstanding common stock, upon (1) unsatisfactory performance by Cohen & Co. that is materially detrimental to us or (2) a determination that the management fee payable to Cohen & Co. is not fair, subject to Cohen & Co.’s right to prevent such a termination under this clause (2) by accepting a mutually acceptable reduction of management fees. Cohen & Co. will be provided 180 days’ prior notice of any termination and will be paid a termination fee equal to three times the sum of (A) the average annual base management fee for the two 12-month periods immediately preceding the date of termination, plus (B) the average annual incentive fee for the two 12-month periods immediately preceding the date of termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination. Thus, in some circumstances, we will simply be unable to terminate our management agreement. In other circumstances where we do have the right to terminate our management agreement, these provisions would result in substantial cost to us upon termination. In addition, we may also incur considerable legal cost resulting from potential litigation that may arise in connection with the termination of our management agreement. Consequently, these costs may make it more difficult for us to terminate our management agreement without cause.

The liability of our manager is limited under our management agreement, and we have agreed to indemnify our manager against certain liabilities, which may expose us to significant expenses.

Pursuant to our management agreement, our manager has not assumed any responsibility other than to render the services called for thereunder and is not responsible for any action of our board of directors in following or declining to follow our manager’s advice or recommendations. Our manager and our members, managers, officers and employees are not liable to us, any of our subsidiaries, our directors, our stockholders or any stockholders of our subsidiaries for acts performed in accordance with and pursuant to our management agreement, except by reason of acts constituting bad faith, willful misconduct, gross negligence, or reckless disregard of their duties under our management agreement. We have agreed to indemnify our manager and its members, managers, officers and employees and each person controlling our manager with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of such indemnified party not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of duties, performed in good faith in accordance with and pursuant to our management agreement.

If Cohen & Co. or its affiliates cease to manage the CDOs or CLOs in which we invest or if the collateral management fees paid to Cohen & Co. or its affiliates are reduced, we may have to pay more fees to our manager, which could adversely affect our financial condition.

Cohen & Co. and its affiliates will receive fees in their capacity as collateral managers of the CDOs or CLOs in which we invest. The management agreement provides that the base management fee and incentive management fee otherwise payable by us to our manager will be reduced, but not below zero, by our proportionate share of the amount of any CDO or CLO collateral management fees paid to Cohen & Co. and its affiliates in connection with the CDOs and CLOs in which we invest, based on the percentage of equity we hold in those CDOs and CLOs. If the CDO or CLO collateral management fees paid to Cohen & Co. or its affiliates are reduced, or if the collateral management agreement between Cohen & Co. and a CDO or CLO vehicle in which we invest is terminated, then the amount of collateral management fees that would be offset to our benefit would be reduced. If this were to occur, we may be required to pay more fees to our manager, which could adversely affect our financial condition.

Risks Related to Our Business

AFT had a limited operating history and limited experience operating as a REIT and we may not be able to operate the combined company successfully or generate sufficient revenue to make or sustain distributions to our stockholders.

We are subject to all of the business risks and uncertainties associated with any newly combined business, including the risk that we will not achieve our investment objectives and that the value of the investment of our stockholders could decline substantially. We may not be able to generate sufficient revenue from operations to pay our operating expenses and make or sustain distributions to our stockholders. We intend to operate so as to continue to qualify as a REIT and will therefore be subject to various rules relating to REITs. Because we have limited experience operating within the complex rules and regulations required for REIT qualification, we may not be able to comply with these rules and regulations. Our failure to comply with these rules and regulations could force us to pay unexpected taxes and penalties and could have a material adverse effect on our results of operations, financial condition and business. See “—Tax Risks.”

We have suffered losses as a result of the redeployment of Sunset’s assets prior to the merger.

We have recognized a net loss of $22.2 million from the sale of $809.1 million of our mortgage-backed securities in connection with the redeployment of Sunset’s assets prior to the merger. The losses resulted from the sale of these securities at a time when their market value was less than their amortized costs. These losses may adversely affect our financial position.

We incurred costs and expenses in connection with the merger, which may adversely impact our financial condition.

We incurred one-time, pre-tax costs and expenses of approximately $10.0 million in connection with the merger. These costs and expenses include change of control, severance, retention bonuses and other benefit payments, insurance costs, fees relating to the termination of contractual obligations, investment banking expenses, legal and accounting fees, printing expenses and other related charges incurred by us in connection with the merger. These substantial costs and expenses may adversely impact our financial condition.

Our financial and accounting personnel and our system of financial accounting have changed as a result of the merger. There can be no assurance that our new accounting system, including our system of internal controls, will operate as intended and that we will not experience significant deficiencies or material weaknesses in our internal controls.

Upon completion of the merger, our manager and its personnel replaced the personnel of Sunset and assumed control of our internal financial and accounting functions. Our manager is implementing a new financial accounting system on our behalf. As a new system, it has not yet been evaluated for purposes of determining whether our internal controls over financial reporting are effective. There can be no assurance that when such evaluation is performed, our system of internal controls over financial reporting will be determined to have no material weaknesses or significant deficiencies.

Our financial condition and results of operations will depend upon our ability to manage future growth effectively and failure to do so may adversely effect our business, financial condition and results of operations.

Our ability to achieve our investment objectives will depend on our ability to manage future growth effectively and to identify and invest in assets and businesses that meet our investment and financing criteria. Accomplishing this result on a cost-effective basis will be largely a function of the structuring of the investment process, and having access to both debt and equity financing on acceptable terms. Any failure to manage future growth effectively could have a material adverse effect on our business, financial condition and results of operations.

The amount of distributions to our stockholders will depend upon certain factors affecting our operating results, some of which are beyond our control.

A REIT must annually distribute at least 90% of its REIT taxable income to its stockholders, determined without regard to the deduction for dividends paid and excluding net capital gain. Our ability to make and sustain cash distributions is based on many factors, including the return on our investments, operating expense levels and certain restrictions imposed by Maryland law. Some of these factors are beyond our control and a change in any such factor could affect our ability to make distributions. We may not be able to make distributions. From time to time, we may not have sufficient cash to meet the distribution requirements due to timing differences between (1) the actual receipt of cash, including receipt of distributions from our subsidiaries and (2) the inclusion of items in our income for U.S. federal income tax purposes. If we do not have sufficient cash available to pay required distributions, we might have to borrow funds or sell assets to raise funds, which could adversely impact our business. Furthermore, we are dependent on distributions from our subsidiaries for revenues.

TruPS, leveraged loans or equity in corporate entities, such as CDOs or CLOs that hold TruPS and leveraged loans, do not qualify as real estate assets for purposes of the REIT asset tests and the income generated by these investments generally does not qualify as real-estate related income for the REIT gross income tests. We must invest in qualifying real estate assets, such as mortgage loans and real estate debt securities, that may have less attractive returns to maintain our REIT qualification, which could result in reduced returns for our stockholders.

TruPS, leveraged loans or equity in corporate entities, such as CDOs or CLOs that hold TruPS or leveraged loans, do not qualify as real estate assets for purposes of the REIT asset tests that we must meet on a quarterly basis to continue to qualify as a REIT. The income generated from investments in TruPS, leveraged loans or CDOs and CLOs that hold TruPS and leveraged loans generally does not qualify as real estate related income for the REIT gross income tests. Accordingly, we are limited in our ability to acquire TruPS and leveraged loans or maintain our investments in these assets or entities created to hold them. We will continue to invest in TruPS and leveraged loans and also in real estate related assets, such as mortgage loans and RMBS and CMBS, for the foreseeable future. Further, whether mortgage-backed securities held by warehouse lenders pursuant to off-balance sheet financing arrangements or financed using repurchase agreements prior to securitization are treated as qualifying assets or as generating qualifying real estate-related income for purposes of the REIT asset and income tests depends on the terms of the warehouse or repurchase financing arrangement. If we fail to make sufficient investments in qualifying real estate assets, such as mortgage loans, RMBS and CMBS, we will likely fail to maintain our qualification as a REIT. In addition, these qualifying investments may be lower yielding than the expected returns on TruPS, leveraged loans and CDOs and CLOs holding TruPS and leveraged loans. This lower yield, if it occurs, could result in reduced returns for our stockholders.

Furthermore, if income inclusions from our foreign TRSs or certain other foreign corporations that are not qualified REIT subsidiaries are determined not to qualify for the REIT 95% gross income test, we may need to invest in sufficient qualifying assets, or sell some of our interests in such foreign TRSs or other foreign corporations that are not qualified REIT subsidiaries, to ensure that the income we recognize from our foreign TRSs or such other foreign corporations does not exceed 5% of our gross income.

Failure to obtain adequate capital and funding would adversely affect the growth and results of our operations and may, in turn, negatively affect the market price of our common stock and our ability to make distributions to our stockholders.

We depend upon the availability of adequate funding and capital for our operations. In particular, we will need to continue to raise additional equity capital in order to grow our business. A REIT is required to annually distribute at least 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gain, to our stockholders and is therefore not able to retain our earnings for new investments. We have redeployed all of our capital into new investments and currently have no commitments for any additional financings. The failure to secure acceptable financing could reduce our taxable income because our investments would no longer generate the same level of net interest income with an insufficient amount of funding or an increase in funding costs. A reduction in net income would have an adverse effect on our liquidity and the ability to make distributions to our stockholders. Sufficient funding or capital may not be available to us in the future on terms that are acceptable. In addition, if our minimum distribution required to maintain our qualification as a REIT becomes large relative to our cash flow due to our taxable income exceeding our cash flow from operations, then we could be forced to borrow funds, sell assets or raise capital on unfavorable terms, if at all, in order to maintain our REIT qualification. In the event that we cannot obtain sufficient funding on acceptable terms, there may be a negative impact on the market price of our common stock and our ability to make distributions to our stockholders.

Our business requires a significant amount of cash, and if it is not available, our business and financial performance will be significantly harmed.

We require a substantial amount of cash to fund our investments, to pay expenses and to hold assets. We also require cash to meet our working capital, minimum REIT distribution requirements, debt service obligations and other needs. Cash could be required to meet margin calls under the terms of our borrowings in the event that there is a decline in the market value of the assets that collateralize our debt, the terms of our short-term debt become less attractive or for other reasons.

We expect that our primary sources of working capital and cash will continue to consist of:

•	warehouse lines and repurchase facilities and, possibly, secured lines of credit;

•	income from our investment portfolio;

•	operating profits and the proceeds from financing our investments; and

•	net proceeds from any offerings of our equity or other debt securities.

We may not be able to generate a sufficient amount of cash from operations and financing activities to successfully execute our business strategy.

We expect to rely on a limited number of financing arrangements to finance our investments and our business and our financial performance will be significantly harmed if those resources are no longer available.

Pending the structuring of a CDO or other securitization, we finance assets that we acquire through borrowings under warehouse lines and repurchase facilities and, possibly, secured lines of credit. The obligations of lenders to purchase assets or provide financing during a warehouse accumulation period are subject to a number of conditions, independent of our performance or the performance of the underlying assets. Likewise, repurchase facilities are dependent on the counterparties’ ability to re-sell our obligations to third parties. If there is a disruption of the repurchase market generally, or if one of our counterparties is itself unable to access the repurchase market, our access to this source of liquidity could be adversely affected. In addition, if the regulatory capital requirements imposed on our lenders change, they may be required to increase significantly the cost of the lines of credit that they provide. We expect that TRSs or qualified REIT subsidiaries that we have formed or may form will enter into additional warehouse facilities in order to fund the acquisition of additional assets during warehouse accumulation periods. We may not be able to renew or replace our financing arrangements when they expire on terms that are acceptable or at all. We intend that the financing arrangements already entered into by us and our subsidiaries before the merger continue to remain in effect.

We incur a significant amount of debt to finance our operations, which may subject us to an increased risk of loss, adversely affecting the return on our investments and reducing cash available for distribution to our stockholders.

We incur a significant amount of debt to finance our operations, which can compound losses and reduce the cash available for distributions to our stockholders. For example, within the first two months of AFT’s operations, AFT entered into warehouse facilities aggregating $1.75 billion, which were paid down with proceeds from CDO and CLO transactions that closed prior to June 30, 2006. We expect that we will enter into additional financing arrangements in the future and warehouse facilities entered into by us and our subsidiaries will remain in effect. As of June 30, 2006, the combined total indebtedness of Sunset and AFT was $3.5 billion. We generally leverage our investment portfolio through the use of warehouse facilities, repurchase agreements, securitizations, including the issuance of CDOs and CLOs and other borrowings. The leverage we employ varies depending on our ability to obtain credit facilities, the loan-to-value and debt service coverage ratios of our assets, the yield on our assets, the targeted leveraged return we expect from our investment portfolio and our ability to meet ongoing covenants related to our asset mix and financial performance. Substantially all of our assets are pledged as collateral for our respective borrowings. Our return on our investments and cash available for distribution to our stockholders may be reduced to the extent that changes in market conditions cause the cost of our financing to increase relative to the income that we can derive from the assets we acquire.

Debt service payments will reduce the net income available for distributions including to our stockholders. Moreover, we may not be able to meet our debt service obligations and, to the extent that we cannot, we risk the loss of some or all of our assets to foreclosure or sale to satisfy our debt obligations. Under certain repurchase agreements, our lenders could take title to our assets and may have an ability to liquidate our assets through an expedited process. Currently, neither our corporate charter nor our bylaws impose any limitations on the extent to which we may leverage our assets.

If the value of the assets we pledge to secure loans declines, we will experience losses and may lose our REIT qualification.

A substantial portion of our borrowings are in the form of collateralized borrowings. If the value of the assets pledged to secure our borrowings were to decline, we would be required to post additional collateral, reduce the amount borrowed or suffer forced sales of the collateral. If sales were made at prices lower than the carrying value of the collateral, we would experience additional losses. If we are forced to liquidate qualified REIT real estate assets to repay borrowings, we may not be able to maintain compliance with the REIT provisions of the Internal Revenue Code regarding asset and source of income requirements. If we are unable to maintain our qualification as a REIT, our distributions will not be deductible by us, and our income will be subject to U.S. federal income taxation, reducing our earnings available for distribution.

An increase in borrowing costs relative to the interest we receive on our investments may adversely affect our profitability, which may negatively affect cash available for distribution to our stockholders.

As warehouse lines, anticipated lines of credit or other short-term borrowing instruments mature, we will be required either to enter into new financing arrangements or to sell certain of our portfolio investments. An increase in short-term interest rates at the time that we seek to enter into new financing arrangements would reduce the spread between our returns on our portfolio investments and the cost of our borrowings. This change in interest rates would adversely affect our returns on our portfolio investments that are subject to prepayment risk, including mortgage-backed securities investments, which might reduce earnings and, in turn, cash available for distribution to our stockholders.

We could suffer losses beyond our committed capital under warehouse facilities, which could harm our business, financial condition, liquidity and results of operations.

The warehouse facilities that we have entered into typically provide that if the warehouse provider experiences losses upon the liquidation of assets and we have engaged in intentional misconduct or fraud, or become insolvent, then we will be liable for all losses suffered by the warehouse providers. Any such losses could harm our business, financial condition, liquidity and results of operations.

Our use of repurchase agreements to borrow funds may give our lenders greater rights in the event that either we or any of our lenders file for bankruptcy.

Our borrowings under repurchase agreements may qualify for special treatment under the bankruptcy code, giving our lenders the ability to avoid the automatic stay provisions of the bankruptcy code and to take possession of and liquidate our collateral under the repurchase agreements without delay if we file for bankruptcy. Furthermore, the special treatment of repurchase agreements under the bankruptcy code may make it difficult for us to recover our pledged assets in the event that our lender files for bankruptcy. Thus, the use of repurchase agreements exposes our pledged assets to risk in the event of a bankruptcy filing by either our lender or us.

Financing arrangements that we are party to contain covenants that restrict our operations, and any default under these arrangements would inhibit our ability to grow our businesses and increase revenues.

The warehouse facilities that we have entered into contain extensive restrictions and covenants. Failure to meet or satisfy any of these covenants may result in an event of default under these agreements. These agreements also typically contain cross-default provisions, so that an event of default under any agreement will trigger an event of default under other agreements, giving the lenders the right to declare all amounts outstanding under their particular credit agreement to be immediately due and payable, and enforce their rights by foreclosing on collateral pledged under these agreements.

Our financing arrangements may also restrict our ability to, among other things:

•	incur additional debt;

•	make certain investments or acquisitions; and

•	engage in mergers or consolidations.

These restrictions may interfere with our ability to obtain additional financing or to engage in other business activities. Furthermore, our default under any of our warehouse facilities or other financing arrangements could have a material adverse effect on our business, financial condition and results of operations.

The warehouse providers under our warehouse facilities may have the right to liquidate assets acquired under the facilities at our direction upon the occurrence of certain events, such as a default or a decline in credit quality of the collateral that may lead to a default. We could be required to bear any losses suffered by the warehouse providers in the event of a collateral liquidation, if the losses are due to events such as, for example: (i) the failure of an obligor of the underlying collateral in the warehouse to make payments of any interest or principal in respect of the underlying collateral when due after any applicable grace period; (ii) an involuntary proceeding commenced or an involuntary petition filed and seeking liquidation, reorganization or other relief in respect of the issuer of the CDO, the collateral manager of the CDO (which will be an affiliate of Cohen & Co.) or us, or if the issuer of the CDO, the collateral manager or we voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any bankruptcy, insolvency, receivership or similar law now or hereafter in effect; (iii) the underlying collateral purchased during the warehouse period falls below a certain corporate rating; (iv) if we obligate ourselves to purchase some or all the equity in the related CDO, the breach by us of such obligation which breach causes the CDO to not close; or (v) if the underlying asset purchased during the warehouse period becomes a credit risk security (e.g., if the warehouse provider and the collateral manager mutually determine in good faith that the underlying asset has a significant risk of declining in credit quality). In such events, we could suffer a liability up to the amount of the cash collateral we maintain with our warehouse providers, which amount generally averages between $5,000,000 to $20,000,000, depending on the economics of the CDO.

We may be required to repurchase mortgage loans that we have sold or to indemnify holders of our mortgage–backed securities.

If any of the mortgage loans that we securitize do not comply with the representations and warranties that we make about the characteristics of the loans, the borrowers and the properties securing the loans, we may be required to repurchase those loans that we have securitized, or replace them with substitute loans or cash. If this occurs, we may have to bear any associated losses directly. In addition we may be required to indemnify the purchasers of such loans for losses or expenses incurred as a result of a breach of a representation or warranty made by us. Repurchased loans typically require an allocation of working capital to carry on our books, and our ability to borrow against such assets is limited, which could limit the amount by which we can leverage our equity. Any significant repurchases or indemnification payments could significantly harm our cash flow and results of operations.

The treatment of TruPS and surplus notes for regulatory capital purposes may reduce the attractiveness of TruPS and surplus notes as a financing mechanism to banks, bank holding companies and insurance companies, which may result in us having to invest in assets that are lower yielding than our expected returns of TruPS.

One of the attractive features of TruPS for banks and bank holding company issuers is that TruPS can currently be included in the tier one capital, as defined in the regulations promulgated under the Bank Holding Act, of bank holding companies, subject to certain quantitative limitations. Many insurance companies also receive favorable capital treatment for TruPS and surplus notes for state regulatory purposes. In April 2005, the Federal Reserve Board approved a final rule, “Risk-Based Capital Standards: Trust Preferred Securities and the Definition of Capital,” which provides for the continued inclusion of outstanding and prospective issuances of TruPS in the tier one capital of bank holding companies subject to the limitation that restricted core capital elements, which include TruPS, are limited to 25% of the sum of core capital elements (including restricted core capital elements), net of goodwill less associated deferred tax liabilities. For internationally active bank holding companies, the limitation on restricted core capital elements is 15%. TruPS and their embedded underlying subordinated notes must also be structured to meet certain qualitative requirements provided for in the final rule. Thus, banks and bank holding company issuers are limited in their ability to treat TruPS as tier one capital. The individual states’ departments of insurance regulate the issuance and repayment of surplus notes. In the future, regulators could seek to impose further limitations on the issuance of surplus notes. Any such limitations would adversely affect the ability of insurance companies to issue these types of securities, which may result in us investing in assets that are lower yielding than our expected returns on TruPS. This could result in reduced returns for our stockholders. In the future, regulators could also seek to impose further limits on the treatment of TruPS as tier one capital, or to exclude them from tier one capital in their entirety. Any such limitation or exclusion would adversely affect the willingness of banks to issue TruPS, which may result in us investing in assets that are lower yielding than our expected returns on TruPS. This could result in reduced returns for our stockholders.

Some rating agencies currently view TruPS favorably in evaluating the capital structure of banks, bank holding companies and insurance companies. If this view were to change, banks and insurance companies might discontinue issuing TruPS.

Some rating agencies currently treat TruPS favorably in evaluating the capital structure of banks, bank holding companies and insurance companies. In the future, these rating agencies could seek to change their treatment of TruPS. If this were to happen, banks and insurance companies may be unwilling to issue TruPS to us, which may result in us investing in assets that are lower yielding than our expected returns on TruPS. This could result in reduced returns for our stockholders.

Our hedging transactions may not completely insulate us from interest rate risk, which may cause greater volatility in our earnings.

Subject to maintaining our qualification as a REIT, we may engage in certain hedging transactions in an effort to limit our exposure to changes in interest rates, which may expose us to risks associated with these transactions. We may utilize instruments such as forward contracts and interest rate swaps, caps, collars and floors to seek to hedge against fluctuations in the relative values of our investment portfolio positions from changes in market interest rates. Hedging against a decline in the values of our investment portfolio positions does not eliminate the possibility of fluctuations in the values of these positions or prevent losses if the values of these positions decline. However, hedging can establish other positions designed to gain from those same developments, thereby offsetting the decline in the value of these investment portfolio positions. Hedging transactions may also limit the opportunity for gain if the values of the investment portfolio positions should increase. Moreover, we may not be able to hedge against an interest rate fluctuation that is generally anticipated at an acceptable price.

The success of our hedging transactions will depend on our ability to structure and execute effective hedges for the assets we hold. Therefore, while we may enter into these transactions to seek to reduce interest rate risks, unanticipated changes in interest rates may result in poorer overall investment performance than if we had not engaged in any hedging transactions. In addition, the degree of correlation between price movements of the instruments used in a hedging strategy and price movements in the investment portfolio positions being hedged may vary. Moreover, for a variety of reasons, we may not establish a perfect correlation between such hedging instruments and the investment portfolio holdings being hedged. Any such imperfect correlation may prevent us from achieving the intended hedge and expose us to risk of loss.

Accounting for hedges under generally accepted accounting principles, or GAAP, is extremely complicated. We may inadvertently fail to account for our hedges properly in accordance with GAAP on our financial statements or may fail to qualify for hedge accounting, either of which could have a material adverse effect on our earnings.

While we use hedging to mitigate some of our interest rate risk, the failure to completely insulate our investment portfolio from interest rate risk may cause greater volatility in our earnings.

Complying with REIT requirements may limit our ability to hedge effectively.

The REIT provisions of the Internal Revenue Code substantially limit our ability to hedge our investments. Except to the extent provided by Treasury regulations, any income from a hedging transaction we enter into in the normal course of our business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real state assets, which is clearly identified as specified in Treasury regulations before the close of the day on which it was acquired, originated, or entered into and satisfies other identification requirements, including gain from the sale or disposition of such a transaction, will not constitute gross income for purposes of the 95% gross income test (and will generally constitute non-qualifying income for purposes of the 75% gross income test). To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the gross income tests. As a result, we might have to limit our use of advantageous hedging techniques or implement those hedges through one of our domestic TRSs. This could increase the cost of our hedging activities because our domestic TRSs would be subject to tax on gains or expose us to greater risks associated with changes in interest rates than we would otherwise want to bear.

Hedging against interest rate exposure may adversely affect our earnings, which could adversely affect cash available for distribution to our stockholders.

Our hedging activity will vary in scope based on the level and volatility of interest rates, the type of portfolio investments held, and other changing market conditions. Interest rate hedging may fail to protect or could adversely affect us because, among other things:

•	interest rate hedging can be expensive, particularly during periods of rising and volatile interest rates;

•	available interest rate hedging may not correspond directly with the interest rate risk for which protection is sought;

•	the duration of the hedge may not match the duration of the related liability;

•	the amount of income that a REIT may earn from hedging transactions to offset interest rate losses is limited by U.S. federal tax provisions applicable to REITs;

•	gains on hedges at our TRSs will be subject to income tax;

•	the credit quality of the party owing money on the hedge may be downgraded to such an extent that it impairs our ability to sell or assign our side of the hedging transaction; and

•	the party owing money in the hedging transaction may default on our obligation to pay.

Our hedging activity may adversely affect our earnings, which could adversely affect cash available for distribution to our stockholders.

The competitive pressures we face as a result of operating in a highly competitive market could have a material adverse effect on our business, financial condition, liquidity and results of operations.

A number of entities compete with us with respect to our origination and investment activities. We compete with other REITs, public and private funds, commercial and investment banks, savings and loan institutions, mortgage bankers, insurance companies, institutional bankers, governmental bodies, commercial finance companies and other entities. Many of our competitors are substantially larger and have considerably greater financial, technical and marketing resources than we do. Several other REITs, including Taberna, have recently raised, or are expected to raise, significant amounts of capital, and may have investment objectives that overlap with ours, which may create competition for investment opportunities. Some competitors may have a lower cost of funds, enhanced operating efficiencies and access to funding sources that are not available to us. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments and establish more relationships than us. The competitive pressures we face if not effectively managed may have a material adverse effect on our business, financial condition, liquidity and results of operations.

Also, as a result of this competition, we may not be able to take advantage of attractive origination and investment opportunities and therefore may not be able to identify and pursue opportunities that are consistent with our objectives. Competition may limit the number of suitable investment opportunities offered to us. It may also result in higher prices, lower yields and a narrower spread of yields over our borrowing costs, making it more difficult for us to acquire new investments on attractive terms. In addition, competition for desirable investments could delay the investment in desirable assets, which may in turn reduce our earnings per share and negatively affect our ability to maintain our distributions to our stockholders.

We may not be able to acquire eligible securities for CDO and CLO issuances or other securitizations on favorable economic terms, or may not be able to structure CDOs and CLOs and other securitizations on attractive terms, which may require us to seek more costly financing for our investments or to liquidate assets.

We invest in CDOs, CLOs and other types of securitizations. During a warehouse accumulation period, we or our lenders acquire assets through warehouse facilities and other short-term financing arrangements. We contribute cash and other collateral which is held in escrow by the lenders to cover our losses, up to the amount of such collateral, should securities need to be liquidated during the warehouse accumulation period. We are subject to the risk that we or our lenders will not be able to acquire a sufficient amount of eligible securities to maximize the efficiency of a CDO or CLO issuance or other securitization. In addition, disruptions in the capital markets generally, or in the securitization markets specifically, may make the issuance of a CDO, CLO or another securitization transaction less attractive or even impossible. If we are unable to securitize the assets, or if doing so is not economical, we or our warehouse lenders may be required to seek other forms of potentially less attractive financing or to liquidate the assets at a price that could result in a loss of all or a portion of the cash and other collateral backing our purchase commitment.

The use of CDO and CLO financings with over-collateralization requirements may have a negative impact on our cash flow and may trigger certain termination provisions in the related collateral management agreements.

We expect that the terms of the CDOs and CLOs we structure will generally provide that the principal amount of assets must exceed the principal balance of the related securities to be issued by the CDO or CLO by a certain amount, commonly referred to as “over-collateralization.” We anticipate that the CDO and CLO terms will provide that, if certain delinquencies and/or losses exceed the specified levels based on the analysis by the rating agencies (or any financial guaranty insurer) of the characteristics of the assets collateralizing the CDO or CLO securities, the required level of over-collateralization may be increased or may be prevented from decreasing as would otherwise be permitted if losses or delinquencies did not exceed those levels. Other tests, based on delinquency levels or other criteria, may restrict our ability to receive cash distributions from assets collateralizing the CDO or CLO securities. The performance tests may not be satisfied. In advance of completing negotiations with the rating agencies or other key transaction parties on future CDOs and CLOs, there are no assurances as to the actual terms of the CDO and CLO delinquency tests, over-collateralization terms, cash flow release mechanisms or other significant factors regarding the calculation of net income to us. Failure to obtain favorable terms with regard to these matters may materially and adversely affect the availability of net income to us. In addition, collateral management agreements typically provide that if certain over-collateralization ratio tests are failed, the collateral management agreement may be terminated by a vote of the security holders. If the assets held by CDOs and CLOs fail to perform as anticipated, our earnings may be adversely affected and over-collateralization or other credit enhancement expenses associated with CDO and CLO financings will increase.

Our existing CDO investments, and future CDOs, CLOs and other securitizations are and will be collateralized with real estate securities and securities issued by banks, bank holding companies and insurance companies and surplus notes issued by insurance companies, and any adverse market trends that affect these industries are likely to adversely affect such CDOs, CLOs and other securitizations in general.

We have invested in three CDOs and one CLO as of June 30, 2006, which are collateralized by RMBS, TruPS issued by banks and insurance companies, and leveraged loans. Future CDO and CLO issuances and other securitizations will be backed by mortgage loans, RMBS, CMBS, TruPS issued by banks, bank holding companies and insurance companies and surplus notes issued by insurance companies and, possibly, other preferred securities, leveraged loans, and other mortgage-backed securities. Any adverse market trends that affect the banking, insurance or real estate industries or the value of these types of securities will adversely impact the value of our interests in our CDOs, CLOs and other securitizations. Such trends could include declines in real estate values in certain geographic markets or sectors, underperformance of real estate securities issued in a particular year, unexpected bank or insurance company losses or failures, or changes in U.S. federal income tax laws that could affect the performance of real estate securities and loans and securities issued by banks and insurance companies.

The CDO structure benefits from a mix of TruPS issued by banks and bank holding companies and TruPS and surplus notes issued by insurance companies. The failure of our manager to originate TruPS and surplus notes issued by insurance companies for inclusion in CDOs could adversely affect our ability to complete CDO transactions and the terms of these transactions available to us.

CDOs benefit, in pricing and other terms, from inclusion of both TruPS issued by banks and bank holding companies as well as TruPS and surplus notes issued by insurance companies. If our manager is unable to originate attractive TruPS and surplus notes issued by insurance companies for inclusion in CDOs, our ability to complete CDO transactions on favorable pricing and other terms, or at all, will be adversely affected.

We are highly dependent on information systems and third parties, and systems failures could significantly disrupt our business, which may, in turn, negatively affect the market price of our common stock and our ability to pay dividends.

Our business is highly dependent on communications and information systems. Any failure or interruption of our systems could cause delays or other problems in our activities, which could have a material adverse effect on our operating results and negatively affect our ability to pay dividends.

Accounting rules for certain of our transactions are highly complex and involve significant judgment and assumptions. Changes in accounting interpretations or assumptions could adversely impact our financial statements.

Accounting rules for transfers of financial assets, securitization transactions, consolidation of variable interest entities, and other aspects of our anticipated operations are highly complex and involve significant judgment and assumptions. These complexities could lead to delay in preparation of financial information. Changes in accounting interpretations or assumptions could impact our financial statements.

Risks Related to Our Investments

We may not realize gains or income from our investments.

We seek to generate both current income and capital appreciation. However, our investments may not appreciate in value and, in fact, may decline in value, and the financings that we originate and the securities that we invest in may default on interest and/or principal payments. Accordingly, we may not be able to realize gains or income from our investments. Any gains that we do realize may not be sufficient to offset any other losses we experience. Any income that we realize may not be sufficient to offset our expenses.

We may change our investment strategy, hedge strategy, asset allocation and operational policies without stockholders’ consent, which may result in riskier investments and adversely effect the market value of our common stock and our ability to make distributions to our stockholders.

We may change our investment strategy, hedge strategy, asset allocation and operational policies at any time without the consent of our stockholders, which could result in our making investments or hedges that are different from, and possibly riskier than, the investments or hedges described in this prospectus. A change in our investment or hedge strategy may increase our exposure to interest rate and real estate market fluctuations. Furthermore, a change in our asset allocation could result in our making investments in instrument categories different from those described in this prospectus. Furthermore, our board of directors determines our operational policies and may amend or revise our policies, including our polices with respect to our REIT qualification, acquisitions, growth, operations, indebtedness, capitalization and distributions or approve transactions that deviate from these policies without a vote of, or notice to, our stockholders. Operational policy changes could adversely affect the market value of our common stock and our ability to make distributions to our stockholders.

Increases in interest rates could negatively affect the value of our investments, which could result in reduced earnings or losses and negatively affect cash available for distribution to our stockholders.

While we seek to match fund the duration of our assets and liabilities to lock in a spread between the yields on our assets and the cost of our interest-bearing liabilities, changes in the general level of interest rates may affect our net interest income, which is the difference between the interest income earned on our interest-earning assets and the interest expense incurred on our interest-bearing liabilities. Changes in the level of interest rates also can affect, among other things, our ability to successfully implement our investment strategy and the value of our assets.

Although U.S. interest rates have been rising recently, they remain at relatively low historical levels. In the event of a significant rising interest rate environment or economic downturn, defaults on our assets may increase and result in losses that would adversely affect our liquidity and operating results. Interest rates are highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political conditions, and other factors beyond our control.

Our operating results will depend in large part on differences between the income from our assets, net of credit losses, and our financing costs. We anticipate that, in most cases, for any period during which our assets are not match-funded, the income from such assets will respond more slowly to interest rate fluctuations than the cost of the related borrowings. Consequently, changes in interest rates, particularly short-term interest rates, may significantly influence our net income. Increases in these rates will tend to decrease our net income and market value of our assets. Interest rate fluctuations resulting in our interest expense exceeding interest income would result in operating losses for us. As of June 30, 2006, approximately $3.4 billion, or 94% of the combined company’s investment related assets, after giving effect to the merger as if the merger had been completed as of such date, were match-funded.

The accumulation period of our warehouse facilities that are subject to interest rate risk is generally 90 to 120 days. As the accumulation period is completed or warehouse facilities mature, we will either enter into a CDO transaction or a new warehouse facility or sell certain assets. An increase in short-term interest rates at the time we seek to enter into a CDO transaction or a new warehouse facility may reduce the spread between the returns on our portfolio investments and the cost of our borrowings. This change in interest rates would adversely affect returns on portfolio investments that are fixed rate.

Some of our investments may be recorded at fair value as determined in good faith by our board of directors and, as a result, there may be uncertainty as to the actual market value of these investments.

Some of our investments may be in the form of securities that are not publicly traded. The fair value of securities and other investments that are not publicly traded may not be readily determinable. We will value these investments quarterly at fair value as determined in good faith by our board of directors. Because these valuations are inherently uncertain, may fluctuate over short periods of time and may be based on estimates, such determinations of fair value may differ materially from the values that would have been used if a ready market for these securities existed. The value of our common stock could be adversely affected if determinations regarding the fair value of these investments are materially higher than the values that we ultimately realize upon their disposal.

The lack of liquidity in certain investments may adversely affect our business.

We expect to make investments in securities of private companies. A portion of these securities may be subject to legal and other restrictions on resale or will otherwise be less liquid than publicly traded securities. The illiquidity of our investments may make it difficult for us to sell such investments if the need arises.

A prolonged economic slowdown, a recession or declining real estate values and increasing interest rates could impair our investments and harm our operating results which may, in turn, adversely affect the cash available for distribution to our stockholders.

Many of our investments may be susceptible to economic slowdowns or recessions and rising interest rates, which could lead to financial losses in our investments and a decrease in revenues, net income and assets. Unfavorable economic conditions also could increase our funding costs, limit our access to the capital markets or result in a decision by lenders not to extend credit to us. These events could reduce the value of our investments, reduce the number of attractive investment opportunities and harm our operating results which may, in turn, adversely affect the cash available for distribution to our stockholders.

Prepayment rates on TruPS, mortgage loans or mortgage-backed securities could negatively affect the value of our investments, which could result in reduced earnings or losses and negatively affect the cash available for distribution to our stockholders.

The value of the TruPS, mortgage loans, mortgage-backed securities and, possibly, other securities in which we invest may be adversely affected by prepayment rates. For example, higher than expected prepayment rates will likely result in interest-only securities retained by us in our mortgage loan securitizations and securities that we acquire at a premium to diminish in value. Prepayment rates are influenced by changes in current interest rates and a variety of economic, geographic and other factors beyond our control, and consequently, such prepayment rates cannot be predicted with certainty.

Borrowers tend to prepay their financings faster when interest rates decline. In these circumstances, we would have to reinvest the money received from the prepayments at the lower prevailing interest rates. Conversely, borrowers tend not to prepay on their financings when interest rates increase. Consequently, we would be unable to reinvest money that would have otherwise been received from prepayments at the higher prevailing interest rates. This volatility in prepayment rates may affect our ability to maintain targeted amounts of leverage on our investment portfolio and may result in reduced earnings or losses for us and negatively affect the cash available for distribution to our stockholders.

The guarantees of principal and interest related to the mortgage-backed securities in which we may invest provided by the Federal National Mortgage Association, the Federal Home Loan Mortgage Corporation, or the Government National Mortgage Association do not protect investors against prepayment risks.

The mortgage loans in which we have invested and the mortgage loans underlying the RMBS and CMBS in which we invest are subject to delinquency, foreclosure and loss, which could result in losses to us that may result in reduced earnings and negatively affect the cash available for distribution to our stockholders.

Residential mortgage loans are secured by single-family residential properties and are subject to risks of delinquency, foreclosure and loss. The ability of a borrower to repay a loan secured by a residential property is dependent upon the income or assets of the borrower. A number of factors, including a general economic downturn, acts of God, terrorism, social unrest and civil disturbances, may impair borrowers’ abilities to repay their loans.

Commercial mortgage loans are secured by multi-family or commercial property and are subject to risks of delinquency and foreclosure, and risks of loss that are greater than similar risks associated with loans made on the security of single-family residential property. The ability of a borrower to repay a loan secured by an income-producing property typically is dependent primarily upon the successful operation of the property rather than upon the existence of independent income or assets of the borrower. If the net operating income of the property is reduced, the borrower’s ability to repay the loan may be impaired. Net operating income of an income-producing property can be affected by, among other things:

•	tenant mix;

•	success of tenant businesses;

•	property management decisions;

•	property location and condition;

•	competition from comparable types of properties;

•	changes in laws that increase operating expense or limit rents that may be charged;

•	any need to address environmental contamination at the property;

•	the occurrence of any uninsured casualty at the property;

•	changes in national, regional or local economic conditions and/or specific industry segments;

•	declines in regional or local real estate values;

•	declines in regional or local rental or occupancy rates;

•	increases in interest rates, real estate tax rates and other operating expenses;

•	changes in governmental rules, regulations and fiscal policies, including environmental legislation; or

•	acts of God, terrorism, social unrest and civil disturbances.

To date, we have not invested in commercial mortgage loans or CMBS, although we may do so in the future.

In the event of any default under a mortgage loan held directly by us, we will bear a risk of loss of principal to the extent of any deficiency between the value of the collateral and the principal and accrued interest of the mortgage loan, which could have a material adverse effect on our cash flow from operations. In the event of the bankruptcy of a mortgage loan borrower, the mortgage loan to such borrower will be deemed to be secured only to the extent of the value of the underlying collateral at the time of bankruptcy (as determined by the bankruptcy court), and the lien securing the mortgage loan will be subject to the avoidance powers of the bankruptcy trustee or debtor-in-possession to the extent the lien is unenforceable under state law, which could result in a total loss of our investment. Foreclosure of a mortgage loan can be an expensive and lengthy process, which could have a substantial negative effect on our anticipated return on the foreclosed mortgage loan. RMBS evidence interests in or are secured by pools of residential mortgage loans and CMBS evidence interests in or are secured by a single commercial mortgage loan or pool of commercial mortgage loans. Accordingly, the mortgage-backed securities we invest in are subject to all of the risks of the underlying mortgage loans. In addition, residential mortgage borrowers are not typically prevented by the terms of their mortgage loans from prepaying their loans in whole or in part at any time. Borrowers prepay their mortgages for many reasons, but typically, when interest rates decline, borrowers tend to prepay at faster rates. To the extent that the underlying mortgage borrowers in any of our mortgage loan pools or the pools underlying any of our mortgage-backed securities prepay their loans, we will likely receive funds that will have to be reinvested, and we may need to reinvest those funds at less desirable rates of return.

Although we currently intend to focus on real estate-related asset-backed securities, we may invest in other types of asset-backed securities to the extent these investments would be consistent with maintaining our qualification as a REIT.

We may invest in residential mortgage loans that have material geographic concentrations. Any adverse market or economic conditions in those regions may have a disproportionately adverse effect on the ability of our customers to make their loan payments.

We may invest in residential mortgage loans that have material geographic concentrations. The risk of foreclosure and losses on these loans may be exacerbated by economic and other conditions in these geographic markets. In addition, the market value of the real estate securing those mortgage loans could be adversely affected by adverse market and economic conditions in that region. Any sustained period of increased payment delinquencies, foreclosures or losses caused by adverse market or economic conditions or natural disasters in that geographic region could adversely affect our net interest income from loans in our investment portfolio and our ability to make distributions to our stockholders. Based on the total carrying amount of the mortgages taken out in connection with the residential mortgage loans AFT had invested in as of March 31, 2006, the properties securing those residential mortgage loans were significantly concentrated in California as of that date. As indicated on “Schedule IV – Mortgage Loans on Real Estate” to AFT’s Consolidated Financial Statements, beginning on page F-26 of the merger proxy statement, almost 50% of the total carrying amount of the mortgages taken out in connection with the residential mortgage loans AFT had invested in as of March 31, 2006 related to residential mortgages secured by real property located in California. As of June 30, 2006, the concentration of residential mortgage loans in the state of California is consistent with the data provided as of March 31, 2006.

We may be exposed to environmental liabilities with respect to properties to which we take title, which may have a material adverse effect on our business, financial condition, liquidity, and results of operations.

In the event we are forced to foreclose on a mortgage loan we hold, we may take title to real estate, and, if we do take title, we could be subject to environmental liabilities with respect to these properties. In this circumstance, we may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation, and clean-up costs incurred by these parties in connection with environmental contamination, or may be required to investigate or clean up hazardous or toxic substances, or chemical releases at a property. The costs associated with investigation or remediation activities could be substantial. If we ever become subject to significant environmental liabilities, our business, financial condition, liquidity, and results of operations could be materially and adversely affected.

We may incur lender liability as a result of our investments in leveraged loans.

In recent years, a number of judicial decisions have upheld the right of borrowers to sue lending institutions on the basis of various evolving legal theories, collectively termed “lender liability.” Generally, lender liability is founded on the premise that a lender has either violated a duty, whether implied or contractual, of good faith and fair dealing owed to the borrower or has assumed a degree of control over the borrower resulting in the creation of a fiduciary duty owed to the borrower or our other creditors or stockholders. We may be subject to allegations of lender liability, which if successful, could result in material losses and materially and adversely affect our operations.

The leveraged loans in which we invest could be subject to equitable subordination by a court and thereby increase our risk of loss with respect to such loans.

Courts have, in some cases, applied the doctrine of equitable subordination to subordinate the claim of a lending institution against a borrower to claims of other creditors of the borrower, when the lending institution is found to have engaged in unfair, inequitable or fraudulent conduct. The courts have also applied the doctrine of equitable subordination when a lending institution or its affiliates are found to have exerted inappropriate control over a client, including control resulting from the ownership of equity interests in a client. Payments on one or more of our leveraged loans, particularly a leveraged loan to a client in which we also hold equity interests, may be subject to claims of equitable subordination. If, when challenged, these factors were deemed to give us the ability to control or otherwise exercise influence over the business and affairs of one or more of our clients, this control or influence could constitute grounds for equitable subordination. This means that a court may treat one or more of our leveraged loans as if it were common equity in the client. In that case, if the client were to liquidate, we would be entitled to repayment of our loan on an equal basis with other holders of the client’s common equity only after all of the client’s obligations relating to our debt and preferred securities had been satisfied. One or more successful claims of equitable subordination against us could have an adverse effect on our business, results of operation or financial condition.

We may not act as agent for many of the leveraged loans in which we invest and, consequently, will have little or no control over how those loans are administered or controlled.

In many of the leveraged loans in which we invest, we may not be the agent of the lending group that receives payments under the loan or the agent of the lending group that controls the collateral for purposes of administering the loan. When we are not the agent for a loan, we may not receive the same financial or operational information as we receive for loans for which we are the agent and, in many instances, the information on which we must rely is provided to us by the agent rather than directly by the borrower. As a result, it may be more difficult for us to track or rate these loans than it is for the loans for which we are the agent. Additionally, we may be prohibited or otherwise restricted from taking actions to enforce the loan or to foreclose upon the collateral securing the loan without the agreement of other lenders holding a specified minimum aggregate percentage, generally a majority or two-thirds of the outstanding principal balance. It is possible that an agent for one of these loans may choose not to take the same actions to enforce the loan or to foreclose upon the collateral securing the loan that we would have taken had we been agent for the loan.

With respect to our investments in leveraged loans to mid-sized companies, we may invest in balloon loans and bullet loans which may have a greater degree of risk than other types of loans.

A balloon loan is a term loan with a series of scheduled payment installments calculated to amortize the principal balance of the loan so that upon maturity of the loan, more than 25%, but less than 100%, of the loan balance remains unpaid and must be satisfied. A bullet loan is a loan with no scheduled payments of principal before the maturity date of the loan. On the maturity date, the entire unpaid balance of the loan is due.

Balloon loans and bullet loans involve a greater degree of risk than other types of loans because they require the borrower to make a large final payment upon the maturity of the loan. The ability of a borrower to make this final payment upon the maturity of the loan typically depends upon our ability either to generate sufficient cash flow to repay the loan prior to maturity, to refinance the loan or to sell the related collateral securing the loan, if any. The ability of a borrower to accomplish any of these goals will be affected by many factors, including the availability of financing at acceptable rates to the borrower, the financial condition of the borrower, the marketability of the related collateral, the operating history of the related business, tax laws and the prevailing general economic conditions. Consequently, the borrower may not have the ability to repay the loan at maturity and we could lose all or most of the principal of our loan. As of June 30, 2006, the combined company, after giving effect to the merger as if the merger had been completed as of such date, had investments in balloon or bullets loans of approximately $44.2 million, or approximately 1% of total assets.

Investments in equity securities and our investments in leveraged loans involve special risks relating to the particular issuer of the securities or debt, including the financial condition and business outlook of the issuer and the issuer’s regulatory compliance.

Although we have not yet done so, we may opportunistically invest in equity securities of various types of business entities, including banks, bank holding companies, insurance companies and real estate companies, depending upon our ability to finance such assets in accordance with our financing strategy. Investments in equity securities and our investments in leveraged loans are subject to many of the risks of investing in subordinated real estate-related securities, which may result in losses to us. As of June 30, 2006, the combined company, after giving effect to the merger as if the merger had been completed as of such date, had investments in leveraged loans of approximately $186.5 million, or approximately 5% of total assets.

Investments in TruPS, leveraged loans and other securities are also subject to risks of delinquency and foreclosure, and risk of loss in the event of foreclosure and the dependence upon the successful operation of and distributions from assets and businesses of the issuers. Equity securities and unsecured loans are generally subordinated to other obligations of the issuer and are not secured by specific assets of the issuer.

Equity investments may involve a greater risk of loss than traditional debt financing and specific risks relating to particular issuers.

Although we have not yet done so, we may opportunistically invest in equity of various types of business entities, including banks, bank holding companies, insurance companies and real estate companies, depending upon our ability to finance such assets in accordance with our financing strategy. Equity investments, including investments in preferred securities, involve a higher degree of risk than traditional debt financing due to a variety of factors, including that such investments are subordinate to debt and are not secured. Furthermore, should the issuer default, we would only be able to proceed against the entity in which we have an interest, and not the assets owned by the entity. If we invest in preferred securities, in most cases we will have no recourse against an issuer for a failure to pay stated dividends; rather, unpaid dividends typically accrue and the preferred stockholders maintain a liquidation preference in the event of a liquidation of the issuer of the preferred securities. An issuer may not have sufficient assets to satisfy any liquidation preference to which we may be entitled. As a result, we may not recover some or all of our investments in preferred equity securities in particular and in equity securities in general.

Investments in equity securities are also subject to risks of: (i) limited liquidity in the secondary trading market, (ii) substantial market price volatility resulting from changes in prevailing interest rates, (iii) subordination to the prior claims of banks and other lenders to the issuer, (iv) the operation of mandatory sinking fund or call/redemption provisions during periods of declining interest rates that could cause the issuer to redeem our investment and cause us to reinvest premature redemption proceeds in lower yielding assets, and (v) the declining creditworthiness and potential for insolvency of the issuer of such securities during periods of rising interest rates and economic downturn. These risks may adversely affect the value of outstanding securities and the ability of the issuers thereof to repay principal and interest or make dividend payments.

Investments in subordinated RMBS and CMBS are generally in the “second loss” position and therefore subject to increased risk of losses.

In general, losses on an asset securing a mortgage loan included in a securitization will be borne first by the equity holder of the property, then by a cash reserve fund or letter of credit, if any, then by the “first loss” subordinated security holder and then by the “second loss” subordinated security holder. Our investments in subordinated RMBS and CMBS will be generally in the “second loss” position and therefore may be subject to losses. In the event of default and the exhaustion of any collateral, reserve fund, letter of credit and any classes of securities junior to those in which we invest, we will not be able to recover all of our investment in the securities we purchase. In addition, if the underlying mortgage portfolio has been overvalued or if the values subsequently decline and, as a result, less collateral is available to satisfy interest and principal payments due on the related mortgage-backed securities, the securities in which we invest may effectively become the “first loss” position behind the more senior securities, which may result in significant losses to us. The prices of lower credit quality securities are generally less sensitive to interest rate changes than more highly rated investments, but more sensitive to adverse economic downturns or individual issuer developments. A projection of an economic downturn, for example, could cause a decline in the price of lower credit quality securities because the ability of obligors of mortgage loans underlying mortgage-backed securities to make principal and interest payments may be impaired. In this event, existing credit support in the securitization structure may be insufficient to protect us against loss of our principal on these securities. As of June 30, 2006, the combined company, after giving effect to the merger as if the merger had been completed as of such date, had investments in subordinated RMBS and CMBS of approximately $1.3 billion or 34% of total assets.

Investments in mezzanine loans involve greater risks of loss than senior loans secured by income producing properties.

Although we have not yet done so, we may invest in mezzanine loans that take the form of subordinated loans secured by second mortgages on the underlying property or loans secured by a pledge of the ownership interests of either the entity owning the property or a pledge of the ownership interests of the entity that owns the interest in the entity owning the property. These types of investments involve a higher degree of risk than long-term senior mortgage lending secured by income producing real property because the investment may become unsecured as a result of foreclosure by the senior lender or may be secured only by an equity interest in the borrower and not any real property. In the event of a bankruptcy of the entity providing the pledge of our ownership interests as security, we may not have full recourse to the assets of the entity, or the assets of the entity may not be sufficient to satisfy our mezzanine loan. If a borrower defaults on our mezzanine loan or debt senior to our loan, or in the event of a borrower bankruptcy, our mezzanine loan will be satisfied only after the senior debt. As a result, we may not recover some or all of our investment. In addition, mezzanine loans may have higher loan to value ratios than conventional mortgage loans, resulting in less equity in the property and increasing the risk of loss of principal.

Catastrophic losses and the lack of availability of reinsurance could adversely affect our investments in TruPS issued by insurance companies.

The insurance companies that issue the TruPS and in which we invest are exposed to policy claims arising out of catastrophes. Catastrophes may be caused by various events, including hurricanes, earthquakes and floods and may also include man-made catastrophes such as terrorist activities. The frequency and severity of catastrophes are inherently unpredictable. Claims resulting from catastrophic events could materially reduce the profitability or harm the financial condition of the insurance companies which issue the TruPS in which we invest, and could cause one or more of such insurance companies to default on the payment of distributions of such TruPS. Payments under these TruPS are subordinated to policy claim payments owed by these insurance companies. In addition, the ability of insurance companies to manage this risk may depend, in part, upon their ability to obtain catastrophe reinsurance, which may not be available at commercially acceptable rates in the future.

The borrowers under leveraged loans in which we invest will include privately owned mid-sized companies, which present a greater risk of loss than loans to larger companies.

Compared to larger, publicly owned firms, these companies generally also have more limited access to capital and higher funding costs and may be in a weaker financial position. Accordingly, advances made to these types of borrowers entail higher risks than advances made to companies which are able to access traditional credit sources.

Numerous factors may affect a borrower’s ability to make scheduled payments on our loan, including the failure to meet our business plan or a downturn in our industry. In part because of their smaller size, our borrowers may:

•	experience significant variations in operating results;

•	have narrower product lines and market shares than their larger competitors;

•	be particularly vulnerable to changes in customer preferences and market conditions;

•	be more dependent than larger companies on one or more major customers, the loss of which could materially impair their business, financial condition and prospects;

•	face intense competition, including from companies with greater financial, technical, managerial and marketing resources;

•	depend on the management talents and efforts of a single individual or a small group of persons for their success, the death, disability or resignation of whom could materially harm the client’s financial condition or prospects;

•	have less skilled or experienced management personnel than larger companies; or

•	do business in regulated industries, such as the healthcare industry, and could be adversely affected by policy or regulatory changes.

Accordingly, any of these factors could impair a borrower’s cash flow or result in other events, such as bankruptcy, which could limit that borrower’s ability to repay our obligations to us, and may lead to losses in our investment portfolio and a decrease in our revenues, net income and assets, which may result in reduced earnings and negatively affect the cash available for distribution to our stockholders.

We may make investments in non-U.S. dollar denominated securities, which will be subject to currency rate exposure and the uncertainty of foreign laws and markets.

We may purchase securities denominated in foreign currencies. We expect that our exposure, if any, would be principally to the British pound, the Euro and the Canadian dollar. A change in foreign currency exchange rates may have an adverse impact on returns on our non-dollar denominated investments. Although we may hedge our foreign currency risk subject to the REIT income qualification tests, we may not be able to do so successfully and may incur losses on these investments as a result of exchange rate fluctuations, which may result in reduced earnings and negatively affect the cash available for distribution to our stockholders.

We may enter into derivative contracts that could expose us to contingent liabilities in the future.

Part of our investment strategy involves entering into derivative contracts that could require us to fund cash payments in certain circumstances such as the early termination of a derivative agreement caused by an event of default or other early termination event, or the decision by a counterparty to request margin securities we are contractually owed under the terms of the derivative agreement. The amount due would be equal to the unrealized loss of the open swap positions with the respective counterparty and could also include other fees and charges. These economic losses would be reflected in our results of operations and our ability to fund these obligations would depend on the liquidity of our assets and access to capital at the time. The need to fund these obligations could adversely impact our financial condition.

Our due diligence may not reveal all of an entity’s liabilities and may not reveal other weaknesses in their business.

Before originating an investment for, or making an investment in, an entity, we will rely on our manager to assess the strength and skills of the entity’s management and other factors that we believe will determine the success of the investment. This process is particularly important and subjective with respect to newly organized entities because there may be little or no information publicly available about the entities. These due diligence processes may not uncover all relevant facts, which could result in losses to us.

Regulatory and Legal Risks of Our Business

Maintenance of our Investment Company Act exemption imposes limits on our operations, which may adversely effect our results of operations.

We intend to conduct our operations so that we are not required to register as an investment company under the Investment Company Act. Section 3(a)(l)(C) of the Investment Company Act defines as an investment company any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer’s total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. Excluded from the term “investment securities,” among other things, are securities issued by majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company set forth in Section 3(c)(l) or Section 3(c)(7) of the Investment Company Act. Because we are organized as a holding company that conducts our businesses primarily through majority-owned subsidiaries, the securities issued to us by our subsidiaries that are excepted from the definition of “investment company” by Section 3(c)(l) or 3(c)(7) of the Investment Company Act, together with any other “investment securities” we may own, may not have a combined value in excess of 40% of the value of our total assets on an unconsolidated basis. This requirement limits the types of businesses in which we may engage through these subsidiaries.

The determination of whether an entity is a majority-owned subsidiary of ours is made by us. The Investment Company Act defines a majority-owned subsidiary of a person as a company 50% or more of the outstanding voting securities of which are owned by such person, or by another company which is a majority-owned subsidiary of such person. The Investment Company Act further defines voting securities as any security presently entitling the owner or holder thereof to vote for the election of directors of a company. We treat companies, including CDO issuers, in which we own at least a majority of the outstanding voting securities as majority-owned subsidiaries for purposes of the 40% test. We have not requested the SEC to approve our treatment of any company as a majority-owned subsidiary of ours and the SEC has not done so. If the SEC were to disagree with our treatment of one or more companies, including collateralized debt obligation, or CDO issuers, as majority-owned subsidiaries, we would need to adjust our investment strategy and invest our assets in order to continue to pass the 40% test. Any such adjustment in our investment strategy could have a material adverse effect on us.

A majority of our subsidiaries are limited by the provisions of the Investment Company Act and the rules and regulations promulgated thereunder with respect to the assets in which they can invest to avoid being regulated as an investment company. For instance, our subsidiaries that issue CDOs generally will rely on Rule 3a-7, an exemption from the Investment Company Act provided for certain structured financing vehicles that pool income-producing assets and issue securities backed by those assets. Such structured financings may not engage in portfolio management practices resembling those employed by mutual funds. Accordingly, each of our

CDO subsidiaries that rely on Rule 3a-7 is subject to an indenture which contains specific guidelines and restrictions limiting the discretion of the CDO issuer and our manager. In particular, the indentures prohibit the CDO issuer from acquiring and disposing of assets primarily for the purpose of recognizing gains or decreasing losses resulting from market value changes. Certain sales and purchases of assets, such as dispositions of collateral that has gone into default or is at risk of imminent default, may be made so long as the CDOs do not violate the guidelines contained in the indentures and are not based primarily on changes in market value. The proceeds of permitted dispositions may be reinvested in collateral that is consistent with the credit profile of the CDO under specific and predetermined guidelines. In addition, absent obtaining further guidance from the SEC, substitutions of assets may not be made solely for the purpose of enhancing the investment returns of the holders of the equity securities issued by the CDO issuer. As a result of these restrictions, our CDO subsidiaries may suffer losses on their assets and we may suffer losses on our investments in our CDO subsidiaries.

Our subsidiaries that hold real estate assets (i.e., Alesco Loan Holdings Trust) rely on the exemption from registration provided by Section 3(c)(5)(C) of the Investment Company Act. In order to qualify for this exemption, at least 55% of a subsidiary’s portfolio must be composed of mortgages and other liens on and interests in real estate (collectively, “qualifying assets”) and at least 80% of the subsidiary’s portfolio must be composed of real estate-related assets. Qualifying assets include mortgage loans, mortgage-backed securities that represent the entire ownership in a pool of mortgage loans and other interests in real estate. Accordingly, these restrictions will limit the ability of these subsidiaries to invest directly in mortgage-backed securities that represent less than the entire ownership in a pool of mortgage loans, unsecured debt and preferred securities issued by REITs and real estate companies or in assets not related to real estate. As of the date of this prospectus, Alesco Loan Holdings Trust’s assets consist exclusively of whole-residential mortgage loans to which we have legal title. To the extent Alesco Loan Holdings Trust or another subsidiary of ours invests in other types of assets such as RMBS, CMBS and mezzanine loans, we will not treat such assets as qualifying assets for purposes of determining the subsidiary’s eligibility for the exemption provided by Section 3(c)(5)(C) unless such treatment is consistent with the guidance of the SEC as set forth in no-action letters, interpretive guidance or an exemptive order.

As of the date of this prospectus, two of our subsidiaries, Alesco TPS Holdings LLC and Alesco Holdings Ltd., are currently relying on the exemption provided under Section 3(c)(1), and therefore, our ownership interests in these subsidiaries are deemed to be investment securities for purposes of the 40% test. We must monitor our holdings in Alesco TPS Holdings LLC and Alesco Holdings Ltd. and any future subsidiaries relying on the exemptions provided under Section 3(c)(1) or 3(c)(7) to ensure that the value of our investment in such subsidiaries, together with any other investment securities we may own, does not exceed 40% of our total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis.

If the combined value of the investment securities issued by our subsidiaries that are excepted by Section 3(c)(1) or 3(c)(7) of the Investment Company Act, together with any other investment securities we may own, exceeds 40% of our total assets on an unconsolidated basis, we may be deemed to be an investment company. If we fail to maintain an exemption, exception or other exclusion from registration as an investment company, we could, among other things, be required either (a) to change substantially the manner in which we conduct our operations to avoid being required to register as an investment company or (b) to register as an investment company, either of which could have an adverse effect on us and the market price of our common stock. If we were required to register as an investment company under the Investment Company Act, we would become subject to substantial regulation with respect to our capital structure (including our ability to use leverage), management, operations, transactions with affiliated persons (as defined in the Investment Company Act), portfolio composition, including restrictions with respect to diversification and industry concentration, and other matters and our manager will have the right to terminate our management agreement.

We have not received a no-action letter from the SEC regarding whether our investment strategy complies with the exclusion from regulation under the Investment Company Act that we are relying upon. To the extent that the SEC provides more specific or different guidance regarding, for example, the treatment of assets as qualifying assets or real estate-related assets, we may be required to adjust our investment strategy accordingly. Any additional guidance from the SEC could provide additional flexibility to us, or it could further inhibit our ability to pursue the investment strategy we have chosen, which could have a material adverse effect on our operations.

We may be subject to adverse legislative or regulatory tax changes that could reduce the market price of our common stock.

At any time, the U.S. federal income tax laws or regulations governing REITs or the administrative interpretations of those laws or regulations may be amended. We cannot predict when or if any new U.S. federal income tax law, regulation or administrative interpretation, or any amendment to any existing U.S. federal income tax law, regulation or administrative interpretation, will be adopted, promulgated or become effective and any such law, regulation or interpretation may take effect retroactively. We and our stockholders could be adversely affected by any such change in, or any new, U.S. federal income tax law, regulation or administrative interpretation.

Risks Related to Our Organization and Structure

Our charter and Maryland law may defer or prevent a takeover bid or change in control.

Certain provisions of our charter and Maryland law may defer or prevent unsolicited takeover attempts or attempts to change our board of directors. These provisions include a general limit on any holder beneficially owning more than 9.8% of our outstanding shares, a provision that our directors may be removed only by the affirmative vote of at least two thirds of the votes entitled to be cast generally in the election of directors and the power of our board of directors to classify or reclassify any unissued shares of common stock or preferred stock and set the preferences, rights and other terms of the classified or reclassified shares. See “Description of Stock.” Although our board has no intention to do so at the present time, it could establish a series of our common stock or preferred stock that could delay or prevent a transaction or a change in control that might involve a premium price for the common stock or otherwise be in the best interest of our stockholders.

The ownership limitation may restrict change of control or business combination opportunities in which our stockholders might receive a premium for their shares.

In order for us to qualify as a REIT, no more than 50% in value of our outstanding shares may be owned, directly or indirectly, by five or fewer individuals during the last half of any calendar year. “Individuals” for this purpose include natural persons, private foundations, some employee benefit plans and trusts, and some charitable trusts. To assist us in preserving our REIT qualification, our charter generally prohibits any person from directly or indirectly owning more than 9.8% in value of our outstanding shares of any class or series of capital stock.

The ownership limitations could have the effect of discouraging a takeover or other transaction in which holders of our shares might receive a premium for their shares over the then prevailing market price or which holders might believe to be otherwise in their best interests.

Our charter does not permit ownership in excess of 9.8% of the shares in value of any class or series of our stock, and attempts to acquire shares of any class or series of our stock in excess of the 9.8% limit without prior approval from our board of directors may be void, and could result in the shares being automatically transferred to a charitable trust.

Our charter prohibits beneficial or constructive ownership by any person of more than 9.8% of the aggregate value of the outstanding shares of any class or series of our stock. Our charter’s constructive ownership rules are complex and may cause the outstanding stock owned by a group of related individuals or entities to be deemed to be constructively owned by one individual or entity. As a result, the acquisition of less than 9.8% of the shares of any class or series of our stock by an individual or entity could cause that individual or entity to own constructively in excess of 9.8% of the shares of any class or series of our stock, and thus be subject to the ownership limitations. Any attempt to own or transfer shares of our stock in excess of the ownership limit without the consent of the board of directors may be void, and could result in the shares being automatically transferred to a charitable trust.

Tax Risks

Complying with REIT requirements may cause us to forego otherwise attractive opportunities.

We believe that we have been organized and operate in a manner that allows us to qualify as a REIT for U.S. federal income tax purposes.

To continue to qualify as a REIT, we must continually satisfy various tests regarding the sources of our income, the nature and diversification of our assets, the amounts we distribute to our stockholders and the ownership of our shares. In order to meet these tests, we may be required to forego investments we might otherwise make. Thus, compliance with the REIT requirements may hinder our investment performance.

In particular, at least 75% of our assets at the end of each calendar quarter must consist of real estate assets, government securities, cash and cash items. For this purpose, “real estate assets” generally include interests in real property, such as land, buildings, leasehold interests in real property, stock of other entities that qualify as REITs, interests in mortgage loans secured by real property, investments in stock or debt instruments during the one-year period following the receipt of new capital and regular or residual interests in a Real Estate Mortgage Investment Conduit, or a REMIC. In addition, the amount of securities of a single issuer, other than a TRS, that we hold must generally not exceed either 5% of the value of our gross assets or 10% of the vote or value of such issuer’s outstanding securities.

Certain of the assets that we hold or intend to hold, including TruPS, leveraged loans and equity interests in CDOs or CLOs that hold TruPS or leveraged loans, are not qualified and will not be qualified real estate assets for purposes of the REIT asset tests. RMBS and CMBS securities should generally qualify as real estate assets. However, to the extent that we own non-REMIC collateralized mortgage obligations or other debt instruments secured by mortgage loans (rather than by real property) or secured by non-real estate assets, or debt securities that are not secured by mortgages on real property, those securities are likely not qualifying real estate assets for purposes of the REIT asset tests.

We generally will be treated as the owner of any assets that collateralize CDO or CLO transactions to the extent that we retain all of the equity of the securitization vehicle and do not make an election to treat such securitization vehicle as a TRS, as described in further detail below. As a result of the merger, we acquired all of the equity of additional CDO or CLO vehicles and intend to treat such CDO or CLO vehicles in the foregoing manner.

As noted above, in order to comply with the REIT asset tests and 75% gross income test, at least 75% of our assets and 75% of our gross income must be derived from qualifying real estate assets, whether or not such assets would otherwise represent our best investment alternative. For example, since neither TruPS, leveraged loans nor equity in corporate entities we create to hold TruPS or leveraged loans are qualifying real estate assets, we must hold substantial investments in other qualifying real estate assets, including RMBS and CMBS which may have lower yields than TruPS.

It may be possible to reduce the impact of the REIT asset and gross income requirements by holding certain assets through our TRSs, subject to certain limitations as described below.

A REIT’s net income from prohibited transactions is subject to a 100% penalty tax. In general, prohibited transactions are sales or other dispositions of property, other than foreclosure property, but including any mortgage loans, held in inventory or primarily for sale to customers in the ordinary course of business. The prohibited transaction tax may apply to any sale by us of assets to a CDO or CLO and to any sale by us of CDO or CLO securities and therefore may limit our ability to sell assets to or equity in CDOs, CLOs and other assets.

It may be possible to reduce the impact of the prohibited transaction tax and the holding of assets not qualifying as real estate assets for purposes of the REIT asset tests by conducting certain activities, holding non-qualifying REIT assets or engaging in CDO and CLO transactions through our TRSs, subject to certain limitations as described below. To the extent that we engage in such activities through TRSs, the income associated with such activities may be subject to full U.S. federal corporate income tax.

Our qualification as a REIT and exemption from U.S. federal income tax with respect to certain assets may be dependent on the accuracy of legal opinions or advice rendered or given or statements by the issuers of securities in which we invest, and the inaccuracy of any such opinions, advice or statements may adversely affect our REIT qualification and result in significant corporate level tax.

When purchasing securities, we have relied and may rely on opinions or advice of counsel for the issuer of such securities, or statements made in related offering documents, for purposes of determining whether such securities represent debt or equity securities for U.S. federal income tax purposes, and also to what extent those securities constitute REIT real estate assets for purposes of the REIT asset tests and produce income which qualifies under the 75% REIT gross income test. In addition, when purchasing CDO and CLO equity, we have relied and may rely on opinions or advice of counsel regarding the qualification of the CDO or CLO for exemption from U.S. corporate income tax and the qualification of interests in such CDO or CLO as debt for U.S. federal income tax purposes. The inaccuracy of any such opinions, advice or statements may adversely affect our REIT qualification and result in significant corporate-level tax.

Certain financing activities may subject us to U.S. federal income tax and increase the tax liability of our stockholders.

We have and may continue to enter into transactions that result in us or a portion of our assets being treated as a “taxable mortgage pool” for U.S. federal income tax purposes. Specifically, we have and may continue to securitize RMBS or CMBS assets that we acquire and such securitizations will likely result in us owning interests in a taxable mortgage pool. We may enter into such transactions at the REIT level. We are taxed at the highest corporate income tax rate on a portion of the income, referred to as “excess inclusion income,” arising from a taxable mortgage pool that is allocable to the percentage of our shares held in record name by “disqualified organizations,” which are generally certain cooperatives, governmental entities and tax-exempt organizations that are exempt from tax on unrelated business taxable income. To the extent that common stock owned by “disqualified organizations” is held in record name by a broker/dealer or other nominee, the broker/dealer or other nominee would be liable for the corporate level tax on the portion of our excess inclusion income allocable to the common stock held by the broker/dealer or other nominee on behalf of the “disqualified organizations.” We expect that disqualified organizations own our shares. Because this tax would be imposed on us, all of our investors, including investors that are not disqualified organizations, will bear a portion of the tax cost associated with the classification of us or a portion of our assets as a taxable mortgage pool. As a result of the merger, we acquired all of the equity of Kleros Real Estate CDO I, a Cayman corporation, which is also likely to be treated as a taxable mortgage pool.

A regulated investment company or other pass-through entity owning our common stock in record name will be subject to tax at the highest corporate tax rate on any excess inclusion income allocated to their owners that are disqualified organizations.

In addition, if we realize excess inclusion income and allocate it to stockholders, this income cannot be offset by net operating losses of our stockholders. If the stockholder is a tax-exempt entity and not a disqualified organization, then this income is fully taxable as unrelated business taxable income under Section 512 of the Internal Revenue Code. If the stockholder is a foreign person, it would be subject to U.S. federal income tax withholding on this income without reduction or exemption pursuant to any otherwise applicable income tax treaty. If the stockholder is a REIT, a regulated investment company, common trust fund or other pass-through entity, our allocable share of our excess inclusion income could be considered excess inclusion income of such entity. Accordingly, such investors should be aware that a significant portion of our income may be considered excess inclusion income. Finally, if we fail to qualify as a REIT, our taxable mortgage pool securitizations will be treated as separate taxable corporations for U.S. federal income tax purposes that could not be included in any consolidated corporate tax return.

Additionally, we may currently include into income interest accrued on debt instruments. To the extent this interest is from debt instruments in default, we may have increased taxable income without corresponding cash flow available for distribution.

We may lose our REIT qualification or be subject to a penalty tax if the Internal Revenue Service, or the IRS, successfully challenges our characterization of income from our foreign TRSs.

We likely will be required to include in our income, even without the receipt of actual distributions, earnings from our foreign TRSs, including from our equity investments in CDOs and CLOs which hold TruPS and leveraged loans. We intend to treat certain of these income inclusions as qualifying income for purposes of the 95% gross income test but not the 75% gross income test. The provisions that set forth what income is qualifying income for purposes of the 95% gross income test provide that gross income derived from dividends, interest and certain other enumerated classes of passive income qualify for purposes of the 95% gross income test. Income inclusions from equity investments in our foreign TRSs are technically neither dividends nor any of the other enumerated categories of income specified in the 95% gross income test for U.S. federal income tax purposes, and there is no other clear precedent with respect to the qualification of such income. However, based on advice of counsel, we intend to treat such income inclusions, to the extent distributed by a foreign TRS in the year accrued, as qualifying income for purposes of the 95% gross income test. Nevertheless, because this income does not meet the literal requirements of the REIT provisions, it is possible that the IRS could successfully take the position that such income is not qualifying income. In the event that such income was determined not to qualify for the 95% gross income test, we would be subject to a penalty tax with respect to such income to the extent it and our other nonqualifying income exceeds 5% of our gross income and/or we could fail to qualify as a REIT. See “U.S. Federal Income Tax Considerations.” In addition, if such income was determined not to qualify for the 95% gross income test, we would need to invest in sufficient qualifying assets, or sell some of our interests in our foreign TRSs to ensure that the income recognized by us from our foreign TRSs or such other corporations does not exceed 5% of our gross income, or cease to qualify as a REIT.

The ability to utilize TRSs will be limited by our qualification as a REIT, which may, in turn, negatively affect our ability to execute our business plan and to make distributions to our stockholders.

Overall, no more than 20% of the value of a REIT’s assets may consist of securities of one or more TRSs. We expect to continue to own interests in TRSs, particularly in connection with our CDO and CLO transactions involving TruPS and leveraged loans. However, our ability to hold TruPS and leveraged loans, as well as CDOs and CLOs that are structured as TRSs, will be limited, which may adversely affect our ability to execute our business plan and to make distributions to our stockholders.

The failure of a loan subject to a repurchase agreement or a mezzanine loan to qualify as a real estate asset would adversely affect our ability to qualify as a REIT.

We have entered into and we intend to continue to enter into sale and repurchase agreements under which we nominally sell certain of our loan assets to a counterparty and simultaneously enter into an agreement to repurchase the sold assets. We believe that we have been and will be treated for U.S. federal income tax purposes as the owner of the loan assets that are the subject of any such agreement notwithstanding that such agreements may transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could assert that we did not own the loan assets during the term of the sale and repurchase agreement, in which case we could fail to qualify as a REIT.

In addition we may acquire mezzanine loans, which are loans secured by equity interests in a partnership or limited liability company that directly or indirectly owns real property. In Revenue Procedure 2003-65, the IRS provided a safe harbor pursuant to which a mezzanine loan, if its meets each of the requirements contained in the Revenue Procedure, will be treated by the IRS as a real estate asset for purposes of the REIT asset tests, and interest derived from the mezzanine loan will be treated as qualifying mortgage interest for purposes of the REIT 75% income test. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. We may acquire mezzanine loans that may not meet all of the requirements for reliance on this safe harbor. In the event we own a mezzanine loan that does not meet the safe harbor, the IRS could challenge such loan’s treatment as a real estate asset for purposes of the REIT asset and income tests, and if such a challenge were sustained, we could fail to qualify as a REIT.

If we fail to qualify as a REIT, our dividends will not be deductible, and we will be subject to corporate level tax on our net taxable income. This would reduce the cash available to make distributions to our stockholders and may have significant adverse consequences on the value of our shares.

We have been organized and operated and will continue to operate in a manner that will allow us to qualify as a REIT for U.S. federal income tax purposes. We have not requested and do not plan to request a ruling from the IRS that we qualify as a REIT. Qualification as a REIT involves the application of highly technical and complex Internal Revenue Code provisions, for which there are only limited judicial and administrative interpretations. The determination of various factual matters and circumstances not entirely within our control may also affect our ability to qualify as a REIT. In order to qualify as a REIT, we must satisfy a number of requirements, including requirements regarding the composition of our assets and sources of our gross income. Also, we must make distributions to stockholders aggregating annually at least 90% of our net income, excluding net capital gains. We have earned income the qualification of which may be uncertain for purposes of the REIT gross income tests due to a lack of authority directly on point. No assurance can be given that we have been or will continue to be successful in operating in a manner that will allow us to qualify as a REIT. In addition, legislation, new regulations, administrative interpretations or court decisions may adversely affect our investors, our ability to qualify as a REIT for U.S. federal income tax purposes or the desirability of an investment in a REIT relative to other investments.

If we fail to qualify as a REIT or lose our qualification as a REIT at any time, we will face serious tax consequences that would substantially reduce the funds available for distribution to our stockholders for each of the years involved because:

•	we would not be allowed a deduction for distributions to stockholders in computing our taxable income and would be subject to U.S. federal income tax at regular corporate rates;

•	we also could be subject to the U.S. federal alternative minimum tax and possibly increased state and local taxes; and

•	unless we are entitled to relief under applicable statutory provisions, we could not elect to be taxed as a REIT for four taxable years following the year of our disqualification.

In addition, if we fail to qualify as a REIT, we will not be required to make distributions to stockholders, and all distributions to stockholders will be subject to tax as regular corporate dividends to the extent of our current and accumulated earnings and profits. This means that our U.S. stockholders, as defined under the caption “U.S. Federal Income Tax Considerations—Taxation of Taxable U.S. Stockholders,” who are taxed at individual tax rates would be taxed on our dividends at long-term capital gains rates through 2010 and that our corporate stockholders generally would be entitled to the dividends received deduction with respect to such dividends, subject, in each case, to applicable limitations under the Internal Revenue Code. Finally, if we fail to qualify as a REIT, our taxable mortgage pool securitizations will be treated as separate taxable corporations for U.S. federal income tax purposes that could not be included in any consolidated corporate income tax return. As a result of all these factors, our failure to qualify as a REIT also could impair our ability to expand our business and raise capital and would adversely affect the value of our shares.

We will have to pay some taxes and may be subject to others, which may reduce the cash available for distribution to our stockholders.

Even if we qualify as a REIT for U.S. federal income tax purposes, we are required to pay some U.S. federal, state and local taxes on our income and property. We also are subject to a 100% penalty tax on certain amounts if the economic arrangements among us and our TRSs are not comparable to similar arrangements among unrelated parties or if we receive payments for inventory or property held for sale to customers in the ordinary course of business. In addition, under certain circumstances we could be subject to a penalty tax if we fail to meet certain REIT requirements but nonetheless maintain our qualification as a REIT. For example, we may be required to pay a penalty tax with respect to certain income we earned in connection with our equity investments in CDO or CLO entities owning TruPS and leveraged loans in the event such income is determined not to be qualifying income for purposes of the REIT 95% gross income test but we are otherwise able to remain qualified as a REIT. To the extent that we are required to pay U.S. federal, state or local taxes, we will have less cash available for distribution to our stockholders.

Failure to make required distributions would subject us to tax, which would reduce the cash available for distribution to our stockholders.

In order to qualify as a REIT, we must distribute to our stockholders, each calendar year, at least 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gain. To the extent that we satisfy the 90% distribution requirement, but distribute less than 100% of our taxable income, we are subject to U.S. federal corporate income tax on our undistributed income. In addition, we will incur a 4% nondeductible excise tax on the amount, if any, by which our distributions in any calendar year are less than the sum of:

•	85% of our ordinary income for that year;

•	95% of our capital gain net income for that year; and

•	100% of our undistributed taxable income from prior years.

We have distributed and will continue to distribute our net income to our stockholders in a manner intended to satisfy the 90% distribution requirement and to avoid both corporate income tax and the 4% nondeductible excise tax. There is no requirement that our domestic TRSs distribute their after-tax net income to us and such TRSs that we form may, to the extent consistent with maintaining our qualification as a REIT, determine not to make any current distributions to us. However, our foreign TRSs, such as TRSs that we formed in connection with CDOs and CLOs, are and will generally be deemed to distribute their earnings to us on an annual basis for U.S. federal income tax purposes, regardless of whether such TRSs actually distribute their earnings. These deemed distributions will be included as income for purposes of the foregoing distribution requirements.

Our taxable income may substantially exceed our net income as determined by GAAP because, for example, expected capital losses will be deducted in determining our GAAP net income, but may not be deductible in computing our taxable income. In addition, we have invested and may invest in assets including the equity of CDO and CLO entities that generate taxable income in excess of economic income or in advance of the corresponding cash flow from the assets, referred to as “phantom income.” Although some types of phantom income are excluded to the extent they exceed 5% of our net income in determining the 90% distribution requirement, we may incur corporate income tax and the 4% nondeductible excise tax with respect to any phantom income items if we do not distribute those items on an annual basis. As a result of the foregoing, we may generate less cash flow than taxable income in a particular year. In that event, we may be required to use cash reserves, incur debt, or liquidate non-cash assets at rates or times that we regard as unfavorable in order to satisfy the distribution requirement and to avoid U.S. federal corporate income tax and the 4% nondeductible excise tax in that year.

If our CDOs that are foreign TRSs are subject to U.S. federal income tax at the entity level, it would greatly reduce the amounts those entities would have available to distribute to us and that they would have available to pay their creditors.

Our CDOs and CLOs organized to hold TruPS and leveraged loans, including those acquired as a result of the merger, are typically organized as Cayman Islands companies. There is a specific exemption from U.S.

federal income tax for non-U.S. corporations that restricts their activities in the United States to trading stock and securities (or any activity closely related thereto) for their own account whether such trading (or such other activity) is conducted by the corporation or its employees through a resident broker, commission agent, custodian or other agent located in the United States. Our foreign CDOs and CLOs that are TRSs rely on that exemption or otherwise operate in a manner so that they are not subject to U.S. federal income tax on their net income at the entity level. If the IRS were to succeed in challenging this tax treatment, it could greatly reduce the amount that those CDOs would have available to distribute to us and to pay to their creditors.

Although our use of TRSs may be able to partially mitigate the impact of meeting the requirements necessary to maintain our qualification as a REIT, our ownership of and relationship with our TRSs is limited and a failure to comply with the limits would jeopardize our REIT qualification and may result in the application of a 100% excise tax.

A REIT may own up to 100% of the stock of one or more TRSs. A TRS may hold assets and earn income that would not be qualifying assets or income if held or earned directly by a REIT. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. Overall, no more than 20% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. The rules also impose a 100% excise tax on certain transactions between a TRS and its parent REIT that are not conducted on an arm’s-length basis.

Domestic TRSs that we have formed, including for purposes of entering into our TruPS and leveraged loan warehouse facilities, will pay U.S. federal, state and local income tax on their taxable income, and their after-tax net income will be available for distribution to us but are not required to be distributed to us. We anticipate that the aggregate value of the securities of these TRSs, together with the securities we may hold in our other TRSs, will continue to be less than 20% of the value of our total assets (including our TRS securities). Furthermore, we monitor the value of our respective investments in our TRSs for the purpose of ensuring compliance with the rule that no more than 20% of the value of a REIT’s assets may consist of TRS securities (which is applied at the end of each calendar quarter). In addition, we scrutinize all of our transactions with our TRSs for the purpose of ensuring that they are entered into on arm’s-length terms in order to avoid incurring the 100% excise tax described above. The value of the securities that we hold in our TRSs may not be subject to precise valuation. Accordingly, there can be no assurance that we have complied or will be able to continue to comply with the 20% limitation discussed above or avoid application of the 100% excise tax discussed above.

Our ability to satisfy the income and asset tests applicable to REITs depends on the nature of our assets, the sources of our income, and factual determinations, including the value of the real property underlying our loans.

As a REIT, 75% of our assets must consist of specified real estate related assets and other specified types of investments, and 75% of our gross income must be earned from real estate related sources and other specified types of income. If the value of the real estate securing each of our loans, determined at the date of acquisition of the loans, is less than the highest outstanding balance of the loan for a particular taxable year, then a portion of that loan will not be a qualifying real estate asset and a portion of the interest income will not be qualifying real estate income. Accordingly, in order to determine the extent to which our loans constitute qualifying assets for purposes of the REIT asset tests and the extent to which the interest earned on our loan constitutes qualifying income for purposes of the REIT income tests, we need to determine the value of the underlying real estate collateral at the time we acquire each loan. Although we seek to be prudent in making these determinations, no assurance can be given that the IRS might not disagree with our determinations and assert that a lower value is applicable, which could negatively impact our ability to qualify as a REIT. These considerations also might restrict the types of loans that we can make in the future. In addition, the need to comply with those requirements may cause us to acquire other assets that qualify as real estate that are not part of our overall business strategy and might not otherwise be the best investment alternative for us.

Dividends payable by REITs do not qualify for the reduced tax rates on dividend income from regular corporations, which could adversely affect the value of our shares.

The maximum U.S. federal income tax rate for dividends payable to domestic stockholders that are individuals, trusts and estates is 15% (through 2010). Dividends payable by REITs, however, are generally not eligible for the reduced rates and therefore may be subject to a 35% maximum U.S. federal income tax rate on ordinary income. Although the reduced U.S. federal income tax rate applicable to dividend income from regular corporate dividends does not adversely affect the taxation of REITs or dividends paid by REITs, the more favorable rates applicable to regular corporate dividends could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the shares of REITs, including our shares.

We have not established a minimum dividend payment level and we may not have the ability to pay dividends in the future.

We have made and will make distributions to our stockholders, if authorized by our board of directors and declared by us, in amounts such that all or substantially all of our net taxable income each year, subject to certain adjustments and limitations, is distributed. We have not established a minimum dividend payment level, and our ability to pay dividends may be adversely affected by the risk factors described in this prospectus. All distributions are made at the discretion of our board of directors and depend on our earnings, our financial condition, maintenance of our REIT qualification and such other factors as our board of directors deems relevant from time to time. We cannot assure you that we will be able to make distributions in the future.

FORWARD-LOOKING STATEMENTS

Any statements contained in this prospectus that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements and should be evaluated as such. The words “believe,” “anticipate,” “intend,” “target,” “estimate,” “plan,” “assume,” “may,” “will,” “seek,” “should,” “expect,” “could” and similar expressions, including the negative of those words are intended to identify forward-looking statements. These forward-looking statements are contained throughout this prospectus, for example in the sections entitled “Summary” and “Risk Factors.” Such forward-looking statements reflect, among other things, our current expectations, plans and strategies, and anticipated financial results, all of which are subject to known and unknown risks, uncertainties and factors that may cause our actual results to differ materially from those expressed or implied by these forward-looking statements. Many of these risks are beyond our ability to control or predict. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained throughout this prospectus. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made. We do not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

Except as may be set forth in a particular prospectus supplement, we will add the net proceeds from sales of shares to our general corporate funds, which we may use to repay indebtedness, for new investments or for other general corporate purposes.

DESCRIPTION OF STOCK

Rights of our stockholders are governed by the Maryland General Corporation Law, or the MGCL, our charter and our bylaws. The following is a summary of the material provisions of our stock, and may not contain all of the information about our stock that may be important to you. You should refer to the full text of our charter and our bylaws, which are incorporated by reference into this prospectus. See “Where You Can Find More Information.”

Authorized Stock

Our charter provides that we may issue up to 100,000,000 shares of common stock, par value $0.001 per share, and 50,000,000 shares of preferred stock, par value $0.001 per share. As of October 11, 2006, we had 31 holders of record of our common stock who held in the aggregate 24,788,380 shares. As of the date of this prospectus, no shares of preferred stock have been issued or are outstanding and we do not have current plans to issue any preferred stock.

Common Stock

All shares of our common stock that we may offer under this prospectus will be duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other class or series of stock and to the provisions of our charter regarding the restrictions on transfer of stock, holders of our shares of common stock are entitled to receive distributions on such stock when, as and if authorized by our board of directors out of funds legally available therefor and declared by us and to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all of our known debts and liabilities, including the preferential rights on dissolution of any class or classes of preferred stock.

Subject to the provisions of our charter regarding the restrictions on transfer of stock, each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors and, except as provided with respect to any other class or series of stock, the holders of such shares will possess the exclusive voting power. There is no cumulative voting in the election of our board of directors, which means that the holders of a plurality of the outstanding shares of our common stock can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors.

Holders of shares of our common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities. Subject to the provisions of our charter regarding the restrictions on transfer of stock, shares of our common stock have equal dividend, liquidation and other rights.

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, consolidate, transfer all or substantially all of its assets, engage in a statutory share exchange or engage in similar transactions outside the ordinary course of business unless declared advisable by its board of directors and approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Our charter does not provide for a lesser percentage for these matters. However, Maryland law permits a corporation to transfer all or substantially all of its assets without the approval of the stockholders of the corporation to one or more persons if all of the equity interests of the person or persons are owned, directly or indirectly, by the corporation. Because certain operating assets may be held by our subsidiaries, this may mean that a subsidiary of ours may be able to merge or sell all or substantially all of our assets without a vote of our stockholders.

Our charter authorizes our board of directors to reclassify any unissued shares of our common stock into other classes or series of classes of stock and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions or other distributions, qualifications or terms or conditions of redemption for each such class or series.

Preferred Stock

Our charter authorizes our board of directors to classify any unissued shares of preferred stock and to reclassify any previously classified but unissued shares of any series. Prior to issuance of shares of each series, our board of directors is required by the MGCL and our charter to set the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions or other distributions, qualifications and terms or conditions of redemption for each such series. As of the date of this prospectus, no shares of preferred stock are outstanding and we have no current plans to issue any preferred stock.

Power to Issue Additional Shares of Common and Preferred Stock

We believe that the power of our board of directors, without stockholder approval, to issue additional authorized but unissued shares of our common stock or preferred stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to cause us to issue such classified or reclassified shares of stock will provide us with flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. The additional classes or series will be available for issuance without further action by our stockholders, unless stockholder consent is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors does not intend to do so, it could authorize us to issue a class or series that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change of control of us that might involve a premium price for our stockholders or otherwise be in their best interest.

Restrictions on Ownership and Transfer

In order for us to qualify as a REIT under the Internal Revenue Code, not more than 50% of the value of the outstanding shares of our stock may be owned, actually or constructively, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the last half of a taxable year (other than the first year for which our election to be a REIT has been made). Our stock must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year (other than the first year for which our election to be a REIT has been made).

Our charter contains restrictions on the ownership and transfer of shares of our stock that are intended to, among other purposes, assist us in complying with these requirements and continuing to qualify as a REIT. The relevant sections of our charter provides that, subject to the exceptions described below, no person or persons acting as a group may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than (1) 9.8% of the aggregate value of shares of our common stock outstanding or (2) 9.8% of the aggregate value of the issued and outstanding preferred or other shares of any class or series of our stock. We refer to this restriction in this prospectus as the “ownership limit.”

The ownership attribution rules under the Internal Revenue Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% of our common stock (or the acquisition of an interest in an entity that owns, actually or constructively, our common stock) by an individual or entity, could nevertheless cause that individual or entity, or another individual or entity, to own constructively in excess of 9.8% of our outstanding common stock and thereby subject the common stock to the ownership limit.

Our board of directors may, in its sole discretion, after obtaining certain representations, warranties and undertakings from a stockholder, waive or modify the ownership limit with respect to one or more stockholders. However, our board of directors may not grant such an exemption to any person whose ownership, direct or indirect, of in excess of 9.8% of the value of the outstanding shares of our stock would result in our being “closely held” within the meaning of Section 856(h) of the Internal Revenue Code or otherwise would result in our failing to qualify as a REIT. The person seeking an exemption must represent to the satisfaction of our board of directors that it will not violate the aforementioned restriction. The person also must agree that any violation or attempted violation of the foregoing restriction will result in the automatic transfer of the shares of our stock causing such violation to a trust (as described below).

Our charter further prohibits:

•	any person from actually or constructively owning shares of our stock that would result in our being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT; and

•	any person from transferring shares of our stock if such transfer would result in shares of our stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our stock that will or may violate any of the foregoing restrictions on transferability and ownership will be required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our qualification as a REIT. The foregoing provisions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

Pursuant to our charter, if any purported transfer of our stock or any other event would otherwise result our stock being beneficially owned by at least 100 persons, then any such purported transfer will be void and of no force or effect with respect to the purported transferee or owner (collectively referred to hereinafter as the “purported owner”) and the purported owner shall acquire no rights in the shares. In the event that any of the restrictions on ownership in our charter described above (including the ownership limit) are violated, the number of shares in excess of such applicable ownership limitation will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by us. The trustee of the trust will be designated by us and must be unaffiliated with us and with any purported owner. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust. Any dividend or other distribution paid to the purported owner, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand to be held in trust for distribution to the beneficiary of the trust, and all distributions and other distributions paid by us with respect to such “excess” shares prior to the sale by the trustee of such shares shall be paid to the trustee for the beneficiary. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable restrictions on ownership, then our charter provides that the transfer of the excess shares will be void and of no force or effect, and the purported transferee shall acquire no rights in the excess shares. Subject to Maryland law, effective as of the date that such excess shares have been transferred to the trust, the trustee shall have the authority (at the trustee’s sole discretion and subject to applicable law) (1) to rescind as void any vote cast by a purported owner prior to our discovery that such shares have been transferred to the trustee; and (2) to recast such vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust, provided that if we have already taken irreversible action, then the trustee shall not have the authority to rescind and recast such vote.

Shares of our stock transferred to the trustee are deemed to be offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price paid by the purported owner for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares of our stock at market price, the market price on the day of the event which resulted in the transfer of such shares of our stock to the trust) and (2) the market price on the date we, or our designee, accept such offer. We have the right to accept such offer until the trustee has sold the shares of our stock held in the trust as discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates and the trustee must distribute the net proceeds of the sale to the purported owner and any distributions or other distributions held by the trustee with respect to such stock will be paid to the charitable beneficiary.

If we do not buy the shares, the trustee must, within 20 days of receiving notice from us of the transfer of shares to the trust, sell the shares to a person or entity designated by the trustee who could own the shares without violating the restrictions on ownership and transfer of our shares. After that, the trustee must distribute to the purported owner an amount equal to the lesser of (1) the net price paid by the purported owner for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares at market price, the market price on the day of the event which resulted in the transfer of such shares of our stock to the trust) and (2) the net sales proceeds received by the trust for the shares. Any proceeds in excess of the amount distributable to the purported owner will be distributed to the beneficiary.

All persons who own, directly or by virtue of the attribution provisions of the Internal Revenue Code, more than 5% (or such lower percentage as provided in the regulations promulgated under the Internal Revenue Code) of the shares of our outstanding stock must give written notice to us within 30 days after the end of each calendar year. In addition, each stockholder will, upon demand, be required to disclose to us in writing such information with respect to the direct, indirect and constructive ownership of shares of our stock as our board of directors deems reasonably necessary to comply with the provisions of the Internal Revenue Code applicable to a REIT, to comply with the requirements or any taxing authority or governmental agency or to determine any such compliance.

All certificates representing shares of our stock bear a legend referring to the restrictions on ownership described above.

These ownership limits could delay, defer or prevent a transaction or a change of control of us that might involve a premium price over the then prevailing market price for the holders of some, or a majority, of our outstanding shares of common stock or which such holders might believe to be otherwise in their best interest.

Transfer Agent and Registrar

The transfer agent and registrar for our shares of common stock is Mellon Investor Services LLC.

PROVISIONS OF THE MARYLAND GENERAL CORPORATION LAW AND OUR CHARTER AND BYLAWS

The following is a summary of certain provisions of the MGCL and our charter and bylaws that may defer or prevent unsolicited takeover attempts. Because the description is a summary, it does not contain all of the information about the MGCL, our charter or our bylaws that may be important to you. In particular, you should refer to, and this summary is qualified in its entirety by, the full text of our charter and bylaws, which are incorporated by reference into this prospectus.

Board of Directors

Our charter and bylaws provide that the number of directors may be established by our board of directors but may not be fewer than one nor more than 15. Any vacancy may be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining directors. In addition, only our stockholders may elect a successor to fill a vacancy on our board which results from the removal of a director.

Removal of Directors

Our charter provides that a director may be removed from office at any time with or without cause by the affirmative vote of the holders of stock entitled to cast at least two-thirds of the votes of the stock entitled to be cast in the election of directors.

Business Combinations

Maryland law prohibits “business combinations” between a corporation and an interested stockholder or an affiliate of an interested stockholder for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, statutory share exchange or, in circumstances specified in the statute, certain transfers of assets, certain stock issuances and transfers, liquidation plans and reclassifications involving interested stockholders and their affiliates as asset transfer or issuance or reclassification of equity securities. Maryland law defines an interested stockholder as:

•	any person who beneficially owns 10% or more of the voting power of our voting stock after the date on which the corporation had 100 or more beneficial owners of its stock; or

•	an affiliate or associate of the corporation at any time after the date on which the corporation had 100 or more beneficial owners of its stock who, within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation.

A person is not an interested stockholder if the board of directors approves in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving the transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board of directors.

After the five year prohibition, any business combination between a corporation and an interested stockholder generally must be recommended by the board of directors and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of the then outstanding shares of voting stock, voting together as a single voting group; and

•	two-thirds of the votes entitled to be cast by holders of the voting stock, voting together as a single voting group, other than shares held by (1) the interested stockholder who will (or whose affiliate will) be a party to the proposed business combination; or (2) an affiliate or associate of the interested stockholders.

These super-majority vote requirements do not apply if the common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares. The statute permits various exemptions from its provisions, including business combinations that are approved by the board of directors before the time that the interested stockholder becomes an interested stockholder. Our charter includes a provision excluding us from these provisions of the MGCL and, consequently, the five-year prohibition and the super-majority vote requirements will not apply to business combinations between us and any interested stockholder unless our charter is amended to modify or eliminate this provision.

Control Share Acquisitions

The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved at a special meeting by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock in a corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of shares of stock of the corporation in the election of directors:

•	a person who makes or proposes to make a control share acquisition;

•	an officer of the corporation; or

•	an employee of the corporation who is also a director of the corporation.

“Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third,

•	one-third or more but less than a majority, or

•	a majority or more of all voting power.

The requisite stockholder approval must be obtained each time an acquiror crosses one of the thresholds of voting power set forth above. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting. If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute on or before the tenth day after the control share acquisition then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply to:

•	shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction; or

•	acquisitions approved or exempted by a provision in the charter or bylaws of the corporation and adopted at any time before the acquisition of the shares.

Our charter and bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions, by any person, of our stock, unless our charter and bylaws are subsequently amended to modify or eliminate this provision.

Amendment to Our Charter and Bylaws

Our charter may be amended only if declared advisable by our board of directors and approved by the affirmative vote of the holders of at least two-thirds of all of the votes entitled to be cast on the matter. Our bylaws may be altered, amended or repealed, and new bylaws adopted, by the vote of a majority of our board of directors or by a vote of a majority of the voting power of our common stock.

Term and Termination

Our termination must be declared advisable by a majority of our entire board of directors and approved by the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter.

Advance Notice of Director Nominations and New Business

Our bylaws provide that:

•	With respect to an annual meeting of stockholders, the only business to be considered and the only proposals to be acted upon will be those properly brought before the annual meeting:

•	pursuant to our notice of the meeting;

•	by, or at the direction of, a majority of our board of directors; or

•	by a stockholder of record who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws.

•	With respect to special meetings of stockholders, only the business specified in our company’s notice of meeting may be brought before the meeting of stockholders unless otherwise provided by law.

•	Nominations of persons for election to our board of directors at any annual or special meeting of stockholders may be made only:

•	by, or at the direction of, our board of directors; or

•	by a stockholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our bylaws.

Procedures Governing Stockholder-Requested Special Meetings

Our bylaws clarify the procedures relating to stockholder-requested special meetings of stockholders by specifying (a) the procedures by which stockholders may request a record date for determining stockholders entitled to request a special meeting; (b) the time frame for our board of directors to fix such record date; (c) who is responsible for the costs of preparing and mailing the notice of special stockholders meetings; (d) that our board of directors has the authority to set the time, date and place of special stockholders meetings; (e) under what circumstances a notice of a special stockholders meeting may be revoked; and (f) methods by which our board of directors may seek verification of the validity of a stockholder request for a special meeting.

Unsolicited Takeovers

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•	a classified board;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors by fixed only by vote of the directors;

•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and

•	a majority requirement for the calling of a special meeting of stockholders.

Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (a) require a two-thirds vote for the removal of any director from the board, (b) vest in the board the exclusive power to fix the number of directorships, and (c) require, unless called by the chairman of the board, president, chief executive officer or the board of directors, the request of holders of a majority of all of the votes entitled to be cast at such meeting to call a special meeting. Further, as permitted by Subtitle 8, our charter prohibits us from electing to become subject to any or all of the provisions of Subtitle 8.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax considerations relating to our qualification and taxation as a REIT and the acquisition, holding, and disposition of our common stock. For purposes of this section, under the heading “U.S. Federal Income Tax Considerations,” references to “we,” “us” or “our” mean only Alesco Financial Inc. and not our subsidiaries or other lower-tier entities, except as otherwise indicated. This summary is based upon the Internal Revenue Code, the regulations promulgated by the U.S. Treasury Department, or the Treasury regulations, current administrative interpretations and practices of the IRS (including administrative interpretations and practices expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers who requested and received those rulings) and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this summary. The summary is also based upon the assumption that the operation of our company, and of our subsidiaries and other lower-tier and affiliated entities, will, in each case, be in accordance with its applicable organizational documents or partnership agreement. This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular stockholder in light of its investment or tax circumstances or to stockholders subject to special tax rules, such as:

•	U.S. expatriates;

•	persons who mark-to-market our common stock;

•	subchapter S corporations;

•	U.S. stockholders (as defined below) whose functional currency is not the U.S. dollar;

•	financial institutions;

•	insurance companies;

•	broker-dealers;

•	regulated investment companies;

•	trusts and estates;

•	holders who receive our common stock through the exercise of employee stock options or otherwise as compensation;

•	persons holding our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

•	persons subject to the alternative minimum tax provisions of the Internal Revenue Code;

•	persons holding their interest through a partnership or similar pass-through entity;

•	persons holding a 10% or more (by vote or value) beneficial interest in us; and, except to the extent discussed below:

•	tax-exempt organizations; and

•	non-U.S. stockholders (as defined below).

This summary assumes that stockholders will hold our common stock as capital assets, which generally means as property held for investment.

THE U.S. FEDERAL INCOME TAX TREATMENT OF HOLDERS OF OUR COMMON STOCK DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. IN ADDITION, THE TAX CONSEQUENCES OF HOLDING OUR COMMON STOCK TO ANY PARTICULAR STOCKHOLDER WILL DEPEND ON THE STOCKHOLDER’S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF ACQUIRING, HOLDING, AND DISPOSING OF OUR COMMON STOCK.

Taxation as a REIT

We elected to be taxed as a REIT under the Internal Revenue Code commencing with our taxable year ended December 31, 2004. We believe that we have been organized and have operated in a manner that has allowed us to qualify for taxation as a REIT under the Internal Revenue Code commencing with our taxable year ended December 31, 2004, and we intend to continue to be organized and operate in such a manner.

The law firm of Clifford Chance US LLP has acted as our tax counsel in connection with the preparation of this registration statement. Clifford Chance US LLP is of the opinion that, commencing with our taxable year ended December 31, 2004, we have been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and our current and proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code. Clifford Chance US LLP’s opinion will rely, with respect to all taxable periods prior to October 6, 2006, solely on an opinion issued by Locke Lidell & Sapp LLP, which previously served as our counsel. It must be emphasized that the opinion of Clifford Chance US LLP is based on various assumptions relating to our organization and operation, including that all factual representations and statements set forth in all relevant documents, records and instruments are true and correct and that we will at all times operate in accordance with the method of operation described in our organizational documents and this prospectus, and is conditioned upon factual representations and covenants made by our management and affiliated entities, regarding our organization, assets, past, present and future conduct of our business operations, the fair market value of our investments in TRSs and other assets, and other items regarding our ability to meet the various requirements for qualification and taxation as a REIT, and will assume that such representations and covenants are accurate and complete and we will take no action inconsistent with our qualification as a REIT. In addition, to the extent we have made or will make certain investments, such as investments in certain securitization transactions, the accuracy of such opinion will also depend upon the accuracy of certain other opinions rendered to us in connection with such transactions. While we believe that we are organized and operated so that we qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in our circumstances or applicable law, no assurance can be given by Clifford Chance US LLP or us that we so qualify for any particular year. Clifford Chance US LLP will have no obligation to advise us or the holders of our common stock of any subsequent change in the matters stated, represented or assumed or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

Our qualification and taxation as a REIT depends on our ability to meet, on a continuing basis, through actual results of operations, distribution levels and diversity of share ownership, various qualification requirements imposed upon REITs by the Internal Revenue Code, the compliance with which will not be reviewed by Clifford Chance US LLP. In addition, our ability to qualify as a REIT may depend in part upon the operating results, organizational structure and entity classification for U.S. federal income tax purposes of certain entities in which we invest, which could include entities that have made elections to be taxed as REITs, the qualification of which will not have been reviewed by Clifford Chance US LLP. Our ability to qualify as a REIT also requires that we satisfy certain asset and income tests, some of which depend upon the fair market values of assets directly or indirectly owned by us or which serve as security for loans made by us. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy the requirements for qualification and taxation as a REIT.

As indicated above, qualification and taxation of us as a REIT depend upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Internal Revenue Code. The material qualification requirements are summarized below, under “—Requirements for Qualification—General.” While we believe that we have been organized and operated and intend to continue to operate so that we qualify as a REIT, no assurance can be given that the IRS will not challenge our qualification as a REIT or that we will be able to operate in accordance with the REIT requirements in the future. See “—Failure to Qualify.”

Provided that a company qualifies as a REIT, it will generally be entitled to a deduction for dividends that it pays and, therefore, will not be subject to U.S. federal corporate income tax on its net income that is currently distributed to its stockholders. This treatment substantially eliminates the “double taxation” at the corporate and stockholder levels that results generally from investment in a corporation. Rather, income generated by a REIT generally is taxed only at the stockholder level, upon a distribution of dividends by the REIT. Provided that we qualify as a REIT, we will also generally be entitled to a deduction for dividends we pay.

For tax years through 2010, stockholders who are taxed at individual rates are generally taxed on corporate dividends at a maximum rate of 15% (the same as long-term capital gains), thereby substantially reducing, though not completely eliminating, the double taxation that has historically applied to corporate dividends. With limited exceptions, however, dividends received by stockholders taxed at individual rates from us or from other entities that are taxed as REITs will continue to be taxed at rates applicable to ordinary income, which will be as high as 35% through 2010.

Net operating losses, foreign tax credits and other tax attributes of a REIT generally do not pass through to the stockholders of the REIT, subject to special rules for certain items, such as capital gains, recognized by REITs.

If we continue to qualify as a REIT, we will nonetheless be subject to U.S. federal income tax in the following circumstances:

•	We will be taxed at regular corporate rates on any undistributed income, including undistributed net capital gains.

•	We may be subject to the “alternative minimum tax” on our items of tax preference, if any.

•	If we have net income from prohibited transactions, which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See “—Prohibited Transactions” and “—Foreclosure Property,” below.

•	If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or from certain leasehold terminations as “foreclosure property,” we may thereby avoid (a) the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction) and (b) the inclusion of any income from such property not qualifying for purposes of the REIT gross income tests discussed below, but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%).

•	If we fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a 100% tax on an amount equal to (a) the greater of (1) the amount by which we fail the 75% gross income test or (2) the amount by which we fail the 95% gross income test, as the case may be, multiplied by (b) a fraction intended to reflect our profitability.

•	If we fail to satisfy any of the REIT asset tests, as described below, other than in the case of a de minimis failure of the 5% or 10% asset tests, but our failure is due to reasonable cause and not due to willful neglect and we maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate (currently 35%) of the net income generated by the nonqualifying assets during the period in which we failed to satisfy the asset tests.

•	If we fail to satisfy any provision of the Internal Revenue Code that would result in our failure to qualify as a REIT (other than a gross income or asset test requirement) and the violation is due to reasonable cause and not due to willful neglect, we may retain our REIT qualification but we will be required to pay a penalty of $50,000 for each such failure.

•	If we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year and (c) any undistributed taxable income from prior periods, or the “required distribution,” we will be subject to a 4% excise tax on the excess of the required distribution over the sum of (1) the amounts actually distributed (taking into account excess distributions from prior years), plus (2) retained amounts on which income tax is paid at the corporate level.

•	We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of our stockholders, as described below in “—Requirements for Qualification—General.”

•	A 100% excise tax may be imposed on some items of income and expense that are directly or constructively paid between us and our TRSs if and to the extent that the IRS successfully adjusts the reported amounts of these items.

•	If we acquire appreciated assets from a corporation that is not a REIT in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the non-REIT corporation, we will be subject to tax on such appreciation at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such assets during the 10-year period following our acquisition from the non-REIT corporation. The results described in this paragraph assume that the non-REIT corporation will not elect, in lieu of this treatment, to be subject to an immediate tax when the asset is acquired by it. This tax could apply to the assets acquired from AFT in the merger if AFT failed to qualify as a REIT with respect to its taxable year ended at the closing of the merger.

•	We will generally be subject to tax on the portion of any excess inclusion income derived from an investment in residual interests in REMICs, to the extent our shares are held in record name by specified tax-exempt organizations not subject to tax on unrelated business taxable income. Although the law is unclear, similar rules may apply if we own an equity interest in a taxable mortgage pool which generally will include securitizations backed by mortgage loans, RMBS, or CMBS. To the extent that we own a REMIC residual interest or a taxable mortgage pool through a TRS, we are not and will not be subject to this tax. For a discussion of “excess inclusion income,” see “—Effect of Subsidiary Entities—Taxable Mortgage Pools” and “—Excess Inclusion Income.”

•	We may elect to retain and pay income tax on our net long-term capital gain. In that case, a stockholder would include its proportionate share of our undistributed long-term capital gain (to the extent we make a timely designation of such gain to the stockholder) in its income, would be deemed to have paid the tax that we paid on such gain, and would be allowed a credit for its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the stockholder’s basis in its common stock.

•	We have subsidiaries or own interests in other lower-tier entities that are corporations, including domestic TRSs, the earnings of which are be subject to U.S. federal corporate income tax.

In addition, we and our subsidiaries may be subject to a variety of taxes other than U.S. federal income tax, including payroll taxes and state, local, and foreign income, property and other taxes on assets, income and operations. As further described below, domestic TRSs that we have formed or will form are or will be subject to U.S. federal corporate income tax on their taxable income. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification—General

The Internal Revenue Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

(3)	that would be taxable as a domestic corporation but for the special Internal Revenue Code provisions applicable to REITs;

(4)	that is neither a financial institution nor an insurance company subject to specific provisions of the Internal Revenue Code;

(5)	the beneficial ownership of which is held by 100 or more persons;

(6)	in which, during the last half of each taxable year, not more than 50% in value of the outstanding shares is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Internal Revenue Code to include specified entities);

(7)	which meets other tests described below, including with respect to the nature of its income and assets and the amount of its distributions; and

(8)	that makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year that has not been terminated or revoked.

The Internal Revenue Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) do not need to be satisfied for the first taxable year for which an election to become a REIT has been made. Our charter provides restrictions regarding the ownership and transfer of our shares, which are intended to assist in satisfying the share ownership requirements described in conditions (5) and (6) above. For purposes of condition (6), an “individual” generally includes a supplemental unemployment compensation benefit plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes, but does not include a qualified pension plan or profit sharing trust.

To monitor compliance with the share ownership requirements, we are generally required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our shares, in which the record holders are to disclose the actual owners of the shares, i.e., the persons required to include in gross income the dividends paid by us. A list of those persons failing or refusing to comply with this demand must be maintained as part of our records. Failure by us to comply with these record-keeping requirements could subject us to monetary penalties. If we satisfy these requirements and have no reason to know that condition (6) is not satisfied, we will be deemed to have satisfied such condition. A stockholder that fails or refuses to comply with the demand is required by Treasury regulations to submit a statement with its tax return disclosing the actual ownership of the shares and other information.

In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. We satisfy this requirement.

In order to qualify as a REIT, a REIT cannot have at the end of any REIT taxable year any undistributed earnings and profits that are attributable to a non-REIT year. Accordingly, a REIT has until the close of its first full taxable year in which it has non-REIT earnings and profits to distribute these accumulated earnings and profits. We believe that we have distributed all earnings and profits attributable to our non-REIT year. We acquired AFT, which we believe qualified as a REIT, pursuant to the merger on October 6, 2006. If the IRS were to successfully assert in a later taxable year that AFT did not qualify as a REIT, and had undistributed earnings and profits, we may have to make a deficiency dividend of such undistributed earnings and profits of AFT. Such a deficiency dividend could reduce our cash flow and require us to borrow funds or sell assets at a time when it may not be otherwise opportune to do so.

Effect of Subsidiary Entities

Ownership of Partnership Interests. In the case of a REIT that is a partner in a partnership, Treasury regulations provide that the REIT is deemed to own its proportionate share of the partnership’s assets and to earn its proportionate share of the partnership’s gross income based on its pro rata share of its capital interest in the partnership for purposes of the asset and gross income tests applicable to REITs, as described below. However, solely for purposes of the 10% value test, described below, the determination of a REIT’s interest in partnership assets will be based on the REIT’s proportionate interest in any debt or equity securities issued by the partnership, excluding for these purposes, certain excluded securities as described in the Internal Revenue Code. In addition, the assets and gross income of the partnership generally are deemed to retain the same character in the hands of the REIT. Thus, our proportionate share of the assets and items of income of partnerships in which we own an equity interest is treated as our asset and items of income for purposes of applying the REIT requirements described below. Consequently, to the extent that we directly or indirectly hold a preferred or other equity interest in a partnership, the partnership’s assets and operations may affect our ability to qualify as a REIT, even though we may have no control or only limited influence over the partnership.

Disregarded Subsidiaries. If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is disregarded for U.S. federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of income, deduction and credit of the REIT, including for purposes of the gross income and asset tests applicable to REITs, as summarized below. A qualified REIT subsidiary is any corporation, other than a TRS (as described below), that is wholly-owned by a REIT, by other disregarded subsidiaries or by a combination of the two. Single member limited liability companies that are wholly-owned by a REIT are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT gross income and asset tests. Disregarded subsidiaries, along with partnerships in which we hold an equity interest, are sometimes referred to herein as “pass-through subsidiaries.” We expect that we will hold our assets and conduct our operations, in part, through qualified REIT subsidiaries and disregarded subsidiaries. Accordingly, all assets, liabilities, and items of income, deduction and credit of each such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit.

In the event that a disregarded subsidiary ceases to be wholly-owned by us – for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of us – the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income tests applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the value or voting power of the outstanding securities of another corporation. See “—Asset Tests” and “—Gross Income Tests.”

Taxable REIT Subsidiaries. A REIT may jointly elect with a non-REIT subsidiary corporation, whether or not wholly owned, to treat the subsidiary corporation as a TRS. The separate existence of a TRS or other taxable corporation, unlike a disregarded subsidiary as discussed above, is not ignored for U.S. federal income tax purposes. Accordingly, such an entity would generally be subject to corporate income tax on its earnings, which may reduce the cash flow generated by us and our subsidiaries in the aggregate and our ability to make distributions to our stockholders.

We have made a TRS election with respect to certain domestic entities, including SFR Subsidiary, Inc. and Sunset Funding Inc., and expect that we will make TRS elections with respect to other domestic TRSs, including Alesco Funding, Inc., which was acquired pursuant to the merger transaction on October 6, 2006. We have made TRS elections with respect to certain non-U.S. entities that issued equity interests to us in connection with certain CDO and CLO securitizations, including Sunset Holdings, Ltd. We intend to make TRS elections with respect to certain other non-U.S. entities that we acquired pursuant to the merger transaction on October 6, 2006, including Alesco Preferred Funding X, Ltd., Alesco Preferred Funding XI, Ltd., and Alesco Holdings Ltd. The Internal Revenue Code and the Treasury regulations promulgated thereunder provide a specific exemption from U.S. federal income tax to non-U.S. corporations that restrict their activities in the Untied States to trading in stock and securities (or any activity closely related thereto) for their own account whether such trading (or such other activity) is conducted by the corporation or its employees through a resident broker, commission agent, custodian or other agent. Certain U.S. stockholders of such a non-U.S. corporation are required to include in their income currently their proportionate share of the earnings of such a corporation, whether or not such earnings are distributed. We expect that certain of the CDO and CLO vehicles in which we invest or will invest and with which we have made or will jointly make a TRS election have been or will be organized as Cayman Islands companies and have relied on or will rely on such exemption or otherwise operate in a manner so that they will not be subject to U.S. federal income tax on their net income. Therefore, despite such CDO or CLO entities’ status as TRSs, such entities should generally not be subject to U.S. federal corporate income tax on their earnings. However, we are required to include in our income, on a current basis, the earnings of such a TRS. This could affect our ability to comply with the REIT income tests and distribution requirement. See “—Gross Income Tests” and “Annual Distribution Requirements.”

A REIT is not treated as holding the assets of a TRS or other subsidiary corporation or as receiving any undistributed income that a domestic TRS earns. Rather, the stock issued by the subsidiary is an asset in the hands of the REIT, and the REIT generally recognizes as income the dividends, if any, that it receives from a domestic TRS. However, a REIT will generally be required to include in its income on a current basis the earnings of a non-U.S. TRS as described in the preceding paragraph. This treatment can affect the gross income and asset test calculations that apply to the REIT, as described below. Because a parent REIT does not include the assets and, in the case of a domestic TRS, income of such subsidiary corporations in determining the parent’s compliance with the REIT requirements, such entities may be used by the parent REIT to undertake indirectly activities that the REIT rules might otherwise preclude it from doing directly or through pass-through subsidiaries or render commercially unfeasible (for example, activities that give rise to certain categories of income such as nonqualifying hedging or prohibited transaction income). If dividends are paid to us by one or more of our TRSs, other than a non-U.S. TRS as described in the preceding paragraph, then a portion of the dividends that we distribute to U.S. individual stockholders who are taxed at individual rates generally will be eligible for taxation at preferential qualified dividend income tax rates rather than at ordinary income rates. See “—Taxation of Stockholders—Taxation of Taxable U.S. Stockholders” and “—Taxation of Stockholders—Taxation of Taxable U.S. Stockholders—Distributions.”

Certain restrictions imposed on TRSs are intended to ensure that such entities will be subject to appropriate levels of U.S. federal income taxation. First, a TRS may not deduct interest payments made in any year to an affiliated REIT to the extent that such payments exceed, generally, 50% of the TRS’s adjusted taxable income for that year (although the TRS may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% test is satisfied in that year). In addition, if amounts are paid to a REIT or deducted by a TRS due to transactions between a REIT, its tenants and/or a TRS, that exceed the amount that would be paid to or deducted by a party in an arm’s-length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess. Rents we receive that include amounts for services furnished by one of our TRSs to any of our tenants will not be subject to the excise tax if such amounts qualify for the safe harbor provisions contained in the Internal Revenue Code. Safe harbor provisions are provided where (1) amounts are excluded from the definition of impermissible tenant service income as a result of satisfying the 1% de minimis exception; (2) a TRS renders a significant amount of similar services to unrelated parties and the charges for such services are substantially comparable; (3) rents paid to us by tenants that are not receiving services from the TRS are substantially comparable to the rents paid by our tenants leasing comparable space that are receiving such services from the TRS and the charge for the services is separately stated; or (4) the TRS’s gross income from the service is not less than 150% of the TRS’s direct cost of furnishing the service.

To the extent that certain domestic entities with respect to which we have made a TRS election or any additional TRSs we may form in the future pay any taxes, they will have less cash available for distribution to us. If dividends are paid to us by a taxable domestic TRS, then the dividends such domestic TRS designates and pays to our stockholders who are taxed at individual rates, up to the amount of dividends we receive from such entities, generally will be eligible to be taxed at the reduced 15% maximum U.S. federal rate applicable to qualified dividend income. See “—Taxation of Stockholders——Taxation of Taxable U.S. Stockholders.” Currently, we anticipate that our domestic TRSs will continue to retain their after tax income, if any, subject to compliance with the 20% asset test applicable to our aggregate ownership of TRSs. See “—Asset Tests.”

Taxable Mortgage Pools. An entity, or a portion of an entity, may be classified as a taxable mortgage pool under the Internal Revenue Code if:

•	substantially all of its assets consist of debt obligations or interests in debt obligations;

•	more than 50% of those debt obligations are real estate mortgage loans or interests in real estate mortgage loans as of specified testing dates;

•	the entity has issued debt obligations that have two or more maturities; and

•	the payments required to be made by the entity on its debt obligations “bear a relationship” to the payments to be received by the entity on the debt obligations that it holds as assets.

Under Treasury regulations, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are considered not to compose “substantially all” of its assets, and therefore the entity would not be treated as a taxable mortgage pool.

Our securitizations of CMBS are likely classified as taxable mortgage pool securitizations. As we continue to make significant investments in mortgage loans, RMBS or CMBS, we will likely convey one or more pools of such assets to an entity, which will issue several classes of mortgage-backed bonds having different maturities, and the cash flow on the mortgage assets will be the sole source of payment of principal and interest on the several classes of mortgage-backed bonds. As with our existing CMBS securitizations, we would not likely make a REMIC election with respect to such securitization transactions, and, as a result, each such transaction is or would be a taxable mortgage pool.

A taxable mortgage pool generally is treated as a corporation for U.S. federal income tax purposes. However, special rules apply to a REIT, a portion of a REIT, or a qualified REIT subsidiary that is a taxable mortgage pool. If a REIT owns directly, or indirectly through one or more qualified REIT subsidiaries or other entities that are disregarded as a separate entity for U.S. federal income tax purposes, 100% of the equity interest in the taxable mortgage pool, the taxable mortgage pool will be a qualified REIT subsidiary and, therefore, ignored as an entity separate from the parent REIT for U.S. federal income tax purposes and would not generally affect the qualification of the REIT. Rather, the consequences of the taxable mortgage pool classification would generally, except as described below, be limited to the REIT’s stockholders. See “—Excess Inclusion Income.”

If we own less than 100% of the ownership interests in a subsidiary that is a taxable mortgage pool or fail to qualify as a REIT, the foregoing rules would not apply. Rather, the subsidiary would be treated as a corporation for U.S. federal income tax purposes and would potentially be subject to corporate income tax. In addition, this characterization would alter our REIT income and asset test calculations and could adversely affect our compliance with those requirements. We do not expect that we would form any subsidiary in which we own some, but less than all, of the ownership interests that would become a taxable mortgage pool, and intend to monitor the structure of any taxable mortgage pools in which we have an interest to ensure that they will not adversely affect our qualification as a REIT.

Gross Income Tests

In order to qualify as a REIT, we annually must satisfy two gross income tests. First, at least 75% of our gross income for each taxable year, excluding gross income from “prohibited transactions,” must be derived from investments relating to real property or mortgages on real property, including “rents from real property,” dividends received from other REITs, interest income derived from mortgage loans secured by real property (including certain types of mortgage-backed securities), and gains from the sale of real estate assets, as well as income from certain kinds of temporary investments. Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions and qualifying hedging transactions, must be derived from some combination of income that qualifies under the 75% income test described above, as well as other dividends, interest, and gain from the sale or disposition of shares or securities, which need not have any relation to real property.

For purposes of the 75% and 95% gross income tests, a REIT is deemed to have earned a proportionate share of the income earned by any partnership, or any limited liability company treated as a partnership for U.S. federal income tax purposes, in which it owns an interest, which share is determined by reference to its capital interest in such entity, and is deemed to have earned the income earned by any qualified REIT subsidiary and any other entity disregarded for U.S. federal income tax purposes.

Interest Income. Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test to the extent that the obligation is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan on the date that we acquired or originated the mortgage loan, the interest income will be apportioned between the real property and the other property, and our income from the loan will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. Even if a loan is not secured by real property or is undersecured, the income that we generate may nonetheless qualify for purposes of the 95% gross income test.

To the extent that the terms of a loan provide for contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan (a “shared appreciation provision”), income attributable to the participation feature will be treated as gain from sale of the underlying property, which generally will be qualifying income for purposes of both the 75% and 95% gross income tests, provided that the property is not inventory or dealer property in the hands of the borrower or us.

To the extent that we derive interest income from a loan where all or a portion of the amount of interest payable is contingent, such income generally will qualify for purposes of the gross income tests only if it is based upon the gross receipts or sales and not the net income or profits of any person. This limitation does not apply, however, to a mortgage loan where the borrower derives substantially all of its income from the property from the leasing of substantially all of its interest in the property to tenants, to the extent that the rental income derived by the borrower would qualify as rents from real property had it been earned directly by us.

Any amount includible in our gross income with respect to a regular or residual interest in a REMIC generally is treated as interest on an obligation secured by a mortgage on real property. If, however, less than 95% of the assets of a REMIC consists of real estate assets (determined as if we held such assets), we will be treated as receiving directly our proportionate share of the income of the REMIC.

Among the assets we may hold are mezzanine loans secured by equity interests in a pass-through entity that directly or indirectly owns real property, rather than a direct mortgage on the real property. IRS Revenue Procedure 2003-65 provides a safe harbor pursuant to which a mezzanine loan, if it meets each of the requirements contained in the Revenue Procedure, will be treated by the IRS as a real estate asset for purposes of the REIT asset tests, and interest derived from it will be treated as qualifying mortgage interest for purposes of the 75% gross income test. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. Moreover, the mezzanine loans that we acquire may not meet all of the requirements for reliance on this safe harbor. Hence, there can be no assurance that the IRS will not challenge the qualification of such assets as real estate assets or the interest generated by these loans as qualifying income under the 75% gross income test. To the extent we make mezzanine loans to corporations, such loans will not qualify as real estate assets and interest income with respect to such loans will not be qualifying income for the 75% gross income test.

We believe that the interest, original issue discount, and market discount income that we receive from our mortgage related securities generally is qualifying income for purposes of both gross income tests. However, to the extent that we own non-REMIC collateralized mortgage obligations or other debt instruments secured by mortgage loans (rather than by real property) or secured by non-real estate assets, or debt securities that are not secured by mortgages on real property or interests in real property, the interest income received with respect to such securities generally is qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. In addition, the loan amount of a mortgage loan that we own may exceed the value of the real property securing the loan. In that case, a portion of the income from the loan is qualifying income for purposes of the 95% gross income test, but not the 75% gross income test.

Dividend Income. We have received or may receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions are generally classified as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions generally constitute qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. Any dividends received by us from a REIT is qualifying income in our hands for purposes of both the 95% and 75% gross income tests.

We likely will be required to include in our income, even without the receipt of actual distributions, earning from our foreign TRSs, including from our equity investments in CDOs and CLOs which hold TruPS and leveraged loans. We intend to treat certain of these income inclusions as qualifying income for purposes of the 95% gross income test but not the 75% gross income test. The provisions that set forth what income is qualifying income for purposes of the 95% gross income test provide that gross income derived from dividends, interest and certain other enumerated classes of passive income qualify for purposes of the 95% gross income test. Income inclusions from equity investments in our foreign TRSs are technically neither dividends nor any of the other enumerated categories of income specified in the 95% gross income test for U.S. federal income tax purposes, and there is no other clear precedent with respect to the qualification of such income. However, based on advice of counsel, we intend to treat such income inclusions, to the extent distributed by a foreign TRS in the year accrued, as qualifying income for purposes of the 95% gross income test. Nevertheless, because this income does not meet the literal requirements of the REIT provisions, it is possible that the IRS could successfully take the position that such income is not qualifying income. In the event that such income was determined not to qualify for the 95% gross income test, we would be subject to a penalty tax with respect to such income to the extent it and our other nonqualifying income exceeds 5% of our gross income and/or we could fail to qualify as a REIT.

Hedging Transactions. We have entered and will enter into hedging transactions with respect to one or more of our assets or liabilities. Hedging transactions could take a variety of forms, including interest rate swaps or cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. Except to the extent provided by Treasury regulations, any income from a hedging transaction we enter into in the normal course of our business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, or to acquire or carry real estate assets, which is clearly identified as specified in Treasury regulations before the close of the day on which it was acquired, originated, or entered into and satisfies other identification requirements, including gain from the sale or disposition of such a transaction, does not and will not constitute gross income for purposes of the 95% gross income test (and will generally constitute non-qualifying income for purposes of the 75% gross income test). To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the gross income tests. We have structured and intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT.

Rents from Real Property. We currently do not intend to acquire any real property, but we may acquire real property or interests therein in the future. To the extent that we acquire real property or interests therein, rents we receive will qualify as “rents from real property” in satisfying the gross income tests described above, only if several conditions are met, including the following: if rent attributable to personal property leased in connection with real property is greater than 15% of the total rent received under any particular lease, then all of the rent attributable to such personal property will not qualify as rents from real property. The determination of whether an item of personal property constitutes real or personal property under the REIT provisions of the Internal Revenue Code is subject to both legal and factual considerations and is therefore subject to different interpretations.

In addition, in order for rents received by us to qualify as “rents from real property,” the rent must not be based in whole or in part on the income or profits of any person. However, an amount will not be excluded from rents from real property solely by being based on a fixed percentage or percentages of sales or if it is based on the net income of a tenant which derives substantially all of its income with respect to such property from subleasing of substantially all of such property, to the extent that the rents paid by the subtenants would qualify as rents from real property, if earned directly by us. Moreover, for rents received to qualify as “rents from real property,” we generally must not operate or manage the property or furnish or render certain services to the tenants of such property, other than through an “independent contractor” who is adequately compensated and from which we derive no income, or through a TRS, as discussed below. We are permitted, however, to perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property. In addition, we may directly or indirectly provide non-customary services to tenants of our properties without disqualifying all of the rent from the property if the payment for such services does not exceed 1% of the total gross income from the property. In such a case, only the amounts for non-customary services are not treated as rents from real property and the provision of the services does not disqualify the related rent. Moreover, we are permitted to provide services to tenants through a TRS without disqualifying the rental income received from tenants for purposes of the REIT income tests.

Rental income will qualify as rents from real property only to the extent that we do not directly or constructively own, (1) in the case of any tenant which is a corporation, shares possessing 10% or more of the total combined voting power of all classes of shares entitled to vote, or 10% or more of the total value of shares of all classes of shares of such tenant, or (2) in the case of any tenant which is not a corporation, an interest of 10% or more in the assets or net profits of such tenant. However, rental payments from a TRS will qualify as rents from real property even if we own more than 10% of the combined voting power or value of the TRS if at least 90% of the property is leased to unrelated tenants and the rent paid by the TRS is substantially comparable to the rent paid by the unrelated tenants for comparable space and is not attributable to increased rent as a result of a modification of a lease with a “controlled TRS.”

Failure to Satisfy the Gross Income Tests. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for the year if we are entitled to relief under applicable provisions of the Internal Revenue Code. These relief provisions will generally be available if our failure to meet these tests was due to reasonable cause and not due to willful neglect and, following the identification of such failure, we set forth a description of each item of our gross income that satisfies the gross income test in a schedule for the taxable year filed in accordance with regulations prescribed by the Treasury. If the IRS were to determine that we failed the 95% gross income test because income inclusions with respect to our equity investments in foreign TRSs that were distributed by the foreign TRSs during the year such income was accrued are not qualifying income, it is possible that the IRS would not consider our position taken with respect to such income, and accordingly our failure to satisfy the 95% gross income test, to be considered to be due to reasonable cause and not due to willful neglect. If the IRS were to successfully assert this position, we would fail to qualify as a REIT. See “Failure to Qualify.” Accordingly, it is not possible to state whether we would be entitled to the benefit of these relief provisions with regard to this issue or in any other circumstances. If these relief provisions are inapplicable to a particular set of circumstances involving us, we will not qualify as a REIT. As discussed above even where these relief provisions apply, we would incur a 100% tax on the gross income attributable to the amount by which we fail the 75% or 95% gross income test, multiplied, in either case, by a fraction intended to reflect our profitability.

Asset Tests

At the close of each calendar quarter, we must also satisfy four tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities and, under some circumstances, shares or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, stock of other corporations that qualify as REITs and certain kinds of mortgage-backed securities and mortgage loans. Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below.

Second, the value of any one issuer’s securities owned by us may not exceed 5% of the value of our gross assets. Third, We may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. Fourth, the aggregate value of all securities of TRSs held by us may not exceed 20% of the value of our gross assets.

The 5% and 10% asset tests do not apply to securities of TRSs and qualified REIT subsidiaries. The 10% value test does not apply to certain “straight debt” and other excluded securities, as described in the Internal Revenue Code, including but not limited to any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, (a) a REIT’s interest as a partner in a partnership is not considered a security for purposes of applying the 10% value test, (b) any debt instrument issued by a partnership (other than straight debt or other excluded security) is not considered a security issued by the partnership if at least 75% of the partnership’s gross income is derived from sources that would qualify for the 75% REIT gross income test; and (c) any debt instrument issued by a partnership (other than straight debt or other excluded security) is not considered a security issued by the partnership to the extent of the REIT’s interest as a partner in the partnership.

For purposes of the 10% value test, “straight debt” means a written unconditional promise to pay on demand on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into stock, (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors other than certain contingencies relating to the timing and amount of principal and interest payments, as described in the Internal Revenue Code and (iii) in the case of an issuer which is a corporation or a partnership, securities that otherwise would be considered straight debt are not so considered if we, and any of our “controlled TRSs” as defined in the Internal Revenue Code, hold any securities of the corporate or partnership issuer which (a) are not straight debt or other excluded securities (prior to the application of this rule) and (b) have an aggregate value greater than 1% of the issuer’s outstanding securities (including, for the purposes of a partnership issuer, our interest as a partner in the partnership).

After initially meeting the asset tests at the close of any quarter, we will not lose our qualification as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values.

If we fail to satisfy the asset tests because we acquire securities during a quarter, we can cure this failure by disposing of sufficient non-qualifying assets within 30 days after the close of that quarter. If we fail the 5% asset test, or the 10% vote or value asset tests at the end of any quarter and such failure is not cured within 30 days thereafter, we may dispose of or acquire sufficient assets (generally within six months after the last day of the quarter in which our identification of the failure to satisfy these asset tests occurred) to cure such a violation that does not exceed the lesser of 1% of our assets at the end of the relevant quarter or $10,000,000. If we fail any of the other asset tests or our failure of the 5% and 10% asset tests is in excess of the de minimis amount described above, as long as such failure was due to reasonable cause and not willful neglect and we file a schedule describing each asset that caused the failure in accordance with Treasury regulations to be prescribed by the Secretary of the Treasury, we are permitted to avoid disqualification as a REIT, after the 30-day cure period, by taking steps including the disposition of sufficient assets to meet the asset test (generally within six months after the last day of the quarter in which our identification of the failure to satisfy the REIT asset test occurred) and paying a tax equal to the greater of $50,000 or the highest corporate income tax rate (currently 35%) of the net income generated by the nonqualifying assets during the period in which we failed to satisfy the asset test.

We expect that the assets and mortgage related securities that we own generally are qualifying assets for purposes of the 75% asset test. However, to the extent that we own non-REMIC collateralized mortgage obligations or other debt instruments secured by mortgage loans (rather than by real property) or secured by non-real estate assets, or debt securities that are not secured by mortgages on real property, those securities may not be qualifying assets for purposes of the 75% asset test. In addition, to the extent we own the equity of a TruPS or leveraged loan securitization and do not make a TRS election with respect to such entity, we will be deemed to own such TruPS or leveraged loans, which will not be a qualifying real estate asset for purposes of the 75% asset test described above. In addition, our equity interest in TRSs including any TRS formed to hold TruPS or leveraged loans is also not a qualifying real estate asset for purposes of the REIT 75% gross asset test. We believe that our holdings of securities and other assets are and will be structured in a manner that has complied with and will continue to comply with the foregoing REIT asset requirements and have monitored and intend to monitor compliance on an ongoing basis. Moreover, values of some assets may not be susceptible to a precise determination and are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset tests. As an example, if we were to sell a debt security issued by an otherwise wholly-owned RMBS or CMBS CDO vehicle and such debt security was determined by the IRS to represent equity securities of such CDO issuer, such issuer would no longer qualify as a qualified REIT subsidiary and we would no longer be treated as owning the qualified real estate assets of such issuer, but rather greater than 10% of the equity of an entity that has not made an election together with us to be a TRS, which could cause us to fail to qualify as a REIT. Accordingly, there can be no assurance that the IRS will not contend that our interests in subsidiaries or in the securities of other issuers cause a violation of the REIT asset tests.

In addition, we have entered into and we intend to continue to enter into sale and repurchase agreements under which we nominally sell certain of our assets to a counterparty and simultaneously enter into an agreement to repurchase the sold assets. We believe that we have been and will continue to be treated for U.S. federal income tax purposes as the owner of the assets that are the subject of any such agreement notwithstanding that we may transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could assert that we did not own the loan assets during the term of the sale and repurchase agreement, in which case we could fail to qualify as a REIT.

Annual Distribution Requirements

In order to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to:

(a) the sum of:

•	90% of our “REIT taxable income” (computed without regard to our deduction for dividends paid and our net capital gains); and

•	90% of the net income (after tax), if any, from foreclosure property (as described below); minus

(b) the sum of specified items of non-cash income that exceeds a percentage of our income.

These distributions must be paid in the taxable year to which they relate or in the following taxable year if such distributions are declared in October, November or December of the taxable year, are payable to stockholders of record on a specified date in any such month and are actually paid before the end of January of the following year. Such distributions are treated as both paid by us and received by each stockholder on December 31 of the year in which they are declared. In addition, we may elect to treat a dividend as relating to the prior taxable year for purposes of the distribution requirement, provided we declare the distribution before we timely file our federal income tax return for the prior year and we pay the distribution with or before the first regular dividend payment date after such declaration. These distributions are taxable to our stockholders in the year in which they are paid, even though the distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

In order for distributions to be counted towards our distribution requirement and to provide us with a tax deduction, they must not be “preferential dividends.” A dividend is not a preferential dividend if it is pro rata among all outstanding shares within a particular class and is in accordance with the preferences among different classes of shares as set forth in our organizational documents.

To the extent that we have distributed or will distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we have been or will be subject to tax at ordinary corporate tax rates on the retained portion. In addition, we may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we could elect to have our stockholders include their proportionate share of such undistributed long-term capital gains in income and receive a corresponding credit for their proportionate share of the tax paid by us. Our stockholders would then increase the adjusted basis of their shares in us by the difference between the designated amounts included in their long-term capital gains and the tax deemed paid with respect to their proportionate shares.

If we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year and (c) any undistributed taxable income from prior periods, we will be subject to a nondeductible 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed (taking into account excess distributions from prior periods) and (y) the amounts of income retained on which we have paid corporate income tax. In the past, we have not met these distribution requirements and have paid the aforementioned excise tax; however, in the future, we intend to make timely distributions so that we are not subject to the nondeductible 4% excise tax.

It is possible that we, from time to time, may not have sufficient cash to meet the distribution requirements due to timing differences between (a) the actual receipt of cash, including receipt of distributions from our subsidiaries and (b) the inclusion of items in income by us for U.S. federal income tax purposes including the inclusion of items of income from CDO and CLO entities in which we hold an equity interest. See “—Taxable REIT Subsidiaries.” In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable in-kind distributions of property.

We may be able to rectify a failure to meet the distribution requirements for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing our qualification as a REIT or being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.

Excess Inclusion Income

If we own a residual interest in a REMIC, we may realize excess inclusion income. If we are deemed to have issued debt obligations having two or more maturities, the payments on which correspond to payments on mortgage loans owned by us, such arrangement will be treated as a taxable mortgage pool for U.S. federal income tax purposes. See “—Effect of Subsidiary Entities—Taxable Mortgage Pools.” If all or a portion of us is treated as a taxable mortgage pool, our qualification as a REIT generally should not be impaired. However, to the extent that all or a portion of us is treated as a taxable mortgage pool, or we make investments or enter into financing and securitization transactions, such as Kleros Real Estate CDO I, Ltd. and Kleros Real Estate CDO II, Ltd., that give rise to us being considered to own an interest in one or more taxable mortgage pools, a portion of our REIT taxable income may be characterized as excess inclusion income and allocated to our stockholders, generally in the same manner as if the taxable mortgage pool were a REMIC. We expect that such financing and securitization transactions will result in a significant portion of our income being considered excess inclusion income. The U.S. Treasury Department has issued guidance on the tax treatment of stockholders of a REIT that owns an interest in a taxable mortgage pool. Excess inclusion income is an amount, with respect to any calendar quarter, equal to the excess, if any, of (i) income tax allocable to the holder of a residual interest in a REMIC during such calendar quarter over (ii) the sum of amounts allocated to each day in the calendar quarter equal to its ratable portion of the product of (a) the adjusted issue price of the interest at the beginning of the quarter multiplied by (b) 120% of the long term federal rate (determined on the basis of compounding at the close of each calendar quarter and properly adjusted for the length of such quarter). Our excess inclusion income would be allocated among our stockholders that hold our stock in record name in proportion to dividends paid to such shareholders. A stockholder’s share of any excess inclusion income:

•	could not be offset by net operating losses of a stockholder;

•	in the case of a stockholder that is a REIT, regulated investment company or common trust fund, would be considered excess inclusion income of such entity;

•	would be subject to tax as unrelated business taxable income to a tax-exempt holder; and

•	would be subject to the application of the U.S. federal income tax withholding (without reduction pursuant to any otherwise applicable income tax treaty) with respect to amounts allocable to non-U.S. stockholders.

Excess inclusion income is taxable (at the highest corporate tax rates) to us, rather than our stockholders, to the extent allocable to our shares held in record name by disqualified organizations (generally, tax-exempt entities not subject to unrelated business income tax, including governmental organizations). Nominees who hold our shares on behalf of disqualified organizations are subject to this tax on the portion of our excess inclusion income allocable to the common stock held on behalf of disqualified organizations. A regulated investment company or other pass-through entity owning our common stock in record name will be subject to tax at the highest corporate tax rate on any excess inclusion income allocated to their owners that are disqualified organizations. In addition, we will withhold on dividends paid to non-U.S. stockholders with respect to the excess inclusion portion of dividends paid to such shareholders without regard to any treaty exception or reduction in tax rate.

The manner in which excess inclusion income would be allocated among shares of different classes of stock is not clear under current law. Tax-exempt investors, regulated investment company or REIT investors, foreign investors and taxpayers with net operating losses should consult their tax advisors with respect to excess inclusion income.

Prohibited Transactions

Net income derived from a prohibited transaction is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property) that is held primarily for sale to customers in the ordinary course of a trade or business by a REIT, by a pass-through entity as inventory or in which the REIT holds an equity interest or by a borrower that has issued a shared appreciation mortgage or similar debt instrument to the REIT. We have conducted and intend to conduct our operations so that no asset owned by us or our pass-through subsidiaries will be held as inventory or for sale to customers in the ordinary course of business. However, whether property is held “for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances. No assurance can be given that any particular property in which we hold a direct or indirect interest will not be treated as property held for sale to customers or that certain safe-harbor provisions of the Internal Revenue Code that prevent such treatment will apply. The 100% tax will not apply to gains from the sale of property by a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular U.S. federal corporate income tax rates.

Foreclosure Property

Foreclosure property is real property and any personal property incident to such real property (1) that is acquired by a REIT as a result of the REIT having bid on the property at foreclosure or having otherwise reduced the property to ownership or possession by agreement or process of law after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (2) for which the related loan or lease was acquired by the REIT at a time when default was not imminent or anticipated and (3) for which such REIT makes a proper election to treat the property as foreclosure property. REITs generally are subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or property held for sale to customers in the ordinary course of business in the hands of the selling REIT. We have not received and do not anticipate that we will receive any income from foreclosure property that is not qualifying income for purposes of the 75% gross income test, but, if we do receive any such income, we intend to elect to treat the related property as foreclosure property.

Failure to Qualify

In the event that we violate a provision of the Internal Revenue Code that would result in our failure to qualify as a REIT, specified relief provisions will be available to us to avoid such disqualification if (1) the violation is due to reasonable cause and not due to willful neglect, (2) we pay a penalty of $50,000 for each failure to satisfy the provision and (3) the violation does not include a violation under the gross income or asset tests described above (for which other specified relief provisions are available). This cure provision reduces the instances that could lead to our disqualification as a REIT for violations due to reasonable cause and not due to willful neglect. If we fail to qualify for taxation as a REIT in any taxable year and none of the relief provisions of the Internal Revenue Code apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to our stockholders in any year in which we are not a REIT will not be deductible by us, nor will they be required to be made. In this situation, to the extent of current and accumulated earnings and profits, and, subject to limitations of the Internal Revenue Code, distributions to our stockholders will generally be taxable in the case of our stockholders who are taxed at individual rates, at a maximum rate of 15%, and dividends in the hands of our corporate U.S. stockholders may be eligible for the dividends received deduction. In addition, our taxable mortgage pool securitization will be treated as separate taxable corporations for U.S. federal income tax purposes. Unless we are entitled to relief under the specific statutory provisions, we will also be disqualified from re-electing to be taxed as a REIT for the four taxable years following a year during which qualification was lost. It is not possible to state whether, in all circumstances, we will be entitled to statutory relief.

Taxation of Stockholders

Taxation of Taxable U.S. Stockholders

This section summarizes the taxation of U.S. stockholders that are not tax-exempt organizations. For these purposes, a U.S. stockholder is a beneficial owner of our shares that for U.S. federal income tax purposes is:

•	a citizen or resident of the United States;

•	a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any of its states or the District of Columbia);

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our stock, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding our common stock should consult its tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership and disposition of our stock by the partnership.

Distributions. Provided that we qualify as a REIT, distributions made to our taxable U.S. stockholders out of our current and accumulated earnings and profits, and not designated as capital gain dividends, are generally taken into account by them as ordinary dividend income and are not eligible for the dividends received deduction generally available to corporate stockholders. In determining the extent to which a distribution with respect to our common stock constitutes a dividend for U.S. federal income tax purposes, our earnings and profits are allocated first to distributions with respect to our preferred stock, if any, and then to our common stock. Dividends received from REITs are generally not eligible to be taxed at the preferential qualified dividend income rates applicable to stockholders taxed at individual rates who receive dividends from regular corporations.

In addition, distributions from us that are designated as capital gain dividends are taxed to U.S. stockholders as long-term capital gains, to the extent that they do not exceed our actual net capital gain for the taxable year, without regard to the period for which the U.S. stockholder has held our shares of common stock. To the extent that we elect under the applicable provisions of the Internal Revenue Code to retain our net capital gains, U.S. stockholders will be treated as having received, for U.S. federal income tax purposes, our undistributed capital gains as well as a corresponding credit for taxes paid by us on such retained capital gains. U.S. stockholders will increase their adjusted tax basis in our common stock by the difference between their allocable share of such retained capital gain and their share of the tax paid by us. Corporate U.S. stockholders may be required to treat up to 20% of capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum U.S. federal income tax rates of 15% (through 2010) in the case of U.S. stockholders who are taxed at individual rates, and 35% for corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum U.S. federal income tax rate for U.S. stockholders taxed at individual rates, to the extent of previously claimed depreciation deductions.

Distributions in excess of our current and accumulated earnings and profits are not taxable to a U.S. stockholder to the extent that they do not exceed the adjusted tax basis of the U.S. stockholder’s shares in respect of which the distributions were made, but rather reduce the adjusted tax basis of these shares. To the extent that such distributions exceed the adjusted tax basis of an individual U.S. stockholder’s shares, they are included in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend declared by us in October, November or December of any year and payable to a U.S. stockholder of record on a specified date in any such month are treated as both paid by us and received by the U.S. stockholder on December 31 of such year, provided that the dividend is actually paid by us before the end of January of the following calendar year.

With respect to U.S. stockholders who are taxed at individual rates, we may elect to designate a portion of our distributions paid to such U.S. stockholders as “qualified dividend income.” A portion of a distribution that is properly designated as qualified dividend income is taxable to such U.S. stockholders as capital gain, provided that the U.S. stockholder has held the common stock with respect to which the distribution is made for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which such common stock became ex-dividend with respect to the relevant distribution. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

(a) the qualified dividend income received by us during such taxable year from certain non-REIT C corporations (including Alesco Funding Inc. and SFR Subsidiary, Inc.) which are subject to U.S. federal income tax;

(b) the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the U.S. federal income tax paid by us with respect to such undistributed REIT taxable income; and

(c) the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a non-REIT C corporation over the U.S. federal income tax paid by us with respect to such built-in gain.

Generally, dividends that we receive are treated as qualified dividend income for purposes of (a) above if the dividends are received from a domestic corporation (other than a REIT or a regulated investment company), such as domestic TRSs, which are subject to U.S. federal income tax, or a “qualifying foreign corporation” and specified holding period requirements and other requirements are met. We expect that any foreign corporate CDO or CLO entity in which we invest would not be a “qualifying foreign corporation,” and accordingly our distribution of any income with respect to such entities will not constitute “qualified dividend income.”

A portion of our distributions may be characterized as excess inclusion income. To that extent, our distributions cannot be offset by net operating losses of a stockholder. See “—Excess Inclusion Income.”

To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that must be made in order to comply with the REIT distribution requirements. See “—Taxation as a REIT” and “—Annual Distribution Requirements.” Such losses, however, are not passed through to U.S. stockholders and do not offset income of U.S. stockholders from other sources, nor do they affect the character of any distributions that are actually made by us, which are generally subject to tax in the hands of U.S. stockholders to the extent that we have current or accumulated earnings and profits.

Taxation of Non-U.S. Stockholders

The following is a summary of certain U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock applicable to non-U.S. stockholders of our common stock. For purposes of this summary, a non-U.S. stockholder is a beneficial owner of our common stock, other than a partnership, that is not a U.S. stockholder. The discussion is based on current law and is for general information only. It does not address all aspects of U.S. federal income taxation.

Ordinary Dividends. The portion of dividends received by non-U.S. stockholders payable out of our earnings and profits that are not attributable to gains from sales or exchanges of a U.S. real property interest, or USRPI (as described below), and which are not effectively connected with a U.S. trade or business of the non-U.S. stockholder are generally subject to U.S. federal withholding tax at the rate of 30%, unless reduced or eliminated by an applicable income tax treaty. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs. In addition, any portion of the dividends paid to non-U.S. stockholders that are treated as excess inclusion income are not eligible for exemption from the 30% withholding tax or a reduced treaty rate. As previously noted, we expect to engage in transactions that result in a portion of our dividend income being considered “excess inclusion income,” and accordingly it is likely that a significant portion of our dividends received by a non-U.S. stockholder are not eligible for exemption from the 30% withholding tax or a reduced treaty rate.

In general, non-U.S. stockholders are not considered to be engaged in a U.S. trade or business solely as a result of their ownership of our shares. In cases where the dividend income from a non-U.S. stockholder’s investment in our common stock is, or is treated as, effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such dividends, and may also be subject to a 30% branch profits tax, after the application of the U.S. federal income tax, in the case of a non-U.S. stockholder that is a corporation.

Non-Dividend Distributions. Unless (A) our common stock constitutes a USRPI or (B) either (1) non-U.S. stockholder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder (in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain) or (2) the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States (in which case the non-U.S. stockholder will be subject to a 30% tax on the individual’s net capital gain for the year), distributions by us which are not dividends out of our earnings and profits will not be subject to U.S. federal income tax. If it cannot be determined at the time at which a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the non-U.S. stockholder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our common stock constitute a USRPI, as described below, distributions by us in excess of the sum of our earnings and profits plus the non-U.S. stockholder’s adjusted tax basis in our common stock will be taxed under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. stockholder of the same type (e.g., an individual or a corporation), and the collection of the tax will be enforced by a withholding at a rate of 10% of the amount by which the distribution exceeds the stockholder’s share of our earnings and profits.

Capital Gain Dividends. Under FIRPTA, a distribution made by us to a non-U.S. stockholder, to the extent attributable to gains from dispositions of USRPIs held by us directly or through pass-through subsidiaries (“USRPI capital gains”), is considered effectively connected with a U.S. trade or business of the non-U.S. stockholder and is subject to U.S. federal income tax at the rates applicable to U.S. stockholders, without regard to whether the distribution is designated as a capital gain dividend. In addition, we are required to withhold tax equal to 35% of the amount of capital gain dividends to the extent the dividends constitute USRPI capital gains. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax when received by a non-U.S. holder that is a corporation. However, the 35% withholding tax will not apply to any capital gain dividend with respect to any class of our shares which is regularly traded on an established securities market located in the

United States if the non-U.S. stockholder did not own more than 5% of such class of shares at any time during the one year preceding the distribution. Instead any capital gain dividend will be treated as a distribution subject to the rules discussed above under “—Taxation of Non-U.S. Stockholders—Ordinary Dividends.” The branch profits tax will not apply to such a distribution. A distribution is not a USRPI capital gain if we held the underlying asset solely as a creditor, although the holding of a shared appreciation mortgage loan would not be solely as a creditor. Capital gain dividends received by a non-U.S. stockholder from a REIT that are not USRPI capital gains are generally not subject to U.S. federal income or withholding tax, unless either (1) the non-U.S. stockholder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder (in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain) or (2) the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States (in which case the non-U.S. stockholder will be subject to a 30% tax on the individual’s net capital gain for the year).

Dispositions of Our Common Stock. Unless our common stock constitutes a USRPI, a sale of the shares by a non-U.S. stockholder generally will not be subject to U.S. federal income taxation under FIRPTA. Our common stock will not be treated as a USRPI if less than 50% of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor. We do not expect that more than 50% of our assets will consist of interests in real property located in the United States.

In addition, our common stock will not constitute a USRPI if it is a “domestically controlled REIT.” A domestically controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of our outstanding shares is held directly or indirectly by non-U.S. stockholders. We believe we are, and we expect to continue to be, a domestically controlled REIT and, therefore, the sale of our common stock should not be subject to taxation under FIRPTA. However, we cannot assure our investors that we are or will remain a domestically controlled REIT. Even if we do not qualify as a domestically controlled REIT, a non-U.S. stockholder’s sale of our common stock nonetheless will generally not be subject to tax under FIRPTA as a sale of a USRPI, provided that the selling non-U.S. stockholder owned, actually or constructively, 5% or less of our outstanding shares of that class at all times during a specified testing period.

If gain on the sale of our common stock were subject to taxation under FIRPTA, the non-U.S. stockholder would be subject to the same treatment as a U.S. stockholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the shares could be required to withhold 10% of the purchase price and remit such amount to the IRS.

Gain from the sale of our common stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. stockholder in two cases: (a) if the non-U.S. stockholder’s investment in our shares is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder, the non-U.S. stockholder will be subject to the same treatment as a U.S. stockholder with respect to such gain or (b) if the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.

Backup Withholding and Information Reporting

We report to our U.S. stockholders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a U.S. stockholder may be subject to backup withholding with respect to dividends paid unless the holder is a corporation or comes within other exempt categories and, when required, demonstrates this fact or provides a taxpayer identification number or social security number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. stockholder that does not provide his or her correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. In addition, we may be required to withhold a portion of capital gain distribution to any U.S. stockholder who fails to certify its non-foreign status.

We must report annually to the IRS and to each non-U.S. stockholder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. stockholder resides under the provisions of an applicable income tax treaty. A non-U.S. stockholder may be subject to backup withholding unless applicable certification requirements are met.

Payment of the proceeds of a sale of our common stock within the United States is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. stockholder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person) or the holder otherwise establishes an exemption. Payment of the proceeds of a sale of our common stock conducted through certain U.S. related financial intermediaries is subject to information reporting (but not backup withholding) unless the financial intermediary has documentary evidence in its records that the beneficial owner is a non-U.S. stockholder and certain specified conditions are met or an exemption is otherwise established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be claimed as a refund or a credit against such holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS.

State, Local and Foreign Taxes

We and our subsidiaries and stockholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which we transact business, own property or reside. We may own interests in properties located in a number of jurisdictions, and may be required to file tax returns in certain of those jurisdictions. The state, local or foreign tax treatment of us and our stockholders may not conform to the U.S. federal income tax treatment discussed above. Any foreign taxes incurred by us would not pass through to our stockholders as a credit against their U.S. federal income tax liability. Prospective stockholders should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our common stock.

PLAN OF DISTRIBUTION

We may sell shares of our common stock offered by this prospectus to one or more underwriters for public offering and sale by them or we may sell shares of our common stock to investors directly or through agents or through a combination of any such methods of sale. Any underwriter or agent involved in the offer and sale of our common stock will be named in the applicable prospectus supplement.

In each prospectus supplement we will include the following information:

•	The names of the underwriters or agents, if any, through which we will sell shares of our common stock.

•	The proposed number of shares of our common stock, if any, which the underwriters will purchase.

•	The compensation, if any, of those underwriters or agents.

•	The initial public offering price of shares of our common stock.

•	Information about securities exchanges, electronic communications networks or automated quotation systems on which shares of our common stock will be listed or traded.

•	Any other material information about the offering and sale of the shares of our common stock.

Underwriters may offer and sell shares of our common stock at a fixed price or prices, which may be changed, related to the prevailing market prices at the time of sale, or at negotiated prices. We also may, from time to time, authorize underwriters acting as agents to offer and sell shares of our common stock to purchasers upon the terms and conditions set forth in the applicable prospectus supplement. In connection with the sale of our common stock, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of our common stock for whom they may act as agent. Underwriters may sell our common stock to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

Shares of our common stock may also be sold in one or more of the following transactions:

•	block transactions (which may involve crosses in which a broker-dealer may sell all or a portion of our common stock as agent but may position and resell all or a portion of the block as principal to facilitate the transaction);

•	purchases by a broker-dealer as principal and resale by the broker-dealer for our own account pursuant to a prospectus supplement;

•	a special offering, an exchange distribution or a secondary distribution in accordance with applicable NYSE or other stock exchange rules;

•	ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;

•	sales “at the market” to or through a market maker or into an existing trading market, on an exchange or otherwise, for our common stock; and

•	sales in other ways not involving market makers or established trading markets, including direct sales to purchasers. Broker-dealers may also receive compensation from purchasers of our common stock which is not expected to exceed that customary in the types of transactions involved.

Any underwriting compensation paid by us to underwriters or agents in connection with the offering of our common stock, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. The maximum underwriting discount or commission to be received by any member of the National Association of Securities Dealers, Inc. or independent broker-dealer in connection with any offering of our common stock by this prospectus will not be greater than 10% of the gross proceeds received by us in the offering, plus a maximum of 0.5% of the gross proceeds for reimbursement of bona fide due diligence expenses. Underwriters, dealers and agents participating in the distribution of our common stock may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of our common stock may be deemed to be underwriting discounts and commissions, under the Securities Act of 1933, as amended, or the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward civil liabilities, including liabilities under the Securities Act.

Any underwriters or agents to or through whom shares of our common stock are sold by us for public offering and sale may make a market in such shares, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice.

In connection with the offering of our common stock described in this prospectus and any accompanying prospectus supplement, certain underwriters and selling group members and their respective affiliates, may engage in transactions that stabilize, maintain or otherwise affect the market price of the security being offered. These transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M promulgated by the SEC pursuant to which these persons may bid for or purchase our common stock for the purpose of stabilizing their market price.

The underwriters in an offering of our common stock may also create a “short position” for their account by selling more equity shares or a larger principal amount of debt shares in connection with the offering than they are committed to purchase from us. In that case, the underwriters could cover all or a portion of the short position by either purchasing our common stock in the open market following completion of the offering or by exercising any overallotment option granted to them by us. In addition, the managing underwriter may impose “penalty bids” under contractual arrangements with other underwriters, which means that they can reclaim from an underwriter (or any selling group member participating in the offering) for the account of the other underwriters, the selling concession for our common stock that is distributed in the offering but subsequently purchased for the account of the underwriters in the open market. Any of the transactions described in this paragraph or comparable transactions that are described in any accompanying prospectus supplement may result in the maintenance of the price of our common stock at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph or in an accompanying prospectus supplement are required to be taken by any underwriters and, if they are undertaken, may be discontinued at any time.

Any underwriters and their affiliates may be customers of, engage in transactions with and perform services for us and our subsidiaries in the ordinary course of business. In each prospectus supplement we will identify the underwriters and describe the nature of any such relationship.

LEGAL MATTERS

Clifford Chance US LLP will pass upon the validity of our common stock offered by this prospectus. Certain legal matters may be passed upon for the underwriters, if any, by counsel named in a prospectus supplement.

EXPERTS

Sunset’s financial statements and schedules as of December 31, 2005 and for the year then ended have been audited by Hancock Askew & Co., LLP, independent registered public accounting firm, as stated in their report dated March 13, 2006, which is incorporated herein by reference, and have been so incorporated by reference in reliance on the report of this firm given upon their authority as an expert in accounting and auditing.

Ernst & Young LLP, independent registered public accounting firm, has audited Sunset’s consolidated financial statements and schedules as of December 31, 2004, and for the year ended December 31, 2004 and the period beginning October 6, 2003 and ended December 31, 2003, included in Sunset’s Annual Report on Form 10-K for the year ended December 31, 2005, as set forth in their report, which is incorporated herein by reference. Sunset’s consolidated financial statements and schedules are incorporated herein by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

The consolidated financial statements and schedules of AFT at March 31, 2006, and for the period January 31, 2006 to March 31, 2006, appearing in the merger proxy statement filed with the Securities and Exchange Commission on September 8, 2006 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report, which is incorporated herein by reference. AFT’s consolidated financial statements and schedules are incorporated herein by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, statements or other information filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov.

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by information that is included directly in this prospectus or incorporated by reference subsequent to the date of this prospectus. We do not incorporate the contents of our website into this prospectus.

This prospectus incorporates by reference the documents listed below that we and, prior to the completion of the merger, Sunset, has previously filed with the SEC. They contain important information about our and, prior to the completion of the merger, Sunset’s, financial condition.

The following documents, which were filed by us with the SEC after the completion of the merger, are incorporated by reference into this prospectus:

•	Our current report on Form 8-K dated October 6, 2006, filed with the SEC on October 12, 2006;

•	Our current report on Form 8-K/A dated October 6, 2006, filed with the SEC on October 12, 2006;

•	Our current report on Form 8-K dated October 13, 2006, filed with the SEC on October 13, 2006;

•	Our current report on Form 8-K dated October 12, 2006, filed with the SEC on October 18, 2006;

•	Our current report on Form 8-K/A dated October 12, 2006, filed with the SEC on October 19, 2006; and

•	Our current report on Form 8-K dated October 18, 2006, filed with the SEC on October 20, 2006.

The following documents, which were filed by Sunset with the SEC prior to the completion of the merger, are incorporated by reference into this prospectus:

•	Sunset’s annual report on Form 10-K for the fiscal year ended December 31, 2005, filed with the SEC on March 14, 2006;

•	Sunset’s quarterly report on Form 10-Q for the quarterly period ended March 31, 2006, filed with the SEC on May 9, 2006;

•	Sunset’s quarterly report on Form 10-Q for the quarterly period ended June 30, 2006, filed with the SEC on August 9, 2006;

•	Sunset’s current report on Form 8-K dated March 10, 2006, filed with the SEC on March 14, 2006;

•	Sunset’s current report on Form 8-K dated March 14, 2006, filed with the SEC on March 15, 2006;

•	Sunset’s current reports on Form 8-K dated April 27, 2006 , filed with the SEC on April 28, 2006;

•	Sunset’s current report on Form 8-K dated May 10, 2006, filed with the SEC on May 17, 2006;

•	Sunset’s current report on Form 8-K dated June 30, 2006, filed with the SEC on July 6, 2006;

•	Sunset’s current report on Form 8-K dated July 20, 2006, filed with the SEC on July 26, 2006;

•	Sunset’s current report on Form 8-K dated August 3, 2006, filed with the SEC on August 9, 2006;

•	Sunset’s current report on Form 8-K dated September 5, 2006, filed with the SEC on September 5, 2006;

•	Sunset’s current report on Form 8-K dated September 15, 2006, filed with the SEC on September 15, 2006;

•	Sunset’s current report on Form 8-K dated September 29, 2006, filed with the SEC on September 29, 2006;

•	Sunset’s proxy statement on Schedule 14A, filed with the SEC on September 8, 2006;

•	Sunset’s additional proxy soliciting materials on Schedule 14A, filed with the SEC on September 12, 2006, September 15, 2006, September 20, 2006, September 25, 2006, September 26, 2006, September 27, 2006, September 28, 2006 and September 29, 2006; and

•	The description of Sunset’s common stock contained in our registration statement on Form 8-A, filed with the SEC on March 3, 2004 (File No. 001-32026).

In addition, we incorporate by reference additional documents that we may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the termination of the offering. Any statement herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in any subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You can obtain any of the documents incorporated by reference into this prospectus through us or from the SEC through the SEC’s website at www.sec.gov. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. Our stockholders may request a copy of such documents, without charge, by contacting us at the following address: Alesco Financial Inc., Cira Centre, 2929 Arch Street, 17th Floor, Philadelphia, Pennsylvania 19104, John J. Longino, Phone: (215) 701-9555; Email: jlongino@cohenandcompany.com.

26,400,000 Shares

Alesco Financial Inc.

Common Stock

PROSPECTUS SUPPLEMENT

Merrill Lynch & Co.

Bear, Stearns & Co. Inc.

UBS Investment Bank

RBC Capital Markets

Oppenheimer & Co.

November 20, 2006